                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

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[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              GLOBAL CROSSING LTD.
      ----------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

      ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: ____

  (2) Aggregate number of securities to which transaction applies: _______

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____

  (4) Proposed maximum aggregate value of transaction: ___________________

  (5) Total fee paid: ____________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid: $ __________________________________________

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  (4) Date Filed: ________________________________________________________

                         [LOGO OF GLOBAL CROSSING LTD.]

      , 2000

Dear Shareholder,

  The board of directors cordially invites you to attend a special meeting of
Global Crossing shareholders, which we will hold at    , local time, on       ,
2000, at       .

  As part of our strategic plan to facilitate growth of GlobalCenter, our complex Web hosting and related Internet infrastructure solutions business, and increase value for shareholders of Global Crossing, our board of directors requests your approval to create a tracking stock that is intended to reflect the separate economic performance of our existing GlobalCenter business, which we will designate as GlobalCenter group stock.

  We currently plan to offer shares of GlobalCenter group stock that represent a portion of the equity value of the GlobalCenter group in an initial public offering. Upon the completion of the offering, each outstanding share of our existing Global Crossing common stock will be designated as Global Crossing group stock. Global Crossing group stock is intended to reflect the separate performance of our Global Crossing group, consisting of all of our other businesses and the Global Crossing group's ownership of the unsold portion of the GlobalCenter group.

  We intend to dispose of the shares representing the Global Crossing group's ownership of the GlobalCenter group following the initial public offering. This disposition is expected to include a distribution in the form of a dividend to the holders of Global Crossing group stock. The decision to make such a disposition and the precise method and timing will depend on market conditions and other factors. After this intended disposition of the GlobalCenter group stock, your ownership in Global Crossing will then be represented by two stocks: GlobalCenter group stock--which will reflect the performance of our GlobalCenter business--and Global Crossing group stock--which will reflect the performance of all of our non-GlobalCenter businesses.

  Before we can proceed with the creation and issuance of GlobalCenter group stock, the majority of all votes cast by the holders of Global Crossing common stock must vote in favor of the proposed resolutions to increase our authorized share capital, to allow our board of directors to designate our authorized share capital into two or more separate classes of common stock, to approve the terms of the Global Crossing group stock and GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock. The special meeting of shareholders has been called specifically for this purpose. We describe the terms of the Global Crossing group stock and GlobalCenter group stock in detail in this proxy statement.

  At the special meeting, we will also ask you to consider and approve companion proposals to approve the adoption of two GlobalCenter stock incentive plans.

  The board of directors of Global Crossing unanimously recommends that you vote FOR the tracking stock proposal and the proposals to adopt the GlobalCenter stock incentive plans.

  This proxy statement provides you with detailed information about the two proposals. We encourage you to read this entire document carefully.

  Thank you for your continued support.

                                     GARY WINNICK
                                     Chairman of the Board

See "Risk Factors" beginning on page 21 for some of the matters you should consider.

This document is dated       , 2000 and is being mailed to shareholders on or
about     , 2000.

                         [LOGO OF GLOBAL CROSSING LTD.]

                               ----------------

                   Notice of Special Meeting of Shareholders

                               ----------------

  We will hold a Special General Meeting of Shareholders (the "special
meeting") of Global Crossing Ltd. at     , on       , 2000 at     , local time,
for the following purposes:

  To vote on the following:

  1. To consider and act upon proposed resolutions to increase our authorized share capital to 4,500,000,000 shares of common stock, to allow our board of directors to designate our authorized share capital into two or more classes of common stock, to approve the terms of the Global Crossing group stock and the GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock;

  2. To consider and act upon a proposal to approve the adoption of the GlobalCenter Management Stock Plan; and

  3. To consider and act upon a proposal to approve the adoption of the GlobalCenter 2000 Stock Plan.

  Only shareholders of record at the close of business on     , 2000, which has
been fixed as the record date for notice of the meeting, are entitled to vote at the meeting.

  We urge you to attend the meeting in person or by proxy. If you do not expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

                                     By order of the Board of Directors,

                                     MITCHELL C. SUSSIS
                                     Secretary

      , 2000

  Important: Please sign, date and return the enclosed proxy card as soon as possible. The proxy is revocable and will not be used if you give written notice of revocation to the Secretary of Global Crossing not less than one hour before the time fixed for the beginning of the meeting, if you lodge a later dated proxy or if you attend and vote at the meeting.

                               TABLE OF CONTENTS

Questions & Answers About the Proposals...................................    1

Summary...................................................................    4

Risk Factors..............................................................   21

Cautionary Statement Concerning Forward-Looking Statements................   39

The Special Meeting.......................................................   40
  General.................................................................   40
  Date, time and place....................................................   40
  Proposals to be considered at the special meeting.......................   40
  Record date; votes per share............................................   40
  Quorum..................................................................   41
  Votes required..........................................................   41
  How shares will be voted at the special meeting.........................   42
  How to revoke a proxy...................................................   42
  Solicitation of proxies.................................................   42

The Tracking Stock Proposal...............................................   43
  General.................................................................   43
  Authorized and outstanding shares.......................................   43
  The proposed initial public offering....................................   44
  The intended disposition................................................   44
  Reasons for the tracking stock proposal.................................   45
  Recommendation of our board of directors................................   47
  Dividend policy.........................................................   47
  Description of Global Crossing group stock and GlobalCenter group
   stock..................................................................   48
  Additional classes of common stock......................................   64
  Certain anti-takeover provisions of Bermuda law and our bye-laws........   64
  Certain United States federal income tax consequences...................   66
  Stock exchange listings.................................................   67
  Stock transfer agent and registrar......................................   67
  Effect on existing awards and convertible preferred stock...............   67
  No dissenters' rights...................................................   68

Business of the GlobalCenter Group........................................   69

Selected Financial and Operating Data of the GlobalCenter Group...........   81

Management's Discussion and Analysis of Financial Condition and Results of
 Operations of the GlobalCenter Group.....................................   83

Relationship Between the Global Crossing Group and the GlobalCenter
 Group....................................................................   90
  General policy..........................................................   90
  Role of capital stock committee.........................................   90
  Corporate opportunities.................................................   90
  Relationships between groups............................................   90
  Dividend policy.........................................................   93
  Financial reporting; allocation matters.................................   93

  GlobalCenter Inc. board of directors.....................................  93
  Amendment of modification policy.........................................  94
  Tax sharing agreement....................................................  94

The GlobalCenter Stock Incentive Plan Proposals............................  96
  GlobalCenter management stock plan.......................................  96
  GlobalCenter 2000 stock plan.............................................  97

Global Crossing Executive Compensation.....................................  98
  Compensation committee report............................................  98
  Summary compensation table............................................... 101
  Certain compensation arrangements........................................ 101
  Compensation of outside directors........................................ 104
  Option grants in last fiscal year........................................ 104
  Aggregated option exercises in last fiscal year and fiscal year-end option values........................................................... 105
  Compensation committee interlocks and insider participation.............. 105
  Comparison of cumulative total returns................................... 106

Stock Ownership of Management, Directors and 5% Shareholders of Global
 Crossing.................................................................. 107

Information About Shareholder Proposals.................................... 109

Independent Accountants.................................................... 109

Where You Can Find More Information........................................ 109

Information Incorporated by Reference...................................... 109

Index to Financial Statements.............................................. F-1
  The GlobalCenter Group--Report of Independent Accountants and Combined
   Financial Statements.................................................... F-2
  The Global Crossing Group--Unaudited Pro Forma Condensed Combined
   Financial Statements.................................................... F-3

           Resolutions of Global Crossing's Board of Directors in Connection
 Annex I   with the Special Meeting
           Certificate of Designations of Global Crossing Group Stock and
 Annex II  GlobalCenter Group Stock
           Policy Statement Regarding Global Crossing Group Stock and
 Annex III GlobalCenter Group Stock Matters
 Annex IV  GlobalCenter Management Stock Plan
 Annex V   GlobalCenter 2000 Stock Plan

                    QUESTIONS & ANSWERS ABOUT THE PROPOSALS

  At the special meeting, we will ask you to consider and vote upon the proposed resolutions to increase our authorized share capital, to allow us to issue two or more separate classes of common stock, to approve the terms of the Global Crossing group stock and GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock. Here are some questions and answers relating to the tracking stock proposal and the companion proposals for the approval of the adoption of the GlobalCenter stock incentive plans.

Q:  What am I being asked to vote on?

A: We are asking you to approve the tracking stock proposal and companion proposals approving the adoption of two GlobalCenter stock incentive plans.

Q:  Please briefly describe the tracking stock proposal.

A: The tracking stock proposal contains proposed resolutions to increase our authorized share capital, to designate our authorized share capital into two or more separate classes of common stock, to approve the terms of the Global Crossing group stock and GlobalCenter group stock and to redesignate our outstanding common stock as Global Crossing group stock. If the proposed initial public offering of GlobalCenter group stock is completed, our board of directors will designate 3,000,000,000 of our authorized shares of common stock as Global Crossing group stock and 1,000,000,000 of our authorized shares of common stock as GlobalCenter group stock, and designate our outstanding shares of common stock as Global Crossing group stock.

Q:  What is a tracking stock and how does it work?

A: A tracking stock is a separate class of a company's common stock that is designed to reflect the separate performance of a group of assets or specific business units, divisions, subsidiaries or equity investments of the company. The holders of Global Crossing group stock and the holders of GlobalCenter group stock will be shareholders of Global Crossing and will not be shareholders of their respective groups.

Q:  What will happen to my shares of Global Crossing common stock?

A: Following the initial public offering of GlobalCenter group stock, all of your shares of Global Crossing common stock will be redesignated as Global Crossing group stock, which will reflect the interest in all of the assets and businesses of Global Crossing, including its inter-group interest in the GlobalCenter group. Following the proposed distribution of the Global Crossing group's inter-group interest in the portion of the GlobalCenter group not sold in this offering, your shares of Global Crossing group stock will reflect the interest in all of the assets and businesses of Global Crossing, other than the GlobalCenter business.

Q:  Why are we proposing to create two classes of common stock?

A: We believe that the creation of GlobalCenter group stock will assist the GlobalCenter group in meeting its capital requirements by creating an additional publicly traded equity security that it can use to raise capital and issue for acquisitions and investments. We further believe that separating the performance of the Global Crossing group and the GlobalCenter group and reflecting separately the operating results and growth prospects of each group will permit greater market recognition and more efficient valuation of the Global Crossing group and the GlobalCenter group. At the same time, we believe that the tracking stock proposal allows us to continue to benefit from synergies between the Global Crossing group and the GlobalCenter group and other advantages of doing business under common ownership. We describe these and other reasons for the tracking stock proposal starting on page 43.

Q: How will my economic interest in Global Crossing be affected if the tracking stock proposal is approved?

A: Your economic interest in Global Crossing will not be changed if the tracking stock proposal is approved. Global Crossing group stock is intended to reflect the separate performance of the Global Crossing group, which includes the Global Crossing group's ownership of any remaining interest in the GlobalCenter group. In addition, we intend to distribute all of the shares representing the Global Crossing group's equity interest in the GlobalCenter group to the holders of Global Crossing group stock. If we do so, you will own your economic interest in our GlobalCenter business through your ownership of GlobalCenter group stock. If we do not complete the proposed distribution, you will continue to own the same economic interest in our GlobalCenter business through your ownership of Global Crossing group stock.

Q:  Does the tracking stock proposal involve a spin-off?

A: No. The tracking stock proposal does not contemplate a distribution or spin-off of any assets or liabilities of Global Crossing or its subsidiaries. The holders of Global Crossing group stock and the holders of GlobalCenter group stock will continue to be shareholders of Global Crossing and, as such, will be subject to the benefits and risks associated with an investment in Global Crossing and all of our businesses, assets and liabilities.

Q: Why are you issuing a tracking stock instead of spinning off the GlobalCenter group?

A: Issuing a tracking stock will retain for us the advantages of doing business as a single company and allow each group to capitalize on relationships with the other group, such as the ability of the GlobalCenter group to take maximum advantage of the Global Crossing group's high capacity fiber optic network. Issuing a tracking stock will also allow both groups to continue to benefit from common ownership by saving costs in corporate overhead expenses and sharing synergies relating to strategy.

Q: How will the tracking stock proposal affect future financial statement presentation of Global Crossing?

A: We include in this proxy statement the combined financial statements of the GlobalCenter group and the pro forma combined financial statements of the Global Crossing group. The consolidated financial statements of Global Crossing and historical financial statements of companies we have recently acquired are incorporated by reference in this proxy statement. Following the issuance of GlobalCenter group stock, we will issue periodically combined financial statements for the GlobalCenter group, combined financial statements for the Global Crossing group and consolidated financial statements for Global Crossing. Presentation of the separate group financial statements of the GlobalCenter group and the Global Crossing group will provide current and potential investors in each group with financial information regarding the underlying businesses of the GlobalCenter group and the Global Crossing group.

Q:  Why is the number of authorized shares of common stock being increased?

A: We need to increase the number of authorized shares of common stock for the proposed initial public offering of GlobalCenter group stock and the proposed distribution, to grant awards of GlobalCenter group stock under its stock incentive plans and to issue in transactions consistent with our business strategy GlobalCenter group stock, Global Crossing group stock or any additional class of group stock.

Q:  Why are we adopting the GlobalCenter stock incentive plans?

A: We are adopting the GlobalCenter stock incentive plans to allow us to grant awards based on shares of GlobalCenter group stock.

Q:  Should I vote "FOR" both proposals?

A: Yes. Our directors unanimously recommend that you vote "FOR" both proposals. We are soliciting your vote "FOR" both proposals with this proxy statement.

Q:  What do I need to do now?

A: After you carefully read this document, please indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Global Crossing special meeting. You may also vote by attending the meeting in
   person, which will be held at                on          , 2000.

Q: If my broker holds my shares in "street name," will my broker vote my shares?

A: Your broker will not vote your shares unless you follow the directions your broker provides to you regarding how to vote your shares.

Q:  What do I do if I want to change my vote?

A: You can change your vote by sending in a notice of revocation or a later-dated, signed proxy card to Global Crossing's Secretary before the special meeting or by attending the special meeting in person and voting.

Q:  Should I send in my stock certificates?

A: No. If the tracking stock proposal is adopted, each of your shares of existing common stock will be automatically redesignated as one share of Global Crossing group stock when we complete the proposed initial public offering of GlobalCenter group stock. The stock certificate representing your shares of existing common stock will represent ownership of the same number of shares of Global Crossing group stock.

Q:  Who should I call with questions?

A: If you have any questions about the tracking stock proposal, please call our Investor Relations department at (310) 385-5200.

If you would like copies of any of the documents we refer to or that we incorporate by reference in this proxy statement, you should call us at
(310) 385-5200.

                                    Summary

  This summary, together with the "Questions and Answers About the Proposals" on the preceding pages, highlights important selected information from this proxy statement. To understand the proposals fully and for a more complete description of the legal terms of the proposals, you should read carefully this entire document and the documents we have referred you to.

  In this proxy statement, "we," "us," "our," "ours" and "Global Crossing" refers to Global Crossing Ltd. and its subsidiaries.

                              Global Crossing Ltd.

  Our businesses are the Global Crossing group and the GlobalCenter group. Our principal executive offices are located at 360 North Crescent Drive, Beverly Hills, California 90210 and our telephone number is (310) 385-5200.

The GlobalCenter Group

  The GlobalCenter group is a leading provider of Internet infrastructure solutions incorporating:

  .  complex Web hosting;

  . Internet Protocol, or "IP", network service, primarily using the Global Crossing network;

  .  hardware and software procurement and installation;

  .  content distribution, integration and management services;

  .  systems applications; and

  .  professional services.

  The GlobalCenter group delivers its services primarily to customers seeking rapid, cost-effective solutions for their mission-critical Internet-related operations. As of March 31, 2000, it provided solutions to over 500 customers, including large, well-established enterprises and newer Internet companies, including NBCi, Viacom, The Washington Post, Yahoo! and ZDNet. Due largely to rapid growth in both the size of its customer base and demand for outsourced Internet infrastructure solutions, its annual revenues have grown from $7.7 million in 1997 to $70.9 million in 1999, a compound annual growth rate of 203%.

  The GlobalCenter group currently operates ten data centers strategically located near major business centers in northern and southern California; New York City; northern Virginia; London; and Melbourne. Six of these data centers have been commercially operational for more than 12 months and are currently operating at or near full capacity. In addition, it currently has in development 10 data centers in the United States, Europe and the Asia-Pacific region, nine of which it plans to open by the end of this year, bringing the total gross square footage of our data centers to over 1.3 million. Its data centers incorporate many advanced design features including multi-layer physical security, redundant environmental control and power systems and 24x7x365 monitoring, maintenance and support systems. Highly trained technical support and network operating staff are located on-site at these data centers to provide customers with installation, support and professional services.

  Each of the GlobalCenter group's data centers other than its Melbourne data center is located directly on the Global Crossing IP-based, fiber optic network. This network is expected to span 101,000 route miles and connect five continents and more than 200 cities in 27 countries by the middle of 2001. The GlobalCenter group believes that its unique access to this network will enable it to enjoy significant connectivity advantages over other providers of Internet infrastructure solutions, including higher availability and scalability of bandwidth and enhanced, integrated network monitoring and problem resolution. In addition, the extensive geographic reach of the Global Crossing group's IP network and the Global Crossing group's numerous peering and transit relationships with other major Internet backbone providers enable the GlobalCenter group to avoid many of the congested Internet public exchange points and deliver IP traffic directly to its destination network or intended IP address. Each of the GlobalCenter group's data centers also has access to the communications networks of other major carriers.

  The GlobalCenter group's objective is to become the leading global provider of total solutions for its customers' mission-critical Internet infrastructure requirements. To achieve this objective, the GlobalCenter group is implementing a business strategy focused on the following key elements:

  . enhance and expand its portfolio of value-added applications and professional services;

  .  expand its global footprint by opening new data centers;

  . develop and market services tailored to the needs of selected information-intensive industries, including media and entertainment, financial services, retail and business-to-business exchanges;

  . continue to take advantage of its unique relationship with the Global Crossing group, including the Global Crossing group's extensive customer base and partnering relationships;

  .  expand its direct sales force and develop new channels of distribution;

  . develop and strengthen relationships with industry leading technology vendors; and

  . enter into strategic partnerships or make targeted acquisitions to complement its internal development efforts.

  The GlobalCenter group's management team is led by Leo J. Hindery, Jr., Chairman and Chief Executive Officer of GlobalCenter Inc., Chief Executive Officer of Global Crossing Ltd. and the former President and CEO at AT&T Broadband & Internet Services. As part of Mr. Hindery's employment agreement, Mr. Hindery has the right to nominate 5 of the 11 directors of the GlobalCenter Inc. board of directors. Under this arrangement, Kurt Baumann, Chase Carey, Frank M. Drendel, Mr. Hindery and Marc B. Nathanson have been appointed as directors of GlobalCenter Inc. We believe that this board of directors will enhance the GlobalCenter group's ability to grow and expand its business and develop and benefit from strategic relationships.

The Global Crossing Group

  The principal activities of the Global Crossing group include offering a variety of integrated telecommunications products and services to customers through its IP-based fiber optic network, including domestic and international voice services, data products, structured bandwidth services and other communications products. In addition, through its installation and maintenance services business conducted through its Global Marine Systems subsidiary, the Global Crossing group installs and maintains undersea fiber optic cable systems for carrier customers worldwide. Finally, the Global Crossing group's incumbent local exchange carrier services segment provides local communications services through local exchange service providers in 13 states, serving over one million access lines.

  The Global Crossing group will also have an inter-group interest in the GlobalCenter group, representing that portion of the equity value of the GlobalCenter group that is not sold to the public in the proposed offering.

  Following the proposed initial public offering of GlobalCenter group stock, we intend to dispose of the Global Crossing group's inter-group interest in the GlobalCenter group in the form of additional GlobalCenter group stock. This disposition is intended to include a distribution in the form of a dividend to holders of Global Crossing group stock for at least a portion of such interest, but may include an exchange offer, a further sale of GlobalCenter group stock, or a combination thereof.

                              The Special Meeting

Proposals to be Considered at the Meeting

 The tracking stock proposal

  At the Global Crossing special meeting, you will be asked to consider and vote to approve proposed resolutions to:

  . increase our authorized share capital to $45,200,000 by the creation of an additional 1,500,000,000 shares of common stock;

  . allow our board of directors to redesignate our authorized share capital into two or more separate classes of common stock;

  . approve the terms of the Global Crossing group stock and GlobalCenter group stock; and

  .  redesignate our outstanding common stock as Global Crossing group stock.

  If the proposed initial public offering of GlobalCenter group stock is completed, our board of directors will designate 3,000,000,000 of our authorized shares as Global Crossing group stock and 1,000,000,000 of our authorized shares as GlobalCenter group stock.

 The GlobalCenter stock incentive plan proposals

  In addition, at the Global Crossing special meeting, you will be asked to consider and vote to approve the adoption of two GlobalCenter stock incentive plans: the GlobalCenter Management Stock Plan and the GlobalCenter 2000 Stock Plan.

  If the tracking stock proposal is approved, we intend to implement it whether or not the GlobalCenter stock incentive plan proposals are approved. If the tracking stock proposal is not approved, we will not implement the GlobalCenter stock incentive plan proposals.

Votes Required to Approve the Proposals

  The favorable vote of a majority of all votes cast by the holders of Global Crossing common stock is required for approval of each proposal.

  Our directors and executive officers beneficially owned approximately 21.63% of the outstanding shares of our existing common stock as of April 14, 2000.

The Proposed Initial Public Offering

  If you approve the tracking stock proposal, we expect to issue in an initial public offering shares of GlobalCenter group stock that will represent a portion of the equity value of the GlobalCenter group. We will determine the amount to be issued based on the capital requirements of the GlobalCenter group, market conditions at the time of the initial public offering and other factors. The proceeds of the initial public offering will be allocated to the GlobalCenter group.

Timing of the Proposed Initial Public Offering

  We currently expect to complete the proposed initial public offering shortly following shareholder approval of the tracking stock proposal.

  If subsequent considerations arise, our board of directors can decide not to create Global Crossing group stock and GlobalCenter group stock and abandon plans for the proposed initial public offering, even if our shareholders have approved the tracking stock proposal.

Inter-Group Interest and the Intended Disposition

  Prior to the completion of the proposed initial public offering of GlobalCenter group stock, the Global Crossing group will hold 100% of the equity value of the GlobalCenter group. Prior to the completion of the proposed offering, our board of directors will determine the number of shares of GlobalCenter group stock that, if issued, would represent 100% of the equity value of the GlobalCenter group.

  Immediately following the planned initial public offering, the equity value of the GlobalCenter group not represented by GlobalCenter group stock sold in the offering will continue to be held by the Global Crossing group and will be reflected in the combined financial statements of the Global Crossing group as an "inter-group interest" in the GlobalCenter group. The inter-group interest will have no voting rights.

  We intend to dispose of the Global Crossing group's inter-group interest in the GlobalCenter group following the proposed offering in the form of additional GlobalCenter group stock. This disposition is intended to include a distribution in the form of a dividend to holders of Global Crossing group stock for at least a portion of such interest, but may include an exchange offer, a further sale of GlobalCenter group stock, or a combination thereof. We currently intend to dispose of the inter-group interest at some time after this offering; however, we have not yet determined the exact method and timing of this disposition. We expect to base our decision with regard to the method and timing of the disposition on market conditions and the target of maximizing value for all of Global Crossing's shareholders. The disposition may occur in several stages, following which we expect that the outstanding shares of GlobalCenter group stock will reflect 100% of the economic performance of the GlobalCenter group. There is no guarantee, however, that any disposition will follow this offering.

Reasons for the Tracking Stock Proposal

  We expect the tracking stock proposal to:

  . assist the GlobalCenter group in meeting its capital needs by creating an additional publicly traded equity security that it can use to raise capital and can issue for acquisitions and investments;

  .  maintain the benefits of doing business under common ownership;

  . increase market awareness of the performance and value of our GlobalCenter business. We expect this will provide greater market recognition and realization of the value, individually and collectively, of Global Crossing and its distinct lines of business represented by each of the GlobalCenter group and the Global Crossing group; and

  . permit the creation of more effective management incentive and retention programs, with the ability to direct business-specific options and securities to employees of each group.

For additional reasons for the tracking stock proposal, see "The Tracking Stock Proposal--Reasons for the tracking stock proposal."

Comparison of Existing Common Stock with Global Crossing Group Stock and GlobalCenter Group Stock

  We have compared below our existing common stock with the proposed Global Crossing group stock and GlobalCenter group stock. You should keep in mind that holders of Global Crossing group stock and GlobalCenter group stock will remain shareholders of a single company. The Global Crossing group and the GlobalCenter group will not be separate legal entities. As a result, you will continue to be subject to benefits and risks associated with an investment in Global Crossing and its businesses, assets and liabilities. Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group.

 Dividends

  Existing common stock. Historically, we have not paid dividends on our existing common stock. Dividends are declared at the discretion of our board of directors.

  Tracking stocks. We presently do not anticipate paying dividends on either tracking stock. Dividends, if any, will be declared at the discretion of our board of directors.

 Voting rights

  Existing common stock. Holders of existing common stock have one vote per share, subject to certain restrictions described on page 55.

  Tracking stocks. Holders of Global Crossing group stock will have one vote per share. Holders of GlobalCenter group stock will have more than, less than or exactly one vote per share depending on the relative average market values of the two classes of stock over a specified period prior to the record date for the vote, subject to a limitation on the voting power of holders of GlobalCenter group stock to 25% of the total voting power of all outstanding shares of Global Crossing common stock and to certain other restrictions described on page 55.

  The holders of the two classes of stock will vote together as a single class on each matter on which holders of common stock are generally entitled to vote, except in the case of any proposal to increase or decrease the authorized shares of the relevant class or amend the terms of that class, and except for the limited single class voting rights provided under Bermuda law, Nasdaq listing rules or stock exchange rules or as otherwise determined by our board of directors.

 Conversion at option of Global Crossing

  Existing common stock. We do not have the option of converting shares of our existing common stock into any other security of Global Crossing.

  Tracking stocks. We may convert either tracking stock into the other tracking stock at our option:

  . at a 20% premium during the first year following the completion of the proposed initial public offering of GlobalCenter group stock;

  . at a 15% premium during the second year following the implementation of the tracking stock proposal; and

  .  at a 10% premium thereafter.

  Any optional conversion as described above can only be effected if, as of close of business on the last day of the 20-trading day period, the market capitalization of the class of common stock being issued in the conversion exceeds the market capitalization of the class of common stock being converted.

  If we exercise our conversion right as a result of a "tax event," as that term is defined under "The Tracking Stock Proposal--Description of Global Crossing group stock and GlobalCenter group stock--Conversion and repurchase-- Conversion of common stock at option of Global Crossing at any time," we will convert your shares without any premium.

  In addition, if our board of directors determines to issue one or more classes of additional common stock, shares of that class or those classes could be converted into Global Crossing group stock or GlobalCenter group stock on terms determined by our board of directors at the time of issuance.

 Repurchase for stock of subsidiary

  Existing common stock. We do not have the option of requiring the repurchase of shares of our existing common stock.

  Tracking stocks. We will have the right at any time to require the repurchase of shares of Global Crossing group stock for stock of one or more of our subsidiaries that holds all of the assets and liabilities of Global Crossing group. Similarly, we will have the right at any time to require the repurchase of GlobalCenter group stock for stock of one or more of our subsidiaries that holds all of the assets and liabilities of the GlobalCenter group.

 Rights on sale of all or substantially all assets of a group

  Existing common stock. Holders of existing common stock have no special rights triggered by a sale of all or substantially all of the assets of a group.

  Tracking stocks. If we sell all or substantially all--that is, at least 80%-- of the assets attributed to either group, subject to some exceptions, we must either:

  . distribute an amount equal to the net proceeds of the sale through a special dividend or repurchase, or

  . convert each share of that group's tracking stock into a number of shares of the other group's tracking stock at the premiums discussed above under "Conversion at option of Global Crossing".

  If we sell substantially all--but not all--of the assets attributed to a group and we distribute the net proceeds by special dividend or partial repurchase, then at any time within two years after completing the distribution we will have the right to convert the remaining outstanding shares of that group's stock into shares of the other group's stock at a premium of 10%.

  We will not be required to effect a distribution or conversion if we receive in the sale primarily equity securities of the acquiror or its parent, and the acquiror or its parent is or will be primarily engaged in one or more businesses similar or complementary to the group whose assets are sold.

  If we create additional classes of common stock, we can convert the class of stock of the group whose assets are disposed of into one of those classes. Any conversion of Global Crossing group stock or GlobalCenter group stock into an additional class of common stock would be subject to the same premium provisions that would apply to a conversion of Global Crossing group stock into GlobalCenter group stock or GlobalCenter group stock into Global Crossing group stock.

 Winding up

  Existing common stock. If Global Crossing is wound up, holders of existing common stock would share assets remaining for distribution to holders of common stock in equal amounts per share of existing common stock.

  Tracking stocks. Holders of Global Crossing group stock and GlobalCenter group stock would share assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share. Each share of Global Crossing group stock will have one liquidation unit. Each share of GlobalCenter group stock will have . liquidation units. If we create one or more classes of additional common stock, each share of such class will have such number of liquidation units as our board of directors will determine. Except for anti-dilution adjustments, we will not change the number of liquidation units per share of GlobalCenter group stock or any additional class of common stock without the approval of the holders of each class of stock voting separately.

Policy Statement of Global Crossing's Board of Directors

  Our policy statement provides that we will resolve all material matters as to which the holders of Global Crossing group stock and the holders of GlobalCenter group stock may have potentially divergent interests in a manner that our board of directors or the Capital Stock Committee of our board of directors determines to be in the best interests of Global Crossing.

  Our policy statement also provides that Global Crossing will seek to manage the Global Crossing group and the GlobalCenter group in a manner designed to maximize the operations, unique assets and value of both groups, and with complementary deployments of personnel, capital and facilities, with the continuing goal of positioning Global Crossing as a premier provider of global IP and data services for both wholesale and retail customers.

  Our policy statement establishes guidelines to help us allocate debt, corporate overhead, interest and taxes on an objective basis. Our policy statement also provides for:

  . favorable access by the GlobalCenter group to the Global Crossing group's IP-based high capacity fiber optic network;

  .  the centralized management of most financial activities;

  . the transfer of assets resulting from commercial transactions in the ordinary course of the business between the groups on arm's-length terms;

  .  the transfer of assets between groups at fair value;

  . the allocation of corporate opportunities in the best interests of Global Crossing; and

  .  access by the groups to Global Crossing's intellectual property.

  Our board of directors may amend, modify or rescind our policy statement, or may adopt additional or other policies or may make exceptions with respect to the application of these policies, in its sole discretion and without shareholder approval. However, our board of directors has no present intention to do so.

  See "Relationship Between the Global Crossing Group and the GlobalCenter
Group."

Risk Factors

  When evaluating the tracking stock proposal, you should be aware of the risk factors we describe under "Risk Factors" starting on page 21.

Federal Income Tax Considerations

  We have been advised by our counsel that the receipt of Global Crossing group stock will not be taxable to you. However, the United States Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the effect of the features of Global Crossing group stock and GlobalCenter group stock. The Internal Revenue Service has also announced that it will not issue rulings on the characterization of stock with characteristics similar to Global Crossing group stock and GlobalCenter group stock. Therefore, the tax treatment of the tracking stock proposal is subject to some uncertainty.

  In addition, the Clinton Administration proposed legislation in February 2000 that, if enacted, would impose a tax on shareholders that receive stock similar to Global Crossing group stock or GlobalCenter group stock in exchange for other stock in the company or in a distribution by the company. If this proposal is enacted, you could be subject to tax on your receipt of Global Crossing group stock or GlobalCenter group stock. If our shareholders approve the tracking stock proposal, our board of directors will evaluate legislative developments relating to this tax proposal prior to creating any class of tracking stock. See "The Tracking Stock Proposal--Certain United States federal income tax consequences."

Listing

  We expect to list Global Crossing group stock under the trading symbol "GBLX" and GlobalCenter group stock under the trading symbol "GCTR" on the Nasdaq National Stock Market and the Bermuda Stock Exchange.

The GlobalCenter Stock Incentive Plan Proposals

  We are also asking you to vote on related proposals to approve the adoption of two GlobalCenter stock incentive plans: the GlobalCenter Management Stock Plan and the GlobalCenter 2000 Stock Plan. These plans would, among other things, reflect the tracking stock proposal by authorizing us to grant to our employees, officers and directors awards based on shares of GlobalCenter group stock. We intend to grant awards to employees based primarily on the group for which our employees work.

Recommendation of the Board of Directors

  Our board of directors has carefully considered each of these proposals and believes that the approval of these proposals by the shareholders is advisable and in the best interests of our company and our shareholders. Our board of directors unanimously recommends that you vote "FOR" each of these proposals.

             Selected Historical Financial Data of Global Crossing

  This data is only a summary and you should read it together with the financial information we include elsewhere in this proxy statement or that we incorporate by reference in this proxy statement. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information" on page 109.

Recent Financial Accounting Developments

  During the third and fourth quarters of 1999, changes in Global Crossing's business activities, together with a newly effective accounting standard, caused Global Crossing to modify some of its practices regarding recognition of revenue and costs related to sales of capacity. None of the accounting practices described below affect its cash flows.

  As a result of Financial Accounting Standards Board (FASB) Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" (FIN 43), which became effective July 1, 1999, Global Crossing has accounted for revenue from terrestrial circuits sold after that date as operating leases and has amortized that revenue over the terms of the related contracts. Previously, it had recognized these sales as current revenue upon activation of the circuits. This deferral in revenue recognition has no impact on cash flow.

  With the consummation of the Frontier acquisition on September 28, 1999, service offerings became a significant source of Global Crossing's revenue. Consequently, Global Crossing initiated service contract accounting for its subsea systems during the fourth quarter, because it, since that date, no longer holds subsea capacity exclusively for sale. As a result, since the beginning of the fourth quarter, Global Crossing has depreciated investments in both subsea and terrestrial systems over their remaining economic lives and has recognized revenue related to service contracts over the terms of the contracts. Global Crossing has recognized revenue and costs related to the sale of subsea circuits upon activation, if the criteria of sales-type lease accounting have been satisfied with respect to those circuits.

  During the fourth quarter of 1999, Global Crossing's global network service capabilities were significantly expanded by the activation of several previously announced systems and by the integration of other networks obtained through acquisition and joint venture agreements. With this network expansion, Global Crossing began offering its customers flexible bandwidth products to multiple destinations, which makes the historical practice of fixed, point-to-point routing of traffic and restoration capacity both impractical and inefficient. To ensure the required network flexibility, Global Crossing will modify its future capacity purchase agreements and its network management in a manner that precludes the use of sales-type lease accounting.

  Because of these contract changes and the network management required to meet customer demands for flexible bandwidth, multiple destinations and system performance, Global Crossing anticipates that most of the contracts for subsea circuits entered into after January 1, 2000 will be part of a service offering and, therefore, will not meet the criteria of sales-type lease accounting and will be accounted for as operating leases. Consequently, Global Crossing will defer revenue related to those circuits and amortize it over the appropriate term of the contract. In certain circumstances, if a contract meets all of the requirements of sales-type lease accounting, Global Crossing will recognize revenue without deferral upon payment and activation.

  Global Crossing notes that accounting practice and authoritative guidance regarding the applicability of sales-type lease accounting to the sale of capacity is still evolving. Based on the accounting practices described above, Global Crossing believes that additional changes, if any, in accounting practice or authoritative guidance affecting sales of capacity would have little or no impact on its results of operations.

Selected historical financial data

  The table below shows selected historical financial data for Global Crossing. This data has been prepared using the consolidated financial statements of Global Crossing as of the dates indicated and for each of the years ended December 31, 1999 and 1998 and for the period from March 19, 1997 (Date of Inception) to December 31, 1997.

  In reading the following selected historical financial data, please note the following:

  . The statement of operations data for the year ended December 31, 1999 includes the results of Global Marine Systems for the period from July 2, 1999, date of acquisition, through December 31, 1999; the results of Frontier Corporation for the period from September 30, 1999, date of acquisition, through December 31,1999; and the results of Racal Telecom for the period from November 24, 1999, date of acquisition, through December 31, 1999. The Consolidated Balance Sheet as of December 31, 1999 includes amounts related to Global Marine Systems, Frontier and Racal Telecom. This data should be read in conjunction with the pro forma financial information of Global Crossing and notes incorporated by reference into this proxy statement.

  . During the year ended December 31, 1999, Global Crossing recorded a $15 million expense, net of tax benefit, due to the adoption of Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities". See the "Cumulative effect of change in accounting principles" item in the Statement of Operations Data.

  . During the years ended December 31, 1999 and 1998, Global Crossing recognized $51 million and $39 million, respectively, of stock-related expense relating to stock options and rights to purchase stock issued during that period which entitle the holders to purchase common stock. See the "Stock-related expense" item in the Statement of Operations Data.

  . On December 15, 1999, Global Crossing issued 2,600,000 shares of 7% cumulative convertible preferred stock at a liquidation preference of $250.00 for net proceeds of $630 million. Each share of preferred stock is convertible into 4.6948 shares of common stock (or, if the tracking stock proposal is approved and the proposed offering of GlobalCenter group stock is completed, 4.6948 shares of Global Crossing group stock) based on a conversion price of $53.25. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 7%.

  . On November 24, 1999, we completed our acquisition of Racal Telecom, a group of wholly owned subsidiaries of Racal Electronics plc, for approximately $1.6 billion in cash. Racal Telecom owns one of the most extensive fiber telecommunications networks in the United Kingdom, consisting of approximately 4,650 route miles of fiber and reaching more than 2,000 cities and towns.

  . On November 12, 1999, Global Crossing Holdings Ltd. ("GCH"), a wholly-owned subsidiary of Global Crossing, issued two series of senior unsecured notes ("New Senior Notes"). The 9 1/8% senior notes are due November 15, 2006 with a face value of $900 million and the 9 1/2% senior notes are due November 15, 2009 with a face value of $1,100 million. The New Senior Notes are guaranteed by Global Crossing. Interest will be paid on the notes on May 15 and November 15 of each year, beginning on May 15, 2000.

  . On November 5, 1999, Global Crossing issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock at a liquidation preference of $100.00 for net proceeds of approximately $969 million. Each share of preferred stock is convertible into 2.2222 shares of common stock (or, if the tracking stock proposal is approved and the proposed offering of GlobalCenter group stock is completed, 2.2222 shares of Global Crossing group stock), based on a conversion price of $45.00. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 6 3/8%.

  . On September 28, 1999, we completed the acquisition of Frontier Corporation in a merger transaction valued at over $10 billion, with Frontier shareholders receiving 2.05 shares of our common stock for each share of Frontier common stock held. Frontier is one of the largest long distance telecommunications companies in the United States and one of the leading providers of facilities-based integrated communications and Internet services.

  . On July 2, 1999, we completed our acquisition of the Global Marine Systems division of Cable & Wireless Plc for approximately $908 million in cash and assumed liabilities. Global Marine Systems owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles.

  . On May 16, 1999, Global Crossing entered into a definitive agreement to merge with U S WEST, Inc. On July 18, 1999, Global Crossing and U S WEST agreed to terminate their merger agreement, and U S WEST agreed to merge with Qwest Communications International Inc. As a result, U S WEST paid Global Crossing a termination fee of $140 million in cash and returned 2,231,076 shares of Global Crossing common stock purchased in a related tender offer, and Qwest committed to purchase capacity on the Global Crossing network at established market unit prices for delivery over the next four years and committed to make purchase price payments to Global Crossing for this capacity of $140 million over the next two years. During the year ended December 31, 1999, Global Crossing recognized $210 million, net of merger related expenses, of other income in connection with the termination of the U S WEST merger agreement.

  . The "Termination of advisory services agreement" item in the Statements of Operations Data includes a charge for the termination of the advisory services agreement as of June 30, 1998. Global Crossing acquired the rights from those entitled to fees payable under the advisory services agreement in consideration of the issuance of Global Crossing common stock having an aggregate value of $135 million and the cancellation of approximately $3 million owed to Global Crossing under a related advance agreement. As a result of this transaction, Global Crossing recorded a non-recurring charge in the approximate amount of $138 million during the year ended December 31, 1998. In addition, Global Crossing recognized as an expense approximately $2 million of advisory fees incurred prior to termination of the contract.

  . Global Crossing granted warrants to Pacific Capital Group, Inc., a shareholder, and some of its affiliates for the Pacific Crossing, Mid-Atlantic Crossing and Pan American Crossing systems and related rights. The $275 million value of the common stock was originally allocated to "Construction in progress" in the amount of $112 million and as "Investment in and advances to/from affiliates" in the amount of $163 million. See the "Property and equipment" item in the Balance Sheet Data. The "Investment in and advance to/from affiliates" item in the Balance Sheet Data includes $163 million as of December 31, 1999 and 1998, respectively, representing the value of the warrants described in the bullet point immediately above applicable to the Pacific Crossing system.

  . Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses, incremental cash deferred revenue and amounts relating to the termination of the advisory services agreement. This definition is consistent with financial covenants contained in Global Crossing's major financial agreements. This information should not be considered as an alternative to any measure of performance as promulgated under GAAP. Global Crossing's calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

  The selected consolidated financial data as of December 31, 1997, 1998 and 1999, for the period from March 19, 1997 (Date of Inception) to December 31, 1997, and for the years ended December 31, 1998 and 1999, respectively, are derived from our audited consolidated financial statements and should be read in conjunction with the audited consolidated financial statements and notes incorporated by reference into this proxy statement.

                              Period from
                             March 19, 1997
                          (Date of Inception)     Year Ended        Year Ended
                          to December 31, 1997 December 31, 1998 December 31, 1999
                          -------------------- ----------------- -----------------
                           (in thousands, except share and per share information)
Statement of Operations
 Data:
Revenues................              --          $   419,866       $ 1,664,824
                              -----------         -----------       -----------
Expenses:
 Cost of sales..........              --              178,492           850,483
 Operations,
  administration and
  maintenance...........              --               18,056           133,202
 Sales and marketing....            1,366              26,194           149,119
 Network development....               78              10,962            26,153
 General and
  administrative........            1,618              26,303           210,107
 Stock related expense..              --               39,374            51,306
 Depreciation and
  amortization..........               39                 541           124,294
 Goodwill and
  intangibles
  amortization..........              --                  --            127,621
 Termination of advisory
  services agreement....              --              139,669               --
                              -----------         -----------       -----------
                                    3,101             439,591         1,672,285
                              -----------         -----------       -----------
Operating loss..........           (3,101)            (19,725)           (7,461)
Equity in income (loss)
 of affiliates..........              --               (2,508)           15,708
Minority interest.......              --                  --             (1,338)
Other income (expense):
 Interest income........            2,941              29,986            67,407
 Interest expense.......              --              (42,880)         (139,077)
 Other expense, net.....              --                  --            180,765
Provision for income
 taxes..................              --              (33,067)         (126,539)
                              -----------         -----------       -----------
Loss before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............             (160)            (68,194)          (10,535)
Extraordinary loss on
 retirement of debt.....              --              (19,709)          (45,681)
                              -----------         -----------       -----------
Loss before cumulative
 effect of change in
 accounting principle...             (160)            (87,903)          (56,216)
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit of
 $1,400.................              --                  --            (14,710)
                              -----------         -----------       -----------
Net loss................             (160)            (87,903)          (70,926)
Preferred stock
 dividends..............          (12,690)            (12,681)          (66,642)
Repurchase of preferred
 stock..................              --              (34,140)              --
                              -----------         -----------       -----------
Net loss applicable to
 common shareholders....      $   (12,850)        $  (134,724)      $  (137,568)
                              ===========         ===========       ===========
Net Loss per Common
 Share:
Loss applicable to
 common shareholders
 before extraordinary
 item and cumulative
 effect of change in
 accounting principle
 Basic and diluted......      $     (0.04)        $     (0.32)      $     (0.15)
                              ===========         ===========       ===========
Extraordinary item
 Basic and diluted......      $       --          $     (0.06)      $     (0.09)
                              ===========         ===========       ===========
Cumulative effect of
 change in accounting
 principle
 Basic and diluted......      $       --          $       --        $     (0.03)
                              ===========         ===========       ===========
Net loss applicable to
 common shareholders
 Basic and diluted......      $     (0.04)        $     (0.38)      $     (0.27)
                              ===========         ===========       ===========
Shares used in computing
 basic and diluted loss
 per share..............      325,773,934         358,735,340       502,400,851
                              ===========         ===========       ===========
Operating Data:
Cash from operating
 activities.............      $     5,121         $   208,727       $   506,084
Cash used for investing
 activities.............         (428,743)           (430,697)       (4,009,977)
Cash used for financing
 activities.............          425,075           1,027,110         4,330,799
Adjusted EBITDA.........      $   343,233         $   364,948       $   708,181

                                                       December 31,
                                              ---------------------------------
                                                1997       1998        1999
                                              --------  ----------  -----------
                                                      (in thousands)
Balance Sheet Data:
Current assets including cash and cash
 equivalents and restricted cash and cash
 equivalents................................  $ 27,744  $  976,615  $ 2,946,533
Long term restricted cash and cash
 equivalents................................       --      367,600      138,118
Long term accounts receivable...............       --       43,315       52,052
Capacity available for sale.................       --      574,849          --
Property and equipment, net.................   518,519     433,707    6,026,053
Other assets................................    25,934      65,757      661,442
Investments in and advances to/from
 affiliates, net............................       --      177,334      323,960
Goodwill and intangibles, net...............       --          --     9,557,422
                                              --------  ----------  -----------
 Total assets...............................  $572,197  $2,639,177  $19,705,580
                                              ========  ==========  ===========
Current liabilities.........................  $ 90,817  $  256,265  $ 1,852,593
Long term debt..............................   312,325   1,066,093    5,018,544
Deferred revenue............................       --       25,325      383,287
Deferred credits and other..................     3,009      34,174      796,606
                                              --------  ----------  -----------
Total liabilities...........................   406,151   1,381,857    8,051,030
Minority interest...........................       --          --       351,338
Mandatorily repurchaseable and cumulative
 convertible preferred stock................    91,925     483,000    2,084,697
Shareholders' equity:
 Common stock...............................     3,258       4,328        7,992
 Treasury stock.............................       --     (209,415)    (209,415)
 Other shareholders' equity.................    71,023   1,067,470    9,578,927
 Accumulated deficit........................      (160)    (88,063)    (158,989)
                                              --------  ----------  -----------
Total shareholders' equity..................    74,121     774,320    9,218,515
                                              --------  ----------  -----------
Total liabilities and shareholders' equity..  $572,197  $2,639,177  $19,705,580
                                              ========  ==========  ===========

                   Selected Historical and Pro Forma Combined
                    Financial Data of the GlobalCenter Group


  The table below provides selected historical combined financial data of the GlobalCenter group. We prepared this information using the historical combined financial data from the GlobalCenter group's combined financial statements at and for the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999 and each of the years in the two-year period ending December 31, 1998 included elsewhere in this proxy statement. The balance sheet data as of December 31, 1997 is derived from the audited combined financial statements not included in this proxy statement. We derived the combined statement of operations and the assets and liabilities data below from combined financial statements audited by Arthur Andersen, independent public accountants.

  GlobalCenter Inc. was acquired by Frontier Corporation in February 1998 in a pooling-of-interests transaction. On September 28, 1999, Global Crossing Ltd. acquired Frontier Corporation in a merger transaction. A subsidiary of Frontier Corporation was the owner of substantially all of the assets of the GlobalCenter group. For financial reporting purposes, the merger of Global Crossing Ltd. and Frontier Corporation was deemed to have occurred on September 30, 1999. In connection with the merger, the assets and liabilities of the GlobalCenter group were adjusted to their respective fair values under the purchase method of accounting. We have included the assets and liabilities of the GlobalCenter group and the related consolidated results of operations for periods prior to October 1, 1999 under the heading "Old GlobalCenter," and for periods subsequent to September 30, 1999 under the heading "New GlobalCenter." The fair value adjustments to the GlobalCenter group's assets and liabilities from the merger, including goodwill and other intangibles and the associated amortization, are shown in the New GlobalCenter Statement of Operations Data and Balance Sheet and Other Data.

  The presentation in the "Pro Forma GlobalCenter Group" column provides you with a basis for comparing the year ended December 31, 1999 to the year ended December 31, 1998, in the table we have also combined the operating results of Old GlobalCenter for the nine months ended September 30, 1999 with the operating results of New GlobalCenter for the three months ended December 31, 1999. This combination excludes any pro forma amortization of goodwill and intangibles for the nine months ended September 30, 1999. A presentation which combines predecessor and successor accounting periods does not conform to generally accepted accounting principles. Depreciation, amortization and certain other line items included in the operating results, and property, equipment and goodwill balances included in the balance sheet of the GlobalCenter group are not directly comparable between periods because the three-month New GlobalCenter period ended December 31, 1999 includes the effects of purchase accounting adjustments related to the merger of Global Crossing Ltd. and Frontier Corporation, while prior periods do not. For this and other reasons, the selected combined historical financial data provided below should be read in conjunction with the Combined Financial Statements of the GlobalCenter group and related notes which appear elsewhere in this proxy statement and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the GlobalCenter Group" which appears elsewhere in this proxy statement.

                                                                        Pro Forma
                                                              New      GlobalCenter
                                Old GlobalCenter          GlobalCenter    Group
                         -------------------------------- ------------ ------------
                            Year Ended       Nine Months  Three Months  Unaudited
                           December 31,         Ended        Ended      Year Ended
                         -----------------  September 30, December 31, December 31,
                          1997      1998        1999          1999         1999
                         -------  --------  ------------- ------------ ------------
                                              (in thousands)
Statement of Operations
 Data:
Revenues:
  Service revenues...... $ 6,511  $ 19,600    $ 29,951      $ 17,753     $ 47,704
  Equipment revenues....   1,228     3,640      17,228         5,971       23,199
                         -------  --------    --------      --------     --------
    Total revenues......   7,739    23,240      47,179        23,724       70,903
Costs and expenses:
  Cost of service
   revenues.............   5,257    14,804      36,451        17,328       53,779
  Cost of equipment
   revenues.............     995     3,208      15,573         5,365       20,938
  Sales and marketing...   1,966     8,948       9,531         6,088       15,619
  General and
   administrative.......   2,044     4,694       6,897         3,067        9,964
  Depreciation and
   amortization.........     912     4,023       4,242         1,913        6,155
  Goodwill and
   intangibles
   amortization.........     325     1,294         974        37,135       38,109
  Merger costs..........      --     2,060          --            --           --
                         -------  --------    --------      --------     --------
                          11,499    39,031      73,668        70,896      144,564
                         -------  --------    --------      --------     --------
Loss from operations....  (3,760)  (15,791)    (26,489)      (47,172)     (73,661)
Other income (expense),
 net....................      45        55         (44)          114           70
                         -------  --------    --------      --------     --------
Loss before income
 taxes..................  (3,715)  (15,736)    (26,533)      (47,058)     (73,591)
Income tax benefit......     941     4,911       9,742         4,333       14,075
                         -------  --------    --------      --------     --------
Net loss................ $(2,774) $(10,825)   $(16,791)     $(42,725)    $(59,516)
                         =======  ========    ========      ========     ========
Operating Data:
Cash used in operating
 activities............. $ 3,147  $  5,752    $ 10,057      $  2,545     $ 12,602
Cash used in investing
 activities.............   1,285    28,978      20,871        68,397       89,268
Cash from financing
 activities............. $ 1,847  $ 34,238    $ 30,928      $ 70,942     $101,870

                                              Old GlobalCenter  New GlobalCenter
                                              ----------------- ----------------
                                                      As of December 31,
                                              ----------------------------------
                                                1997     1998         1999
                                              -------- -------- ----------------
                                                    (dollars in thousands)

Balance Sheet and Other Data:
Goodwill and intangibles, net................ $  8,764 $  7,470    $1,488,265
Total assets.................................   18,172   48,021     1,596,083
Total liabilities............................    8,221   12,084        65,938
Group equity.................................    9,951   35,937     1,530,145
Total liabilities and group equity........... $ 18,172 $ 48,021    $1,596,083
Number of data centers.......................        2        6             8
Data center gross square footage.............   23,000   72,000       235,000

  Selected Pro Forma Financial and Operating Data of the Global Crossing Group

  The following unaudited pro forma condensed combined financial information of the Global Crossing group has been prepared to demonstrate how this group might have looked if (1) the Global Marine Systems acquisition and related financing,
(2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the offering of our 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (6) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999, (7) the offering of our 7% cumulative convertible preferred stock completed on December 15, 1999 and (8) the tracking stock proposal had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to (a) the $350 million cash received in connection with the formation of the Asia Global Crossing joint venture, (b) the IPC and IXnet mergers or (c) the sale of 4 million shares of our 6 3/4% cumulative convertible preferred stock and 21,673,706 shares of our common stock completed on April 14, 2000.

  The pro forma information, while helpful in illustrating the financial characteristics of the Global Crossing group, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the Global Crossing group would actually have performed had the GlobalCenter group been in existence throughout these periods. If the GlobalCenter group had actually been in existence in prior periods, the Global Crossing group might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if these transactions had taken place earlier or the future results that the Global Crossing group will experience after completion of these transactions.

  You should read these unaudited pro forma condensed combined financial statements in conjunction with the historical financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings, and related Global Crossing Pro Forma Information, each of which are incorporated by reference in this proxy statement.

                        Pro Forma Global Crossing Group
              Unaudited Pro Forma Condensed Combined Balance Sheet
                            as of December 31, 1999
                                 (in thousands)

                              Global
                             Crossing
                               Group
                             Pro Forma
                            -----------
ASSETS
Current Assets:
 Cash, restricted cash and
  investments.............. $ 1,676,793
 Accounts receivable,
  net......................     948,162
 Other assets and prepaid
  costs....................     239,073
                            -----------
   Total Current Assets....   2,864,028
Restricted cash and cash
 equivalents...............     138,118
Accounts receivable........      52,052
Property and equipment,
 net.......................   5,826,940
Goodwill and other
 intangibles, net..........   8,109,157
Investment in and advances
 to/from affiliates, net...     862,760
Other assets, net..........     661,442
                            -----------
   Total Assets............ $18,514,497
                            ===========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current Liabilities:
 Accrued construction
  costs.................... $   275,361
 Accounts payable and
  accrued liabilities......     921,734
 Accrued interest and
  preferred dividends......      66,745
 Deferred revenue..........     127,367
 Income taxes payable......     140,034
 Current portion of long
  term debt................       5,496
 Other current
  liabilities..............     283,922
                            -----------
   Total Current
    Liabilities............   1,820,659
 Long term debt............   5,018,350
 Deferred revenue..........     383,287
 Deferred credits and
  other....................     767,796
                            -----------
   Total Liabilities.......   7,990,092
                            -----------
MINORITY INTEREST..........     351,338
                            -----------
MANDATORILY REDEEMABLE AND
 CUMULATIVE CONVERTIBLE
 PREFERRED STOCK:
 10 1/2% Mandatorily
  Redeemable Preferred
  Stock....................     485,947
                            -----------
 6 3/8% Cumulative
  Convertible Preferred
  Stock....................   1,369,000
                            -----------
 7% Cumulative Convertible
  Preferred Stock..........     629,750
                            -----------
SHAREHOLDERS' EQUITY:
 Common stock..............       7,992
 Treasury stock............    (209,415)
 Other shareholders'
  equity...................   8,048,782
 Accumulated deficit.......    (158,989)
                            -----------
                              7,688,370
                            -----------
   Total Liabilities and
    Shareholders' Equity... $18,514,497
                            ===========

                      Pro Forma Global Crossing Group
        Unaudited Pro Forma Condensed Combined Statements of Operations

                      For the Year Ended December 31, 1999
               (in thousands, except share and per share amounts)

                                                          Global Crossing Group
                                                                Pro Forma
                                                          ---------------------
Operating Revenues.......................................      $ 4,068,994
                                                               -----------
Operating Expenses:
  Operating, selling, general and administrative.........        3,233,605
  Stock-related expense..................................           51,306
  Merger Expenses........................................           99,119
  Depreciation and amortization..........................          357,272
  Goodwill and intangibles amortization..................          358,388
                                                               -----------
                                                                 4,099,690
                                                               -----------
Operating income (loss)..................................          (30,696)
Equity in income (loss) of affiliates....................             (143)
Minority interest........................................           (1,338)
Other income (expense):
  Interest expense.......................................         (495,695)
  Interest income........................................           76,528
  Other income (expenses)................................          178,861
                                                               -----------
Income (loss) before provision for income taxes,
 extraordinary item and cumulative effect of change in
 accounting principle....................................         (272,483)
  (Provision) benefit for income taxes...................         (176,449)
                                                               -----------
Income (loss) before extraordinary item and cumulative
 effect of change in accounting principle................         (448,932)
 Preferred stock dividends...............................         (201,107)
                                                               -----------
Income (loss) applicable to common shareholders before
 extraordinary item and cumulative effect of change in
 accounting principle....................................         (650,039)
 Diluted earnings adjustment.............................              --
                                                               -----------
Income (loss) applicable to common shareholders before
 extrarodinary item and cumulative effect of change in
 accounting principle (Diluted)..........................      $  (650,039)
                                                               ===========
Income (loss) per common share:
  Income (loss) applicable to common shareholders before
   extraordinary item and cumulative effect of change in
   accounting principle
   Basic and diluted.....................................      $     (0.85)
                                                               ===========
  Shares used in computing information applicable to
   common shareholders
   Basic and diluted.....................................      767,355,151
                                                               ===========

                                  RISK FACTORS

  You should carefully consider the following risks and other information contained in this proxy statement before deciding to vote in favor of the proposals.

Risks Relating to a Capital Structure with Two or More Separate Classes of Common Stock

You will remain shareholders of one company and, therefore, financial effects from one group could adversely affect the other.

  The holders of Global Crossing group stock and the holders of GlobalCenter group stock will be shareholders of a single company. The Global Crossing group and the GlobalCenter group will not be separate legal entities. As a result, shareholders will be subject to all of the risks of an investment in Global Crossing and all of our businesses, assets and liabilities. The issuance of Global Crossing group stock and GlobalCenter group stock and the allocation of assets and liabilities and shareholders' equity between the Global Crossing group and the GlobalCenter group will not result in a distribution or spin-off to shareholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to one group could be subject to the liabilities of the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group.

  Financial effects arising from one group that affect Global Crossing's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group or the market price of the stock relating to the other group. In addition, if Global Crossing or any of its subsidiaries were to incur significant indebtedness on behalf of one group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of Global Crossing and its subsidiaries. This, in turn, could increase the borrowing costs of the other group and Global Crossing as a whole. Net losses of either the Global Crossing group or the GlobalCenter group and dividends and distributions on shares of Global Crossing group stock or GlobalCenter group stock will reduce the funds available to pay dividends or other distributions on each class of stock under Bermuda law. For these reasons, you should read our consolidated financial information incorporated by reference in this proxy statement with the combined financial information we provide for each group included in this proxy statement.

Holders of Global Crossing group stock and GlobalCenter group stock will have shareholder rights specific to their group only in limited circumstances.

  The holders of Global Crossing group stock and the holders of GlobalCenter group stock generally will not have shareholder rights specific to their corresponding groups. Instead, holders will have customary shareholder rights relating to Global Crossing as a whole. For example, the holders of Global Crossing group stock and the holders GlobalCenter group stock will vote together as a single class to approve a sale of all or substantially all of the assets of Global Crossing. The holders of Global Crossing group stock and the holders of GlobalCenter group stock will only have the following rights with respect to their particular group:

  . a right to a dividend, repurchase or conversion if the sale of all or substantially all of the assets of their group occurs; and

  . a right to vote on matters as a separate class in the circumstances described under "The Tracking Stock Proposal--Description of Global Crossing group stock and GlobalCenter group stock--Voting rights."

  In addition, the holders of GlobalCenter group stock will not have any voting rights with respect to the election of the board of directors of GlobalCenter Inc.

Limits exist on the voting power of Global Crossing group stock and GlobalCenter group stock.

  . In circumstances where the two classes of stock vote together as a single voting group, holders of GlobalCenter group stock will not be able to control the outcome of shareholder voting.

  The holders of Global Crossing group stock, to the extent they vote in a similar manner, could control the outcome of a vote--even if the matter involves a divergence or conflict of the interests of the holders of Global Crossing group stock and the holders of GlobalCenter group stock. These matters may include mergers and other extraordinary transactions. This control results because the multiple classes of stock will generally vote as a single class, except in limited circumstances requiring a vote of the holders of a single class of common stock voting as a separate class.

  We expect that Global Crossing group stock will have a substantial majority of the combined voting power of Global Crossing group stock and GlobalCenter group stock because:

  --the relative voting power per share of Global Crossing group stock and GlobalCenter group stock is based on the relative market values per share of the two classes of stock and we expect that initially Global Crossing group stock will have a substantially larger market value than GlobalCenter group stock, in part because of its continuing inter-group interest in the GlobalCenter group; and

  --the aggregate voting power of all outstanding shares of GlobalCenter group stock is limited to 25% of the total voting power of all outstanding shares of Global Crossing common stock, regardless of the market value of GlobalCenter group stock.

As a result, the shareholders that own only GlobalCenter group stock cannot ensure that their voting power will be sufficient to protect their interests.

  . In circumstances where holders of GlobalCenter group stock would hold more than 25% of the total voting power of all outstanding shares of common stock of Global Crossing, the voting power of each share of GlobalCenter group stock will be reduced.

  The total voting power of the holders of GlobalCenter group stock could increase as a result of:

  --the issuance of shares of GlobalCenter group stock;

  --an increase in average market value of outstanding GlobalCenter group stock relative to Global Crossing group stock;

  --the repurchase of shares of Global Crossing group stock; or

  --a decrease in average market value of outstanding Global Crossing group stock relative to GlobalCenter group stock.

However, in circumstances where holders of GlobalCenter group stock would otherwise hold more than 25% of the total voting power of all outstanding shares of common stock of Global Crossing, the voting power of each share of GlobalCenter group stock will be reduced so that all outstanding shares of GlobalCenter group stock represent only 25% of the total voting power of all outstanding shares of Global Crossing common stock.

  Our intended disposition of the Global Crossing group's inter-group interest in the GlobalCenter group and any issuance of additional shares of GlobalCenter group stock for strategic investments, in acquisitions and other transactions could cause reductions in the voting power of each share of GlobalCenter group stock. As a result of any reduction, the holders of Global Crossing group stock and the holders of GlobalCenter group stock would hold voting power in Global Crossing that is not consistent with their relative economic interests in Global Crossing.

  . In circumstances where a separate class vote is required, the GlobalCenter group stock can block action.

  If Bermuda law, Nasdaq listing rules or our board of directors requires a separate vote on a matter by the holders of GlobalCenter group stock, or in the case of any proposal to increase or decrease the authorized shares of GlobalCenter group stock or to amend the terms of that class where a separate vote of holders of that class is required, those holders could prevent approval of the matter--even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as one class, were to vote in favor of it.


  . Holders of one group's stock will not be entitled to vote on a sale of the assets attributed to that group, except in limited circumstances.

  Assuming the assets attributed to either group represent less than substantially all of the assets of Global Crossing as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount, including all or substantially all of the properties and assets attributed to that group, because Bermuda law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. In exercising its discretion, our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of stock of the group whose assets are being sold or with the smallest effect on the stock of the other group.

  In addition, under Bermuda law, our board of directors could decline to sell the assets of a group, despite the request of a majority of the holders of the stock of that group.
Potential conflicts of interest exist between Global Crossing group stock and GlobalCenter group stock that may be difficult to resolve by our board of directors or that may be resolved adversely to one of the classes.

  The existence of separate classes of our common stock could give rise to occasions when the interests of the holders of Global Crossing group stock and the holders of GlobalCenter group stock diverge, conflict or appear to diverge or conflict.

  . Operational and financial decisions could favor one group over the other.

  Our board of directors could in its sole discretion, from time to time, make operational and financial decisions or implement policies that affect disproportionately the businesses of a group. These decisions could include:

  --allocation of financing opportunities in the public markets;

  --allocation of business opportunities, resources and personnel, and whether and to what extent the groups compete with each other; and

  --transfers of funds or assets between groups and other inter-group transactions.

In each case, the opportunities or resources allocated, or services, funds or assets transferred, to one group may be equally suitable for the other group. Furthermore, any such decision may benefit one group more than the other. For example, the decision to obtain funds for one group may adversely affect the ability of the other group to obtain funds sufficient to implement its growth strategy or may increase the cost of those funds.

  . Proceeds of the issuance of GlobalCenter group stock could be allocated either to the Global Crossing group, to the extent the Global Crossing group holds an inter-group interest in the GlobalCenter group, or the GlobalCenter group.

  To the extent the Global Crossing group holds an inter-group interest in the GlobalCenter group, our board of directors could choose to sell shares of GlobalCenter group stock issuable with respect to the Global Crossing group's inter-group interest in the GlobalCenter group. In that event, our board of directors would allocate the proceeds of the offering of those shares of GlobalCenter group stock to the Global Crossing group. Any such decision to sell shares issuable with respect to the Global Crossing group's inter-group interest could disadvantage the GlobalCenter group because it could adversely affect its ability to obtain funds to finance its growth strategies. Conversely, our board of directors could choose to sell shares of GlobalCenter group stock not issuable with respect to the Global Crossing group's inter-group interest in the GlobalCenter group. In that event, our board of directors would allocate the proceeds of the offering of those shares of GlobalCenter group stock to the GlobalCenter group. Any such decision to sell shares not issuable with respect to the Global Crossing group's inter-group interest could disadvantage the Global Crossing group because it could adversely affect its ability to implement its key business strategies.

  . Consideration received in mergers or consolidations may be allocated unfavorably.

  Because our bye-laws do not specify how consideration to be received in a merger or consolidation involving Global Crossing will be allocated between the holders of Global Crossing group stock and the holders of GlobalCenter group stock, our board of directors will make that determination. That determination could favor the holders of one group's stock at the expense of the holders of other group's stock.

  . Our board of directors may pay more or less dividends on one group's stock than if that group were a separate company.

  Subject to the limitations referred to below, our board of directors has the authority to declare and pay dividends on Global Crossing group stock and GlobalCenter group stock in any legal amount. Our board of directors could, in its sole discretion, declare and pay dividends exclusively on Global Crossing group stock, exclusively on GlobalCenter group stock, or on both, in equal or unequal amounts. While we historically have not paid dividends on our common stock, our board of directors could pay more dividends on one group's stock than would be financially prudent if that group were a stand-alone corporation. Our board of directors is not required to consider the relative available distribution amount for each class, the amount of dividends previously declared on each class or the respective voting or liquidation rights of each class. In addition, Bermuda law and our bye-laws impose limitations on the amount of dividends which may be paid on each class of stock. For additional information on these limitations, see "The Tracking Stock Proposal--Description of Global Crossing group stock and GlobalCenter group stock--Dividends."

  . Holders of either class of stock may be adversely affected by an optional conversion of one group's stock into the other group's stock.

  Our board of directors could, in its sole discretion and without shareholder approval, determine to convert shares of Global Crossing group stock into shares of GlobalCenter group stock, or vice versa, so long as the market capitalization of the class of common stock being issued in the conversion exceeds the market capitalization of the class of common stock being converted. Because certain conversions would be at a premium when either or both classes of stock may be considered to be under- or over-valued, any conversion may be disadvantageous to the holders of one class of stock. It could dilute the interests in Global Crossing of the holders of the class of stock being issued in the conversion. It also would preclude the holders of the class of stock being converted from retaining their investment in a security that is intended to reflect separately the performance of the assets held by that group. It also might give the holders of the class of stock being converted a lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of that group. For additional information on the terms and conditions of a conversion of one stock into the other, see "The Tracking Stock Proposal--Description of Global Crossing group stock and GlobalCenter group stock--Conversion and repurchase--Conversion of common stock at option of Global Crossing at any time."

Our board of directors will have the ability to control transfers of funds or other assets between the Global Crossing group and the GlobalCenter group.

  Our board of directors may decide to transfer cash or other assets between groups, which may result in:

  . a corresponding change in the Global Crossing group's inter-group interest in the GlobalCenter group; or

  . a loan, or repayment of a loan, from one group to the other group, subject to the terms of our tracking stock policy statement.

  Any increase in the inter-group interest resulting from an equity contribution by the Global Crossing group to the GlobalCenter group, or any decrease in the inter-group interest resulting from a transfer of funds from the GlobalCenter group to the Global Crossing group, would be determined by reference to the then-current market value of GlobalCenter group stock. Such an increase or decrease, however, could occur at a time when such shares are considered under- or over-valued. After the Global Crossing group's inter-group interest in the GlobalCenter group has been eliminated, the GlobalCenter group could acquire an inter-group interest in the Global Crossing group. In that case, similar considerations would apply to transfers made between the groups.

  Under our tracking stock policy statement, either the Global Crossing group or the GlobalCenter group may make loans to the other group at the weighted average interest rate of the consolidated indebtedness of Global Crossing Ltd. and on such other terms and conditions as the board of directors of Global Crossing or its Capital Stock Committee determines to be in the best interests of Global Crossing. Our tracking stock policy statement contemplates that loans from one group to the other group will be made on this basis regardless of the interest rates, terms and conditions on which those funds may have been acquired.

Holders of Global Crossing group stock and GlobalCenter group stock may not have any remedies if any action by directors and officers has a disadvantageous effect on the stock of their group.

  Shareholders may not have any remedies if any action or decision of our directors or officers has a disadvantageous effect on the holders of one class of stock compared to the holders other class of stock. Although we are not aware of any Bermuda court adjudicating such an action in the context of our anticipated capital structure, recent cases in Delaware involving tracking stocks have indicated that decisions by directors or officers involving treatment of tracking stock shareholders should be judged under the business judgment rule unless self-interest is shown. The business judgment rule provides that a director or officer will be deemed to have satisfied his or her fiduciary duties to Global Crossing if that person acts in a manner he or she believes in good faith to be in the best interests of Global Crossing. Nevertheless, a Bermuda court hearing a case involving such a challenge may decide to apply principles of Bermuda law different from the principles of Delaware law discussed above, or may develop new principles of law, in order to decide such a case.

Stock ownership could cause directors and officers to favor one group over the other.

  Because the actual value of the ownership interests of Global Crossing's directors and officers' interests in the Global Crossing group stock and the GlobalCenter group stock is anticipated to vary significantly, it is possible that they could favor one group over the other due to their stock and other benefits.

  Our Chairman and Chief Executive Officer, Leo Hindery, is also Chief Executive Officer of GlobalCenter Inc. Mr. Hindery may make operational decisions that affect disproportionately the business of a group. Mr. Hindery owns options to purchase 2,500,000 shares of Global Crossing group stock and shares of GlobalCenter group stock.

Our board of directors may change or make exceptions to our board policy statement without shareholder approval to the detriment of one group.

  Our board of directors intends to adopt the board policy statement that we describe in this proxy statement under "Relationship Between the Global Crossing Group and the GlobalCenter Group" to govern the relationship between the Global Crossing group and the GlobalCenter group. Our board of directors may modify or rescind the policies set forth in the board policy statement with respect to the allocation of corporate opportunities, financing arrangements, corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without shareholder approval. It could also make exceptions with respect to their application depending on particular facts and circumstances. It is likely that our board of directors would amend these policies or adopt new policies if it decides to issue additional classes of common stock. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on the holders of Global Crossing group stock and the holders of GlobalCenter group stock or could adversely affect the holders of one class of stock relative to the holders of the other classes of stock.

Decisions by directors and officers that affect market values could adversely affect voting and conversion rights.

  The number of shares of one class of stock issuable upon the conversion of the other class of stock and the relative voting power per share of each class of stock will vary depending upon the relative market values of Global Crossing group stock and GlobalCenter group stock, subject to the 25% voting power limit on GlobalCenter group stock. The market value of either or both classes of stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one class of stock compared to the other class of stock. These decisions could involve changes to our board policy statement, transfers of assets between groups, allocations of corporate opportunities between groups or changes in dividend policies.

Global Crossing may cause a mandatory spin-off of one group

  Global Crossing may declare that all outstanding shares of either class of stock will be exchanged for shares of one or more qualifying subsidiaries of Global Crossing. Such an exchange would result in the qualifying subsidiary or subsidiaries becoming independent of Global Crossing and the holders of the class of stock exchanged owning shares directly in that subsidiary or those subsidiaries. If Global Crossing chooses to exchange one class of stock, the market value of the common stock received in that exchange could be or become less than the market value of the class of stock exchanged.

Holders of one class of stock may receive less consideration upon a sale of all or substantially all of the assets attributed to their group than if their group were a separate company.

  The proposed Certificate of Designations provides that if we sell all or substantially all of the assets of either group, we must, subject to certain exceptions:

  . distribute to the holders of that group's stock by special dividend or repurchase an amount equal to the net proceeds of the sale; or

  . convert the outstanding shares of that group's stock into shares of the other group's stock based on the average market values of the two classes of stock at a 20% premium for the first year following the completion of the proposed offering of GlobalCenter group stock, at a 15% premium during the second year and at a 10% premium thereafter.

  If the group whose assets are sold were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of the separate, independent company might receive a greater amount than the net proceeds that would be received by the holders of the group's stock. In addition, we cannot assure you that the net proceeds per share of that group's stock will be equal to or more than the market value per share of that class of stock prior to or after announcement of a sale. For additional information on the terms and conditions of the mandatory dividend, repurchase or conversion upon a sale of the assets of a group, see "The Tracking Stock Proposal--Description of Global Crossing group stock and GlobalCenter group stock--Conversion and repurchase--Mandatory dividend, repurchase or conversion of stock if disposition of group assets occurs."

It will not be possible for a third party to acquire the GlobalCenter group without Global Crossing's consent.

  If the GlobalCenter group were a stand-alone entity, any person interested in acquiring it without negotiation with our management could seek control of the outstanding stock of that entity by means of a tender offer or proxy contest. However, because the GlobalCenter group is part of Global Crossing, a person interested in acquiring only the GlobalCenter group without negotiation with our management would be required to seek control of the voting power represented by all of the outstanding capital stock of Global Crossing entitled to vote on that acquisition, including the Global Crossing group stock. This may discourage potential interested bidders from seeking to acquire either group.

In the future, we may issue additional classes of common stock, without shareholder approval, including by reallocating assets and liabilities from an existing group to a new group.

  The tracking stock proposal will permit our board of directors to authorize the issuance of shares of one or more classes of common stock in addition to Global Crossing group stock and GlobalCenter group stock. If approved, our board of directors will have the authority to do so in its sole discretion and without further shareholder approval, except as may be provided by Bermuda law, Nasdaq listing rules or the rules of any stock exchange on which any class of outstanding common stock may then be listed or by the provisions of our bye-laws as determined by our board of directors.

  If we issue additional classes of common stock, we may establish a new group to which such class of common stock relates by allocating to it newly acquired assets or by reallocating to it the assets and liabilities from either or both of the Global Crossing group and the GlobalCenter group. In the latter case, the group or groups to which those assets and liabilities were previously attributed would hold an inter-group interest in the new group.

  The issuance of additional classes of common stock will make our capital structure and decisions relating to inter-group transactions and related matters more complicated. In addition, our board of directors would likely amend our tracking stock policy statement at that time to provide for the new group and transactions between it and both the Global Crossing group and the GlobalCenter group. The new class of stock could be convertible into either Global Crossing group stock or GlobalCenter group stock, or vice versa, at premiums determined by our board of directors.

The United States Internal Revenue Service could assert that the receipt of tracking stock is taxable

  While we believe the redesignation of our existing common stock into Global Crossing group stock will not be taxable to you, there are no court decisions or other authorities bearing directly on the effect of the features of Global Crossing group stock and GlobalCenter group stock. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to Global Crossing group stock and GlobalCenter group stock. It is possible, therefore, that the Internal Revenue Service could successfully assert that the redesignation of our existing common stock into Global Crossing group stock as well as the subsequent conversion of one class of stock into the other could be taxable to you and to us.

A Clinton Administration proposal could have adverse tax consequences for us or for holders of Global Crossing group stock or GlobalCenter group stock

  The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as Global Crossing group stock and GlobalCenter group stock. This proposal would, among other things, treat the receipt of stock similar to Global Crossing group stock and GlobalCenter group stock for other stock in the issuing corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, you could be subject to tax on your receipt of Global Crossing group stock or, if we make the proposed distribution, on your receipt of GlobalCenter group stock. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and we cannot predict whether Congress will act upon this proposal or any other proposal relating to tracking stock.

  We may convert shares of Global Crossing group stock or GlobalCenter group stock into shares of the other class without any premium if there is more than an insubstantial risk of adverse United States federal income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or results in certain legislative action. See "The Tracking Stock Proposal--Description of Global Crossing group stock and GlobalCenter group stock--Conversion and repurchase--Conversion of common stock at option of Global Crossing at any time" and "--Certain United States federal income tax consequences."

Provisions governing our common stock could discourage a change of control of Global Crossing and the payment of a premium for your shares.

  Our bye-laws contain provisions that, among other things, (i) limit the total voting power of any shareholder that beneficially owns more than 9.5% of the voting power of common stock to 9.5% of the aggregate voting power of all Global Crossing common stock and (ii) prohibits any transfer of shares of common stock or any interest in those shares that results in a shareholder (other than certain existing shareholders) beneficially owning more than 9.5% of the outstanding shares of common stock, without the approval of a majority of the members of our board of directors and of a majority of votes cast by shareholders at a meeting called to approve the transfer. In addition, our bye-laws provide for a "staggered" board of directors consisting of three classes, with each class serving for a term of three years. Each of these provisions could make it difficult for any person or group of persons acting in concert, other than certain existing owners, to acquire control of Global Crossing without approval of our board of directors.

We cannot assure you that the market price of Global Crossing group stock will equal or exceed the market price of Global Crossing's existing common stock

  We cannot assure you that investors will value Global Crossing group stock and GlobalCenter group stock based on the reported financial results and prospects of their respective groups or the dividend policies established by our board of directors with respect to each group.

  Further, we cannot assure you that:

  . the market value of Global Crossing group stock following the planned initial public offering of GlobalCenter group stock, but before the proposed distribution to the holders of Global Crossing group stock of all of the shares representing the Global Crossing group's ownership of GlobalCenter group; or

  . the combined market value of Global Crossing group stock and GlobalCenter group stock after the proposed distribution will equal or exceed the market value of our existing common stock. In addition, during the period following the planned initial public offering and before any distribution of GlobalCenter group stock to the holders of Global Crossing group stock, the market value of GlobalCenter group stock could be adversely affected by the anticipated distribution. This, in turn, may adversely impact the market value of Global Crossing group stock. Until an orderly market develops for GlobalCenter group stock, trading prices of Global Crossing group stock and GlobalCenter group stock may fluctuate significantly. In addition, investors may discount the value of Global Crossing group stock and GlobalCenter group stock because they are part of a common enterprise rather than stand-alone entities.

Future sales, dispositions and/or issuances of GlobalCenter group stock could adversely affect its market price and the GlobalCenter group's access to capital in the future

  The market price of GlobalCenter group stock could be materially adversely affected by any sales, dispositions and/or issuances of substantial amounts of GlobalCenter group stock in the public market, whether as a result of:

  .  the planned initial public offering of GlobalCenter group stock;

  . the intended disposition of all or part of the shares representing the Global Crossing group's ownership of the GlobalCenter group; or

  . any issuances of GlobalCenter group stock in acquisitions, for strategic investments and other transactions;

or the perception that these sales, disposition and/or issuances might occur. If the market price of GlobalCenter group stock is depressed as a result of these factors, it could hurt the GlobalCenter group's access to capital in the future.

The stock price of GlobalCenter group stock may be volatile after the initial public offering because shares of GlobalCenter group stock have not been publicly traded.

  We cannot assure you that an active market will develop or be sustained after the proposed initial public offering of GlobalCenter group stock. The market price after the initial public offering may vary significantly from the initial offering price in response to any of the following factors, some of which are beyond the control of the GlobalCenter group:

  . variations in the GlobalCenter group's quarterly operating results;

  . changes in financial estimates or investment recommendations by securities analysts relating to GlobalCenter group stock;

  . announcements by the GlobalCenter group or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel;

  . the potential for future sales or distributions of GlobalCenter group stock;

  . investors' perceptions of investments relating to the GlobalCenter group;

  . investors' perceptions of investments relating to Global Crossing;

  . the impact of the intended disposition of the Global Crossing group's inter-group interest in the GlobalCenter group;

  . investors' perceptions about tracking stock generally; and

  . fluctuations in the stock market price and volume of traded shares generally.

We cannot assure you that we will complete any or all of the tracking stock transactions

  This proxy statement describes our current plan for the issuance of GlobalCenter group stock and the adoption of the GlobalCenter stock incentive plans. These transactions, including the proposed initial public offering of GlobalCenter group stock and the proposed distribution to holders of GlobalCenter group stock to the holders of Global Crossing group stock, are subject to various conditions and uncertainties. Further, our board of directors reserves the right not to adopt the tracking stock capital structure, even if shareholders approve the tracking stock proposal. We cannot assure you that we will complete all or any of the transactions we describe, or that we will complete them on the terms or in the time frame we describe in this proxy statement.

Risks Relating to the Business of the GlobalCenter Group

The GlobalCenter group has a limited operating history and its business model is still evolving, which makes it more difficult for you to evaluate the GlobalCenter group and its prospects.

  The limited operating history of the GlobalCenter group makes evaluating its business operations and its prospects difficult. The GlobalCenter group's range of service offerings has changed since its inception and its business model is still new and developing. The GlobalCenter group recently began offering a wider range of applications and professional services with the aim of becoming a total Internet solutions provider to differentiate itself from other Web hosting companies. Because many of these services are new, we cannot be sure that businesses will buy them. As a result, the revenue and income potential of the GlobalCenter business is unproven. In addition, its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new, rapidly evolving and highly-competitive market for Internet infrastructure solutions, including complex Web hosting services. To address these risks, among other things, the GlobalCenter group must:

  .  provide reliable, technologically current and cost-effective services;

  .  continue to upgrade and expand its global infrastructure;

  .  market its brand name and services effectively;

  .  develop new and extend its current business partnerships; and

  .  attract and retain qualified personnel.

  The GlobalCenter group's ability to achieve its goals depends significantly on its ability to partner with leading vendors of hardware, software and Internet infrastructure applications, as well as professional service providers, to develop and offer services that the market will want. This entails risks, such as the risk that the GlobalCenter group will not be able to partner, or, even if it does, that its selected partners will not provide the GlobalCenter group with the necessary resources to remain a leader in its industry.

The GlobalCenter group has a history of significant losses and expects these losses to continue in the foreseeable future. The GlobalCenter group may be unable to secure additional financing when it needs it.

  The GlobalCenter group has experienced operating losses and negative cash flows from operations in the past. The GlobalCenter group's net losses for the three months ended December 31, 1999, nine months ended September 30, 1999 and each of the years ended December 31, 1998 and 1997 were $42.7 million, $16.8 million and $10.8 million and $2.8 million respectively. While its revenues have grown in recent periods, we cannot assure you that this growth will continue. In connection with its expansion plans, the GlobalCenter group anticipates making significant investments in its data center infrastructure, as well as in sales, marketing, technical and customer support personnel. As a result of its expansion plans, we expect the GlobalCenter group's net losses and negative cash flows from operations to continue for the foreseeable future. We cannot assure you that the GlobalCenter group will ever become or remain profitable or that the GlobalCenter group will generate positive cash flows from operations.

  Historically, the GlobalCenter group has relied on Global Crossing or Frontier Corporation to satisfy its capital requirements. Global Crossing is not obligated, however, to serve as a source of funding. According to its current business plan, the GlobalCenter group expects that the proceeds from this offering will provide it sufficient capital to sustain current operations and capital expenditure plans for the next 12 to 18 months. However, the GlobalCenter group's business is rapidly growing and capital intensive. Any material changes to its funding requirements could require the GlobalCenter group to secure additional funding. The sources from which the GlobalCenter group may satisfy its future financing requirements may include funding from third parties, the proceeds from the issuance of additional GlobalCenter group stock or additional funding from Global Crossing. We cannot assure you that the GlobalCenter group will be able to secure additional financing. on an acceptable basis, if at all.

The rapid expansion of the GlobalCenter group's data centers produces a significant strain on its business and requires it to expend substantial resources.

  The expansion of the GlobalCenter group's business through the opening of additional data centers in geographically diverse locations is one of its key strategies. The GlobalCenter group currently has ten data centers located in metropolitan areas in northern and southern California; northern Virginia; New York City;

London; and Melbourne. It is currently developing 10 data centers, nine of which it plans to open in 2000. To expand successfully, the GlobalCenter group must be able to assess markets, locate and secure new data center sites, install data center facilities and establish interconnections with the Global Crossing network or the networks of other providers. To manage this expansion effectively, the GlobalCenter group must continue to improve its operational and financial systems and expand, train and manage its employee base. The GlobalCenter group's inability to establish additional data centers or effectively manage its expansion would have a material adverse effect upon its business.

  The GlobalCenter group expects to expend substantial resources for leases and/or the purchase of real estate, significant improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new data center. Moreover, the GlobalCenter group expects to make significant investments in sales and marketing and the development of new services as part of its expansion strategy. If the net proceeds of the proposed offering are not sufficient to fund the GlobalCenter group's growth and if it fails to generate sufficient cash flows or raise sufficient funds in the future, it may be required to delay or abandon some or all of its development and expansion plans or otherwise forego market opportunities, making it difficult for the GlobalCenter group to generate additional revenue and to respond to competitive pressures. Any delay in the completion of its new facilities may make the GlobalCenter group less attractive to customers, which would adversely affect its business.

  In general, it takes the GlobalCenter group at least six months after a data center site is leased to construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the data center opens, and it takes an extended period of time for the GlobalCenter group to approach break-even capacity utilization. As a result, the GlobalCenter group expects that individual data centers will experience losses for one year or longer from the time they are opened. The GlobalCenter group incurs further expenses to test market its services in markets where there is no data center. Growth in the number of its data centers is likely to increase the amount and duration of losses. In addition, if the GlobalCenter group does not attract customers to new data centers in a timely manner, or at all, its business would be materially adversely affected.

The Web hosting market is relatively new and rapidly evolving and may not continue to grow.

  The market for Web hosting has only recently begun to develop and is evolving rapidly.
Although some industry analysts project significant growth for this market, their projections may not be realized. The GlobalCenter group's future growth, if any, will depend on the continued trend of businesses to outsource an increasing portion of their Internet-related operations, including their Web hosting needs and management systems, and its ability to provide and market dependable services effectively. In addition, the GlobalCenter group's strategy is based on its belief that businesses will outsource an increasing portion of their more sophisticated Internet-related functions, and it is therefore planning to invest a significant amount in developing products and services to meet this expected demand. We cannot be sure, however, that the market for the GlobalCenter group's services will develop, that its services will be adopted, or that businesses will use Internet-based services in the degree or manner that the GlobalCenter group expects. It is possible that, at some point, businesses may find it cheaper, more secure or otherwise preferable to host their Web sites internally and decide not to outsource the management of their Web sites. If the GlobalCenter group is unable to react quickly to changes in the market, if the market fails to develop or develops more slowly than expected, or if the GlobalCenter group's services do not achieve market acceptance, then the GlobalCenter group is unlikely to become or remain profitable.

The GlobalCenter group may be unable to achieve its operating and financial objectives due to significant competition in the Web hosting industry.

  The market for Web hosting and for other Internet infrastructure services is highly competitive and there are few substantial barriers to entry. The GlobalCenter group's current and potential competitors in the market include Web hosting service providers, Internet service providers, commonly known as ISPs, telecommunications companies and large information technology outsourcing firms. Its competitors may operate in one or more of these areas, and they include companies such as AboveNet Communications, AT&T, British Telecom, Cable & Wireless, Digex, Digital Island, EDS, Exodus Communications, Globix, GTE, IBM, Intel, KPNQwest, Level 3 Communications, ACI WorldCom, PSINet, Navisite, Qwest Communications International and USinternetworking.

  Many of the GlobalCenter group's competitors have substantially greater resources, more customers, greater name recognition in more established relationships in the industry. As a result, these competitors may be able to develop and expand their applications and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those the GlobalCenter group provides. As the GlobalCenter group moves toward its goal of becoming a total Internet infrastructure solutions provider, the nature of its competition may change in ways the it will not anticipate. We also believe the Web hosting market is likely to experience consolidation in the near future, which could result in increased price and other competition that would make it more difficult for the GlobalCenter group to compete. See "Business of the GlobalCenter Group-- Competition."

The GlobalCenter group's business depends largely on network services it receives from the Global Crossing group. Any disruption of these services or the Global Crossing's group inability to maintain its peering and transit relationships could be costly and harmful to the GlobalCenter group's business.

  The GlobalCenter group relies primarily on the Global Crossing group for its network capacity. The Global Crossing group operates its own global IP network, which qualifies it as a tier-one service provider of Internet connectivity services. If the Global Crossing network experiences disruption, the GlobalCenter group's services may be disrupted as well, which would be detrimental to the GlobalCenter group's customers. Frequent or sustained disruptions in the Global Crossing network could harm the GlobalCenter group's business. If the Global Crossing group were unable to provide the GlobalCenter group sufficient network capacity, the GlobalCenter group would need to rapidly secure an alternative provider of these services. As a result, the GlobalCenter group could incur transition costs and its monthly costs of operations could increase. In addition, such a transition could have a detrimental effect on the service the GlobalCenter group provides its customers.

  The Internet is composed of many ISPs that operate their own networks and interconnect with other ISPs at various peering points. Peering relationships are arrangements that permit ISPs to exchange traffic with one another without having to pay for the cost of transit services. Transit relationships are similar arrangements in which fees are paid for transit services. Peering and transit relationships are a competitive factor that allow some Web hosting companies to provide faster data transmission than others. If the Global Crossing group fails to adapt its network infrastructure to meet industry requirements for peering or loses its peering or transit relationships for any other reason, then the GlobalCenter group's transmission rates could be reduced, resulting in a decrease in the service the GlobalCenter group provides to its customers.

The GlobalCenter group would not be able to provide adequate service to its customers if it were unable to secure sufficient network capacity to meet its future needs on reasonable terms or at all.

  The GlobalCenter group must continue to expand and adapt its network arrangements to accommodate an increasing amount of data traffic and changing customer requirements. We believe the GlobalCenter group's arrangement with the Global Crossing group will provide the GlobalCenter group with sufficient network capacity to meet its customers' capacity requirements. However, if the GlobalCenter group's future network capacity requirements exceed the capacity the Global Crossing group is able to provide it, the GlobalCenter group may have to pay higher prices for such additional network capacity from others or such capacity might not be available at all. The GlobalCenter group's failure to achieve or maintain high capacity data transmission could negatively affect its level of service to its existing customers and limit its ability to attract new customers, which would harm its business.

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

The GlobalCenter group's quarterly and annual results may fluctuate, resulting in fluctuations in the price of GlobalCenter group stock.

  The GlobalCenter group's results of operations fluctuate on a quarterly and annual basis. The GlobalCenter group expects to continue experiencing significant fluctuations in its future quarterly and annual results of operations due to a variety of factors, many of which are outside of its control, and may include:

  .  demand for and market acceptance of its services;

  .  reliable continuity of service and network availability;

  .  capacity utilization of its data centers;

  .  changes in its pricing policies and those of its competitors;

  . the introduction by third parties of new Internet and networking technologies;

  . the ability to increase bandwidth as necessary, both on the Global Crossing network and on other networks with whom the GlobalCenter group interconnects;

  . timing of customer installations and the amount and timing of sales of equipment to new and existing customers;

  .  its retention of key personnel;

  .  its ability to leverage third party service offerings;

  . introductions of new services by the GlobalCenter group and its competitors;

  .  the mix of services the GlobalCenter group sells;

  .  customer retention and satisfaction;

  . the timing, magnitude and integration of its capital expenditures, including construction costs related to the expansion of its data centers; and

  .  other general economic factors.

  Due to these factors, revenues and operating results are difficult to forecast. We believe that period to period comparisons of the GlobalCenter group's operating results will not necessarily be meaningful and you should not rely on them as indications of its future performance. For these and other reasons, in some future periods, the GlobalCenter group's results of operations may fall below the expectations of securities analysts or investors, which could negatively affect the market price of GlobalCenter group stock.

The GlobalCenter group's data centers and the networks they rely on are sensitive to harm from human actions and natural disasters. Any resulting disruption could significantly damage the GlobalCenter business.

  The GlobalCenter group's ability to provide reliable service largely depends on the performance and security of its data centers and equipment, and of the network infrastructure of its connectivity providers, particularly the Global Crossing IP network infrastructure. The GlobalCenter group's customers often maintain confidential information on servers located in its data centers. The GlobalCenter group's data centers and equipment, the networks it uses, and its customers' information are subject to damage and unauthorized access from human error and tampering, breaches of security, natural disasters, power loss, capacity limitations, software defects, telecommunications failures, intentional acts of vandalism, including computer viruses, and other factors that have caused, and will continue to cause, interruptions in service or reduced capacity for the GlobalCenter group's customers. Any such event could jeopardize the security of its customers' confidential information such as credit card and bank account numbers. The GlobalCenter group's data centers have experienced and may in the future experience delays or interruptions in service as a result of accidental or intentional actions of Internet users or others. For example, in February 2000, hackers flooded one customer's Web site with an enormous number of requests, which disrupted its services. Despite precautions the

GlobalCenter group has taken and plans to take, the occurrence of a security breach, natural disaster, interruption in service or other unanticipated problems could seriously damage its business and cause the GlobalCenter group to lose customers. Additionally, the time and expense required to alleviate security problems could be significant and could impair the GlobalCenter group's operating results.

Providing services to customers with mission-critical Internet operations could potentially expose the GlobalCenter group to lawsuits for its customers' lost profits or other damages.

  Because the GlobalCenter group's services are critical to many of its customers' businesses, any significant interruption in the GlobalCenter group's services could result in lost profits or other indirect or consequential damages to its customers. Customers are required to sign service agreements which incorporate the GlobalCenter group's standard terms and conditions. Although these terms disclaim the GlobalCenter group's liability for any such damages, a customer could still bring a lawsuit against the GlobalCenter group claiming lost profits or other consequential damages as the result of a service interruption or other Web site problems that the customer may attribute to the GlobalCenter group. We cannot be sure a court would enforce any limitations on the GlobalCenter group's liability, and the outcome of any lawsuit may depend on the specific facts of the case and the legal and policy considerations involved. While we believe the GlobalCenter group would have meritorious defenses to any such claims, we cannot be sure the GlobalCenter group would prevail. In such cases, the GlobalCenter group could be liable for substantial damage awards. Such damage awards might exceed its liability insurance by unknown but significant amounts, which would seriously harm its business.

Customer satisfaction with the GlobalCenter group's services is critical to its success and any degradation in service could harm its business.

  The GlobalCenter group's customers demand a very high level of service. Its customer contracts provide service level agreements related to the continuous availability of its data center and network services. The GlobalCenter group's commitment is generally limited to a credit consisting of reduction in monthly fees for disruptions in Internet transmission services. If the GlobalCenter group incurs significant service degradation in connection with system downtime, its business would be harmed. As customers outsource more mission-critical operations to it, the GlobalCenter group risks increased liability claims and customer dissatisfaction if its systems fail to meet its customers' expectations.

If the GlobalCenter group does not respond effectively and on a timely basis to rapid technological change and evolving industry standards, its business could suffer.

  Internet and networking technology is changing rapidly. The GlobalCenter group's future success will depend largely on its ability to:

  .  offer services that incorporate leading technologies;

  . address the increasingly sophisticated and varied needs of its current and prospective customers;

  . respond to technological advances and emerging industry standards on a timely and cost-effective basis; and

  . continue offering services that are compatible with products and services of other vendors.

  Although the GlobalCenter group often works with various vendors in testing newly developed products, it cannot be sure these products will be compatible with its infrastructure or that such products will adequately address changing customer needs. Although the GlobalCenter group currently intends to support emerging standards, it cannot be sure that industry standards will be established or, if they become established, that it will be able to conform to these new standards in a timely or cost-effective fashion and maintain a competitive position in the market. Keeping pace with technological advances may require substantial expenditures and lead time. The GlobalCenter group's failure to conform to the prevailing standards, or the failure of common standards to emerge, could harm its business. In addition, products, services or technologies developed by others may render its services obsolete or no longer competitive.

The GlobalCenter business will not continue to grow unless Internet usage continues to grow and Internet performance remains adequate.

  The increased use of the Internet for retrieving, sharing and transferring information among businesses and consumers has only recently begun to develop on a mass scale. The GlobalCenter group's success will depend on the continued growth in Internet usage, in particular on the growth of Internet usage as a commercial and entertainment distribution tool. The growth of the Internet is subject to a high level of uncertainty and depends on a number of factors, including the growth in consumer and business use of new interactive technologies, the development of technologies that facilitate interactive communications, security concerns and increases in data transport capacity. If the Internet as a commercial medium fails to grow or develops more slowly than expected, then the GlobalCenter business is unlikely to grow, as expected.

  The recent growth in the use of the Internet in general has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the demand for the GlobalCenter group's services. The performance of the GlobalCenter group's Web hosting services is ultimately limited by and relies on the speed and reliability of the networks operated by Global Crossing and third parties. Consequently, the growth of the market for the GlobalCenter group's services depends on improvements being made to these networks.

The GlobalCenter group's business could be harmed if its management team, which has worked together at the GlobalCenter group for only a brief time, is unable to work effectively, or if it is unable to retain and attract key personnel.

  The GlobalCenter group has hired most of its senior management within the last five months. As a result, its management team has worked for the GlobalCenter group for only a brief time. The GlobalCenter group's success will depend, in significant part, on the continued services of its senior management personnel and of its key technical and sales personnel.

  The GlobalCenter group's success will also depend largely on its ability to attract and retain highly skilled technical, managerial, sales and marketing personnel, particularly additional management,,in the areas of application integration and technical support. Competition for such personnel is intense. The GlobalCenter group may not be able to hire or retain the necessary personnel to implement its business strategy, or the GlobalCenter group may need to pay higher compensation for employees than the GlobalCenter group currently expect. The GlobalCenter group's inability to attract and retain such personnel would limit its growth and harm its business.

The GlobalCenter group may be unable to achieve its operating and financial objectives if it cannot manage its anticipated growth effectively.

The GlobalCenter group is experiencing, and expects to continue experiencing, rapid growth with respect to the building of its domestic and international data centers, expansion of its service offerings, expansion of its customer base and increases in the number of employees. This growth has placed, and the GlobalCenter group expects it to continue to place, a significant strain on its financial, management, operational and other resources, including its ability to ensure customer satisfaction. This expansion also requires significant time commitment from its senior management and places a significant strain on their ability to manage the existing business. In addition, the GlobalCenter group is required to manage multiple relationships with a growing number of third parties as it seeks to complement its service offerings.

  For the GlobalCenter group to manage this growth, it will need to:

  .  expand and enhance its operating and financial procedures and controls;

  . replace or upgrade its operational and financial management information systems; and

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

  .  attract, train, manage and retain key employees.

  In early 2000, the GlobalCenter group began to implement and update its operational ind financial systems, procedures and controls, including evaluating the implementation of a new billing system and IT system. Implementation of those systems and improvements could be disruptive to its business.

The GlobalCenter group may experience difficulty in integrating its future acquisitions or joint ventures which could harm its operating results.

  The GlobalCenter group may acquire businesses with complementary products, services and technologies. After purchasing a company, the GlobalCenter group could have difficulty in assimilating that company's technology, personnel and operations. In addition, the key personnel of the acquired company may decide not to work for the GlobalCenter group. These difficulties could disrupt the GlobalCenter group's ongoing business, distract its management and employees and increase its expenses. In addition, future acquisitions by the GlobalCenter group may require it to incur additional debt, result in large one-time write-offs or create goodwill or other intangible assets that could result in amortization expenses.

  As part of its expansion, the GlobalCenter group may also pursue relationships and joint ventures with companies located in or with relationships in the markets the GlobalCenter group wishes to enter, or who have specific technologies, products or services the GlobalCenter group needs to serve its customers. The GlobalCenter group may not have a majority interest in or control of the governing body of any such joint venture. There is a risk that the other joint venture partner may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or of the GlobalCenter group. A joint venture partner may be unable to meet its economic or other obligations and the GlobalCenter group may be required to fulfill those obligations. In addition, if the GlobalCenter group does not have a majority interest in a joint venture, it may not have control of the operation or assets of that joint venture.

The GlobalCenter group depends on third-party vendors of hardware, software and Internet infrastructure applications, as well as professional services providers.

  The GlobalCenter group depends on vendors to supply key components of its data centers and telecommunications infrastructure and many of the applications and services it provides to its customers. The GlobalCenter group obtains many of the applications and services that it offers, including performance monitoring, content delivery and data storage services, from third parties. It does not have long-term agreements with any of these third parties. If these providers were to stop offering these applications or services, or were to stop offering them on a cost-effective basis, the GlobalCenter group would have to seek other sources for these offerings. We cannot be sure that the GlobalCenter group would be able to find acceptable replacements for these applications and services on a cost-effective basis or at all. Some of the telecommunications services and networking equipment the GlobalCenter group uses is available only from sole or limited sources. The GlobalCenter group typically purchases or leases all of its components under purchase orders placed from time to time. It does not carry significant inventories of components and has no guaranteed supply arrangements with vendors. If the GlobalCenter group is unable to obtain required products or services on a timely basis or at an acceptable cost, its business would be harmed. In addition, if its sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components the GlobalCenter group uses, the GlobalCenter group's business would be harmed. For example, the GlobalCenter group has experienced performance problems with routers and switches that have caused temporary disruptions in and impairment of network performance.

Difficulties presented by international economic, political, legal, accounting and business factors could harm the GlobalCenter group's business.

  One component of the GlobalCenter group's strategy is to expand into international markets. The GlobalCenter group currently has two data centers outside of the United States, one in London, England and one in Melbourne, Australia. It has also announced plans to open new data centers later this year in Europe and Australia. In addition, its is currently exploring the possibility of opening data centers in Asia through a joint venture with Asia Global Crossing, an affiliated company. In order to expand its international operations, the GlobalCenter group may enter into additional joint ventures or outsourcing agreements with third parties, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. If the GlobalCenter group is unable to do any of these things in a timely and cost-effective manner, it could be precluded from successfully developing its international operations. In addition, the GlobalCenter group may depend on third parties to be successful in its international operations, but we cannot assure you that it will be successful in securing such third party relationships.

  In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect the GlobalCenter group's ability to expand operations and may result in higher relative costs for its international operations. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  .  challenges in staffing and managing foreign operations;

  .  differences in technology standards;

  .  employment laws and practices in foreign countries;

  .  longer payment cycles and problems in collecting accounts receivable;

  .  political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  .  potentially adverse tax consequences.

Regulatory and legal uncertainties could have significant costs or otherwise harm the GlobalCenter group's business.

  The law in the United States relating to the liability of online and Internet service providers for information disseminated through their systems remains largely unsettled. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, consumer protection, libel and taxation, apply to the Internet. The growth and development of the market for online commerce may also prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online.

  The United States Congress has recently considered enacting Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit materials. The Federal Trade Commission has recently commenced investigations of the practices of certain Internet companies relating to privacy and consumer protection laws. The European Union recently enacted its own privacy regulations. The application of existing laws or promulgation of new laws could require the GlobalCenter group to expend substantial resources to comply with such laws or discontinue certain service offerings. Increased attention to liability issues could also divert management attention, result in unanticipated expenses and harm the GlobalCenter group's business.

  The GlobalCenter group provides services over the Internet in the United States and in many foreign countries, and it facilitates the activities of its customers in these jurisdictions. As a result, the GlobalCenter group may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in jurisdictions even if it does not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but the GlobalCenter group could find that it is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect its business. Regulation of the Internet may also harm its customers' businesses, which could lead to reduced demand for the GlobalCenter group's services.

  The GlobalCenter group's business is not currently subject to direct regulation by the Federal Communications Commission, or the "FCC," or any other government agency, other than as to regulations applicable to business in general. However, in the future the GlobalCenter group may be subject to regulation by the FCC or other federal or state agencies, which could increase its costs and harm its business. See "Business of the GlobalCenter Group-- Government regulation."

  Global Crossing is subject to United States and international regulation relating to its existing network and its future expansion of its network. If Global Crossing's network or expansion plans were limited by governmental regulation, it could have a material adverse effect on the GlobalCenter group's business.

The GlobalCenter group could be held liable for the information disseminated through its network.

  The law relating to the liability of online services companies, private network operators and ISPs for information carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the Web, without restricting access to this type material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon the GlobalCenter group and other Internet network providers of potential liability for information carried on or disseminated through systems could require the GlobalCenter group to implement measures to reduce exposure liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on the GlobalCenter group's business. While the GlobalCenter group carries professional liability insurance, it may not be adequate to compensate the GlobalCenter group or may not cover it in the event the GlobalCenter group becomes liable for information carried on or disseminated through its networks.

  In addition, some ISPs and other online services companies could deny network access to the GlobalCenter group if it allows undesired content to be transmitted through its networks. Although the GlobalCenter group prohibits customers by contract from distributing illegal material or engaging in practices such as sending unsolicited commercial e-mail advertisements, it cannot be sure that customers will not violate these prohibitions, which could have a material adverse effect on its business.

The GlobalCenter group way be unable to protect its intellectual property rights or to continue using intellectual property that it licenses from others.

  The GlobalCenter group relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain of its proprietary rights. It has no patented technology that would bar competitors from its market. Despite the GlobalCenter group's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its data or technology. In addition, the laws of various foreign countries may not protect its products, services or intellectual property rights to the same extent as do the laws of the United States.

  The GlobalCenter group does not currently rely in a material way on technologies licensed from third parties, but it expects that as it continues to offer new services through partnerships with third parties, its reliance on licensed technologies will grow. We cannot be sure these licenses will be available to the GlobalCenter group on commercially reasonable terms or at all. The loss of such technology could require the GlobalCenter group to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm its business.

  Other parties may claim that the GlobalCenter group has infringed their proprietary rights. Such claims, whether or not meritorious, may require the GlobalCenter group to expend significant financial and managerial resources, result in injunctions against it, or impose damages it must pay. The GlobalCenter group may need to obtain a license from third parties who allege that it has infringed their rights, but such license may not be available on terms acceptable to the GlobalCenter group or at all.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

  This proxy statement and the information incorporated by reference in this proxy statement include forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements.

  A number of important factors, including those risks and uncertainties described as "Risk Factors" both in this proxy statement and in our Annual Report on Form 10-K, could affect future operating results and financial position and cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties are not exhaustive. These and other developments could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. We have no obligation, and we do not intend, to publicly release the results of any revisions to these forward-looking statements to reflect subsequent events or circumstances.

                              THE SPECIAL MEETING

General

  We are furnishing this document to you in connection with the solicitation of proxies by the Global Crossing board of directors for use at the special meeting of Global Crossing shareholders and any adjournment or postponement of the meeting.

Date, time and place

  We will hold the Global Crossing special meeting at      on       , 2000 at
  , local time, subject to any adjournments or postponements.

Proposals to be considered at the special meeting

  For more information regarding the proposals described below, see "The Tracking Stock Proposal" beginning on page 43 and "The GlobalCenter Stock Incentive Plan Proposals" beginning on page 96.

 The tracking stock proposal

  At the Global Crossing special meeting, you will be asked to consider and vote to approve proposed resolutions to:

  . increase our authorized share capital to $45,200,000 by the creation of an additional 1,500,000,000 shares of common stock,

  . allow our board of directors to designate our authorized share capital into two or more separate classes of common stock,

  . approve the terms of the Global Crossing group stock and GlobalCenter group stock, and

  .  redesignate our outstanding common stock as Global Crossing group stock.

 The GlobalCenter stock incentive plan proposals

  In addition, at the Global Crossing special meeting, you will be asked to consider and vote to approve the adoption of the GlobalCenter Management Stock Plan and the GlobalCenter 2000 Stock Plan.

  We are submitting these proposals for the approval of shareholders of Global Crossing pursuant to Global Crossing's bye-laws and the requirements of the National Association of Securities Dealers applicable to companies with securities quoted on the Nasdaq National Market. In addition, we are submitting each of the GlobalCenter stock incentive plan proposals for the approval of shareholders of Global Crossing in order for those plans to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986.

Record date; votes per share

  The Global Crossing board of directors has fixed the close of business on
    , 2000 as the record date for the determination of Global Crossing shareholders entitled to vote at the special meeting. On that date, the outstanding voting shares of capital stock of Global Crossing consisted of shares of common stock. You will be entitled to attend and vote at the meeting only if you were a shareholder of record of Global Crossing common stock as of
the close of business on       , 2000.

  On a poll, each share entitled to vote at the meeting, other than shares held by holders of greater than 9.5% of the total votes cast in connection with any shareholder action whose voting power will be limited as described in the next two paragraphs, will be entitled to one vote plus any additional votes that may be allocated to each share based on a formula contained in the Global Crossing bye-laws and described in the next two paragraphs.

  For purposes of the following discussion, when we refer to "Controlled Shares" we mean, among other things, all shares of Global Crossing common stock that a shareholder is deemed (1) to own directly, indirectly or constructively pursuant to Section 958 of the U.S. Internal Revenue Code or (2) to own beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations under that act.

  Under our bye-laws, on a poll each share of common stock will have one vote, except that if, and so long as, the Controlled Shares of (1) any shareholder constitute more than 9.5% of the total votes cast in connection with any shareholder action or (2) Canadian Imperial Bank of Commerce and its affiliates constitute more than 20% of the voting power of the total votes cast in connection with any shareholder action, the voting rights with respect to the Controlled Shares owned by that shareholder will be limited, in the aggregate, to a voting power of 9.5% of the total votes cast or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of the total votes cast based on a formula contained in the bye-laws. The additional votes that could be cast by that shareholder or the Canadian Imperial Bank of Commerce and its affiliates if there were no restrictions on voting rights will be allocated to the other holders of common stock, pro rata based on their number of shares of common stock. However, no shareholder that has been allocated any additional votes may exceed the limitation on voting rights as a result of that allocation. See "Description of Global Crossing Capital Stock-- Voting restrictions."

  On the record date for determination of the holders entitled to vote at the special meeting, each share of Global Crossing common stock, other than shares held by any 9.5% or larger shareholder, would have been entitled on a poll to
approximately      votes.

Quorum

  The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing more than 50% of the votes of all outstanding shares of Global Crossing common stock will constitute a quorum at the special meeting.

  Abstentions and shares held by brokers that are represented at the special meeting without specific instructions by shareholders on how to vote those shares, which we refer to as "broker non-votes," will be counted as present for purposes of determining whether there is a quorum at the special meeting.

  Approval of the GlobalCenter stock incentive plan proposals additionally requires that holders of a majority of all outstanding shares actually cast votes on each of the proposals. For these proposals, therefore, abstentions and broker non-votes will have the practical effect of reducing the likelihood that this requirement will be satisfied.

Votes required

  The following shareholder votes are required for approval of the proposals:

 The tracking stock proposal

  The favorable vote of a majority of all votes cast by the holders of Global Crossing common stock is required to approve the tracking stock proposal. Some of the proposed resolutions contained in the tracking stock proposal, if approved, will become effective only if and when the proposed initial public offering of GlobalCenter group stock is completed.

 The GlobalCenter stock incentive plan proposals

  The favorable vote of a majority of all votes cast by the holders of Global Crossing common stock is required to adopt each of the GlobalCenter stock incentive plan proposals.

  If the tracking stock proposal is approved, we intend to implement it whether or not the GlobalCenter stock incentive plan proposals are approved. If the tracking stock proposal is not approved, we will not implement the GlobalCenter stock incentive plan proposals.

  As of April 14, 2000, directors and executive officers of Global Crossing were entitled to vote approximately 21.63% of the outstanding votes entitled to be cast by Global Crossing shareholders at the special meeting after giving effect to the voting limitations of large shareholders. Each director, executive officer and

5% shareholder of Global Crossing has indicated that he or she intends to vote his or her shares of common stock to approve each of the proposals.

How shares will be voted at the special meeting

  Shares of Global Crossing common stock represented by a proxy properly executed and received before the vote at the Global Crossing special meeting will be voted at the meeting on a poll in the manner directed on the proxy card, unless the proxy is revoked in advance of the vote.

  Properly executed blank proxy cards will be voted (1) in favor of the
proposals described in the notice of the       , 2000 special meeting to Global
Crossing shareholders and (2) in the discretion of the authorized proxies with respect to any other business that may properly come before the special meeting or any adjournment or postponement of the meeting.

  Abstentions and shares held by brokers and represented at the special meeting without specific instructions by shareholders on how to vote those shares will not be voted and will not be counted either as a vote for or against the proposals to be voted on at the special meeting.

  To be valid, proxy cards must be received at the offices of Global Crossing's
transfer agent, EquiServe, by       , 2000. As an alternative to appointing a
proxy, a Global Crossing shareholder which is a corporation may appoint any person to act as its representative by delivering written evidence of that appointment, which must be received at Global Crossing's principal executive offices not later than one hour before the time fixed for the beginning of the meeting. A representative so appointed may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.

How to revoke a proxy

  You may revoke your proxy at any time before it is voted by (1) so notifying the Secretary of Global Crossing in writing at the address of Global Crossing's principal executive offices not less than one hour before the time fixed for the beginning of the meeting, (2) signing and dating a new and different proxy card or (3) voting your shares in person or by an appointed agent or representative at the meeting. You may not revoke your proxy by merely attending the Global Crossing special meeting.

  The Global Crossing board of directors is not currently aware of any business that will be brought before the special meeting other than the proposals
described in the notice of the       , 2000 special meeting to Global Crossing
shareholders. If, however, other matters are properly brought before the Global Crossing special meeting or any adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of proxies

  Global Crossing will bear the costs of soliciting proxies from the holders of Global Crossing common stock. Proxies will initially be solicited by Global Crossing by mail, but directors, officers and selected other employees of Global Crossing may also solicit proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees of Global Crossing who solicit proxies will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Global Crossing's transfer agent, EquiServe, has agreed to assist Global Crossing in connection with the tabulation of proxies.

                          THE TRACKING STOCK PROPOSAL

General

  At the special meeting, we will ask you to consider and approve proposed resolutions which provide for the creation of the Global Crossing group stock and the GlobalCenter group stock. These proposed resolutions are to:

  . increase our authorized share capital to $45,200,000 by the creation of an additional 1,500,000,000 shares of common stock,

  . allow our board of directors to designate our authorized share capital into two or more separate classes of common stock, with 3,000,000,000 shares authorized to be issued as Global Crossing group stock and 1,000,000,000 shares as GlobalCenter group stock,

  . approve the terms of the Global Crossing group stock and GlobalCenter group stock, which terms will be attached as a schedule to our bye-laws in a Certificate of Designations relating to these classes of common stock, and

  .  redesignate our outstanding common stock as Global Crossing group stock.

  If the tracking stock proposal is implemented, your rights as shareholders will continue to be governed by Bermuda law and the Global Crossing bye-laws and schedules attached thereto, which have been filed with the SEC. The Certificate of Designations for the Global Crossing group stock and the GlobalCenter group stock, which will be attached as a schedule to the bye-laws, will contain the terms of Global Crossing group stock and GlobalCenter group stock. Accordingly, you should read carefully the proposed Certificate of Designations attached to this proxy statement as Annex II.

  If the proposed tracking stock resolutions are approved and we complete our proposed initial public offering of GlobalCenter group stock, we will file a Memorandum of Increase in Share Capital with the Registrar of Companies of Bermuda reflecting the increase in our authorized share capital. No regulatory approvals are required for the consummation of the tracking stock proposal.

Authorized and outstanding shares

  Current capital structure

  We are currently authorized to issue 3,000,000,000 shares of common stock, consisting of 3,000,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of March 3, 2000, (1) 779,714,470 shares of common stock, (2) 10,000,000 shares of
6 3/4% cumulative convertible preferred stock and (4) 400,000 shares of 6 3/8% cumulative convertible preferred stock, series B, were issued and outstanding.

  Proposed capital structure

  The tracking stock proposal will authorize us to issue up to 4,500,000,000 shares of common stock, of which 3,000,000,000 shares will be designated Global Crossing group stock and 1,000,000,000 shares will be designated GlobalCenter group stock. If approved by our shareholders, the tracking stock proposal will redesignate each outstanding share of our existing common stock into one share of Global Crossing group stock effective upon the creation of Global Crossing group stock at the time of the completion of the proposed initial public offering of GlobalCenter group stock.

  Issuances of common stock without shareholder approval

  After the completion of the proposed initial public offering of GlobalCenter group stock, our board of directors may issue the authorized but unissued shares of Global Crossing group stock and GlobalCenter group stock from time to time for any proper corporate purposes. Our board of directors also may decide to authorize the issuance of shares of one or more classes of common stock relating to an additional business group as described below, in addition to Global Crossing group stock and GlobalCenter group stock. Our board of directors will have the authority to issue additional shares of GlobalCenter group stock or Global Crossing group stock or shares of additional classes of common stock in its sole discretion and without further shareholder approval, except as may be provided by Bermuda law or the rules of the Nasdaq National Market or any stock exchange on which any class of outstanding common stock may then be listed.

  If our board of directors decides to issue additional classes of common stock, Global Crossing may establish a new group to which such new class of common stock relates either by allocating to it newly acquired assets or by reallocating to it assets and liabilities from any one or more of the Global Crossing group, the GlobalCenter group and any previously created additional group. If our board of directors decides to reallocate assets and liabilities, the group or groups to which those assets and liabilities were previously attributed would hold an inter-group interest in the new group. Our board of directors does not currently have any plan to issue any additional class of common stock.

  Our board of directors may at any time and without shareholder approval increase the number of shares allocated to Global Crossing group stock or any additional class of common stock (but not GlobalCenter group stock) so long as the number of shares in all classes of common stock immediately after the increase does not exceed the total number of shares of the authorized common stock of Global Crossing. Approval of the holders of GlobalCenter group stock in most cases would be required to increase the number of authorized shares allocated to GlobalCenter group stock. In addition, shareholder approval would be required to effect any decrease in the number of shares previously allocated to any class of common stock.

The proposed initial public offering

  We currently plan to offer in an initial public offering shares of GlobalCenter group stock that will represent a portion of the equity value of the GlobalCenter group. We will determine the amount to be issued based on capital requirements of the GlobalCenter group, market conditions at the time of the initial public offering and other factors. We will allocate all of the net proceeds of the proposed initial public offering to the GlobalCenter group.

  We currently expect to complete the proposed initial public offering shortly following shareholder approval of the tracking stock proposal.

  If subsequent considerations arise, our board of directors can decide not to create Global Crossing group stock and GlobalCenter group stock and abandon plans for the proposed initial public offering, even if our shareholders have approved the tracking stock proposal.

  Prior to the completion of the proposed initial public offering of GlobalCenter group stock, our board of directors will designate the initial number of shares of GlobalCenter group stock that may be issued in respect of the Global Crossing group's inter-group interest in the GlobalCenter group. See "Description of Global Crossing group stock and GlobalCenter group stock inter-group interest" below.

The intended disposition

  We intend to dispose of the Global Crossing group's inter-group interest in the GlobalCenter group following the proposed offering in the form of additional GlobalCenter group stock. This disposition is intended to include a distribution in the form of a dividend to holders of Global Crossing group stock for at least a portion of such interest, but may include an exchange offer, a further sale of GlobalCenter group stock, or a combination thereof. We currently intend to dispose of the inter-group interest at some time after this offering; however, we have not yet determined the exact method and timing of this disposition. We expect to base our decision with regard to the method and timing of the disposition on market conditions and the target of maximizing value for all of Global Crossing's shareholders. The disposition may occur in several stages, following which we expect that the outstanding shares of GlobalCenter group stock will reflect 100% of the economic performance of the GlobalCenter group. There is no guarantee, however, that any disposition will follow this offering.

Reasons for the tracking stock proposal

  Our board of directors recommended the tracking stock proposal following its review of various alternatives to provide a mechanism to increase market awareness of the performance and value of our GlobalCenter business. Our board of directors considered the following factors in approving, and recommending that shareholders approve, the tracking stock proposal.

  In making its determination, our directors determined that implementation of the tracking stock proposal would have the following advantages:

  . Greater market recognition and more efficient valuation. Separating the performance of the Global Crossing group and the GlobalCenter group and reflecting separately the operating results and growth prospects of each group will permit greater market recognition and more efficient valuation of the Global Crossing group and the GlobalCenter group. Separate public information about the GlobalCenter group should result in broader and more focused coverage by research analysts. As a result, investors should better understand the GlobalCenter group and Global Crossing as a whole. Having two publicly traded equity securities will allow equity investors to apply different and more specific criteria in valuing the Global Crossing group and the GlobalCenter group.

  . Greater financial flexibility. Global Crossing believes that the creation of GlobalCenter group stock will provide Global Crossing with greater financial flexibility. Global Crossing expects that GlobalCenter group stock will assist the GlobalCenter group in meeting its capital needs by creating an additional publicly traded equity security that it can use to raise capital for the group. Global Crossing also believes that it could issue GlobalCenter group stock in potential acquisitions and investments. This would allow shareholders of an entity that the GlobalCenter group acquires the opportunity to participate more directly in the success of the business in which that entity engages rather than participating in the much larger and more diversified Global Crossing enterprise.

  . More effective management incentives. GlobalCenter group stock will permit us to structure distinctive and more effective incentive and retention programs for our management and employees. Stock options and other incentive awards to management and employees of the GlobalCenter group will be tied more directly to the performance of the group in which they work.

  . Advantages of doing business under common ownership. In contrast to a spin-off, the tracking stock proposal will retain for us the advantages of doing business as a single company and allow each group to capitalize on relationships with the other group. As part of a single organization, we expect to continue to take advantage of the strategic and operational benefits of synergies relating to technology and network sharing and cost savings in corporate overhead expenses.

  . Preserves capital structure flexibility. The tracking stock proposal retains future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings, such as spin-offs and split-offs, and the creation and issuance of other tracking stocks reflecting other unique business groups. The proposal also preserves our flexibility to unwind the tracking stock structure.

  Our board of directors also considered that the implementation of the tracking stock proposal is not expected to be taxable for U.S. federal income tax purposes to Global Crossing or to you. In addition, our board of directors considered the performance of similar equity securities issued by other telecommunications companies, such as US WEST, Inc., Sprint Corporation and AT&T.

  Our board of directors also considered the following potential negative consequences of the tracking stock proposal:

  .  Uncertainty of market valuation. Global Crossing cannot predict exactly:

    --the degree to which the market price of Global Crossing group stock and GlobalCenter group stock will reflect the separate performances of the Global Crossing group and the GlobalCenter group;

    --the impact of the tracking stock proposal on the market price of our existing common stock prior to the adoption of the proposal;

    --the impact of the issuance of GlobalCenter group stock on the market price of Global Crossing group stock upon the completion of the proposed initial public offering of GlobalCenter group stock; or

    --whether the issuance of Global Crossing group stock and GlobalCenter group stock will increase the total market capitalization of Global Crossing.

  . More complex corporate governance. The tracking stock proposal introduces additional corporate governance issues, such as the fiduciary obligation of our board of directors to holders of different classes of common stock representing different lines of business. Interests of the two groups could diverge or conflict, or appear to diverge or conflict, and issues could arise in resolving conflicts with the result that our board of directors may benefit one group more than the other group with respect to any particular issue.

  . Complex capital structure. The tracking stock proposal will make the capital structure of Global Crossing more complex and could confuse investors, thereby adversely affecting their valuation of our businesses.

  . Uncertainty of market reaction to tracking stock decisions. The market values of Global Crossing group stock and GlobalCenter group stock could be affected by the market reaction to decisions by our board of directors and management that investors perceive as affecting differently one class of common stock compared to the other. These decisions could include decisions regarding business transactions between the groups and the allocation of assets, expenses, liabilities and corporate opportunities and financing resources between them.

  . Limiting unsolicited acquisition offers. The existence of tracking stock, as opposed to a stand-alone entity, may limit potential unsolicited acquisitions since a person interested in acquiring only one group without negotiation with our management would still be required to seek control of the voting power represented by all of the outstanding capital stock of Global Crossing entitled to vote on that acquisition, including the classes of common shares related to the other groups.

  . Potential adverse effects in connection with acquisitions. The use of a tracking stock in connection with future acquisitions by the Global Crossing group or the GlobalCenter group could have various adverse effects, such as the possible inability or increased difficulty of obtaining a ruling from the U.S. Internal Revenue Service for an acquisition designed to be tax-free.

  . Potential risks associated with investment in a single corporation. Holders of Global Crossing group stock and GlobalCenter group stock will continue to bear the risks associated with an investment in a single corporation and all of Global Crossing's businesses, assets and liabilities.

  . Potential adverse tax consequences. The Internal Revenue Service could successfully assert that the redesignation of our existing common stock into Global Crossing group stock could be taxable to you and/or us. In addition, the Clinton Administration's Fiscal Year 2001 Budget Proposal included a provision that would treat the receipt of stock similar to Global Crossing group stock and GlobalCenter group stock for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this provision is enacted following creation of our tracking stock, Global Crossing might be required to change its plan to issue GlobalCenter group stock or change its capital structure by unwinding the tracking stock to avoid adverse tax consequences.

  Our board of directors determined that, on balance, the potential advantages of the tracking stock proposal outweigh any potentially negative consequences and unanimously recommends approval of the tracking stock proposal.

  Our board of directors believes that an increase our authorized shares of common stock at this time is in the best interests of Global Crossing so that we can implement the tracking stock proposal and have available the number of shares needed for possible acquisitions, capital raising, future conversion, dividends and current and proposed stock incentive plans.

  As described under "--Conversion and repurchase," our board of directors has the right to convert Global Crossing group stock into another class of our stock at specified premiums payable in shares of that group's stock. Similarly, our board of directors has the right to convert GlobalCenter group stock into another class of our stock at specified premiums payable in shares of that group's stock. The number of shares issuable in a conversion will vary based on the relative market values of the outstanding classes of stock and the number of outstanding shares of stock being converted. Our board of directors also may pay a dividend in shares of a class of stock. If our board of directors determines that a conversion or a share dividend is in the best interests of Global Crossing, but at that time sufficient authorized shares of stock are not available, our shareholders would be required to approve an increase to our authorized share capital.

  We will also reserve         shares of GlobalCenter group stock for issuance
under the GlobalCenter stock incentive plans to be effective, subject to your approval, upon the completion of the proposed initial public offering of GlobalCenter group stock. For information on the effect of the tracking stock proposal on outstanding awards under the 1998 Global Crossing Stock Incentive Plan, see "Effect on existing awards and convertible preferred stock" on page 67.

  Other than the issuance of shares of GlobalCenter group stock in the proposed initial public offering, the expected disposition of the Global Crossing group's inter-group interest in the GlobalCenter group following the proposed initial public offering in the form of additional GlobalCenter group stock and the issuance of shares of GlobalCenter group stock under the GlobalCenter stock incentive plans to be effective upon the completion of the proposed initial public offering of GlobalCenter group stock, we have no present understanding or agreement for the issuance of any additional shares of Global Crossing group stock or GlobalCenter group stock or for the issuance of any class of additional common stock. Although our board of directors has no present intention of doing so, the additional shares or additional classes of stock that would be authorized for issuance if the tracking stock proposal is implemented could be issued in one or more transactions that would make a takeover of Global Crossing more difficult and, therefore, less likely, even though a takeover might be financially beneficial to Global Crossing and our shareholders. For additional information on provisions of Bermuda law and our bye-laws that might deter a takeover, see "--Certain anti-takeover provisions of Bermuda law and our bye-laws." We have no knowledge of any person or entity that intends to seek a controlling interest in Global Crossing or to make a takeover proposal.

Recommendation of our board of directors

  Our board of directors has carefully considered the tracking stock proposal and believes that the approval of this proposal by the shareholders is advisable and in the best interests of our company and our shareholders. Our board of directors unanimously recommends that you approve this proposal.

Dividend policy

  Historically, we have not paid dividends on our existing common stock. Dividends, if any, are declared at the discretion of our board of directors. We presently do not anticipate paying dividends on either tracking stock. Dividends on the Global Crossing group stock and the GlobalCenter group stock, if any, will be declared at the discretion of our board of directors.

  Because each of the Global Crossing group and the GlobalCenter group is expected to require significant capital commitments to finance its operations and fund its future growth, Global Crossing does not expect to pay any dividends on shares of either Global Crossing group stock or GlobalCenter group stock for the foreseeable future. If and when our board of directors does determine to pay any dividends on shares of Global Crossing group stock or GlobalCenter group stock, this determination will be based primarily on the results of operations, financial condition and capital requirements of the relevant group and of Global Crossing as a whole and such other factors as our board of directors considers relevant. Payment of dividends on Global Crossing group stock and GlobalCenter group stock also may be restricted by the terms of some of the loan agreements, indentures and other transactions entered into by Global Crossing from time to time.

  In making its dividend decisions regarding Global Crossing group stock and GlobalCenter group stock, our board of directors will rely on the respective combined financial statements of the Global Crossing group and the GlobalCenter group. See the combined financial statements of the GlobalCenter group and the pro forma combined financial statements of the Global Crossing group included in this proxy statement.

  Bermuda law limits the amount of dividends we can pay on either group's stock. See "--Description of Global Crossing group stock and GlobalCenter group stock--Dividends."

Description of Global Crossing group stock and GlobalCenter group stock

  We have summarized below the material terms of Global Crossing group stock and GlobalCenter group stock. The summary is not complete. We encourage you to read the proposed Certificate of Designations which is attached to this proxy statement as Annex II.

 The Global Crossing group and the Global Center group

  We designed GlobalCenter group tracking stock to track the economic performance of the GlobalCenter group. The Certificate of Designations defines the "Global Crossing Group" generally as the interest of the Global Crossing group or any of its affiliates in all of the businesses in which Global Crossing or any of its affiliates (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of Global Crossing or any of its affiliates, other than that portion of the GlobalCenter group represented by the outstanding shares of GlobalCenter group stock. The Certificate of Designations defines the "GlobalCenter Group" generally as all of the businesses, assets, properties and liabilities of GlobalCenter Inc. and its subsidiaries. The Certificate of Designations contains adjustments to the definition of the GlobalCenter group to reflect, among other things, related assets and liabilities (including contingent liabilities), net income and net losses arising after the date of such financial statements, contributions and allocations of assets, liabilities and businesses between the groups and acquisitions and dispositions.

 Inter-group interest

  Prior to the completion of the proposed initial public offering of GlobalCenter group stock, the Global Crossing group will hold 100% of the equity value of the GlobalCenter group. Prior to the completion of the proposed initial public offering, our board of directors will determine the number of shares of GlobalCenter group stock that, if issued, would represent 100% of the equity value of the GlobalCenter group. That number will be determined based on:

  .  the future prospects of the GlobalCenter group and Global Crossing;

  . sales, earnings and certain other financial and operating information of Global Crossing in recent periods;

  . the price-earnings or price-sales ratios, the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the GlobalCenter group;

  .  prevailing equity market conditions; and

  . the desired range of the initial offering price of GlobalCenter group stock.

These considerations are similar to those that will be considered in determining the initial public offering price of GlobalCenter group stock in the proposed initial public offering.

  The Global Crossing group's inter-group interest in the GlobalCenter group represents the ownership of the Global Crossing group in the portion of the GlobalCenter group that is not represented by shares of GlobalCenter group stock issued to the public.

  The outstanding interest fraction represents the ownership of the GlobalCenter group that is represented by shares of GlobalCenter group stock issued to the public compared to 100% of the equity value of the GlobalCenter group. The outstanding interest fraction equals the number of shares of GlobalCenter group stock outstanding divided by the sum of the number of shares of GlobalCenter group stock outstanding and the number of shares issuable with respect to the Global Crossing group's inter-group interest in the GlobalCenter group. The outstanding interest fraction will equal one, and the inter-group interest will equal zero, at any time that all of the ownership of the GlobalCenter group is represented by the outstanding GlobalCenter group stock.

  The following illustration demonstrates the calculation of the outstanding interest fraction. If:

  . 10 million shares of GlobalCenter group stock were outstanding as a result of the initial public offering;

  . 90 million shares of GlobalCenter group stock were issuable with respect to the Global Crossing group's inter-group interest in the GlobalCenter group (that is, the Global Crossing group held a 90% inter-group interest in the GlobalCenter group), then the outstanding interest fraction with respect to the GlobalCenter group would equal 10% based on the following calculation:

   number of shares of GlobalCenter group stock      =   outstanding interest
                   outstanding                           fraction
--------------------------------------------------
   number of shares of GlobalCenter group stock
                  outstanding +
  number of shares issuable with respect to the
                 Global Crossing
 group's inter-group interest in the GlobalCenter
                      group

          10 million shares                          =  10%
    ---------------------------------
        10 million shares + 90
            million shares

  The number of shares of GlobalCenter group stock issuable with respect to the Global Crossing group's inter-group interest in the GlobalCenter group shall be:

  . adjusted to reflect equitably any subdivision, by stock split or otherwise, or combination, by reverse stock split or otherwise, of GlobalCenter group stock or any distribution of shares of GlobalCenter group stock to holders of GlobalCenter group stock or any reclassification of GlobalCenter group stock;

  .  decreased by:

    . the number of shares of GlobalCenter group stock issued or sold by us that, immediately prior to that issuance or sale, were included in the number of shares issuable with respect to the Global Crossing group's inter-group interest;

    . the number of shares of GlobalCenter group stock issued upon conversion, exchange or exercise of convertible securities that, immediately prior to the issuance or sale of these convertible securities, were included in the number of shares issuable with respect to the Global Crossing group's inter-group interest;

    . the number of shares of GlobalCenter group stock issued by us as a share dividend or in connection with any reclassification or exchange of shares, including any exchange offer, to holders of Global Crossing group stock;

    . the number of shares of GlobalCenter group stock issued upon the conversion, exchange or exercise of any convertible securities issued by us as a share dividend or in connection with any reclassification or exchange of shares, including any exchange offer, to holders of Global Crossing group stock;

    . the number equal to the percentage of the outstanding shares repurchased after a disposition of substantially all, but not all, of the assets attributed to the GlobalCenter group times the number of shares of GlobalCenter group stock issuable with respect to the Global Crossing group's inter-group interest;

    . the number equal to the quotient of (x) the aggregate fair value as of the date of contribution of assets transferred from the GlobalCenter group to the Global Crossing group in consideration of a reduction in the number of shares issuable with respect to the Global Crossing group's inter-group interest in the GlobalCenter group divided by (y) the average market value of one share of GlobalCenter group stock over the 20-trading day period ending on the date of such contribution;

  .  increased by:

    . the number of outstanding shares of GlobalCenter group stock repurchased by us for consideration that is attributed to the Global Crossing group;

    . the number equal to the quotient of (x) the fair value of assets attributed to the Global Crossing group that are contributed to the GlobalCenter group in consideration of an increase in the number of shares issuable with respect to the Global Crossing group's inter-group interest, divided by (y) the average market value of one share of GlobalCenter group stock over the 20-trading day period ending on the date of such contribution; and

    . the number of shares of GlobalCenter group stock into or for which convertible securities deemed held by the Global Crossing group are deemed converted, exchanged or exercised;

  . increased or decreased under those other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

  At any time the Global Crossing group holds an inter-group interest in the GlobalCenter group, the outstanding interest fraction will be used to allocate to the Global Crossing group any dividend or repurchase payment made to holders of GlobalCenter group stock.

  Our board of directors also may pay dividends in shares of GlobalCenter group stock on shares of Global Crossing group stock to the extent the number of shares issued in connection with the share dividend is less than or equal to the number of shares issuable with respect to the Global Crossing group's inter-group interest in the GlobalCenter group. Distributions of assets attributed to the GlobalCenter group on shares of Global Crossing group stock are similarly limited.

  If the Global Crossing group's inter-group interest in the GlobalCenter group has been eliminated and the GlobalCenter group has acquired an inter-group interest in the Global Crossing group, our board of directors may pay dividends in shares of Global Crossing group stock or distribute assets attributed to the Global Crossing group on shares of GlobalCenter group stock but only subject to limitations similar to those described above when the Global Crossing group holds an inter-group interest in the GlobalCenter group.

  Any group may hold an inter-group interest in any other group, unless our board of directors shall determine otherwise at the time of issuance. However, no group can hold an inter-group interest in any other group if the two groups would then hold an inter-group interest in each other. Accordingly, the GlobalCenter group may hold an inter-group interest in the Global Crossing group only if the Global Crossing group's inter-group interest has been eliminated. Additional groups also may hold an inter-group interest in the Global Crossing group or the GlobalCenter group. If the GlobalCenter group acquired an inter-group interest in the Global Crossing group, similar changes would be made to that inter-group interest if transactions similar to those described above relating to the Global Crossing group's inter-group interest in the GlobalCenter group occurred with respect to Global Crossing group stock or the Global Crossing group. If an additional group acquired an inter-group interest in the GlobalCenter group or the GlobalCenter group held an inter-group interest in any additional group, similar provisions would also apply.

 Dividends

  The Certificate of Designations relating to Global Crossing group stock and GlobalCenter group stock provides that dividends on Global Crossing group stock or GlobalCenter group stock will be limited to the lesser of:

  . the funds of Global Crossing legally available for distributions under Bermuda law; and

  . the available distribution amount for the Global Crossing group, which is the same amount that would be legally available for the payment of dividends on GlobalCenter group's stock if the GlobalCenter group were a separate company under Bermuda law.

The available distribution amount for a particular group is calculated as follows:

  .  the outstanding interest fraction for that group,

  multiplied by

  .  the lesser of:

    . any amount in excess of the minimum amount necessary to pay debts attributed to that group as they become due; and

    . the realizable value of the assets attributed to that group less the sum of the total liabilities attributed to that group together with the amount of the issued share capital and share premium account attributable to that group.

  Under Bermuda law, the amount of legally available funds of Global Crossing is determined on the basis of our entire company, and not only the respective groups. As a result, the amount of our legally available funds will reflect the amount of:

  .  any net losses of each group, including any additional groups;

  . any distributions made on Global Crossing group stock, GlobalCenter group stock, any additional class of common stock or any preferred stock; and

  . any repurchases of Global Crossing group stock, GlobalCenter group stock, any additional class of common stock or any preferred stock.

Dividend payments on Global Crossing group stock or GlobalCenter group stock could be precluded because legally available funds are not available under Bermuda law, even though the available distribution amount test for the particular group was met. We cannot assure you that there will be an available distribution amount for any group or, if met, that we will have legally available funds to pay such a dividend.

  Subject to the prior payment of dividends on any outstanding shares of preferred stock and the limitations described above, our board of directors will be able, in its sole discretion, to declare and pay dividends exclusively on Global Crossing group stock, exclusively on GlobalCenter group stock, exclusively on any additional tracking stock or on any combination of class of stock, in equal or unequal amounts. In making its dividend decisions, our board of directors will not be required to consider the relative available distribution amounts for any group, the amount of dividends previously declared on any class of stock, the respective voting or liquidation rights of any class or any other factor.

  The terms of some of our debt instruments also place limitations on our ability to pay dividends.

  If the Global Crossing group still holds an inter-group interest in the GlobalCenter group at the time of any dividend on the outstanding shares of GlobalCenter group stock, we will credit to the Global Crossing group, and charge against the GlobalCenter group, a corresponding amount in respect of the Global Crossing group's inter-group interest in the GlobalCenter group.

 Voting rights

  The holders of GlobalCenter group stock and the holders of Global Crossing group stock, as well as the holders of any additional class of common stock that might subsequently be created and upon which similar voting power is vested, will be entitled to vote on any matter on which our shareholders are, by Bermuda law, Nasdaq listing rules or stock exchange rules or by the provisions of our bye-laws as determined by our board of directors, entitled to vote, subject to certain restrictions described below.

  The holders of GlobalCenter group stock, the holders of Global Crossing group stock and the holders of any additional class of common stock that might subsequently be created and upon which similar voting power is vested will vote together as a single voting group on each matter on which holders of common stock are generally entitled to vote, except as described below.

  On all matters as to which all classes of common stock will vote together as a single class, subject to certain restrictions described below:

  . each share of GlobalCenter group stock will have a number of votes equal to the quotient of the average market value of one share of GlobalCenter group stock during the 20-trading day period ending on the tenth trading day prior to the record date for determining the holders of stock entitled to vote, divided by the average market value of one share of Global Crossing group stock during the same period. However, if this calculation results in the holders of GlobalCenter group stock holding more than 25% of the total voting power of all outstanding shares of common stock, the vote of each share of GlobalCenter group stock will be reduced so that all of the outstanding shares of GlobalCenter group stock represent 25% of the total voting power of all outstanding shares of common stock. The 25% limitation on the total voting power of all outstanding shares of common stock will be eliminated if the outstanding shares of Global Crossing group stock are converted into shares of the GlobalCenter group; and

  .  each share of Global Crossing group stock will have one vote.

  If we issue shares of an additional class of common stock, each share of such additional class of common stock will have a number of votes, including a fraction of one vote or no vote, as our board of directors determines at the time of issuance. Shares issuable with respect to a group's inter-group interest in another group will have no voting rights.

  Accordingly, the relative per share voting rights of GlobalCenter group stock, Global Crossing group stock and any additional class of common stock that is entitled to a number of votes per share based on market values will fluctuate depending on changes in the relative market values of shares of the classes of common stock.

  Global Crossing group stock will have and will retain a substantial majority of the combined voting power of GlobalCenter group stock and Global Crossing group stock because:

  . we expect that initially the aggregate market value of the outstanding shares of Global Crossing group stock will be substantially greater than the aggregate market value of the outstanding shares of GlobalCenter group stock; and

  . the aggregate voting power of all of the outstanding shares of GlobalCenter group stock is limited to 25% of the total voting power of all outstanding shares of common stock, regardless of the market value of the GlobalCenter group stock.

  Fluctuations in the relative voting rights of GlobalCenter group stock, Global Crossing group stock and any additional class of common stock that is subsequently created and entitled to a number of votes per share based on market values could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of our common stock to acquire such percentage by acquiring the class of common stock having a greater number of votes per share.

  We will set forth the number of outstanding shares of GlobalCenter group stock, Global Crossing group stock and any additional class of common stock in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a shareholders' meeting the number of outstanding shares and per share voting rights of GlobalCenter group stock, Global Crossing group stock and additional group stock, if any.

  If shares of only GlobalCenter group stock are outstanding, each share will have one vote and, in situations where GlobalCenter group stock is entitled to vote as a separate voting group with respect to any matter, each share of GlobalCenter group stock will, for purposes of such vote, also have one vote on such matter.

  The holders of Global Crossing group stock or GlobalCenter group stock will not have any rights to vote separately as a class on any matter, except in the case of any required proposal to (1) increase or decrease the authorized shares of the relevant class, other than an increase in authorized shares required to effectuate a conversion of one group into the other group or a distribution to holders of Global Crossing group stock of all or a portion of its inter-group interest in the GlobalCenter group, or (2) amend the terms of that class, and except for the limited single class voting rights provided under Bermuda law, Nasdaq listing rules or stock exchange rules or by the provisions of our bye-laws as determined by our board of directors. In addition to the approval of holders of a majority of all shares of stock voting together as a single voting group present at the meeting, the approval of a majority of the outstanding shares of GlobalCenter group stock or Global Crossing group stock present at a meeting, voting as a separate voting group, would be required under Bermuda law to approve any amendment to our bye-laws or the Certificate of Designations relating to that class of common stock that would, among other things, change the designation, rights, preferences or limitations of the shares of that class.

  The following illustration demonstrates the calculation of the number of votes to which each share of GlobalCenter group stock would be entitled on all matters on which the holders of GlobalCenter group stock and the holders of Global Crossing group stock vote as a single voting group, where the average market values calculation does not result in the holders of GlobalCenter group stock holding more than 25% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of GlobalCenter group stock is not required. If:

  . 10 million shares of GlobalCenter group stock and 400 million shares of Global Crossing group stock were outstanding;

  . the average market value for the 20-trading day valuation period was $20 for GlobalCenter group stock; and

  . the average market value for the 20-trading day valuation period was $40 for Global Crossing group stock;

then each share of Global Crossing group stock would have one vote and each share of GlobalCenter group stock would have 0.5 votes based on the following calculation:







average market value
   of GlobalCenter           $20 per share            0.5 votes per
     group stock        =  --------------     =          share of
----------------------       $40 per share             GlobalCenter
average market value                                   group stock
 of Global Crossing
     group stock

  As a result, the shares of GlobalCenter group stock would represent 5 million votes, which equals 1.2% of the total voting power of Global Crossing, and the shares of Global Crossing group stock would represent 400 million votes, which equals 98.8% of the total voting power of Global Crossing. These amounts are calculated as follows:



 0.5 votes per share   X     10 million outstanding    =   5 million votes for
   of GlobalCenter           shares of GlobalCenter         GlobalCenter group
     group stock                  group stock                     stock



 1 vote per share of   X     400 million shares of     =    400 million votes
   Global Crossing           Global Crossing group         for Global Crossing
     group stock                     stock                     group stock




  5 million votes for GlobalCenter               1.2% of total voting power
             group stock                    = held by GlobalCenter group stock
-------------------------------------
  5 million votes for GlobalCenter
            group stock +
    400 million votes for Global
        Crossing group stock




    400 million votes for Global              98.8% of total voting power held
        Crossing group stock                =  by Global Crossing group stock
-------------------------------------
  5 million votes for GlobalCenter
            group stock +
    400 million votes for Global
        Crossing group stock

  The following illustration demonstrates the calculation of the number of votes to which each share of GlobalCenter group stock would be entitled on all matters on which the holders of Global Crossing group stock and the holders of GlobalCenter group stock vote as a single voting group, where the average market values calculation does result in the holders of GlobalCenter group stock holding more than 25% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of GlobalCenter group stock is required. If:

  . 200 million shares of GlobalCenter group stock and 400 million shares of Global Crossing group stock were outstanding;

  . the average market value for the 20-trading day valuation period was $50 for GlobalCenter group stock; and

  . the average market value for the 20-trading day valuation period was $40 for Global Crossing group stock;

then each share of Global Crossing group stock would have one vote and each share of GlobalCenter group stock would have 1.25 votes based on the following calculation:








average market value
   of GlobalCenter                  $50 per          =       1.25 votes per
     group stock          =          share                      share of
---------------------             ------------                GlobalCenter
average market value                $40 per                   group stock
 of Global Crossing                  share
     group stock

 1.25 votes per        200 million                              38.5% of total
    share of           outstanding                               voting power
  GlobalCenter    X     shares of       =   250 million      =     held by
  group stock          GlobalCenter            votes             GlobalCenter
                       group stock                               group stock

  Because the total voting power of GlobalCenter group stock would exceed the 25% limitation, we would calculate the maximum number of votes to which the holders of GlobalCenter group stock are entitled in the aggregate by using this formula:

                     x               25% of total voting power of common stock
                ------------          =
                   x + y

where:

  . x = the maximum number of votes to which the holders of outstanding shares of GlobalCenter group stock are entitled in the aggregate; and

  . y = the number of votes to which the holders of the outstanding shares of Global Crossing group stock are entitled, based on one vote per share.

Applied to the foregoing facts, this formula results in the following:

                       x
                ----------------      =      0.25
                     x + y

                       x
                ----------------      =      0.25
                      x +
                 4,000,000,000

                               x      =      0.25 x + 100,000,000

                          0.75 x      =      100,000,000

                               x      =      133,333,333 maximum votes for
                                             holders of GlobalCenter
                                             group stock

  Global Crossing will then calculate the maximum number of votes per share of GlobalCenter group stock as follows:

          x                         133,333,333               0.667 votes per
---------------------      =        ------------     =            share of
the number of shares                200,000,000                 GlobalCenter
   of GlobalCenter                                              group stock
     group stock
     outstanding

   Voting restrictions

  Under our bye-laws, if any shareholder owns, directly, indirectly or constructively under Section 958 of the U.S. Internal Revenue Code or beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated under that act, more than 9.5% of the total voting power of Global Crossing common stock, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, more than 20% of the total voting power of Global Crossing common stock, the number of votes of that shareholder will be limited to 9.5% of the aggregate voting power of Global Crossing common stock, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of the aggregate voting power of Global Crossing common stock, based on a formula contained in the bye-laws. The additional votes that could be cast by that shareholder but for the restrictions on voting rights will be allocated to the other shareholders, pro rata based on their number of shares of common stock. Shareholders that have been allocated additional votes may not exceed the voting limitation as a result of that allocation.

  Holders of shares of Global Crossing group stock and holders of GlobalCenter group stock are subject to the voting restrictions currently imposed on holders of our existing Global Crossing common stock.

 Conversion and repurchase

  Our current bye-laws do not provide for either mandatory or optional conversion or repurchase of our existing common stock. The proposed resolution will permit the conversion or repurchase of Global Crossing group stock and GlobalCenter group stock as described below.

   Conversion of common stock at option of Global Crossing at any time

  Except as described below, our board of directors may at any time convert each share of Global Crossing group stock into a number of shares of GlobalCenter group stock or another class of our common stock, as determined by our board of directors at the time of conversion, equal to the applicable percentage described below of the ratio of the average market value of one share of Global Crossing group stock to the average market value of one share of the other class of our common stock during a 20-trading day period. Similarly, except as described below, our board of directors may at any time convert each share of GlobalCenter group stock into a number of shares of Global Crossing group stock or another class of our common stock, as determined by our board of directors at the time of conversion, equal to a percentage of the ratio of the average market value of one share of GlobalCenter group stock to the average market value of one share of the other class of our common stock during a 20-trading day period. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders. The applicable percentage of the ratio of the average market values will be 120% during the first year following the completion of the planned initial public offering of GlobalCenter group stock, 115% during the second year and 110% thereafter.

  Any optional conversion as described above can only be effected if, as of close of business on the last day of the 20-trading day period, the market capitalization of the class of common stock being issued in the conversion exceeds the market capitalization of the class of common stock being converted.

  In addition, if our board of directors determines to issue one or more classes of additional common stock, shares of that class or those classes could be convertible into Global Crossing group stock or GlobalCenter group stock on terms determined by our board at the time of issuance.

  If a tax event occurs at any time, a factor of 100% rather than the percentages discussed above will be applied to the ratio of the average market values. This means that the holders of the class of stock being converted will not receive any premium in a conversion.

  The term "tax event" means the receipt by Global Crossing of an opinion of tax counsel to the effect that, as a result of (a) any amendment to, official clarification of, or change or proposed change in, the laws, or interpretation or application of the laws, of Bermuda or the United States or any political subdivision or taxing authority thereof or therein, including:

  .  the enactment of any legislation;

  . the publication of any judicial or regulatory decision, determination, pronouncement; or

  . any announced proposed change in law by an applicable legislative committee or the chair thereof, but not including a legislative proposal by an administration until acted upon by the applicable legislative committee or chair thereof, regardless of whether the amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving us, the Global Crossing group or the GlobalCenter group and regardless of whether the amendment, clarification, change or proposed change is subject to appeal, there is more than an insubstantial risk that (b):

  . any issuance of Global Crossing group stock or GlobalCenter group stock would be treated for tax purposes as a sale or other taxable disposition by us or any of our subsidiaries of any of the assets, operations or relevant subsidiaries to which Global Crossing group stock or GlobalCenter group stock relates;

  . the issuance or existence of Global Crossing group stock or GlobalCenter group stock would subject us, our subsidiaries or affiliates, or our or their successors or shareholders to the imposition of any tax or other adverse tax consequences that, in the reasonable discretion and good faith of Global Crossing, are more than de minimis; or

  . either Global Crossing group stock or GlobalCenter group stock is not, or at any time in the future will not be, treated for tax purposes solely as common stock of Global Crossing.

  For purposes of rendering such an opinion, tax counsel will assume that any such legislative or administrative proposals will be adopted or enacted as proposed. For the avoidance of doubt, a tax event does not include the occurrence of any of the events listed in (a) above, if, as a result of a "grandfathering" provision, such event results in not more than an insubstantial risk that the issuance or existence of either Global Crossing group stock or GlobalCenter group stock would result in any of the consequences described in (b) above.

  These provisions allow us the flexibility to recapitalize two classes of our stock into one class of our stock that would, after the recapitalization, represent an equity interest in the combined businesses of the Global Crossing group or the GlobalCenter group, as the case may be, and the group related to the class of our stock into which Global Crossing group stock or GlobalCenter group stock, as the case may be, is converted. The optional conversion could be exercised at any future time if our board of directors determines that, under particular facts and circumstances then existing, an equity structure consisting of these two classes of stock was no longer in the best interests of Global Crossing. A conversion could be exercised, however, at a time that is disadvantageous to the holders of one class of stock. For additional information on the risks of a conversion and the limited remedies available to shareholders, see "Risk Factors--Holders of Global Crossing group stock and GlobalCenter group stock may not have any remedies if any action by directors and officers has a disadvantageous effect on the stock of their group" and "-- Potential conflicts of interest exist between Global Crossing group stock and GlobalCenter group stock that may be difficult to resolve by our board of directors or that may be resolved adversely to one of the classes."

  Conversion would be based upon the relative market values of Global Crossing group stock or GlobalCenter group stock, as the case may be, and the group related to the class of our stock into which Global Crossing group stock or GlobalCenter group stock, as the case may be, is converted. Many factors could affect the market values of Global Crossing group stock, GlobalCenter group stock or the other class of stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values also could be affected by decisions by our board of directors or our management that investors perceive to affect differently one class of stock compared to the other. These decisions could include changes to our tracking stock policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

  The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one class of common stock into shares of another class of our common stock at our option at any time after the second year after the completion of the proposed initial public offering of GlobalCenter group stock. If:

  .  a tax event has not occurred;

  . 10 million shares of GlobalCenter group stock and 400 million shares of Global Crossing group stock were outstanding immediately prior to the conversion;

  . the average market value of one share of GlobalCenter group stock over the 20-trading day valuation period was $20; and

  . the average market value of one share of Global Crossing group stock over the 20-trading day valuation period was $40;

then each share of GlobalCenter group stock could be converted into 0.55 shares of Global Crossing group stock based on the following calculation:

            average market value of GlobalCenter  shares of Global Crossing
  110%                   group stock              group stock
            X       ------------------------   =
               average market value of Global
                    Crossing group stock

                        $20 per share
  1.1       X       ------------------------   =  0.55 shares of Global
                        $40 per share             Crossing group stock

   Repurchase for stock of subsidiary

  Our board of directors may at any time repurchase on a pro rata basis all of the outstanding shares of Global Crossing group stock or GlobalCenter group stock for shares of the common stock of one or more of our wholly-owned subsidiaries that own all of the assets and liabilities attributed to the relevant group.

  If the Global Crossing group still holds an inter-group interest in the GlobalCenter group at the time of any such repurchase of GlobalCenter group stock, the number of shares of those subsidiaries that we will exchange for GlobalCenter group stock in such repurchase will be equal to the product of the outstanding interest fraction and the number of shares of common stock of each subsidiary that will be outstanding immediately after the repurchase. We will retain the balance of the shares of those subsidiaries for the Global Crossing group or distribute them to the holders of Global Crossing group stock.

  If the Global Crossing group still holds an inter-group interest in the GlobalCenter group at the time of any such repurchase of Global Crossing group stock, we will exchange, in addition to shares of one of more subsidiaries that own all of the assets and liabilities attributed to the Global Crossing group, a number of shares of GlobalCenter group stock equal to the number of shares issuable with respect to the Global Crossing group's inter-group interest in the GlobalCenter group to either (1) the holders of Global Crossing group stock or (2) one or more of those Global Crossing group subsidiaries.

  We may repurchase shares of Global Crossing group stock or GlobalCenter group stock for subsidiary stock only if we have legally available funds under Bermuda law.

  These provisions are intended to give us increased flexibility with respect to spinning off the assets of one of the groups by transferring the assets of that group to one or more wholly-owned subsidiaries. As a result of any such repurchase, the holders of each Global Crossing group stock and the holders of GlobalCenter group stock would hold securities of separate legal entities operating in distinct lines of business. We currently do not have any intention of spinning off the assets of the GlobalCenter group; however, this repurchase could be authorized by our board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of Global Crossing group stock and GlobalCenter group stock is no longer in the best interests of Global Crossing as a whole.

  The following illustration demonstrates the provisions with respect to a repurchase of all of GlobalCenter group stock for shares of the common stock of one of our wholly-owned subsidiaries that owns all of the assets and liabilities attributed to the GlobalCenter group. If:

  . the Global Crossing group holds an 90% inter-group interest in the GlobalCenter group, resulting in a 10% outstanding interest fraction;

  . 100 million shares of common stock of that GlobalCenter group subsidiary will be outstanding immediately after the repurchase;

then we will exchange 10 million shares of common stock of that GlobalCenter group subsidiary for GlobalCenter group stock based on the following calculation:

  outstanding              the number of shares of            shares of
    interest       X       common stock of that           =   GlobalCenter
    fraction               GlobalCenter group                 group subsidiary
                           subsidiary that will be
                           outstanding immediately
                           after the repurchase

      0.10         X                100 million           =   10 million
                                                              shares

As a result of the Global Crossing group's 90% inter-group interest, we will retain the remaining 90 million shares of common stock of that GlobalCenter group subsidiary for the Global Crossing group.

   Mandatory dividend, repurchase or conversion of stock if disposition of group assets occurs

  If we dispose of all or substantially all of the properties and assets attributed to either the Global Crossing group or the GlobalCenter group in a transaction or series of related transactions other than those described below under "--Exceptions to the mandatory dividend, repurchase or conversion requirement if a disposition occurs," we are required to take action that returns the value of the net proceeds of those assets to the holders of that group's stock. That action could take the form of a dividend, a repurchase of shares or a conversion into another class of our stock.

  Accordingly, if we dispose of all or substantially all of the properties and assets attributed to the Global Crossing group or the GlobalCenter group in a transaction or series of related transactions other than those described below, we will:

  . pay a dividend to the holders of shares of that group's stock in cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or

  . if the disposition involves all of the properties and assets, repurchase all outstanding shares of that group's stock for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or

  . if the disposition involves substantially all, but not all, of the properties and assets, repurchase a number of shares of that group's stock for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; the number of shares so repurchased will have in the aggregate an average market value, during the 10-day trading period beginning on the 26th trading day following the disposition date; or

  . convert each outstanding share of that group's stock into a number of shares of another class of our common stock, as determined by our board of directors at the time of conversion, equal to the applicable percentage, described above under "Conversion of common stock at option of Global Crossing at any time," of the ratio of the average market value of one share of stock of the group whose assets are disposed to the average market value of one share of the other class of our common stock during the 10-day trading period beginning on the 26th trading day following the disposition date.

  We may only pay a dividend or repurchase shares of Global Crossing group stock and GlobalCenter group stock if we have legally available funds under Bermuda law and the amount to be paid to holders is less than or equal to the available distribution amount for the group. We will pay the dividend or complete the repurchase or conversion on or prior to the 95th trading day following the disposition date.

  For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to either group means a portion of the properties and assets that represents at least 80% of the then fair value of the properties and assets attributed to that group.

  The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

  . any taxes we estimate will be payable by us, or which we estimate would have been payable but for the utilization of tax benefits attributable to another group, in respect of the disposition or in respect of any resulting dividend or repurchase;

  . any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses;

  . any liabilities of or attributed to the group whose assets are disposed, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise and any liabilities for future purchase price adjustments and any preferential amounts; and

  . any accumulated and unpaid dividends in respect of any preferred stock attributed to that group.

  We may elect to pay the dividend or repurchase price either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other property that our board of directors or, in the case
of securities that have not been publicly traded for a period of at least   ,
an independent investment banking firm, determines will have an aggregate market value of not less than the fair value of the net proceeds.

  The following illustration demonstrates the provisions requiring a mandatory dividend, repurchase or conversion if a disposition occurs following the second year after the consummation of this offering. If:

  .  10 million shares of GlobalCenter group stock were outstanding;

  . the Global Crossing group holds an 90% inter-group interest in the GlobalCenter group, resulting in a 10% outstanding interest fraction;

  . the net proceeds of the sale of substantially all, but not all, of the assets of the GlobalCenter group equals $100 million;

  . the average market value of GlobalCenter group stock during the 10-trading day valuation period was $20 per share; and

  . the average market value of Global Crossing group stock during the 10-trading day valuation period was $40 per share;

then we could do any of the following:

  (1) pay a dividend to the holders of GlobalCenter group stock equal to:

    outstanding        X             net proceeds          =   dividend per
 interest fraction             -------------------------       share
                                 number of outstanding
                                shares of GlobalCenter
                                      group stock

        0.10           X             $100 million          =   $1 per share
                               -------------------------
                                   10 million shares

  As a result of the Global Crossing group's 90% inter-group interest, we will credit to the Global Crossing group, and charge against the GlobalCenter group, $90 million.

  (2) repurchase for $20 per share a number of shares of GlobalCenter group stock equal to:

                                                               shares of
    outstanding        X             net proceeds          =   GlobalCenter
 interest fraction             -------------------------       group stock
                                average market value of
                               GlobalCenter group stock

        0.10           X              $10 million          =   500,000 shares
                               -------------------------
                                     $20 per share

  As a result of the Global Crossing group's 90% inter-group interest, we will effectively repurchase 4.5 million shares issuable with respect to the Global Crossing group's inter-group interest in the GlobalCenter group for $20 per share by crediting to the Global Crossing group, and charging against the GlobalCenter group, $90 million.

  (3) convert each outstanding share of GlobalCenter group stock into a number of shares of Global Crossing group stock equal to:


                                average market value of
        110%           X       GlobalCenter group stock    =   shares of
                               -------------------------       Global Crossing
                                average market value of        group stock
                                 Global Crossing group
                                         stock

        1.1            X             $20 per share         =   0.55 shares of
                               -------------------------       Global Crossing
                                     $40 per share             group stock

  Our board of directors may, within two years after a dividend or repurchase following a disposition of substantially all, but not all, of the properties and assets attributed to the Global Crossing group or the GlobalCenter group, convert each outstanding share of that group's stock into a number of shares of another class of our stock, as determined by our board of directors at the time of conversion, equal to 110% of the ratio of the average market values of one share of stock of the group whose assets are disposed to one share of the other class of our stock over a 20-trading day period, unless we would be entitled to convert without any premium as described under "--conversion of common stock at our option at any time." In that event, there will be no premium. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

  The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one class of stock into shares of another class of our stock within two years after a dividend following a disposition of substantially all of the group's assets. If:

  . the Global Crossing group holds an 90% inter-group interest in the GlobalCenter group, resulting in a 10% outstanding interest fraction;

  . the average market value of GlobalCenter group stock during the 20-trading day valuation period was $20 per share; and

  . the average market value of Global Crossing group stock during the 20-trading day valuation period was $80 per share;

then each share of GlobalCenter group stock could be converted into 0.275 shares of Global Crossing group stock based on the following calculation:


                                 average market value of
        110%         X          GlobalCenter group stock    =     shares of
                                -------------------------           Global
                                 average market value of        Crossing group
                                  Global Crossing group             stock
                                          stock

                                      $20 per share            0.275 shares
        1.1          X          -------------------------   =
                                      $80 per share

  Exceptions to the mandatory dividend, repurchase or conversion requirement if a disposition occurs. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to either group in a transaction or class of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity which:

  . acquires those properties or assets or succeeds to the business conducted with those properties or assets or controls such acquiror or successor; and

  . is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that group prior to the disposition, as determined by our board of directors.

The purpose of this exception is to enable us technically to "dispose" of properties or assets of a group to other entities, including joint ventures, engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a repurchase or conversion of, the class of stock of that group, so long as we receive an equity interest in that entity. We are not required to control that entity, whether by ownership or contract provisions.

  We also are not required to effect a dividend, repurchase or conversion if the disposition is:

  . of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution and the distribution of our assets to shareholders;

  . on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of the stock of the group whose assets are disposed and, to the extent that any group not subject to the disposition holds an inter-group interest in the group whose assets are being disposed, the group not subject to the disposition;

  . made to any person or entity controlled by us, as determined by our board of directors; or

  . a disposition conditioned upon the affirmative vote of a majority of all votes cast by the holders of that group's stock, voting as a separate class.

  Notices if disposition of group assets occurs. Not later than the 20th trading day after the consummation of a disposition, we will announce publicly by press release:

  .  the net proceeds of the disposition;

  . the number of shares outstanding of the stock of the group whose assets are disposed;

  . the number of shares of that group's stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of those convertible securities; and

  . if applicable, the outstanding interest fraction on the date of the notice.

  Not earlier than the 36th trading day and not later than the 40th trading day after the consummation of the disposition, we will announce publicly by press release whether we will pay a dividend or repurchase shares of stock with the net proceeds of the disposition or convert the shares of stock of the group whose assets are disposed into another class of our stock.

  We will mail to each holder of shares of the group whose assets are disposed the additional notices and other information required by our bye-laws.

  Selection of shares for repurchase. If fewer than all of the outstanding shares of a class of stock are to be repurchased, we will repurchase those shares proportionately from among the holders of outstanding shares of that class of stock or by such method as may be determined by our board of directors to be equitable.

  Fractional interests; transfer taxes. We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either class of stock upon any conversion, repurchase, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

  We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on repurchase or conversion of shares.

 Liquidation rights

  Currently, in the event of our dissolution after payment or provision for payment of our debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled, the holders of existing common stock are entitled to share equally in our remaining net assets.

  Under the Certificate of Designations, in the event of our dissolution, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which holders of any preferred stock are entitled, the holders of Global Crossing group stock, the holders of GlobalCenter group stock and the holders of any additional tracking stock will be entitled to receive our assets remaining, if any, for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of such class.

  The liquidation rights of the class will be as follows:

  . each share of Global Crossing group stock will have one liquidation unit; and

  .  each share of GlobalCenter group stock will have     liquidation units;
     and

  . if we issue an additional class or classes of common stock, each share of an additional class of common stock will have a number of liquidation units, including a fraction of one liquidation unit, as our board of directors shall determine at the time of issuance.

  The number of liquidation units to which each share of Global Crossing group stock or GlobalCenter group stock is entitled will not be changed without the approval of the holders of each class of stock voting as a separate class, except in the limited circumstances described below. As a result, after the date of the calculation of the number of liquidation units to which GlobalCenter group stock is entitled, the liquidation rights of the holders of the respective class of stock may not bear any relationship to the relative market values or the relative voting rights of the two classes.

  No holder of Global Crossing group stock will have any special right to receive specific assets of the Global Crossing group and no holder of GlobalCenter group stock will have any special right to receive specific assets of the GlobalCenter group in the case of our dissolution.

  If we subdivide or combine the outstanding shares of a class of stock or declare a dividend or other distribution of shares of a class of stock to holders of that class of stock, the number of liquidation units of the

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other class of stock will be appropriately adjusted. This adjustment will be made by our board of directors, to avoid any dilution in the aggregate, relative liquidation rights of any class of stock.

  Neither a consolidation, merger or share exchange of Global Crossing into or with any other corporation, nor any sale, conveyance, lease, exchange or transfer of all or substantially all of our assets, will, alone, cause the dissolution of Global Crossing, for purposes of these liquidation provisions.

 Determinations by the board of directors

  Any determinations made in good faith by our board of directors with respect to a class of common stock will be final and binding on all of our shareholders.

 Preemptive rights

  The holders of any class of stock will not have any preemptive rights.

Additional classes of common stock

  If the tracking stock proposal is approved, our board of directors may decide to authorize the issuance of shares of one or more classes of common stock in addition to Global Crossing group stock and GlobalCenter group stock, although we do not have any current plan to do so . Our board of directors will have the authority to do so in its sole discretion and without further shareholder approval, except as may be provided by Bermuda law or Nasdaq National Market rules or the rules of any stock exchange on which any class of outstanding common stock may then be listed.

  If our board of directors decides to issue additional classes of common stock, Global Crossing may establish a new group to which such new class of common stock relates either by allocating to it newly acquired assets or by reallocating to it assets and liabilities from any one or more of the Global Crossing group, the GlobalCenter group or any previously created additional group. In the latter case, the group or groups to which those assets and liabilities were previously attributed would hold an inter-group interest in the new group.

  At the time of issuance of any class of additional common stock, our board of directors will determine the dividend, voting and liquidation rights and conversion, repurchase and other provisions applicable to that additional common stock. Any additional common stock issued may be convertible into either Global Crossing group stock or GlobalCenter group stock on such terms as may be determined by our board of directors.

  Our board of directors also may determine at the time of issuance of any additional common stock that the additional group may acquire an inter-group interest in either the Global Crossing group or the GlobalCenter group, or both. Alternatively, our board of directors may permit the Global Crossing group or the GlobalCenter group, or both, to acquire an inter-group interest in the additional group.

Certain anti-takeover provisions of Bermuda law and our bye-laws

  The following discussion concerns certain provisions of Bermuda law and our bye-laws that could be viewed as having the effect of discouraging an attempt to obtain control of Global Crossing.

 Authorized but unissued shares of common stock

  If the tracking stock proposal is approved, we may from time to time issue up to 4,500,000,000 shares of common stock in two or more classes, as determined by our board of directors. We will not solicit approval of our shareholders for the issuance of authorized but unissued shares of common stock unless our board of directors believes that approval is advisable or is required by Bermuda law, Nasdaq listing rules or stock exchange rules.

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  The existence of authorized, unissued and unreserved common stock could enable our board of directors to issue shares to persons friendly to current management, which could render more difficult, or discourage, an attempt to obtain control of Global Crossing by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management. These additional shares also could be used to dilute the share ownership of persons seeking to obtain control of Global Crossing.

  The existence of tracking stock, as opposed to a stand-alone entity, may limit potential unsolicited acquisitions since a person interested in acquiring only one group without negotiation with our management would still be required to seek control of the voting power represented by all of the outstanding common stock of Global Crossing entitled to vote on that acquisition, including the classes of common shares related to the other groups.

 Shareholder nominations and proposals

  Our bye-laws provide that any shareholder may present a nomination for a directorship or a proposal at an annual meeting of shareholders only if the nominee for director has been approved by the board of directors or advance notice of a nomination or proposal has been delivered to Global Crossing not less than 120 days or more than 150 days prior to date which is 12 months after the anniversary of the release of the proxy statement to shareholders for the annual meeting held in the prior year.

  The foregoing notice must describe, among other things, all information relating to each nominee for director that is required to be disclosed in solicitations of proxies for election of directors and the number of shares owned by such person.

  These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any shareholder to a vote of the shareholders.

 Voting and transfer restrictions

  Voting restriction. Pursuant to our bye-laws, each share of Global Crossing common stock has one vote, except that if any shareholder owns, directly, indirectly or constructively under Section 958 of the Internal Revenue Code or beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated under that act, more than 9.5% of the voting power of the common stock, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, more than 20% of the total voting power of the Global Crossing capital stock, the number of votes of that shareholder will be limited to 9.5% of the aggregate voting power of the Global Crossing common stock, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of the aggregate voting power of the Global Crossing capital stock, based on a formula contained in the bye-laws. The additional votes that could be cast by that shareholder but for the restrictions on voting rights will be allocated to the other shareholders, pro rata based on their number of shares of common stock. Shareholders that have been allocated additional votes may not exceed the voting limitation as a result of that allocation.

  Transfer restriction. The bye-laws also provide that any transfer of shares of common stock or any interest in those shares that results in a shareholder, other than Pacific Capital Group, GKW Unified Holdings, Canadian Imperial Bank of Commerce, Continental Casualty Company or MRCo or their affiliates or certain lenders to any of them, beneficially owning within the meaning of
Section 13(d) of the Exchange Act, directly or indirectly, 5% of the outstanding shares of common stock, if that shareholder is a natural person, or otherwise 9.5% of the outstanding shares of common stock, without the approval of a majority of the members of the board of directors and of a majority of votes cast by shareholders at a meeting called to approve the transfer will not be registered in the share register and will be void and of no effect. Amendments to the voting reallocation and transfer restriction provisions of the bye-laws require the approval of the Global Crossing board of directors and shareholders holding at least 75% of the votes of all outstanding shares of common

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stock. In the event of any amendment to these bye-laws, under certain circumstances, Global Crossing has the obligation to indemnify and hold harmless any shareholder who, as a result of that amendment, becomes subject to treatment as a "U.S. Shareholder" for purposes of Section 951 et seq. of the Internal Revenue Code from and against all losses, costs, damages, liabilities and expenses directly or indirectly arising out of that treatment.

  These voting reallocation and transfer restrictions could make it difficult for any person or group of persons acting in concert, other than certain existing owners, to acquire control of Global Crossing without approval of our board of directors.

 Staggered board

  Our board of directors is divided into three classes of directors serving staggered three-year terms. Each class consists of, as nearly as possible, one-third of the total number of directors.

  The classification of directors makes it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, generally will be required to change the majority of our board of directors. The classification provisions of our bye-laws could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Global Crossing.

Certain United States federal income tax consequences

 General

  The following discussion is a summary of certain material United States federal income tax consequences of the implementation of the tracking stock proposal. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, published positions of the Internal Revenue Service, which we refer to as the "IRS," and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to Global Crossing group stock or GlobalCenter group stock, or the Treasury could issue regulations that change current law. Any future legislation or regulations could apply retroactively to the implementation of the tracking stock proposal.

  This discussion addresses only those of you who hold your existing common stock and would hold your Global Crossing group stock as a capital asset. This discussion does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular tax circumstances. This discussion does not apply to you if you are a foreign person, a dealer in securities or currencies, a trader in securities that has elected the mark-to-market method of accounting for your securities, a tax-exempt organization, an S corporation or other pass-through entity, a mutual fund, a small business investment company, a regulated investment company, an insurance company or other financial institution, a broker-dealer, a United States person whose "functional currency" is not the U.S. dollar, or are otherwise subject to special treatment under the federal income tax laws. This discussion also does not apply to those of you who hold your existing common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle. You should consult your own tax advisor with regard to the application of the federal income tax laws, as well as to the applicability and effect of any state, local or foreign tax laws to which you may be subject.

 Tax implications to you of the implementation of the tracking stock proposal

  In the opinion of Simpson Thacher & Bartlett, Global Crossing's counsel, for federal income tax purposes GlobalCenter group stock will be considered common stock of Global Crossing Ltd. This means that:

  . you will not recognize any income, gain or loss on the reclassification of your existing common stock for shares of Global Crossing group stock;

  . your basis in Global Crossing group stock received will equal your basis in our existing common stock exchanged therefor;

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  .  your holding period of Global Crossing group stock will include the holding period of the existing common stock; and

  . any gain or loss recognized upon a subsequent sale or exchange of Global Crossing group stock will be capital gain or loss.

 Tax implications to you of a conversion of Global Crossing group stock or GlobalCenter group stock

  Generally, you will not recognize any income, gain or loss if we exercise any of our options to convert one class of common stock into the other class of common stock, and you will have a carryover adjusted tax basis in the shares of common stock that you receive and generally a holding period that includes the holding period of the common stock you surrendered in the conversion.

 No IRS ruling

  No ruling has been sought from the IRS. The IRS has announced that it will not issue any advance rulings on the classification of an instrument whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Simpson Thacher & Bartlett's opinion is not binding on the IRS. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of Global Crossing group stock and GlobalCenter group stock. It is possible, therefore, that the IRS could assert that the receipt of Global Crossing group stock as well as any subsequent conversion of one class of common stock into the other class of common stock could be taxable to you and to us.

 Clinton Administration proposal

  The Clinton Administration recently proposed legislation dealing with tracking stock such as Global Crossing group stock and GlobalCenter group stock. This proposal would, among other things, treat the receipt of stock similar to Global Crossing group stock and GlobalCenter group stock for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, you could be subject to tax on your receipt of Global Crossing group stock after the date of enactment. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and it is impossible to predict whether Congress will act upon this proposal or any other proposal relating to tracking stock. We may convert Global Crossing group stock or GlobalCenter group stock into shares of the other class without any premium on such conversion if there is more than an insubstantial risk of adverse United States federal income tax developments. See "--Conversion and repurchase--Conversion of common stock at option of Global Crossing at any time." The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action.

Stock exchange listings

  We expect Global Crossing group stock and GlobalCenter group stock to be listed on the Nasdaq National Market and the Bermuda Stock Exchange. Global Crossing group stock will be listed under the symbol GBLX. GlobalCenter group stock will be listed under the symbol GCTR.

Stock transfer agent and registrar

  Our existing stock transfer agent and registrar, EquiServe, will act as the stock transfer agent and registrar for both Global Crossing group stock and GlobalCenter group stock.

Effect on existing awards and convertible preferred stock

  If the proposed offering of GlobalCenter group stock is completed, each outstanding award for our existing common stock under our 1998 Global Crossing
Ltd. Stock Incentive Plan will be redesignated into an award for        .

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  Similarly, following the completion of the proposed offering of GlobalCenter group stock, holders of our outstanding shares of convertible preferred stock will be entitled to convert each share of Global Crossing convertible preferred stock into one share of Global Crossing group stock at the current conversion price. In addition, if we effect the proposed distribution of GlobalCenter group stock to the holders of Global Crossing group stock, subsequent to such distribution holders of our outstanding shares of convertible preferred stock will be entitled to convert each share of Global Crossing convertible preferred stock into one share of Global Crossing group stock at a conversion price reduced to reflect the fair market value of the GlobalCenter group stock that was distributed.

No dissenters' rights

  Under Bermuda law, shareholders who dissent from the tracking stock proposal will not have appraisal rights.

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                       BUSINESS OF THE GLOBALCENTER GROUP

Overview

  The GlobalCenter group is a leading provider of Internet infrastructure solutions incorporating:

  .complex Web hosting;

  .IP network services primarily using the Global Crossing network;

  .hardware and software procurement and installation;

  .content distribution, integration and management services;

  .systems applications; and

  .professional services.

  The GlobalCenter group delivers its services primarily to customers seeking rapid, cost-effective solutions for their mission-critical Internet-related operations. As of March 31, 2000, the GlobalCenter group provided solutions to over 500 customers including large, well-established enterprises and newer Internet companies including NBCi, Viacom, The Washington Post, Yahoo! and ZDNet. Due largely to rapid growth in both the size of its customer base and demand for outsourced Internet infrastructure solutions, the GlobalCenter group's annual revenues have grown from $7.7 million in 1997 to $70.9 million in 1999, a compound annual growth rate of 203%.

  The GlobalCenter group currently operates ten data centers strategically located near major business centers in northern and southern California; New York City; northern Virginia; London; and Melbourne. Six of these data centers have been commercially operational for more than 12 months and are currently operating at or near full capacity. In addition, the GlobalCenter group is currently developing 10 data centers in the United States, Europe and the Asia-Pacific region, nine of which it plans to open by the end of this year, bringing the total gross square footage of its data centers to over 1.3 million.

  Each of the GlobalCenter group's data centers other than the Melbourne data center is located directly on the Global Crossing IP-based fiber optic network. This network is expected to span 101,000 route miles and connect five continents and more than 200 cities in 27 countries by the middle of 2001.

Industry Background

  As a result of its rapid growth, the Internet has become an important new global communications and commerce medium. This new medium has given enterprises an opportunity to interact in new and different ways with their customers, employees, suppliers and partners. Furthermore, the Internet has become an additional point of competitive differentiation across a broad variety of commercial sectors and geographies, and a large number of companies have now embraced the Internet either proactively or reactively to grow or defend their market position.

  Companies are responding to the opportunities and challenges presented by Internet technologies by rapidly increasing their investment in Web sites and Internet-enabled services. Over the last several years, newer Internet companies that focus solely on distributing products and services over the Internet have emerged and, more recently, mainstream businesses have begun to use Web sites to complement traditional business models and distribution channels.

  The rapidly growing number of companies focused on implementing Internet strategies has created a significant shortage of Internet-focused systems developers and networking personnel. At the same time, Internet operations are becoming more complex and challenging for enterprises to operate. For example, in order to establish a high quality, reliable Web site or to run Web-based applications on the Internet, businesses must, among other things, procure and integrate sophisticated hardware and software, develop application-specific technical skills, and have access to a secure, fault-tolerant physical location and reliable Internet

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connectivity. Ensuring the quality, reliability, and availability of these
Internet operations typically requires substantial investments in developing Internet expertise and infrastructures outside their core business functions. However, such a continuing significant investment of resources is often an inefficient use of enterprises' management focus and limited resources.

  As a result, businesses are increasingly seeking outsourcing arrangements with service providers that can speed time-to-market; improve performance, reliability, scalability and security; provide continuous operation and support of their Internet operations and reduce operating expenses. To address this need, a variety of providers of Web hosting services have emerged. Web hosting services range from lower-cost shared hosting, in which multiple smaller customers share a single server for basic Web sites, to higher-cost complex Web hosting, in which a larger customer's Web site is hosted on multiple dedicated servers, which are monitored and communicate amongst one another to balance traffic loads to minimize data latency and loss, often for customized applications and systems. Complex Web hosting companies, in general, provide various infrastructure-related services, including secure, monitored data centers with high degrees of redundancy and reliability, high-speed IP network connectivity and various enhanced services. Generally, complex Web hosting providers also support a range of hardware, operating systems and software.

  The market for complex Web hosting and related services is growing rapidly and continues to evolve as new enabling technologies are developed and new business practices are implemented. According to International Data Corporation, or "IDC," the market for Web hosting services (which does not include Internet access service) is estimated to be $1.7 billion in 1999, increasing to $17.6 billion in 2003. We also believe that complex Web hosting companies will be well positioned to take a significant share of the application service provider, or ASP, market, as companies seek to Web-enable their traditional business functions and applications such as customer service, procurement, human resource management and sales force automation. According to IDC, the ASP market is expected to grow to $7.8 billion in 2004.

  While a variety of existing industry participants and emerging service providers are attempting to target this rapidly growing market, many are niche service providers and others are often unable to exercise significant control over the underlying network services upon which the quality of their solutions depend. We believe that as customers continue to outsource mission-critical Internet-related services, quality of service and breadth of solutions offered will be the key factors driving customers' purchasing decisions.

GlobalCenter Group Strategy

  The objective of the GlobalCenter group is to become the leading global provider of total solutions for its customers' mission-critical Internet infrastructure requirements. To achieve this objective, the GlobalCenter group is implementing a business strategy focused on the following key elements:

  Enhance and expand its portfolio of value-added applications and professional services. The GlobalCenter group currently provides a broad range of Internet infrastructure services that allow its customers to effectively outsource the management and operation of their Web sites to the GlobalCenter group. The GlobalCenter group intends to continue to develop and market new services to position itself as a total solutions provider for businesses' Internet infrastructure needs. The GlobalCenter group believes this will enable it to build stronger customer relationships, maximize its revenue per customer and grow its business. By the end of 2000, the GlobalCenter group plans to introduce a number of additional services including content distribution for static, dynamic and streaming media, interactive TV, e-commerce applications, database-on-demand, virtual private network and end-user monitoring.

  Expand its global footprint by opening new data centers. The GlobalCenter group currently operates ten data centers located in strategic markets in the United States, Europe and Australia. The GlobalCenter group is currently developing new data centers to meet the growing international demand for outsourced Web hosting services and the increasingly global e-business and information technology needs of its customer base. The GlobalCenter group is therefore planning to open an additional nine data centers in the United States, Europe

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and Australia in 2000. The GlobalCenter group is also exploring the possibility of opening data centers in Asia in conjunction with Asia Global Crossing, an affiliated company. The GlobalCenter group will continue to identify new geographic markets into which it will expand to meet the growing needs of businesses with mission-critical Internet operations.

  Develop and market services tailored to the needs of selected information-intensive industries. The GlobalCenter group's product development and marketing strategy is to target industries it believes will have a significant demand for Internet infrastructure applications and services, such as media and entertainment, financial services, retail and business-to-business exchanges. We believe that by targeting these industries and developing tailored service offerings for their use, the GlobalCenter group can accelerate its growth by attracting more customers and generating higher revenue per customer, increase its gross margins, and realize operating efficiencies.

  Continue to take advantage of its unique relationship with the Global Crossing group. As part of its Web hosting services, the GlobalCenter group provides businesses with high performance Internet connectivity through Global Crossing's IP-based fiber-optic network. The GlobalCenter group will continue to locate its data centers to take maximum advantage of the Global Crossing network. We believe the GlobalCenter group's unique relationship with the Global Crossing group provides numerous competitive advantages, including higher availability and scalability and enhanced, integrated network monitoring and problem resolution, which improve its ability to offer its customers service level agreements. The GlobalCenter group participates in the Network and Services Management Committee for the Global Crossing network, allowing it to help determine the strategic and technological direction of the network in a way that will secure capacity and high quality service for its customers. The IP network services it purchases from the Global Crossing group are available to the GlobalCenter group with preferred market-based pricing, taking into account volume, term and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group. In addition, the GlobalCenter group plans to integrate its service offerings with those offered by the Global Crossing group in order to market the combined company as a total telecommunications and Internet solutions provider to customers in Global Crossing's targeted markets, such as large multinational corporations. We believe the fact that the GlobalCenter group stock is being offered to the public in the form of a tracking stock rather than as a separate company helps the GlobalCenter group to preserve and enhance its close ties and unique relationship with the Global Crossing group and its access to the Global Crossing network.

  Expand its direct sales force and develop new channels of distribution. To date, the GlobalCenter group has established its rapid growth and market position solely through its direct sales efforts. In 2000, the GlobalCenter group plans to significantly expand its direct sales force, invest in training and development and enhance sales incentives in order to focus its sales efforts on increasing its sales of value-added applications and professional service offerings. To complement its direct sales efforts, the GlobalCenter group intends to develop new channels of distribution. In addition to its sales and marketing arrangements with the Global Crossing group, with which it intends to exchange sales referrals and offer bundled products and services, the GlobalCenter group expects to build co-marketing arrangements with consulting firms, content developers, Internet service providers, systems developers and technology partners.

  Develop and strengthen relationships with industry leading technology vendors. The GlobalCenter group has developed strong relationships with technology vendors such as Akamai, StorageNetworks, StorageTek and Tanning Technology to offer enhanced caching, storage, backup services and e-commerce services to its customers. The GlobalCenter group plans to continue to develop relationships with selected technology vendors to help its customers identify the best technology solutions for their requirements and to rapidly and effectively design and deploy these technologies. The GlobalCenter group believes its relationship with these vendors will enhance its ability to support its customers' needs. For example, its relationship with Tanning Technology will broaden its service offering to include electronic commerce solutions, better enabling it to become a total solutions provider for its customers.

  Enter into strategic partnerships and make targeted acquisitions to complement its internal development efforts. As the GlobalCenter group develops new applications and services, it plans to complement its internal

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development through strategic relationships and acquisitions. The GlobalCenter group will seek strategic relationships that will enable it to gain quicker access to innovative technologies, assist it with the development of new applications and service offerings, provide it with new distribution channels and advance its entry into new geographic markets. In addition, the GlobalCenter group may seek to acquire companies which it believes will enable it to cost-effectively augment its existing products and services, technology, infrastructure, skill sets, geographic presence or customer base.

The GlobalCenter Group's Services

  The GlobalCenter group currently provides a broad range of Internet infrastructure services that allows its customers to effectively outsource the management and operation of their Internet operations to the Global Center group. The GlobalCenter group creates tailored solutions for its customers based on their unique business and technical requirements, and modifies the services as its customers' needs evolve.

Complex Web Hosting Services

  The GlobalCenter group offers complex Web hosting services designed to outsource operation of mission-critical Web sites, based on industry-leading technologies and offering high service level guarantees. The GlobalCenter group supports all leading Internet hardware and software systems. This flexibility enables its customers to retain control over their technical solution and to integrate the GlobalCenter group's solutions with their existing IT technical architecture. The GlobalCenter group offers a number of services to dedicated Web site management customers to ensure ease of implementation, security, performance and scalability. Specifically, it provides:

  . configuration, installation and support of operating systems, including
    Unix, Windows NT, Solaris and Linux,
  . hardware platforms, including those offered by Sun Microsystems, Dell, Cisco, IBM, VA Linux and Compaq;

  . installation and maintenance of Web sites on server hardware;

  . help desk support 24-hours a day, seven days a week, with access to certified technical professionals;

  . industry and vendor security alerts and maintenance;

  . load balancing and geographical distribution of network traffic among multiple servers and multiple data centers; and

  . 24-hours a day, seven days a week, physical and remote access to equipment.

Hardware and Software Procurement Services

  The GlobalCenter group has experienced equipment services professionals available to help make its customers' equipment purchases simple and economical. The GlobalCenter group selects and purchases equipment from various manufacturers based on customer orders and resells it to its customers. The GlobalCenter group also arranges for equipment to be shipped directly to a customer's location in its data centers and installed in the appropriate location. Its equipment services allow the GlobalCenter group to move new customers into its data centers more quickly and efficiently.

IP Network Services

  The GlobalCenter group directly connects its data centers, other than Melbourne, to Global Crossing's high performance, IP-based fiber-optic backbone network with redundant high speed lines, which also gives it

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access to Global Crossing's extensive peering and transit relationships with other major Internet backbone providers. The GlobalCenter group's connectivity arrangements are designed to deliver the scalability, high availability and performance required for high-volume bandwidth and application-intensive Internet operations. Since its customers' Internet operations often experience traffic spikes due to promotions or events, the GlobalCenter group typically maintains sufficient excess network capacity to handle its customers peak traffic needs. Each of its data centers is also connected to the communications networks of other major carriers. The Global Crossing network does not reach Australia, so our Melbourne data center is connected to the Global Crossing network through the communications networks of other major carriers.

  Through its relationship with the Global Crossing group, the GlobalCenter group has unique access to the Global Crossing global network and extensive peering and transit arrangements. The GlobalCenter group believes its connection to the Global Crossing network provides it with the following benefits:

  . Network Performance. When fully deployed, the Global Crossing network will provide service to all of the world's major business centers. The extensive geographic reach of the Global Crossing network and Global Crossing's extensive peering and transit relationships with other major Internet backbone providers will enable the GlobalCenter group to avoid many of the congested Internet public exchange points and deliver IP traffic directly to its destination network or the intended IP address. By avoiding the need to route traffic across multiple networks or public interconnection points, the performance of its customers' Internet applications will be substantially increased. The Global Crossing group has agreed to provide the GlobalCenter group with service level commitments for near 100% network availability for traffic on the Global Crossing network, which will enable the GlobalCenter group to offer similar service levels to its customers.

  . Scaling and Availability. The GlobalCenter group will have constant access to the Global Crossing network and an ability to scale its use of the Global Crossing network according to its needs and the needs of its customers.

  . Management Committee. The GlobalCenter group participates in the Network and Service Management Committee for the Global Crossing IP network, allowing it to help determine the strategic and technological direction of the network in a way that will secure capacity and high quality service for its customers.

  . Monitoring Capability. The GlobalCenter group has the ability to monitor the entire Global Crossing network from its network control centers or the Global Crossing network operations center, which allows the GlobalCenter group to locate, respond to and resolve problems quickly.

  . Cost Advantage. The GlobalCenter group's unique access to Global
    Crossing's network frees it from the costs associated with independently building and maintaining an IP network, such as an extensive set of routers and switches, and from the costs associated with peering relationships when traffic flow becomes unequal. The price the GlobalCenter group pays for its access to the network will be preferred market based pricing, taking into account volume, term, and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group.

Value-Added Applications and Services

  The GlobalCenter group's value-added applications and services enables its customers to improve the performance, reliability and storage and backup capability of their Internet operations. The GlobalCenter group believes these services will become increasingly important to its customers. A key component of the GlobalCenter group's strategy is to continue to grow its value-added service offerings to distinguish itself in the marketplace. The GlobalCenter group's current services include the following:

  Performance Monitoring Services. The GlobalCenter group works with Keynote to provide and jointly market Perspective(TM), a service that gives companies real-time statistics about their Web sites' performance from the viewpoint of users around the world. Perspective employs a network of more than 100 data collection agents deployed in 30 large metropolitan areas, both in the U.S. and internationally, connected to the backbone

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

networks of a variety of major service providers. The agents measure access and download times at pre-set intervals. The GlobalCenter group's network control centers and customers' Web managers receive daily reports and threshold based alarms.

  Content Delivery Services. The GlobalCenter group works with Akamai to offer FreeFlow SM, a premier caching service. By moving content closer to end users and intelligently routing requests to multiple servers, FreeFlow reduces problems caused by server overloads and network bottlenecks. This increases peak demand capacity for Web sites, speeds user downloads and improves overall quality.

  Disk-On-Demand Storage Solution. The GlobalCenter group works with StorageNetworks, a leading storage services provider, to provide Disk-On-Demand, a highly scaleable and reliable on-demand disk storage service the GlobalCenter group offers on a usage basis. Disk-On-Demand gives customers access to technologically advanced storage, normally available only to large enterprises, on a cost effective basis.

  Tape-On-Demand Storage Solution. The GlobalCenter group works with StorageTek, a leading network storage services provider, to provide Tape-On-Demand, a backup and disaster recovery service the GlobalCenter group offers on a usage basis. Tape-On-Demand reduces customers' need to invest in and manage expensive disaster recovery systems.

  Security Services. The GlobalCenter group's security services are designed to ensure the security of a customer's Web operations by applying the leading security diagnostic tools. Security engineers are located at GlobalCenter data centers to deliver security solutions including firewalls, encryption and authentication.

  Testing Services. The GlobalCenter group's testing services aim to identify problems that could degrade the expected performance and availability of a customer's Web operations. For example, its stress testing services simulate users accessing a Web site to provide information for isolating problems, optimizing performance and accelerating the deployment of Web sites.

Professional Services

  The GlobalCenter group's professional services teams consult with customers on a wide range of issues including Web applications development, Internet connectivity, server maintenance, performance and site scaling. The GlobalCenter group believes its professional services will play an increasingly important role in supporting the implementation and maintenance of Internet based mission-critical operations as customers continue to rapidly adopt emerging technologies. Its professional services currently include system architecture and design; disaster recovery, migration and capacity planning; database optimization; and performance tuning. The GlobalCenter group's sales engineers develop complete solutions for its customers, including configuring systems and specifying hardware and software for implementations or upgrades. The GlobalCenter group assigns technical account teams, consisting of three to five personnel, to act as its customers' on-site network and information technology staff. Through its relationship with Tanning Technology, the GlobalCenter group has access to Tanning Technology's information technology services, which include electronic commerce solutions, enterprise customer relationship management solutions and core operations solutions.

Strategic Relationships

  The GlobalCenter group believes that strategic technology and marketing relationships enhance its ability to better serve existing customers as well as reach new customers. Its strategic relationships enable it to gain quicker access to innovative technologies, assist with the development of new applications and service offerings and provide it with powerful additional sales channels. As opportunities arise, the GlobalCenter group will continue to establish new relationships with hardware and software vendors and application service providers. An example of its strategic relationship strategy is its relationship with Tanning Technology, which enables the GlobalCenter group to provide its customers with preferred access to Tanning Technology's pool of over 350 technical and sales professionals. The combination of Tanning Technology's expertise in systems integration solutions involving high volume transactional businesses and the GlobalCenter group's Internet infrastructure

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

solutions business will enable the GlobalCenter group to provide a bundled service offering that will include infrastructure hardware and software, operational systems and services, integration services and e-business solutions. The GlobalCenter group has also established a preferred marketing arrangement with Tanning Technology designed to cross-promote and sell each other's products and services. In February, 2000 the GlobalCenter group invested $10 million in Tanning Technology's common stock.

Customers

  The GlobalCenter group has a large and diverse customer base ranging from large enterprises to Web-Centric companies. As of March 31, 2000, it was serving over 500 customers, none of which accounted for 10% or more of its revenues. The following is a representative list of the GlobalCenter group's customers as of March 1999.

  24/7 Media                  Link Exchange            Talk City
  About.com                   Look Smart               Toys R Us
  Akamai                      marchFIRST               Viacom
  Ask Jeeves                  NBCi                     The Washington Post
  eGroups                     Network Solutions        Webshot
  Encyclopedia Britannica     Novell                   Wineshopper.com
  eToys                       Playboy Enterprises      Xdrive
  Excite                      QUOTE.COM                Yahoo!
  Goto.com                    Red Hat                  ZDNet

  The GlobalCenter group's contracts with customers generally cover the provision of services by it for a one to three-year period and may contain, among other things, various service level agreements. The GlobalCenter group generally provides customers with a 99% network connectivity uptime guarantee and a 100% facility uptime guarantee. Pursuant to these service level warranties, customers' monthly fees are reduced based on the amount of network connectivity downtime and data center downtime experienced.

Sales, Marketing and Customer Service

  The GlobalCenter group's sales objective is to focus on larger customers to whom it believes it can sell multiple basic and value-added services to maximize its sales force productivity and revenue per data center. The GlobalCenter group sells its services directly through a highly-skilled professional sales force and receives referrals through a network of business partners.

  Sales

  The GlobalCenter group uses a team approach in selling to prospective customers. Customer account teams are organized into three units, consisting of account executives, sales engineers and client services representatives. Account executives are the team leaders and are primarily responsible for new account acquisitions and maintenance of the strategic relationship with customers. Sales engineers support the account executives by providing pre-sales technical support, including customer site architecture and design. Client services representatives are responsible for the day-to-day account management and for marketing additional services to existing customers.

  The domestic sales force is located in six geographic regions of the United States centered around existing and planned data centers. As of March 31, 2000, The GlobalCenter group had 84 employees engaged in sales and sales support. It will actively seek to increase its sales capabilities and coverage in the United States and to expand internationally as additional data centers are constructed. In 2000, The GlobalCenter group plans to significantly expand its direct sales force, invest in training and development and enhance sales incentives in order to focus its sales efforts on increasing its sales of value-added service offerings. To complement its direct sales efforts, the GlobalCenter group intends to develop new channels of distribution. In addition to its co-marketing arrangement with the Global Crossing group, with which it intends to exchange sales referrals and

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

offer bundled products and services, the GlobalCenter group expects to build co-marketing arrangements with consulting firms, content developers, Internet service providers, systems developers and technology partners.

  The GlobalCenter group also intends to make its service offerings available to the Global Crossing group's sales force in order to market the combined company as a total telecommunications and Internet provider. By doing so, we believe the GlobalCenter group will be able to expand its customer base to include the Global Crossing group's targeted markets, such as large multinational corporations.

  Marketing

  The GlobalCenter group's marketing organization is responsible for product and partner marketing management, marketing communications and corporate communications. Product and partner marketing management includes bringing to market the portfolio of services and programs that will address customer needs. These activities include product strategy, pricing, competitive analysis, product launches and partner program management. The GlobalCenter group's marketing communications unit stimulates service demand and brand awareness for the GlobalCenter group through a broad range of marketing communications, advertising, seminars, open houses, tradeshows, as well as through the GlobalCenter group's Web site. Corporate communications focuses on cultivating industry analyst and media relationships with the goal of securing broad media coverage and public recognition of the GlobalCenter group's leadership position in its market.

  Customer Service

  The GlobalCenter group is committed to providing superior customer service by understanding the business objectives and technical requirements of its customers and by fulfilling their needs on an individual basis.
Working closely with customers, the GlobalCenter group seeks to optimize the performance of their Internet operations, minimize downtime, resolve problems that may arise, and make appropriate adjustments in services as customer needs change over time. In order to enhance customer service delivery and increase operating efficiencies, it operates a centralized response center which handles inbound calls, monitoring, and problem resolution for data centers in the United States. The GlobalCenter group also solicits feedback to ensure that it continues to offer the highest quality of service. It uses advanced software tools to aid in customer monitoring and service efforts. Many of the GlobalCenter group's customer service personnel have been specifically trained and certified by the vendors of its software tools, including Sun Microsystems, Microsoft, Oracle and Computer Associates.

  The GlobalCenter group also provides customer service and technical support during the installation phase, including a transition team and project management support. In addition, it provides system integration services between the customer's Internet site and legacy systems. After installation, primary customer support is coordinated through the GlobalCenter group's network control centers. These centers are operated 24 hours a day, seven days a week by engineers who monitor site and network operations, and coordinate teams to solve problems that arise. Customer service personnel are also available to assist customers whose operations require specialized procedures.

  The GlobalCenter group employs network engineers and systems administrators who work with customers to design and maintain their Internet operations. The GlobalCenter group's network engineers and system administrators are trained specialists who support Windows NT, Linux, Solaris and other UNIX platforms. They are also trained to support routers and switchers of most major equipment manufacturers. They also serve as the second level of support for customer issues that cannot be resolved by the GlobalCenter group's network control centers.

Product Management and Development

  The GlobalCenter group's product management and development groups are responsible for evaluating and developing new product ideas and strategies, including potential partnerships related to these products. These

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

groups work to combine the GlobalCenter group's own technology with partner expertise to offer a robust and scalable service and product offering to its customers. The GlobalCenter group plans to complement its internal product development through strategic relationships and acquisitions. By partnering with the technology leaders in different service and product categories, the GlobalCenter group is able to move its offerings to market quickly, with an ability to support and manage them at the highest level. Its product management group is responsible for assessing the business case and ancillary needs for each product as well as managing the product's lifecycle. The GlobalCenter group's product development group is responsible for research and development efforts exploring and identifying new technologies that complement the GlobalCenter group's business strategy. The GlobalCenter group currently has 16 employees dedicated to product management and development and expects to expand the size of these groups by the end of 2000.

Data Center Infrastructure

  The GlobalCenter group's data centers are designed to deliver high availability and performance for customers. Data centers are physically located in major metropolitan business centers and all but one are located directly on the Global Crossing IP network. Data centers are built to specifications that deliver high standards in security, reliability and redundancy.

  The physical infrastructure and security controls of these data centers have been designed to support rigorous requirements for complex Web hosting. Specifically, the GlobalCenter group's data centers offer the following major physical benefits to its customers:

  . multi-level physical security;

  . multi-redundant utilities and environmental controls; and

  . network connectivity.

  Multi-level physical security. Based upon their technical and security requirements, customers can select from racks in common areas, highly secure cabinets, enclosed cage facilities or private vaults. The GlobalCenter group has implemented robust security systems, which include biometric hand scanners, security verification, guards, cameras, bullet proof glass, round-the-clock monitoring and mantrap areas.

  Multi-redundant utilities and environmental controls. The GlobalCenter group's data centers have redundant power systems that include redundant connections to the power utilities, back up power supplies and diesel generators that can run for days without refueling if needed. Laser detection, inert gas and dry pipe sprinkler systems protect our customers' equipment from fire and inadvertent water damage. Cooling and environmental controls for each data center are designed to monitor and ensure proper temperature and humidity. Data centers are also constructed with raised floors and seismically braced racks.

  Network Connectivity. The GlobalCenter group's data centers are connected to the Internet backbone through network points of presence within the centers. These points of presence provide high-performance, reliable networking connectivity to the Internet backbone for customers. Telecommunications circuits enter the data centers through multiple points from diverse service providers. Multiple points of presence ensure continued operation of service without degradation in the unlikely event of a cable cut or local carrier network outage. All but one of the GlobalCenter group's data centers are located directly on Global Crossing's global IP-based fiber optic network for high bandwidth worldwide connectivity and scale. Each data center has access to the communications networks of other major carriers.

Competition

  The market served by the GlobalCenter group is highly competitive. There are few substantial barriers to entry, and the GlobalCenter group expects to face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include:

  . quality of services and scalability of infrastructure;

  . quality of customer service and support;

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

  . value-added applications and services offered;

  . network capacity, reliability and security;

  . Internet system engineering expertise;

  . relationships with partners and vendors;

  . brand names;

  . price;

  . product innovation; and

  . financial resources.

  The GlobalCenter group's current and potential competitors in the market include Web hosting service providers, ISPs, telecommunications companies and large information technology outsourcing firms. Its competitors may operate in one or more of these areas and include companies such as AboveNet Communications, AT&T, British Telecom, Cable & Wireless, Digex, Digital Island, EDS, Exodus Communications, Globix, GTE, Intel, IBM, KPNQwest, Level 3 Communications, MCI WorldCom, PSINet, Navisite, Qwest Communications International, and USinternetworking. As the GlobalCenter group expands its range of applications and service offerings, we expect that the nature of its competitors will change.

Intellectual Property Rights

  The GlobalCenter group relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its data, applications and services. The GlobalCenter group currently has no patents and does not rely materially on technologies it licenses from third parties. As the GlobalCenter group continues to offer new services through partnerships with third parties, we expect its reliance on licensed technology to grow. However, other than its trademarks and service marks, we do not believe that the loss of any particular one of the GlobalCenter group's intellectual property rights would harm its business.

Government Regulation

  The GlobalCenter group is not currently subject to direct United States federal, state or local or international government regulation, other than regulations applicable to businesses generally. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet.

  The Digital Millennium Copyright Act, which became effective in October 1998, includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, transient storage or caching at the direction of a user. This limitation on liability applies if the service provider had no actual knowledge or awareness that the transmitted or stored material was infringing and if certain other conditions are met.

  Since this law is new, we are unsure of how it will be applied to limit any liability the GlobalCenter group may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires ISPs to follow certain "notice and take-down" procedures in order to be able to take advantage of the limitation on liability. The GlobalCenter group has not yet implemented such procedures nor evaluated the cost of complying with them. However, its customers are subject to an acceptable use policy which prohibits them from posting, transmitting or storing material on or through any of our services which, in its sole judgment is (1) in violation of any local, state, federal or foreign law or regulation, (2) threatening, obscene, indecent or defamatory or that otherwise could adversely affect any individual, group or entity or (3) in violation of the intellectual property rights or other rights of any person. Although this policy is designed to promote the security, reliability and privacy of its systems and network, there is no assurance that the GlobalCenter group's policy will accomplish this goal or shield it from liability under the Digital Millennium Copyright Act.

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

  Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against on-line services companies and Internet access providers under both United States and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, violations of privacy and consumer protection laws or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending.

  Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject the GlobalCenter group and/or its customers to potential liability, which in turn could harm its business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for the GlobalCenter group's services, increase its cost of doing business or in some other manner harm its business.

  Due to the increasing popularity and use of the Internet, it is likely a number of additional laws and regulations may be adopted at the federal, state and local levels in the United States and internationally with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. For example, the European Union recently enacted privacy regulations. In the U.S., the Federal Trade Commission has recently commenced investigations of the practices of certain Internet companies relating to privacy and consumer protection laws. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for the GlobalCenter group's services or increase the cost of doing business or in some other manner harm its business. In addition, applicability to the Internet of existing laws governing areas such as property ownership, copyrights and other intellectual property issues, taxation, libel, on-line contract enforcement, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Employees

  As of April 7, 2000, the GlobalCenter group employed approximately 580 full-time employees. None of its employees is covered by a collective bargaining agreement. The GlobalCenter group believes that its employee relations are good.

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

Properties

  The GlobalCenter group's executive offices are located in Sunnyvale, California and consist of approximately 54,000 square feet that are leased pursuant to an agreement that expires in July 2005. The leases expire in the years indicated below. Space leased for our data centers covers an aggregate of more than 1,400,000 gross square feet. The GlobalCenter group's currently existing data centers cover an aggregate of approximately 300,000 square feet. The GlobalCenter group leases facilities in the following cities:

   City and State                                              Lease Expiration
   --------------                                              ----------------
   Anaheim, California........................................ April 2009
   Chicago, Illinois*......................................... November 2009
   Frankfurt, Germany*........................................ October 2020
   Herndon, Virginia, Sales Office............................ March 2006
   Herndon, Virginia*......................................... May 2016
   Herndon, Virginia.......................................... June 2009
   Irvine, California, Sales Office........................... August 2002
   London, England*........................................... October 2014
   London, England ........................................... April 2015
   London, England, Sales Office.............................. December 2016
   Melbourne, Australia....................................... October 2001
   Mountain View, California.................................. October 2002
   Munich, Germany*........................................... July 2020
   New York, New York......................................... August 2008
   New York, New York......................................... August 2014
   New York, New York, Sales Office........................... December 2009
   New York, New York*........................................ April 2016
   Paris, France, Sales Office................................ July 2009
   Paris, France*............................................. September 2012
   Sunnyvale, California...................................... November 2001
   Sunnyvale, California...................................... November 2011
   Sunnyvale, California...................................... August 2008
   Sunnyvale, California*..................................... March 2015
   Sydney, Australia*......................................... November 2009
   Waltham, Massachusetts*.................................... March 2018

--------
*The GlobalCenter group's data centers in these locations are under development and are not yet operational.

Legal Proceedings

  The GlobalCenter group does not believe that there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on it.

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          Selected Historical Combined Financial Data of GlobalCenter

  The table below provides selected historical combined financial data of the GlobalCenter group. We prepared this information using the historical combined financial data from GlobalCenter group's combined financial statements at and for the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999 and each of the years in the two-year period ending December 31, 1998 included elsewhere in this proxy statement. We derived the combined statement of operations and the assets and liabilities data below from combined financial statements audited by Arthur Andersen LLP, independent public accountants.

  GlobalCenter Inc. was acquired by Frontier Corporation in February 1998 in a pooling-of-interests transaction. On September 28, 1999, Global Crossing Ltd. acquired Frontier Corporation in a merger transaction. A subsidiary of Frontier Corporation was the owner of substantially all of the assets of the GlobalCenter group. For financial reporting purposes, the merger of Global Crossing Ltd. and Frontier Corporation was deemed to have occurred on September 28, 1999. In connection with the merger, the assets and liabilities of the GlobalCenter group were adjusted to their respective fair values under the purchase method of accounting. We have included the assets and liabilities of the GlobalCenter group and the related consolidated results of operations for periods prior to October 1, 1999 under the heading "Old GlobalCenter," and for periods subsequent to September 30, 1999 under the heading "New GlobalCenter." The fair value adjustments to the GlobalCenter group's assets and liabilities from the merger, including goodwill and other intangibles and the associated amortization, are shown in the "GlobalCenter Group" Statement of Operations Data and Balance Sheet and Other Data.

  To provide you with a basis for comparing the year ended December 31, 1999 to the year ended December 31, 1998, in the table we have also combined the operating results of Old GlobalCenter for the nine months ended September 30, 1999 with the operating results of New GlobalCenter for the three months ended December 31, 1999. A presentation which combines predecessor and successor accounting periods does not conform to generally accepted accounting principles. Depreciation, amortization and certain other line items included in the operating results, and property, equipment and goodwill balances included in the balance sheet of the GlobalCenter group are not directly comparable between periods because the three month New GlobalCenter period ended December 31, 1999 includes the effects of purchase accounting adjustments related to the merger of Global Crossing Ltd. and Frontier Corporation, while prior periods do not. For this and other reasons, the selected combined historical financial data provided below should be read in conjunction with the Combined Financial Statements of the GlobalCenter group and related notes which appear elsewhere in this proxy statement and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the GlobalCenter group" which appears following this table.

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

                                  Predecessor                   GlobalCenter
                         -------------------------------- -------------------------
                                                                        Pro Forma
                            Year Ended       Nine Months  Three Months  Unaudited
                           December 31,         Ended        Ended      Year Ended
                         -----------------  September 30, December 31, December 31,
                          1997      1998        1999          1999         1999
                         -------  --------  ------------- ------------ ------------
                                              (in thousands)
Statement of Operations
 Data:
Revenues:
  Service revenues...... $ 6,511  $ 19,600    $ 29,951      $ 17,753     $ 47,704
  Equipment revenues....   1,228     3,640      17,228         5,971       23,199
                         -------  --------    --------      --------     --------
    Total revenues......   7,739    23,240      47,179        23,724       70,903
Costs and expenses:
  Cost of service
   revenues.............   5,947    14,804      36,451        17,328       53,779
  Cost of equipment
   revenues.............     995     3,208      15,573         5,365       20,938
  Sales and marketing...   1,966     8,948       9,531         6,088       15,619
  General and
   administrative.......   2,044     4,694       6,897         3,067        9,964
  Depreciation and
   amortization.........     912     4,023       4,242         1,913        6,155
  Goodwill and
   intangibles
   amortization.........     325     1,294         974        36,300       37,282
  Merger costs..........      --     2,060          --            --           --
                         -------  --------    --------      --------     --------
                          11,499    39,031      73,668        70,069      143,737
                         -------  --------    --------      --------     --------
Loss from operations....  (3,760)  (15,791)    (26,489)      (46,345)     (72,834)
                         -------  --------    --------      --------     --------
Other income (expense),
 net....................      45        55         (44)          114           70
                         -------  --------    --------      --------     --------
Loss before income
 taxes..................  (3,715)  (15,736)    (26,537)      (46,231)     (72,764)
Income tax benefit......     941     4,911       9,742         4,333       14,075
                         -------  --------    --------      --------     --------
Net loss................ $(2,774) $(10,825)   $(16,791)     $(41,898)    $(58,689)
                         =======  ========    ========      ========     ========
Operating Data:
Cash (used in) from
 operating activities... $(3,147) $ (5,752)   $(10,055)     $ 26,753     $ 16,698
Cash used in investing
 activities.............  (2,316)  (26,466)    (20,871)      (70,224)     (91,095)
Cash from financing
 activities............. $ 2,818  $ 33,726    $ 30,926      $ 43,471     $ 74,397

                                                        Predecessor GlobalCenter
                                                        ----------- ------------
                                                           As of December 31,
                                                        ------------------------
                                                           1998         1999
                                                        ----------- ------------
                                                          All amounts in 000's

Balance Sheet and Other Data:
Goodwill and intangibles, net..........................    7,470     1,415,993
Total assets...........................................   48,021     1,563,811
Total liabilities......................................   12,084        65,939
Group equity...........................................   35,937     1,497,872
Total liabilities and group equity.....................   48,021     1,563,811
Number of data centers.................................        5             8
Data center square footage.............................   69,000       235,000


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          Management's Discussion and Analysis of Financial Condition
              and Results of Operations of the GlobalCenter Group

  The following discussion of the financial condition and results of operations of the GlobalCenter group should be read in conjunction with the selected combined historical financial data and combined financial statements and the related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such a difference include those set forth under "Risk Factors."

Overview

  The GlobalCenter group is a leading provider of Internet infrastructure solutions incorporating complex Web hosting; IP network services; hardware and software procurement and installation; systems applications; content distribution; systems applications; and professional services. The GlobalCenter group delivers its services primarily to large, well-established enterprises and newer Internet companies seeking rapid, cost-effective solutions for their mission-critical Internet-related operations. Its revenues generated from services have grown at a compounded annual growth rate of 170% over the past two years from $6.5 million in 1997 to $47.7 million in 1999.

  GlobalCenter Inc. was acquired by Frontier Corporation in February 1998 in a pooling-of-interests transaction. In September 1999, Global Crossing Ltd. acquired Frontier Corporation using the purchase method of accounting. As a result of this acquisition, the fair value of goodwill and other intangibles directly related to the GlobalCenter group was determined to be approximately $1.5 billion. The goodwill and other intangible assets are being amortized on a straight-line basis over 10 years. The GlobalCenter group expects annual amortization of the existing goodwill and other tangibles to be approximately $148.5 million in the future.

  Prior to the completion of this offering, the GlobalCenter group obtained the majority of its network access from third party telecommunications providers based on agreements with market-based pricing terms. Certain of those third party agreements required price escalation or contract renegotiation in the event of unequal traffic flows. The GlobalCenter group also obtained some of its network access from Frontier Corporation prior to October 1999. After the acquisition of Frontier Corporation on September 28, 1999, the GlobalCenter group has obtained substantially all of its network access from the Global Crossing group. Following the completion of this offering, the GlobalCenter group's IP transit capacity will be provided by the Global Crossing group based on preferred market-based pricing, taking into account volume, term and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group. The GlobalCenter group will pay for access based on this preferred market-based pricing and its actual usage. The GlobalCenter group expects that the price it pays for access will be lower in the future than in previous periods.

  From October 1, 1999 through December 31, 1999, the GlobalCenter group received administrative services from the Global Crossing group that included information systems support, tax services, payroll and benefit administration and certain other accounting and administrative services. From March 1, 1998 through September 30, 1999, Frontier Corporation provided these services to the GlobalCenter group. The GlobalCenter group's costs for these services were based on total actual costs allocated to it using bases that management considered reasonable given the nature of the costs and the usage by the GlobalCenter group. The Global Crossing group will continue to provide certain administrative services on a similar cost allocation basis.

   The GlobalCenter group currently operates eight data centers and plans to open eight additional data centers during 2000. It typically takes the GlobalCenter group at least six months after a data center site is leased to construct the data center facility, install equipment and telecommunications infrastructure and to hire operations and sales personnel. As a result, it makes a large capital investment and incurs significant start-up

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costs before generating customer revenues at any new data center. Start-up costs are expensed as incurred. The GlobalCenter group expects a new data center to incur losses for a year or longer until reaching break-even utilization. Largely as a result of these costs, the GlobalCenter group has experienced operating losses and negative cash flows from operations in each annual period. The GlobalCenter group's net losses for the three months ended December 31, 1999, nine months ended September 30, 1999 and each of the years ended December 31, 1998 and 1997 were $42.7 million, $16.8 million, $10.8 million and $2.8 million, respectively.

Results of Operations

  Pro Forma Year Ended December 31, 1999 Compared with the Year Ended December 31, 1998

  For purposes of the following discussion and to provide a meaningful basis for comparing the year ended December 31, 1999 to the year ended December 31, 1998, the GlobalCenter group has combined, as shown in the selected historical financial data of the GlobalCenter group, the operating results of Old GlobalCenter for the nine months ended September 30, 1999 with the operating results of New GlobalCenter for the three months ended December 31, 1999. The combining of predecessor and successor accounting periods does not conform to generally accepted accounting principles. For this and other reasons, this discussion should be read in conjunction with the combined financial statements of the GlobalCenter group and accompanying notes thereto included elsewhere in this proxy statement.

  Revenues. The GlobalCenter group's service revenues consist of fees from customers for Web hosting IP network services, content distribution, systems applications and professional services. The GlobalCenter group typically provides its services under one-to-three year contracts with minimum customer commitments for connectivity and services. Service revenues are recognized as the services provided. Service revenues also include fees for equipment installation. Revenues from equipment installation are recognized when installation of the equipment is complete. The GlobalCenter group's equipment revenues consist of revenue derived from the resale to its customers of computers, computer peripherals and networking equipment which it buys from third parties upon receipt of a customer order. The GlobalCenter group assists its customers with equipment selection, procurement and installation to facilitate and accelerate the customer's entry into the data center. Equipment revenues are recognized when equipment is delivered to the customer or, if installation is required, when installation of the equipment in a data center is complete. Equipment that has been purchased on behalf of customers but not yet transferred to the customer or installed is recorded as equipment held for resale.

  The GlobalCenter group's total revenues increased 205% to $70.9 million for the year ended December 31, 1999 from $23.2 million for the year ended December 31, 1998, as a result of an increase in service revenues and equipment revenues. Service revenues increased 143% to $47.7 million for the year ended December 31, 1999 from $19.6 million for the year ended December 31, 1998. Equipment revenues increased 537% to $23.2 million for the year ended December 31, 1999 from $3.6 million for the year ended December 31, 1998.

  The growth in the GlobalCenter group's service revenue was primarily the result of opening new and expanding existing data centers, adding new customers and services, and increasing revenues from existing customers. During 1999, the GlobalCenter group opened two new data centers, and expanded a third. Data center square footage increased by 230% at December 31, 1999 compared to December 31, 1998. The largest data center addition in 1999 opened at the end of the fourth quarter with sales in this data center commencing in January 2000.

  The GlobalCenter group's equipment revenues increased primarily because more customers in its new data centers chose to purchase their equipment from the GlobalCenter group rather than directly from a third party vendor. Equipment sales as a percentage of the GlobalCenter group's total revenue and in absolute dollars can and will fluctuate from period to period depending on the timing and number of new data centers the GlobalCenter group opens, the mix of new and existing customers and the requirements of those customers for new and replacement equipment. The GlobalCenter group expects that, as a general matter, equipment sales will constitute a smaller portion of its total revenues in the future.

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  Cost of Revenues. Cost of service revenues is comprised of telecommunication costs for the backbone network and costs for connectivity to other networks and telecommunications providers. Other expenses in cost of service revenues include salaries, benefits, rent and other expenses for operation of our data centers, customer service and network engineering personnel. Cost of equipment revenues is the cost of third-party equipment sold to customers.

  Cost of service revenues increased 263% to $53.8 million for the year ended December 31, 1999 from $14.8 million for the comparable period in 1998. This increase was primarily due to increased network usage by customers, and rent and facilities costs for the addition and expansion of data centers. The GlobalCenter group expects increases to continue with the addition of new customers and addition and expansion of GlobalCenter data centers. Cost of service revenues increased as a percentage of service revenue from 76% in 1998 to 113% in 1999 primarily due to the addition of network capacity in advance of its utilization. In the future, network cost of service will be based on preferred market-based pricing and actual usage under the GlobalCenter group's arrangement with the Global Crossing group.

  Cost of equipment revenues increased 553% to $20.9 million for the year ended December 31, 1999 from $3.2 million for the year ended December 31, 1998, due to increased equipment sales. The cost of equipment remained fairly consistent as a percentage of equipment revenues, increasing to 90% during 1999 from 88% during 1998.

  Sales and Marketing. The GlobalCenter group's sales and marketing expenses consist of salaries, commissions, benefits and other expenses for direct sales, sales support, product marketing, and public relations personnel, as well as costs associated with marketing programs, collateral material, and corporate marketing activities, including public relations.

  Sales and marketing expenses increased 75% to $15.6 million for the year ended December 31, 1999 from $8.9 million for the comparable period in 1998. The increase is primarily a result of having additional direct sales and marketing personnel and other sales and marketing expenses in connection with new data centers and the GlobalCenter group's expanding operations and services. The GlobalCenter group expects its sales and marketing expenses to continue to increase with the addition of new data centers in the future. As a percent of total revenue, sales and marketing expenses decreased from 39% in 1998 to 22% in 1999 primarily due to the significant increase in revenue between comparison periods.

  General and Administrative. The GlobalCenter group's general and administrative expenses consist of payroll and benefit administration, information systems services, accounting and back office support, headquarters facility costs, executive salaries and other general and administrative costs, including administrative services from the Global Crossing group. From October 1, 1999 through December 31, 1999, the Global Crossing group provided to the GlobalCenter group support services including information systems support, tax return preparation and advisory services, payroll and benefits administration, purchasing and certain other accounting and administrative services. The GlobalCenter group paid the Global Crossing group a monthly fee for these support services. Expenses for the three months ended December 31, 1999 include $0.9 million for these services. From March 1, 1998 through September 30, 1999, Frontier Corporation provided these services to the GlobalCenter group. Expenses for the nine months ended September 30, 1999 include $1.7 million for these services.

  The GlobalCenter group's total general and administrative expenses increased 112% to $10.0 million for the year ended December 31, 1999 from $4.7 million for the same period in 1998, primarily because it hired additional management and administrative personnel to support expanding operations. The GlobalCenter group expects its general and administrative expenses to continue to increase with the addition of new data centers in the future. General and administrative expenses as a percent of revenue decreased from 20% to 14% for the same period primarily due to the significant increase in revenue between comparison periods.


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  Depreciation and Amortization. Depreciation and amortization expenses consist of depreciation of leasehold improvements and network infrastructure improvements, furniture and amortization of capital lease equipment. Depreciation and amortization expense increased 53% to $6.2 million for the year ended December 31, 1999 from $4.0 million for the same period of 1998, primarily as a result of the new data centers and the related leasehold and network investments.

  Goodwill and Intangibles Amortization. In connection with the merger of Global Crossing and Frontier Corporation in September of 1999, Global Crossing contributed approximately $1.5 billion of goodwill and intangible assets to the GlobalCenter group. The goodwill and identified intangibles are being amortized over 10 years using the straight-line method. Amortization commenced during the quarter ended December 31, 1999, and the GlobalCenter group recognized amortization expense of $37.1 million in that quarter.

  The GlobalCenter group also recorded goodwill totaling approximately $9.1 million in connection with an acquisition completed in November 1997. The goodwill from this transaction was amortized over a seven-year period using the straight-line method until the acquisition of Frontier Corporation by Global Crossing in September of 1999.

  Income Tax Benefit. Income taxes have been calculated on a pro-rata return basis. The GlobalCenter group's benefit for income taxes is based on the increase or decrease in tax liability of the Global Crossing North America (formerly Frontier Corporation) consolidated tax group resulting from the inclusion of items in the Global Crossing North America consolidated tax return which are attributable to the GlobalCenter group. The GlobalCenter group's benefit in 1999 and 1998 reflects the use of the GlobalCenter group's tax losses in the Global Crossing North America consolidated tax return.

  Year Ended December 31, 1998 Compared With Year Ended December 31, 1997

  Revenues. Total revenues increased 200% to $23.2 million for the year ended December 31, 1998 from $7.7 million for the year ended December 31, 1997. Service revenues increased 201% to $19.6 million for the year ended December 31, 1998 from $6.5 million for the year ended December 31, 1997. The GlobalCenter group's equipment revenues increased from $1.2 million for the year ended 1997 to $3.6 million for the year ended December 31, 1998, an increase of 196%.

  The overall increase in the GlobalCenter group's revenues was primarily the result of opening new data center locations, the addition of new customers, equipment sales to new customers and increased sales to existing customers. During 1998, the GlobalCenter group opened four additional data centers, tripling its available square footage. The largest of the new data centers became operational during the fourth quarter of 1998.

  Cost of Revenues. Cost of service revenues increased 182% to $14.8 million for the year ended December 31, 1998 from $5.3 million for the year ended December 31, 1997. This increase was due primarily to higher telecommunications expenses associated with increased volume of usage by customers, the expansion of the GlobalCenter group's network and the addition of new data centers, as well as an increase in the number of network administration and customer support personnel. Cost of service revenues decreased as a percentage of service revenues decreased from 81% in 1997 to 76% in 1998 due to the fixed nature of data center lease and maintenance costs and the increasing revenue for the periods.

  Cost of equipment revenues increased 222% to $3.2 million for the year ended December 31, 1998 from $1.0 million for the year ended December 31, 1997. This increase resulted from more customers in the new GlobalCenter data centers choosing to purchase their equipment from the GlobalCenter group rather than direct from a third party vendor.


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  Sales and Marketing. The GlobalCenter group's sales and marketing expenses increased 355% to $8.9 million for the year ended December 31, 1998 from $2.0 million for the year ended December 31, 1997. As a percent of total sales, sales and marketing expense increased from 25% in 1997 to 39% in 1998. The increase in sales and marketing expenses is related to the increase in the number of data centers. As the GlobalCenter group adds data centers, it increases the sales and marketing personnel and related costs to obtain new customers and to sell and market new products.

  General and Administrative. The GlobalCenter group's general and administrative expenses increased 130% to $4.7 million for the year ended December 31, 1998 from $2.0 million for the year ended December 31, 1997. The increase was a result of increased personnel costs associated with increasing its management, administrative and accounting personnel and processes and related costs to support the growth in its overall customer base. General and administrative expense decreased as a percentage of total revenue to 20% for the year ended December 31, 1998 from 26% for the year ended December 31, 1997 as a result of the increase in revenues.

  Depreciation and Amortization. Depreciation and amortization expense increased 341% to $4.0 million for the year ended December 31, 1998 from $0.9 million for the year ended December 31, 1997, primarily due to increased investment in network and increased data center capacity.

  Goodwill and Intangibles Amortization. The GlobalCenter group recorded goodwill totaling $9.1 million in connection with an acquisition completed in November 1997. The goodwill from this transaction was amortized over a seven-year period using the straight-line method.

  Merger Costs. In connection with the GlobalCenter Inc. merger with Frontier Corporation that was accounted for as a pooling, approximately $2.1 million of merger costs have been reflected in the accompanying statement of operations.

Liquidity and Capital Resources

  The construction and expansion of data centers and the marketing and distribution of service offerings will continue to require substantial capital investment. To date, the GlobalCenter group has funded its operations through internally generated funds and permanent capital contributions from the Global Crossing group and, prior to September 30, 1999, from Frontier Corporation. Based on its current business plan, the GlobalCenter group expects the proceeds from this offering to provide sufficient capital to sustain current operations and capital expenditure plans for the next 12 to 18 months. The sources from which the GlobalCenter group may satisfy its future financing requirements may include funding from third parties, the issuance of additional GlobalCenter group stock or additional funding from the Global Crossing group, although there is no obligation on the Global Crossing group's part to provide any additional funding.

  Net cash used in operating activities in 1997, 1998, and 1999 was $3.1 million, $5.8 million, and $12.6 million, respectively. Net cash used for operating activities in each of these periods was primarily the result of operating losses and changes in working capital.

  Net cash used in investing activities in 1997, 1998, and 1999 was $1.3 million, $29.0 million, and $89.3 million, respectively. Net cash used for investing activities in each of these periods was primarily the result of capital expenditures for data centers and their infrastructure, leasehold improvements, furniture and fixtures, and other equipment.

  The Global Crossing group will manage some of the GlobalCenter group's financial activities on a centralized basis. Loans from the GlobalCenter group to the Global Crossing group and loans from the Global Crossing group to the GlobalCenter group will be made at the weighted average interest rate of the consolidated indebtedness of Global Crossing and on such other terms and conditions as our board of directors or its capital stock committee determines to be in the best interest of Global Crossing. Any fees incurred in connection with debt incurred will be allocated to the borrowing group.


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

  The GlobalCenter group also expects to require funds to make product development investments. For example, the GlobalCenter group engaged Tanning Technology Corporation to provide consulting and project services to help the GlobalCenter group expand its service and product solutions and to provide an infrastructure to scale Internet businesses. The GlobalCenter group has a commitment with Tanning Technology to purchase services aggregating $10.0 million over the 12-month period beginning in February 2000. We also purchased $10 million of Tanning Technology common stock in February, 2000.

Recent Accounting Pronouncement

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. Because the GlobalCenter group does not currently hold any derivative instruments and does not engage in hedging activities, management expects that the adoption of SFAS No. 133 will not have a material impact on the GlobalCenter group's financial position, results of operations or cash flows. The GlobalCenter group will be required to implement SFAS No. 133 for the year ending December 31, 2001.

Year 2000

  Prior to December 31, 1999, Global Crossing took all actions necessary to insure that its business operations would be Year 2000 compliant. In particular, Global Crossing established a Year 2000 compliance task force, reviewed the status of systems, submitted information requests to third party service providers, received assurances regarding Year 2000 compliance from its major suppliers and developed contingency plans to address any potential Year 2000 compliance failure. Neither the Global Crossing group nor the GlobalCenter group experienced any significant malfunctions or errors in their respective operating or business systems when the date changed from 1999 to 2000. Based on its operations since January 1, 2000, the GlobalCenter group does not expect any significant impact to its ongoing business as a result of the Year 2000 issue. In addition, the GlobalCenter group is not aware of any significant Year 2000 issues or problems that may have arisen for its significant customers and suppliers.

Euro Conversion

  On January 1, 1999 a single currency called the Euro was introduced in Europe. Eleven of the fifteen member countries of the European Union agreed to adopt the Euro as their common legal currency on that date. Fixed conversion rates between these countries' existing currencies (legacy currencies) and the Euro were established as of that date. The legacy currencies are scheduled to remain legal tender in these participating countries between January 1, 1999 and January 1, 2002 (not later than July 1, 2002). During this transition period, parties may settle transactions using either the Euro or a participating country's legacy currency.

  Transition to the Euro will create a number of issues for the GlobalCenter group. Business issues that must be addressed include product pricing policies and ensuring the continuity of business and financial contracts. Finance and accounting issues will include the conversion of bank accounts and other treasury and cash management activities.

  The GlobalCenter group continues to address these transition issues and does not expect the transition to the Euro to have a material effect on its results of operations or financial condition. The GlobalCenter group does not expect the cost of system modifications to be material and will continue to evaluate the impact of the Euro conversion.

Quantitative and Qualitative Disclosures About Market Risk

  Interest Rate Risk

  The GlobalCenter group's major market risk exposure is changing interest rates. The Global Crossing group will manage most of the GlobalCenter group's financial activities including investing surplus funds, the

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issuance and repayment of debt and managing the GlobalCenter group's interest rate risk. The Global Crossing group's policy is to manage interest rates through the use of a combination of fixed and floating rate debt. The Global Crossing group may use interest rate swaps to manage interest rate exposures when appropriate, based upon market conditions, and not engage in such transactions for speculative purposes.

  Foreign Currency Risk

  As of December 31, 1999 the functional currency of the GlobalCenter group's current foreign operations located in Australia and England is the United States dollar. The GlobalCenter group's foreign currency transactions are recorded based on exchange rates at the time such transactions arise. The GlobalCenter group's existing operations, assets and liabilities as of December 31, 1999 that are denominated in currencies other than the U.S. dollar are not material. The Global Crossing group, the manager for most of the GlobalCenter group's financing activities, uses foreign currency forward transactions to hedge exposure to foreign currency exchange rate fluctuations.

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                 RELATIONSHIP BETWEEN THE GLOBAL CROSSING GROUP
                           AND THE GLOBALCENTER GROUP

  Our board of directors has adopted a policy statement regarding GlobalCenter group and Global Crossing group matters. We have summarized below the material provisions of the policy statement. The summary is not complete. We encourage you to read the policy statement which is attached to this proxy statement as Annex III.

General Policy

  The policy statement of Global Crossing Ltd. provides that all material matters as to which the holders of Global Crossing group stock and GlobalCenter group stock may have potentially divergent interests will be resolved in a manner that our board of directors or its capital stock committee determines to be in the best interests of Global Crossing, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of Global Crossing. Under the policy statement, a process of fair dealing will govern the relationship and the means by which the terms of any material transaction between the groups will be determined.

Role of Capital Stock Committee

  Our policy statement provides that a capital stock committee comprised of three independent directors will exercise the powers, authority and responsibilities that our board of directors delegates to it with respect to the GlobalCenter group stock and Global Crossing group stock. Our board of directors will initially authorize the capital stock committee to (1) interpret, make determinations under, and oversee the implementation of these policies, (2) adopt additional general policies governing the relationship between the Global Crossing group and the GlobalCenter group, and (3) engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties. In making determinations in connection with these policies, the members of our board of directors and its capital stock committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law.

Corporate Opportunities

  Our policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the GlobalCenter group and Global Crossing group, in whole or in part, in a manner it considers to be in the best interests of Global Crossing as contemplated by the other provisions of the policy statement. To the extent that a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, it will be allocated by our board of directors in its business judgment or in accordance with procedures adopted by it from time to time to ensure that decisions will be made in the best interests of Global Crossing. Any such allocation may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability.

Relationships Between Groups

  Our policy statement provides that we will seek to manage the GlobalCenter group and the Global Crossing group in a manner designed to maximize the operations, unique assets and values of both groups, and with complementary deployments of personnel, capital and facilities.

 Exclusive Provision of Services

  The Global Crossing group will be the exclusive provider of GBLX Services to the GlobalCenter group. As such, the Global Crossing group will have the exclusive right to provide GBLX Services and related products and services to the GlobalCenter group.

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  Under the policy statement, "GBLX Services" is defined as:

  .  Internet Protocol transit service,

  .  dedicated Internet access,

  .  dial Internet access,

  .  IP virtual private networks, and

  . IP exchange services--conditioned space for Global Crossing customers' routers for interconnection with Global Crossing and other provider networks.

  The GlobalCenter group will be the exclusive provider of GCTR Services to the Global Crossing group. As such, the GlobalCenter group will have the exclusive right to provide GCTR Services and related products and services to the Global Crossing group.

  Under the policy statement, "GCTR Services" is defined as:

  . complex web hosting--data centers conditioned space and related services,

  . data center professional services--consulting, engineering, and other technology support services,

  .  data center equipment hardware and software sales and support,

  . value added services to support hosting and distribution, including but not limited to storage-on-demand; database; security; consulting services; disaster recovery; application hosting; monitoring; staging, sparing and laboratory test services; and managed services.

 Network and Service Management

  Network and Services Management Committee. A committee of three senior executives from each group will be formed to provide management and direction designed to fully implement the policy with respect to the various services to be provided by one group to the other. In particular, the network and services management committee will review and agree on data center bandwidth requirements by location and volume, review and agree on network expansion plans as required to support the data centers and establish service level targets for the data center connections and track performance against those targets.

  Service Level Agreement. Each group will guarantee a level of service for the services it provides to the other group that meets the standards committed to by the other group to its customers and which have been approved by the network and services management committee.

  Monitoring. The GlobalCenter group will have the right to monitor from its data centers the related portion of the Global Crossing IP network that the GlobalCenter group relies upon to provide services to its customers as part of an integrated service offering. The monitoring rights will give the GlobalCenter group the capability to view and monitor the end-to-end service in the same manner that the Global Crossing group views the network. As determined by the network and services management committee, the GlobalCenter group will either become one of or have the same monitoring capabilities as one of the Global Crossing network operations centers.

 The Terms of Inter-group Transactions

  All material transactions in the ordinary course of business between the Global Crossing group and the GlobalCenter group, including those described above in "Preferred Provision of Services," are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings with unrelated third parties, taking into account a number of factors, including quality, availability, volume and pricing. In particular, the pricing for the access to its network provided by the Global Crossing group to the GlobalCenter group will be preferred market-based pricing, taking into account volume, term, and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group.

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 Marketing of Services

  As a general matter, each group will continue to design, develop, deploy, produce, market, sell and service their own service offerings and choose their own selected sales channels. In addition, each group will cooperate with the other in providing the use of their respective sales channels to offer their respective services. Each group will operate in a manner that takes into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the two groups.

 Other Transfers of Assets and Liabilities

  We may reallocate assets (including cash) and liabilities between the Global Crossing group and the GlobalCenter group in addition to transfers resulting from commercial transactions in the ordinary course of business of the groups described above in "Terms of Inter-group Transactions." Any reallocation of assets and liabilities between the groups not in the ordinary course of their respective businesses will be effected by:

  . the reallocation by the transferee group to the transferor group of other assets or consideration or liabilities;

  . the creation of inter-group debt owed by the transferee group to the transferor group;

  . the reduction of inter-group debt owed by the transferor group to the transferee group;

  . the creation of, or an increase in, an inter-group interest in the transferee group held by the transferor group;

  . the reduction of an inter-group interest in the transferor group held by the transferee group; or

  .  a combination of any of the above factors;

in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor group and, in the case of the creation of or an increase or decrease in an inter-group interest, in accordance with the provisions of the Certificate of Designations. Our board of directors will approve any creation of, or increase or decrease in, an inter-group interest.

 Financing Arrangements

  Loans from the Global Crossing group or the GlobalCenter group to the other group will be made at the weighted average interest rate of our consolidated indebtedness and on such other terms and conditions as our board of directors or its capital stock committee determines to be in the best interests of Global Crossing. Any fees incurred in connection with debt incurred for a particular group will be allocated to the borrowing group.

 Intellectual Property

  We will manage on a centralized basis our intellectual property attributed to the groups, except that the GlobalCenter group will manage the intellectual property attributed to it that is owned by the companies in the GlobalCenter group.

  Each group will have the right to use the intellectual property attributed to the other group for appropriate business activities on appropriate terms.

  Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the group that paid to develop the intellectual property sold or licensed. If the intellectual property being sold or licensed was jointly developed by the groups and the groups agree to allocate fees obtained in proportion to the development costs incurred by each group, then any fees obtained through the sale or licensing will be so allocated. If such intellectual property was not predominantly developed by any one group or was jointly developed by the groups but the groups do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through such sale or licensing will be allocated using the same general allocation as overhead expenses, as described below in "Financial Reporting; Allocation Matters."

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Dividend Policy

  Our policy statement provides that, subject to the limitations set forth in the Certificate of Designations, any preferential rights of any series of preferred stock of Global Crossing Ltd., and to the limitations of applicable law, holders of shares of Global Crossing group stock or GlobalCenter group stock will be entitled to receive dividends on their respective stock when, as and if authorized and declared by our board of directors.

  The payment of dividends on either class of common stock will be a business decision to be made by our board of directors from time to time based upon the results of operations, financial condition and capital requirements of the relevant group and such other factors as the board of directors considers relevant. Payment of dividends may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. Because both groups are expected to require significant capital commitments to finance their respective operations and fund future growth, we do not expect to pay any dividends on either class of common stock for the foreseeable future.

Financial Reporting; Allocation Matters

 Financial Reporting

  Our policy statement provides that we will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated financial statements of Global Crossing Ltd. and combined financial statements of each of the Global Crossing group and the GlobalCenter group (for so long as the related class of common stock is outstanding). The combined financial statements of each group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

 Shared Corporate Services

  A portion of our shared corporate services (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning, investor relations and corporate technology) will be allocated to the Global Crossing group and the GlobalCenter group based upon specific identification of such services used by that group. Where determinations based on use alone are impracticable, other methods and criteria will be used that management believes are fair and provide a reasonable estimate of the cost attributable to the groups.

GlobalCenter Inc. Board of Directors

  Our policy statement provides that the board of directors of GlobalCenter Inc. will at all times be composed of six directors nominated by the board of directors of Global Crossing Ltd. and five directors nominated by the Chief Executive Officer of GlobalCenter Inc. The board of directors of GlobalCenter Inc. will have the authority to:

  .  appoint officers of GlobalCenter Inc.;

  .  approve the budget of the GlobalCenter group;

  . approve any acquisitions of businesses that are attributed to the GlobalCenter group;

  . approve the incurrence of indebtedness at GlobalCenter Inc. of up to 25% of the market capitalization of GlobalCenter group stock; and

  . approve the issuance of capital stock of GlobalCenter Inc. or the issuance of GlobalCenter group stock by Global Crossing Ltd.

With respect to the last three items, the board of directors of GlobalCenter Inc. will only have such authority to the extent that such actions would not have any adverse effect on Global Crossing Ltd.

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

Amendment and Modification of Policy

  Our board of directors may, without the approval of our shareholders, at any time and from time to time, amend, modify or rescind the policies set forth in our policy statement, including any resolution implementing the provisions of the policy statement. Our board of directors also may, without the approval of our shareholders, adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as our board of directors may determine, consistent with its fiduciary duties.

Tax Sharing Agreement

  Prior to the issuance of shares of GlobalCenter group stock, the allocation of tax liabilities between GlobalCenter Inc. and Global Crossing North America Inc., formerly Frontier Corporation, the Global Crossing Ltd. subsidiary that files a consolidated tax return in the United States with GlobalCenter Inc., will be made in accordance with the intercompany tax policy of Global Crossing North America. In general, this policy requires that taxes payable by each company be computed on a pro-rata basis. However, under the policy, tax benefits derived by the Global Crossing North America consolidated group arising from the use by the group of a member's tax attributes (such as net operating losses) are allocated to the member whose attributes generated such benefits. Thus, for example, if GlobalCenter Inc. were to incur a net operating loss that reduced the consolidated group's taxable income, GlobalCenter Inc. would receive the benefit of such reduction.

  On the effective date of the offering, Global Crossing North America and GlobalCenter Inc. will enter into a formal tax sharing agreement that provides for a pro-rata allocation of tax liabilities among members of the Global Crossing North America consolidated group. Under the new agreement, for tax periods during which GlobalCenter Inc. and its subsidiaries are included in any consolidated federal income tax return or any comparable state, local, and foreign or franchise income tax return filed by Global Crossing North America (collectively, the "Consolidated Returns"), the tax sharing agreement will require GlobalCenter Inc. to pay to Global Crossing North America any taxes that Global Crossing North America and its subsidiaries (other than GlobalCenter Inc. and its subsidiaries) were required to pay, and any tax benefits that they did not receive as a result of GlobalCenter Inc. and its subsidiaries being included in the Consolidated Returns. The tax sharing agreement will also require Global Crossing North America to pay to GlobalCenter Inc. any taxes that Global Crossing North America and its subsidiaries (other than GlobalCenter Inc. and its subsidiaries) would have been required to pay, and any tax benefits that they would not have received, had GlobalCenter Inc. or any of its subsidiaries not been included in the Consolidated Returns.

  Under the tax sharing agreement, Global Crossing North America will have the sole and exclusive responsibility for (i) preparing all Consolidated Returns;
(ii) representing GlobalCenter Inc. and its subsidiaries in any tax audit or tax contest relating to the Consolidated Returns; and (iii) engaging outside tax counsel or other tax advisors in connection with such tax audits or tax contests. GlobalCenter Inc. will reimburse Global Crossing North America for its share of reasonable expenses that are incurred by Global Crossing North America in connection with such tax audits or tax contests.

  Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between GlobalCenter Inc. and Global Crossing North America, during the period in which GlobalCenter Inc. and its subsidiaries are included in the federal income tax consolidated returns filed by Global Crossing North America, GlobalCenter Inc. could be liable in the event that any federal income tax liability is incurred, but not discharged, by any other entity included in those returns. Global Crossing North America is required, under the terms of the tax sharing agreement, to indemnify GlobalCenter Inc. for any tax liability of Global Crossing North America or its subsidiaries that GlobalCenter Inc. must pay to a taxing authority, except to the extent that such tax liability is attributable to GlobalCenter Inc. and GlobalCenter Inc. has not yet made a corresponding tax sharing payment to Global Crossing North America.

  The foregoing discussion assumes that GlobalCenter Inc. and its subsidiaries are members of the same affiliated, consolidated, combined or unitary group as Global Crossing North America for the relevant federal, state or local income tax purposes. It is possible, however, that the Internal Revenue Service may assert that GlobalCenter group stock is not stock of Global Crossing, in which case this assumption will not be true if the GlobalCenter group stock that is held by persons other than Global Crossing is deemed to represent more than 20% of the GlobalCenter group stock. Although we believe that it is unlikely that the Internal Revenue Service would prevail on that view, no assurance can be given in that regard.

                THE GLOBALCENTER STOCK INCENTIVE PLAN PROPOSALS

  On April 12, 2000, the Global Crossing board of directors unanimously adopted resolutions to adopt both the GlobalCenter Management Stock Plan and the GlobalCenter 2000 Stock Plan. The Global Crossing board of directors is asking shareholders to approve these resolutions, which are included in Annex I to this proxy statement.

Management stock plan

  The GlobalCenter Management Stock Plan, which we refer to as the "Management Stock Plan," was approved by the Global Crossing Compensation Committee on March 2, 2000 and by the Global Crossing board of directors on April 12, 2000. The board of directors adopted the Management Stock Plan to enable the GlobalCenter group to attract and retain directors, employees and service providers and enable such persons to align their interests with the interests of the holders of GlobalCenter group stock.

  The following is a brief description of the material features of the Management Stock Plan. You should read the full text of the Management Stock Plan, which has been included as Annex IV to this proxy statement.

  Awards. The terms of the Management Stock Plan provide for grants of stock options to purchase shares of GlobalCenter group stock and grants restricted shares of GlobalCenter group stock. Options granted under the Management Stock Plan may be "incentive stock options" under the Internal Revenue Code or nonstatutory stock options.

  Shares Subject to the Management Stock Plan and Annual Per-Person Limits.

  Under the Management Stock Plan, the total number of shares of GlobalCenter group stock that may be subject to outstanding options or restricted stock
grants shall not exceed      , subject to adjustment, as described below.

  In addition, the Management Stock Plan imposes individual limits on the amount of awards. Under these limits, during any fiscal year the number of shares of GlobalCenter group stock subject to options and restricted stock granted to any one participant under the Management Stock Plan shall not exceed shares, subject to adjustment in certain circumstances, as described below.

  The Global Crossing compensation committee will make appropriate and equitable adjustments as it deems necessary to the number of shares and type of securities subject to the aggregate share limitations and annual limitations under the Management Stock Plan and subject to outstanding awards, including adjustments to exercise prices and number of shares subject to options, in the event that a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination or share exchange, or other similar corporate transaction or event affects GlobalCenter group stock.

  Eligibility. Key employees and directors of GlobalCenter Inc. and service providers to GlobalCenter Inc., its parent and affiliates are eligible to be granted awards under the Management Stock Plan.

  Administration. The Management Stock Plan is administered by the Global Crossing compensation committee. Subject to the terms and conditions of the Management Stock Plan, the compensation committee is authorized to interpret the Management Stock Plan, construe terms, adopt rules and regulations and make all determinations under the Management Stock Plan.

  Terms of Stock Options. The exercise price per share subject to an option is determined by the compensation committee. All terms regarding each option are fixed by the compensation committee in an award agreement, except that no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash or through a "same-day" sale arranged with a broker.

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

  Terms of Restricted Stock Awards. The compensation committee generally determines the terms applicable to each restricted stock award in an award agreement.

  Outstanding Awards. As of    , 2000, nonstatutory stock options to purchase
    shares of GlobalCenter group stock have been granted. No incentive stock options or shares of restricted stock have been awarded under the Management Stock Plan.

2000 Stock Plan

  The board of directors of Global Crossing adopted the GlobalCenter 2000 Stock Plan, which we refer to as the "2000 Stock Plan," on April 12, 2000. The board of directors adopted the 2000 Stock Plan to enable the GlobalCenter group to attract and retain employees and service providers and enable such persons to align their interests with the interests of the holders of GlobalCenter group stock. The 2000 Stock Plan will become effective upon the consummation of initial public offering of GlobalCenter group stock.

  The following is a brief description of the material features of the 2000 Stock Plan. You should read the full text of the 2000 Stock Plan, which has been included as Annex V to this proxy statement.

  Awards. The terms of the 2000 Stock Plan provide for grants of stock options to purchase shares of GlobalCenter group stock, stock appreciation rights and other stock-based awards. Options granted under the 2000 Stock Plan may be "incentive stock options" under the Internal Revenue Code or nonstatutory stock options.

  Shares Subject to the 2000 Stock Plan and Annual Per-Person Limits

  Under the 2000 Stock Plan, the total number of shares of GlobalCenter group
stock that may be subject to awards shall not exceed     shares of GlobalCenter
group stock, subject to adjustment, as described below.

  In addition, the 2000 Stock Plan imposes individual limits on the amount of awards. Under these limits, during any calendar year the number of shares of GlobalCenter group stock subject to awards that may be granted to any one
participant under the 2000 Stock Plan shall not exceed     shares of
GlobalCenter group stock, subject to adjustment in certain circumstances, as described below.

  The Global Crossing board of directors will adjust the number of shares and type of securities subject to the aggregate share limitations and annual limitations under the 2000 Stock Plan and subject to outstanding awards, including adjustments to exercise prices and number of shares subject to options and stock appreciation rights, in the event that a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination or share exchange, or other similar corporate transaction or event affects GlobalCenter group stock.

  Eligibility. Individuals selected by the board of directors of Global Crossing are eligible to be granted awards under the 2000 Stock Plan.

  Administration. The 2000 Stock Plan is administered by the Global Crossing board of directors. Subject to the terms and conditions of the 2000 Stock Plan, the board of directors is authorized to interpret the 2000 Stock Plan, construe terms, adopt rules and regulations and make all determinations under the 2000 Stock Plan.

  Terms of Stock Options. The exercise price per share subject to an option is determined by the Global Crossing board of directors. All terms regarding each option are fixed by the Global Crossing board of directors in an award agreement, except that no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, by delivering shares of previously acquired GlobalCenter group stock or by having such shares withheld, or, after a "qualified public offering," through a "same-day" sale arranged with a broker.

  Terms of Other Awards. The board of directors generally determines the terms applicable to stock appreciation rights, and other stock-based awards in each award agreement.

 Federal Income Tax Implications of the Management Stock Plan and the 2000 Plan

  The following is a summary of certain United States federal income tax rules with respect to the Management Stock Plan and the 2000 Plan and the awards granted thereunder. This summary is not intended to be a complete description of all possible tax consequences of the Management Stock Plan and the 2000 Plan and the awards, and each participant should consult his or her own tax advisor concerning the federal, state, local and other tax implications of the Management Stock Plan and the 2000 Plan and of the awards granted thereunder. Moreover, as the following discussion is limited to United States federal income tax matters, any such individuals who are subject to taxation by other jurisdictions, foreign or domestic, should consult their tax advisors with respect to the applicable tax laws of such other jurisdictions.

  Incentive Stock Options ("ISO"s). Under current law, a participant will not realize taxable income upon either the grant or the exercise of an ISO, and his or her employer will not receive an income tax deduction at either time. If the participant does not sell the shares acquired by exercising an ISO within either

  .  two years after the date he or she was granted the underlying ISO, or

  .  one year after the date he or she exercised the underlying ISO,

a subsequent sale will be taxed as long-term capital gain or loss. If, within either of the above periods, the participant disposes of the shares acquired by exercising the ISO, the participant generally will realize as ordinary income an amount equal to the lesser of

  .  the gain he or she realized on such disposition, or

  . the excess of the fair market value of the shares on the date of exercise over the exercise price.

In such event, the participant's employer generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income, subject to compliance with Section 162(m) of the Internal Revenue Code (the "Code"). Any gain in excess of such amount that the participant realizes as ordinary income will be taxed as a short-term or long-term capital gain (depending on the holding period).

  Nonqualified Stock Options ("NQSO"s). Under current law, a participant will not realize taxable income upon the grant of a NQSO and the participant's employer will not receive an income tax deduction at such time. When the participant exercises a NQSO, he or she will generally realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. When the participant sells the shares he or she will recognize short-term or long-term capital gain depending upon how long the shares were held. The participant's employer generally is allowed an income tax deduction equal to the amount the participant recognized as ordinary income, subject, where applicable, to compliance with Section 162(m) of the Code.

  Stock appreciation rights. Amounts received upon the exercise of a stock appreciation right are taxed at ordinary rates when received. Global Crossing is generally allowed an income tax deduction equal to the amount recognized as ordinary income by the participant.

  Restricted Stock and Other Stock-Based Awards. Restricted stock and other stock-based Awards are ordinarily taxed at ordinary rates when received. However, if the Award is subject to a substantial risk of forfeiture, it generally will not be taxed until the substantial risk of forfeiture lapses or until the participant makes an election under Section 83(b) of the Code. The participant's employer generally is allowed an income tax deduction equal to the amount recognized as ordinary income.

Global Crossing Executive Compensation

 Compensation committee report

  Compensation Philosophy

  Our compensation philosophy is to relate the compensation of Global Crossing's executive officers to measures of company performance that contribute to increased value for Global Crossing's shareholders.

  To assure that compensation policies are appropriately aligned with the value Global Crossing creates for shareholders, our compensation philosophy for executive officers takes into account the following goals:

  .  enhancing shareholder value;

  . representing a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual, business unit and corporate results in the business environment in which they operate;

  . relating incentive-based compensation to the performance of each executive officer, as measured by financial and strategic performance goals; and

  .  enabling Global Crossing to attract and retain top quality management.

  The Compensation Committee of the Global Crossing board of directors, which we will refer to as the "Committee," periodically reviews the components of compensation for Global Crossing's executive officers on the basis of this philosophy and periodically evaluates the competitiveness of its executive officer compensation program relative to comparable companies. When the Committee determines that executive officer compensation adjustments or bonus awards are necessary or appropriate, it makes such modifications as it deems appropriate. However, the board of directors has sole authority to modify the compensation of the Chairman, the Co-Chairman and the Chief Executive Officer ("CEO"), although the Committee makes recommendations to the board in this regard.

  Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of certain annual compensation payments in excess of $1 million to a company's executive officers. It is the objective of the Committee to administer compensation plans in compliance with the provisions of Section 162(m) where feasible and where consistent with our compensation philosophy as stated above. In that connection, at the 2000 Annual General Meeting of Shareholders, we intend to recommend the adoption of an annual bonus plan meeting the requirements of Section 162(m). We already have in place a stock incentive plan pursuant to which stock-based incentives may be awarded in compliance with
Section 162(m).

  Executive Compensation Components

  The major components of compensation for executive officers, including the CEO, are base salary, annual bonuses and stock option grants. Each component of the total executive officer compensation package emphasizes a different aspect of our compensation philosophy.

  . Base salary. Base salaries for executive officers are initially set upon hiring by the Committee (or, in the case of the Chairman, the Co-Chairman and the CEO, by the board of directors upon the Committee's recommendation) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations and other objective and subjective factors. Increases to base salary are also determined by the Committee or the board of directors, as applicable. Increases are determined primarily on an evaluation of competitive data, the individual's performance and contribution to Global Crossing, and Global Crossing's overall performance. Base salaries are periodically reviewed by the Committee.

  . Target annual bonuses. We rely to a large degree on annual bonus compensation to attract, retain and reward executives of outstanding abilities and to motivate them to perform to the full extent of their abilities. Target bonuses for executive officers, including the CEO, are determined on the basis of competitive bonus levels, level of responsibility, ability to influence results on a corporate or business unit level and, on occasion, subjective factors. Target annual bonuses for the Chairman, the Co-Chairman and the CEO are determined by the board of directors upon recommendation by the Committee. Target annual bonuses for other executive officers are determined by the Committee.

  . Stock option grants. The only current long-term incentive opportunity for executive officers, including the CEO, is the award of stock option grants under the 1998 Global Crossing Ltd. Stock Incentive Plan. In contrast to bonuses that are paid for prior year accomplishments, stock option grants represent incentives tied to future stock appreciation. They are intended to provide executive officers with a direct incentive to enhance shareholder value. Options generally vest over a three-year period with a maximum term of ten years. Option grants are awarded at the discretion of the Committee primarily based on an evaluation of competitive data and the anticipated contribution that the executive officer will make to Global Crossing.

  The Committee conducts annually a full review of the performance of Global Crossing and its executive officers in assessing compensation levels. The Committee considers various qualitative and quantitative indicators of both Global Crossing and the individual performance of its executive officers. This review evaluates Global Crossing's performance both on a shortand long-term basis. The Committee may consider such quantitative measures as total shareholder return, return on shareholder's equity, return on capital employed, revenue growth, and growth in Adjusted EBITDA and other measures of profitability. The Committee may also consider qualitative measures such as leadership, experience, strategic direction and overall contribution to Global Crossing.

  In addition, the Committee evaluates compensation in light of the compensation practices of other companies in the telecommunications industry and peer group companies as may be determined by the Committee. These companies are used as a reference standard for establishing levels of base salary, bonus and stock options. For 1999, executive officer compensation was targeted at the 75th percentile relative to peer group companies in the telecom industry.

  2000 executive compensation review

  Based on the factors set forth above, the Committee approved (or, in the case of the Chairman, Co-Chairman and CEO, recommended that the board of directors approve) salary increases and 1999 bonus awards for all executive officers. In addition, the Committee approved approximately 11,000,000 additional stock option grants to executive officers during 1999.

  Robert Annunziata was appointed CEO in February 1999. Jack Scanlon held the position of CEO from the beginning of 1999 through February 1999. In determining salary increases and 1999 bonus awards for Messrs. Annunziata and Scanlon, the Committee reviewed the performance of Global Crossing against its goals. During 1999, annual revenue increased from $420 million to $1.7 billion as a result of internal growth and acquisitions completed during the year. Global Crossing's market capitalization grew from $10 billion to $43 billion or 330%. In addition, Mr. Annunziata was a key member of the team that completed the successful merger with Frontier Corporation, and the acquisitions of Racal Telecom and Global Marine Systems.

                                          THE COMPENSATION COMMITTEE
                                          James F. McDonald, Chairman
                                          Geoffrey J.W. Kent
                                          Douglas McCorkindale

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

Summary Compensation Table

  The table below sets forth information concerning compensation paid to certain executive officers during the last fiscal year.

                                    Annual Compensation                        Long Term Compensation
                         ----------------------------------------- -----------------------------------------------
                                                        Other      Restricted  Securities
                                                       Annual        Stock     Underlying   LTIP      All Other
                         Year  Salary   Bonus(1)   Compensation(2)  Award(s)  Options/SARs Payouts Compensation(3)
                         ---- -------- ----------- --------------- ---------- ------------ ------- ---------------
Gary Winnick............ 1999 $169,615 $   785,000    $ 94,097         --            --       --           --
 Chairman
Robert Annunziata*...... 1999  464,679  11,000,000         --          --      7,500,000      --           --
 Former Chief
   Executive Officer
Jack M. Scanlon*........ 1999  622,500     504,000         --          --            --       --      $  5,000
 Vice Chairman, Asia     1998  450,000     480,000    $213,569         --      3,600,000      --           --
  Global Crossing
Thomas J. Casey......... 1999  925,000     625,000         --          --      1,600,000      --           --
 Vice Chairman           1998  266,667     533,333         --          --      2,000,000      --           --
John A. Scarpati........ 1999   36,217   2,000,000         --          --      1,000,000      --       222,222
 Chief Administrative
  Officer
William B. Carter....... 1999  622,500     395,000         --          --            --       --         5,000
 President, Global       1998  600,000   1,050,000         --          --      3,000,000      --      $  5,000
 Crossing Development    1997 $200,000 $   750,000         --          --            --       --           --
 Co.; Chief Executive
 Officer, Global Marine
 Systems

--------
* Mr. Annunziata became Chief Executive Officer in February 1999 and Mr. Scanlon resigned the position in February 1999. Mr. Scanlon is still one of the four most highly compensated officers of Global Crossing other than the CEO.
(1) The amounts in this column represent annual bonuses, except that Mr. Annunziata's amount reflects a $10,000,000 signing bonus and a $1,000,000 annual bonus; and Mr. Scarpati's amount reflects a $2,000,000 signing bonus.
(2) Mr. Winnick received imputed income for the personal use of corporate aircraft in 1999.
(3) Messrs. Scanlon and Carter received matching company contributions on their 401(k) plan deferrals. Mr. Scarpati is to receive an $8,000,000 bonus upon the completion of 3 years of service, of which 1/36th was accrued in 1999.

Certain compensation arrangements

  The 1998 Global Crossing Ltd. Stock Incentive Plan (the "1998 Plan") provides that, unless otherwise provided in the specific award agreement, upon a "change in control," certain awards granted under the 1998 Plan may, in the sole discretion of the Committee, be deemed to vest immediately. The award agreements generally provide for accelerated vesting upon a change in control. "Change in control" is defined under the 1998 Plan in general as the occurrence of any of the following: (1) any person or entity, other than certain of our affiliates, becomes the "beneficial owner," as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of securities of Global Crossing representing 30% or more of the combined voting power of our then outstanding securities; (2) during any period of 24 months, individuals who at the beginning of such period constituted the board of directors and any new director (other than any directors who meet certain exceptions specified in the 1998 Plan) whose election was approved in advance by a vote of at least two-thirds of the directors then still in office cease for any reason to constitute at least a majority of the board; (3) our shareholders approve any transaction pursuant to which Global Crossing is merged or consolidated with any other company, other than a merger or consolidation which would result in our shareholders immediately prior thereto continuing to own more than 65% of the combined voting power of the voting securities of the surviving entity outstanding after such transaction; or (4) our shareholders approve a plan of complete liquidation of Global Crossing or an agreement for the sale or disposition by Global Crossing of all or substantially all of our assets, other than the liquidation of Global Crossing into a wholly owned subsidiary.

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

  In January 2000, the board of directors authorized Global Crossing to enter into change in control agreements with our executive officers and certain of our other key executives. These agreements provide for certain benefits upon actual or constructive termination of employment in the event of a "Change in Control" (as defined below). With respect to any of the executive officers named in the Summary Compensation Table above, if, within 24 months of the month in which a Change in Control occurs, his employment is terminated by us (other than for cause or by reason of death or disability), or he terminates employment for "good reason" (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), he shall be entitled to receive (i) a lump sum payment equal to three times the sum of his annual base salary plus guideline bonus opportunity (reduced by any cash severance benefit otherwise paid to the executive under any applicable severance plan or other severance arrangement), (ii) a prorated annual target bonus for the year in which the Change in Control occurs, (iii) continuation of his life and health insurance coverages for three years and (iv) payment of any excise taxes due in respect of the foregoing benefits and of any other payments made to the executive as a result of the Change in Control. The term of each of these agreements will continue through December 31, 2001, after which it will be automatically extended for additional one-year terms subject to termination by either party on one year's prior notice. There is an automatic 24-month extension following any Change in Control. A Change in Control generally is deemed to occur if: (1) any person or entity, other than certain of our affiliates, becomes the "beneficial owner" of securities of Global Crossing representing 20% or more of the combined voting power of our then outstanding securities; (2) during any period of 24 months, individuals who at the beginning of such period constituted the board of directors and any new director (other than any directors who meet certain exceptions specified in the change in control agreement) whose election was approved in advance by a vote of at least two-thirds of the directors then still in office cease for any reason to constitute at least a majority of the board; (3) any transaction is consummated pursuant to which Global Crossing is merged or consolidated with any other company, other than a merger or consolidation which would result in our shareholders immediately prior thereto continuing to own more than 65% of the combined voting power of the voting securities of the surviving entity outstanding after such transaction; or (4) Global Crossing is completely liquidated or we sell or dispose of all or substantially all of our assets, other than the liquidation of Global Crossing into a wholly owned subsidiary.

  In December 1999, we entered into an employment agreement with Leo J. Hindery, Jr. providing for Mr. Hindery's employment as Chairman and Chief Executive Officer of our GlobalCenter subsidiary for an initial term of three years. The employment agreement provided for a base annual salary of not less than $500,000 and a guaranteed bonus of not less than $500,000. Mr. Hindery also received stock options to purchase 500,000 shares of Global Crossing common stock at an exercise price of $45 per share. These stock options vest 34% on Mr. Hindery's first date of employment and the balance in 22% increments on each of the first, second and third anniversaries of such date. Pursuant to the employment agreement, Mr. Hindery is also entitled to receive stock options covering 5.5% of the common stock of our GlobalCenter subsidiary or of a tracking stock designed to reflect the performance of the GlobalCenter business. Such GlobalCenter stock options will have an aggregate exercise price of $110 million and will vest 34% immediately and the balance in 22% increments on each of the first, second and third anniversaries of Mr. Hindery's employment start date. In March 2000, Mr. Hindery's compensation arrangements were changed to reflect his new responsibilities as Chief Executive Officer of Global Crossing Ltd. At that time, Mr. Hindery's annual base salary was increased to $995,000 and he received an additional 2,000,000 Global Crossing Ltd. stock options at an exercise price of $54.375 per share, such options to vest ratably over three years. Upon a "change in control" or upon the actual or constructive discharge of Mr. Hindery without "cause" (as defined in Mr. Hindery's agreement), all of his options will immediately vest in full, and Mr. Hindery will be entitled to receive a lump sum payment equal to the sum of his annual base salary and bonus through the end of the term of the agreement.

  In February 1999, we entered into an employment agreement with Robert Annunziata providing for Mr. Annunziata's employment as Chief Executive Officer of Global Crossing for an initial term of three years. The employment agreement provided for a base annual salary of not less than $500,000 and a target annual bonus of not less than $500,000. In addition, Mr. Annunziata was provided a $10 million signing bonus, subject to partial repayment in certain circumstances, as well as a $5 million fully recourse loan facility to be used to purchase shares of Global Crossing common stock to the extent Mr. Annunziata used a like amount of his own funds for such purpose. Mr. Annunziata did not elect to make use of this loan facility. Mr. Annunziata also received stock options to purchase 4,000,000 (after giving effect to the March 9, 1999 stock split) shares of Global Crossing common stock at a split-adjusted exercise price of $19.81 per share. These stock options were to vest in 25% increments starting on February 19, 1999 and on February 22 of each of the first three years of Mr. Annunziata's employment. Under the employment agreement, Mr. Annunziata was given the right, for a period of six months following the initial term of the agreement, to require Global Crossing to purchase from him any shares of Global Crossing common stock held by him as a result of the exercise of the 4,000,000 stock options at a purchase price equal to $49.625 per share. Pursuant to the employment agreement, Mr. Annunziata also received stock options to purchase an aggregate of 500,000 (post-split) shares of Global Crossing common stock, at a split-adjusted exercise price of $24.81 per share, all of which became vested on Mr. Annunziata's first day of employment. Upon Mr. Annunziata's resignation as CEO on March 2, 2000, all of Mr. Annunziata's then unvested stock options granted under the agreement became immediately vested and Mr. Annunziata became entitled to receive a lump sum payment equal to two times his then annual base salary and bonus.

  Global Crossing entered into an employment agreement, dated as of April 1, 1998, with Jack Scanlon, providing for Mr. Scanlon's employment as Global Crossing's Chief Executive Officer for an initial term of two years. The employment agreement provided for a base annual salary of not less than $600,000 and a guaranteed bonus of not less than $400,000. In addition, Mr. Scanlon was issued options to purchase a total of 3,600,000 (after adjusting for subsequent stock splits) shares of Global Crossing common stock at a split-adjusted exercise price of $0.835 per share. These options vest in 25% increments on Mr. Scanlon's first day of employment and on each of the first three anniversaries of that date. Upon a "change in control" of Global Crossing, as defined in the 1998 Plan, all of these options will immediately vest, and Mr. Scanlon will be entitled to terminate the agreement and receive a lump sum payment equal to two times his then annual base salary and bonus. Mr. Scanlon will also be entitled to such lump sum payment if he is actually or constructively discharged without "cause" (as defined in the agreement). Mr. Scanlon voluntarily resigned as Chief Executive Officer of Global Crossing in February 1999 to become Vice Chairman of Global Crossing. His employment agreement was extended for one additional year at that time but otherwise was left substantially unchanged.

  In September 1998, Mr. Thomas Casey was hired by Pacific Capital Group as its President. At such time, it was also agreed among Pacific Capital Group, Global Crossing and Mr. Casey that, in addition to Mr. Casey's role as President of Pacific Capital Group, Mr. Casey would also serve as Managing Director of Global Crossing. In connection with such employment, Mr. Casey received economic rights to 2,000,000 shares of Global Crossing common stock at an effective price of $2.00 per share. Such rights vest in 33% increments on the first day of Mr. Casey's employment and on each of the first and second anniversaries of the first day of Mr. Casey's employment. In connection with Mr. Casey's dual employment, Global Crossing and Pacific Capital Group established an arrangement whereby each entity would be responsible for a portion of Mr. Casey's salary and long-term compensation based upon the relative amount of time spent by Mr. Casey on matters pertaining to such entity. Initially, 80% of Mr. Casey's salary and long-term compensation was allocated to Global Crossing and 20% of such amounts was allocated to Pacific Capital Group, subject to adjustment and re-allocation on an annual basis. On March 18, 1999, in recognition of the time spent by Mr. Casey on Global Crossing matters to such date and his expected ongoing responsibilities with Global Crossing, the Global Crossing board of directors elected to assume Mr. Casey's employment agreement, including the full amount of Mr. Casey's salary and long-term compensation, with Mr. Casey serving full time in his role with Global Crossing as Managing Director and Vice Chairman of the board of directors.

  In December 1999, Global Crossing entered into an employment agreement with John A. Scarpati providing for Mr. Scarpati's employment as Chief Administrative Officer of Global Crossing for an initial term of three years. The employment agreement provides for a base salary of not less than $500,000 and a target annual bonus of 100% of his base annual salary. In addition, Mr. Scarpati was provided a $2 million signing bonus, subject to partial repayment in certain circumstances, as well as the right to an $8 million payment in the event he remains employed by Global Crossing for three years or is actually or constructively discharged without "cause" (as defined in the agreement). In connection with his employment, Mr. Scarpati received stock options to purchase 1,000,000 shares of Global Crossing common stock at an exercise price of $53 per share. These stock options vest in 25% increments on the date Mr. Scarpati commenced employment with Global Crossing and on each of the first three anniversaries thereof. Upon a "change in control" (as defined in the 1998 Plan) or upon the actual or constructive discharge of Mr. Scarpati without "cause" (as defined in the agreement), these options will immediately vest in full, and Mr. Scarpati will be entitled to terminate the agreement and receive a lump sum payment equal to the sum of his then annual base salary and bonus.

Compensation of outside directors

  Each director who is not an employee of Global Crossing receives cash compensation of $2,500 for each meeting of the board of directors attended and $1,500 for each attended meeting of a committee of the board of which he or she is a member. In addition, each non-employee chairman of a board committee also receives an annual retainer of $5,000. During 1999, each non-employee director commencing service on the board received options to purchase 120,000 shares of Global Crossing common stock at an exercise price equal to the fair market value of Global Crossing common stock on the date of grant. Each such option has a term of 10 years, became exercisable immediately with respect to the first 30,000 shares, and will become exercisable with respect to the remaining 90,000 shares in two equal installments on each of the first and second anniversaries of the date of grant, in each case so long as such director continues to be a director of Global Crossing on such date. Commencing in 2000, the board of directors adjusted the level of initial stock option grants such that new non-employee directors now receive 40,000 option shares (subject to adjustment in the event of a stock split) on the date on which they commence board service.

Option Grants in Last Fiscal Year

  The table below sets forth information concerning options granted to certain executive officers during the last fiscal year.

                                                                                       Potential Realizable Value At
                                                                                    Assorted Annual Rates of Stock Price
                                             Individual Grants                          Appreciation for Option Term
                        ----------------------------------------------------------- -------------------------------------
                        Number of   % of Total
                        Securities   Options                Market Price
                        Underlying  Granted to               of Common
                         Options   Employees in Exercise or   Stock on   Expiration
Name                     Granted   Fiscal Year  Base Price   Grant Date     Date        0%           5%          10%
----                    ---------- ------------ ----------- ------------ ---------- -----------  ----------- ------------
Gary Winnick...........       --        --            --          --          --            --           --           --
 Chairman
Robert Annunziata...... 4,000,000     11.16%      $19.813     $24.812     2/22/09   $19,996,000  $82,412,534 $178,171,752
 Former Chief Executive   500,000      1.40%       24.812      24.812     2/22/09           --     7,802,067   19,771,969
 Officer                3,000,000      8.37%       45.000      45.000     12/3/09           --    84,900,775  215,155,232
Jack M. Scanlon........       --        --            --          --          --            --           --           --
 Vice Chairman, Asia
  Global Crossing
Thomas J. Casey........   300,000      0.84%       61.375      61.375     5/16/09           --    11,579,522   29,344,783
 Vice Chairman            300,000      0.84%       25.000      25.000     9/24/09           --     4,716,710   11,953,068
                        1,000,000      2.79%       45.000      45.000     12/3/09           --    28,300,258   71,718,411
John A. Scarpati....... 1,000,000      2.79%      $53.000     $45.000     12/3/09   $(8,000,000) $20,300,258 $ 63,718,411
 Chief Administrative
  Officer
William B. Carter......       --        --            --          --          --            --           --           --
 President, Global
  Crossing Development
  Co.; Chief Executive
  Officer, Global
  Marine Systems

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The table below sets forth information concerning exercises of stock options by certain executive officers during the last fiscal year and the fiscal year-end value of such executive officers' unexercised options.

                                                       Number of Securities
                                                      Underlying Unexercised     Value of Unexercised
                                                              Options           In-The-Money Options(2)
                                                     ------------------------- -------------------------
                         Shares Acquired    Value
          Name             On Exercise   Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ----------- ----------- ------------- ----------- -------------
Gary Winnick............         --              --   1,200,000      600,000   $58,998,000 $ 29,499,000
 Chairman
Robert Annunziata.......      81,576     $ 2,243,340  1,500,000    6,000,000    42,781,000  105,561,000
 Former Chief Executive
  Officer
Jack M. Scanlon.........     345,680      12,525,410  1,334,560    1,800,000    65,613,642   88,497,000
 Vice Chairman, Asia
  Global Crossing
Thomas J. Casey.........         --              --   1,006,666    1,926,666    33,699,968   42,799,968
 Vice Chairman
John A. Scarpati........         --              --     333,334      666,666           --           --
 Chief Administrative
  Officer
William B. Carter.......     174,144       4,860,345  1,706,096    1,000,000    83,880,210   49,165,000
 President, Global
  Crossing Development
  Co., Chief Executive
  Office Global Marine

--------
(1) Amounts indicated are based upon the difference between the exercise price and the closing market price on the exercise date.
(2) Amounts indicated are based upon the difference between the exercise price and the closing market price per share of the common stock of $50.00 on December 31, 1999.

Compensation committee interlocks and insider participation

  The Compensation Committee of the Global Crossing board of directors consists of Messrs. McDonald, Kent and McCorkindale, none of whom had any relationships with Global Crossing requiring disclosure under Securities and Exchange Commission rules. However, prior to November 4, 1999, the Compensation Committee consisted of Lodwrick M. Cook, Michael R. Steed and Jay R. Levine (an employee of an affiliate of Canadian Imperial Bank of Commerce), who were involved in certain transactions described in Note 18 to our consolidated financial statements incorporated by reference into this proxy statement.

Comparison of cumulative total returns

  The graph below compares the cumulative total shareholder return on Global Crossing common stock for the period from August 14, 1998, the initial date of trading of Global Crossing common stock, to December 31, 1999 with the cumulative total return of the Standard & Poor's 500 Stock Index and the NASDAQ Telecom Index over the same period. The graph assumes $100 invested on August 14, 1998 in Global Crossing common stock and $100 invested on such date in each of the Standard & Poor's 500 Stock Index and the NASDAQ Telecom Index, with dividends reinvested. In the proxy statement provided to shareholders in connection with our 1999 Annual General Meeting of Shareholders, we used a peer group of fiber optic cable providers comprised of Qwest, Level 3 Communications, Inc., Metromedia Fiber Network, Inc., IXC Communications, Inc. and Equant NV (the "Old Peer Group"). We have decided to replace the Old Peer Group index with the NASDAQ Telecom Index because we believe the latter index to be readily accessible to our shareholders and more representative of the industries in which we now compete. In accordance with SEC rules, the graph below also illustrates the cumulative total shareholder return of the Old Peer Group over the relevant period.

                               Stock Performance
                                 [LINE GRAPH]

                               S&P 500         NASDAQ
                    GBLX    Stock Index     Telecom Index    Old Peer Group
                  ------    -----------     -------------    --------------
08/14/1998           100          100             100               100
09/30/1998         81.86         95.7           91.16             83.51
12/31/1998        176.96       115.67           125.6            124.49
03/31/1999        362.75       121.04          155.04            178.48
06/30/1999        334.31       129.17          164.27            175.77
09/30/1999        207.84        120.7          156.67            151.07
12/31/1999        392.16       138.25          254.61            230.11

At 12/31/99, a $100 initial investment is worth:
GBLX                    $392.16
S&P 500 Stock Index     $138.25
NASDAQ Telecom Index    $254.61
Old Peer Group          $230.11

                    STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS
                     AND 5% SHAREHOLDERS OF GLOBAL CROSSING

  The following table sets forth, as of April 14, 2000, certain information regarding the beneficial ownership of our common stock by (i) each person or entity who is known by us to own beneficially 5% or more of our voting common stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group. To our knowledge, each such shareholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For purposes of this table, an individual is deemed to have sole beneficial ownership of securities owned jointly with such individual's spouse. Amounts appearing in the table below include (i) all shares of common stock outstanding as of April 14, 2000, (ii) all shares of common stock issuable upon the exercise of options within 60 days of April 14, 2000 and (iii) all shares of common stock issuable upon the exercise of warrants within 60 days of April 14, 2000. The warrants designated below as "New PCG Warrants" and "GCL Warrants" each represent the right to immediately purchase shares of Global Crossing common stock at an exercise price of $9.50 per share.

                                   Beneficial Ownership of Common Stock
                          ------------------------------------------------------
                                        Shares    Shares
                                      Subject to  Subject    Shares
                           Number of   New PCG    to GCL   Subject to Percentage
                           Shares(1)   Warrants  Warrants  Options(2)  of Class
                          ----------- ---------- --------- ---------- ----------
Pacific Capital Group,
 Inc.(3)................   79,136,648  6,050,004 2,515,788          0   10.92%
 360 North Crescent
  Drive
 Beverly Hills,
  California 90210

Canadian Imperial Bank
 of Commerce(4).........   68,529,669          0         0    240,000    8.65%
 161 Bay Street, 8th
  Floor--BCE Place
 P.P. Box 500
 M5J258, Toronto, Canada

Gary Winnick(5).........   79,136,648  6,050,004 2,515,788  1,800,000   11.12%
Lodwrick M. Cook........    3,143,929    950,002         0    362,240     *
Leo J. Hindery, Jr......            0          0         0    170,000     *
Thomas J. Casey(6)......      422,749          0         0  1,106,666     *
Joseph Clayton..........      542,396          0         0  1,440,000     *
Dan J. Cohrs............            0          0         0    927,505     *
John Comparin...........        5,000          0         0          0     *
James C. Gorton.........       15,000          0         0    617,690     *
David L. Lee(7).........   17,350,014  1,825,002   663,456    900,000    2.60%
Barry Porter............   15,814,795  1,825,002   610,266    900,000    2.40%
John M. Scanlon.........      363,748          0         0  1,904,965     *
John A. Scarpati........          900          0         0    333,334     *
Robert Sheh.............            0          0         0    583,685     *
William B. Carter.......      239,520          0         0  1,556,096     *
Wallace S. Dawson.......       68,958          0         0    530,400     *
Edward Mulligan.........        6,012          0         0     50,000     *
Robert Annunziata.......            0          0         0  5,438,424     *
Jay R. Bloom(8).........   13,993,966          0         0    128,533    1.78%
William E. Conway,
 Jr.(9).................    2,247,640          0         0     75,000     *
Canning Fok Kin-ning....            0          0         0  8,898,889    1.11%
Eric Hippeau............       35,895          0         0     42,300     *
Dean C. Kehler(8).......   14,805,827          0         0    128,533    1.88%
Geoffrey J.W. Kent......            0          0         0     75,000     *
Douglas McCorkindale....       38,855          0         0     87,400     *
James McDonald..........        5,351          0         0     40,932     *
Bruce Raben.............            0          0         0    120,000     *
Michael R. Steed........            0          0         0    120,000     *
All Directors and
 Executive Officers as a
 Group..................  187,967,080 10,650,010 3,789,510 28,577,592   21.63%

--------
  * Percentage of shares beneficially owned does not exceed one percent.
 (1) As of April 14, 2000, 794,467,855 shares of common stock were issued and outstanding.
 (2) Represents stock options issued under stock option plans of Global Crossing, except that Mr. Fok's amount includes 8,888,889 shares of common stock issuable upon conversion of the 400,000 shares of convertible preferred stock issued to Hutchison Whampoa in connection with the formation of the

    Hutchison Global Crossing joint venture. As Managing Director of Hutchison Whampoa, Mr. Fok may be deemed to share investment and voting control over these shares.
 (3) Includes 40,349,650 shares of common stock and common stock warrants owned or managed by GKW Unified Holdings, a company formed for the benefit of Gary Winnick and members of his family and managed by Pacific Capital Group, which thereby shares investment and voting power over such shares.
 (4) These share amounts, which are effective as of April 14, 2000, include 11,453,529 shares held by certain affiliates of Canadian Imperial Bank of Commerce in such a manner that CIBC shares investment power over such shares. The indicated options have been assigned to CIBC by CIBC employees who previously served on the GCL board of directors.
 (5) Includes all shares of common stock beneficially owned by Pacific Capital Group, a company controlled by Mr. Winnick.
 (6) Includes 422,749 shares of common stock owned by Casey Global Holdings LLC, which is managed by GCL in such a manner that Mr. Casey shares investment and voting power over such shares.
 (7) Includes (a) all 9,900,822 shares of common stock and 513,156 shares of common stock issuable upon the exercise of warrants owned by San Pasqual Corp., a corporation of which Mr. Lee and his family are the sole shareholders and over whose portfolio securities Mr. Lee shares investment and voting power and (b) all 3,988,242 shares of common stock and 150,300 shares of common stock issuable upon the exercise of warrants owned by the David and Ellen Lee Family Trust, of which Mr. Lee is a trustee and in such capacity shares investment and voting power over such shares.
 (8) Includes (a) 11,453,529 shares held by certain affiliates of Canadian Imperial Bank of Commerce in such a manner that Messrs. Bloom and Kehler have shared investment and voting power over such shares and (b) 218,434 shares held by Caravelle Investment Fund, LLC, for whose investment advisor Messrs. Bloom and Kehler serve as managing directors.
 (9) Includes 2,239,640 shares of common stock beneficially owned by the Carlyle Group, of which Mr. Conway is managing director and in such capacity shares voting and investment control over such shares.

                    INFORMATION ABOUT SHAREHOLDER PROPOSALS

  All proposals of shareholders who wish to bring business before Global Crossing's 2001 Annual General Meeting of Shareholders must be received by Global Crossing at its principal executive offices at Wessex House, 45 Reid
Street, Hamilton HM12 Bermuda, not later than   , for inclusion in the
Company's proxy statement and form of proxy relating to such annual meeting. Upon timely receipt of any such proposal, Global Crossing will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

  Under the Companies Act, any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at an annual shareholders' meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give notice to Global Crossing of the resolution at its registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in Global Crossing's bye-laws relating to shareholder proposals.

                            INDEPENDENT ACCOUNTANTS

  Representatives of Arthur Andersen will attend the special meeting and will have an opportunity to make a statement and to respond to appropriate questions that you pose.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies from the please reference room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also review reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

                     INFORMATION INCORPORATED BY REFERENCE

  The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC. This means that we can disclose the information to you by referring in this proxy statement to the documents we file with the SEC. Under the SEC's regulations, any statement contained in the information incorporated by reference in this proxy statement is automatically updated and superseded by any information contained in this proxy statement, or in any information contained in any subsequently filed amendments to our Annual Report on Form 10-K for the year ended December 31, 1999.

  We incorporate into this proxy statement by reference:

  . our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 1999 filed by us with the SEC on March 16, 2000,

  . the financial statements of Frontier Corporation and the Global Marine Systems business of Cable & Wireless Plc incorporated by reference or included in our Registration Statement on Form S-4 filed on September 8, 1999 (File No. 333-86693),

  . the financial statements of Racal Telecom and HCL Holdings Limited included in our Current Report on Form 8-K filed on January 11, 2000, as amended by our Current Report on Form 8-K/A filed on January 19, 2000, and

  . the pro forma financial information for Global Crossing Ltd. included in our Registration Statement of Form S-3 filed on March 20, 2000 (File No. 333-32810).

  Each of these items are an important part of this proxy statement.

  Any person, including any beneficial owner, to whom this proxy statement is delivered may obtain the information incorporated by reference in, but not delivered with, this proxy statement by requesting it at no cost, by writing or telephoning us at the following address or telephone number:

                              Global Crossing Ltd.
                             360 N. Crescent Drive
                            Beverly Hills, CA 90210
                         Attention: Investor Relations
                             Phone: (310) 385-5200

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
HISTORICAL FINANCIAL STATEMENTS
GlobalCenter Group
Report of Independent Public Accountants.................................  F-2
Combined Balance Sheets..................................................  F-3
Combined Statements of Operations........................................  F-4
Combined Statements of Group Equity......................................  F-5
Combined Statements of Cash Flows........................................  F-6
Notes to Combined Financial Statements...................................  F-7

PRO FORMA FINANCIAL STATEMENTS
Global Crossing Group
Unaudited Pro Forma Condensed Combined Financial Information............. F-19
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31,
 1999.................................................................... F-20
Unaudited Pro Forma Condensed Combined Statements of Operations.......... F-21
Notes to Unaudited Pro Forma Condensed Combined Financial Statements..... F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Global Crossing Ltd:

We have audited the accompanying combined balance sheet of New GlobalCenter ("New GlobalCenter") as of December 31, 1999 and of Old GlobalCenter ("Old GlobalCenter") as of December 31, 1998, and the related combined statements of operations, group equity and cash flows for the periods from October 1, 1999 to December 31, 1999 ("New GlobalCenter period") and from January 1, 1999 to September 30, 1999 and for each of the two years in the period ended December 31, 1998 ("Old GlobalCenter periods"). These financial statements are the responsibility of management of New GlobalCenter and Old GlobalCenter. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the New GlobalCenter combined financial statements referred to above present fairly, in all material respects, the financial position of New GlobalCenter as of December 31, 1999 and the results of its operations and its cash flows for the New GlobalCenter period in conformity with accounting principles generally accepted in the United States. Further, in our opinion, the combined financial statements of Old GlobalCenter referred to above present fairly, in all material respects, the financial position of Old GlobalCenter as of December 31, 1998, and the results of its operations and its cash flows for the Old GlobalCenter periods in conformity with accounting principles generally accepted in the United States.

New GlobalCenter is a fully integrated business of Global Crossing Ltd. Old GlobalCenter was a fully integrated business of Frontier Corporation. Accordingly, as described in Note 1, New GlobalCenter and Old GlobalCenter combined financial statements have been derived from the consolidated financial statements and accounting records of Global Crossing Ltd. and Frontier Corporation, respectively, and, therefore, reflect certain assumptions and allocations. In addition, New GlobalCenter relies on Global Crossing Ltd. and Old GlobalCenter relied on Frontier Corporation for certain operational, treasury, management, administrative and other services. The financial position, results of operations and cash flows of New GlobalCenter and Old GlobalCenter could differ from those that would have resulted had New GlobalCenter or Old GlobalCenter operated autonomously as an independent entity. As more fully discussed in Note 1, the combined financial statements of New GlobalCenter should be read in conjunction with the audited consolidated financial statements of Global Crossing Ltd.


                                          Arthur Andersen

San Jose, California
April 14, 2000

                               GLOBALCENTER GROUP

                            COMBINED BALANCE SHEETS
                             (Amounts in thousands)

                                              Old GlobalCenter New GlobalCenter
                                              ---------------- ----------------
                                                        December 31,
                                              ---------------------------------
                                                    1998             1999
                                              ---------------- ----------------
                   ASSETS
Current assets:
  Accounts receivable, net of allowance for
   doubtful accounts of $975 and $1,379,
   respectively..............................     $ 6,492         $   18,811
  Equipment held for resale..................         773              6,941
  Prepaid expenses and other current assets..         300              3,827
  Deferred tax asset.........................       2,393              2,926
                                                  -------         ----------
  Total current assets.......................       9,958             32,505
                                                  -------         ----------
Property and equipment, net..................      30,372            115,313
Goodwill and intangibles, net................       7,470          1,448,265
Other assets.................................         221                 --
                                                  -------         ----------
  Total assets...............................     $48,021         $1,596,083
                                                  =======         ==========
        LIABILITIES AND GROUP EQUITY
Current liabilities:
  Capital lease obligations..................     $   404         $      374
  Accounts payable...........................       5,995             28,046
  Other current liabilities..................       5,099              8,514
                                                  -------         ----------
  Total current liabilities..................      11,498             36,934
                                                  -------         ----------
Capital lease obligations, net of current
 portion.....................................         586                194
Long-term deferred tax liability.............          --             28,316
Other liabilities............................          --                494
                                                  -------         ----------
  Total liabilities..........................      12,084             65,938
                                                  -------         ----------
Group equity.................................      35,937          1,530,145
                                                  -------         ----------
Total liabilities and group equity...........     $48,021         $1,596,083
                                                  =======         ==========

    The accompanying notes are an integral part of these combined financial statements.

                               GLOBALCENTER GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (Amounts in thousands)

                                    Old GlobalCenter              New GlobalCenter
                         ---------------------------------------- ----------------
                                                     Nine Months    Three Months
                         Year Ended December 31,        Ended          Ended
                         -------------------------  September 30,   December 31,
                            1997          1998          1999            1999
                         -----------  ------------  ------------- ----------------
Revenues:
  Service revenues...... $     6,511  $     19,600    $ 29,951        $ 17,753
  Equipment revenues....       1,228         3,640      17,228           5,971
                         -----------  ------------    --------        --------
    Total revenues......       7,739        23,240      47,179          23,724
Costs and expenses:
  Cost of service
   revenues.............       5,257        14,804      36,451          17,328
  Cost of equipment
   revenues.............         995         3,208      15,573           5,365
  Sales and marketing...       1,966         8,948       9,531           6,088
  General and
   administrative.......       2,044         4,694       6,897           3,067
  Depreciation and
   amortization.........         912         4,023       4,242           1,913
  Goodwill and
   intangibles
   amortization.........         325         1,294         974          37,135
  Merger costs..........          --         2,060          --              --
                         -----------  ------------    --------        --------
    Total costs and ex-
     penses.............      11,499        39,031      73,668          70,896
                         -----------  ------------    --------        --------
Loss from operations....      (3,760)      (15,791)    (26,489)        (47,172)
Other income (expense),
 net....................          45            55         (44)            114
                         -----------  ------------    --------        --------
Loss before income
 taxes..................      (3,715)      (15,736)    (26,533)        (47,058)
Income tax benefit......         941         4,911       9,742           4,333
                         -----------  ------------    --------        --------
Net loss................ $    (2,774) $    (10,825)   $(16,791)       $(42,725)
                         ===========  ============    ========        ========


    The accompanying notes are an integral part of these combined financial statements.

                               GLOBALCENTER GROUP

                      COMBINED STATEMENTS OF GROUP EQUITY
                             (Amounts in thousands)

                                           Contributed Accumulated    Total
                                             Capital     Deficit   Group Equity
                                           ----------- ----------- ------------
Old GlobalCenter
  Balance at January 1, 1997.............. $    3,100   $     97    $    3,197
    Net loss..............................        --      (2,774)       (2,774)
    Acquisition of Voyager................      9,528        --          9,528
                                           ----------   --------    ----------
  Balance at December 31, 1997............     12,628     (2,677)        9,951
    Net loss..............................        --     (10,825)      (10,825)
    Transfers from Parent, net............     36,811        --         36,811
                                           ----------   --------    ----------
  Balance at December 31, 1998............     49,439    (13,502)       35,937
    Net loss..............................        --     (16,791)      (16,791)
    Transfers from Parent, net............     31,267        --         31,267
                                           ----------   --------    ----------
  Balance at September 30, 1999........... $   80,706   $(30,293)   $   50,413
                                           ==========   ========    ==========
New GlobalCenter
    Net loss.............................. $      --    $(42,725)   $  (42,725)
    Transfers from Parent, net............     71,025        --         71,025
    Contribution from Parent..............  1,501,845        --      1,501,845
                                           ----------   --------    ----------
  Balance at December 31, 1999............ $1,572,870   $(42,725)   $1,530,145
                                           ==========   ========    ==========


   The accompanying notes are an integrated part of these combined financial statements

                               GLOBALCENTER GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                      Old GlobalCenter          New GlobalCenter
                               -------------------------------- ----------------
                                  Year Ended       Nine Months    Three Months
                                 December 31,         Ended          Ended
                               -----------------  September 30,   December 31,
                                1997      1998        1999            1999
                               -------  --------  ------------- ----------------
Operating activities:
 Net loss....................  $(2,774) $(10,825)   $(16,791)      $  (42,725)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities
  Depreciation and
   amortization..............      912     4,023       4,242            1,913
  Goodwill and intangibles
   amortization..............      325     1,294         974           37,135
  Deferred income taxes......     (888)   (2,049)        983           (2,279)
  Changes in operating assets
   and liabilities net of the
   effects of acquisitions:
    Accounts receivable......     (949)   (4,047)    (11,346)            (973)
    Prepaid expenses and
     other assets............      (93)      335      (1,602)          (1,925)
    Equipment held for
     resale..................       --      (704)        177           (6,345)
    Accounts payable and
     accrued liabilities.....      320     6,221      13,306           12,654
                               -------  --------    --------       ----------
Net cash used in operating
 activities..................   (3,147)   (5,752)    (10,057)          (2,545)
                               -------  --------    --------       ----------
Investing activities:
  Purchases of property and
   equipment.................   (1,853)  (28,978)    (20,871)         (68,397)
  Cash from acquisition......      568        --          --               --
                               -------  --------    --------       ----------
Net cash used in investing
 activities..................   (1,285)  (28,978)    (20,871)         (68,397)
                               -------  --------    --------       ----------
Financing activities:
  Payments on capital leases
   and debt..................      (90)   (2,573)       (339)             (83)
  Proceeds from issuance of
   debt......................    1,937        --          --               --
  Transfers from Parent,
   net.......................       --    36,811      31,267           71,025
                               -------  --------    --------       ----------
Net cash from financing
 activities..................    1,847    34,238      30,928           70,942
                               -------  --------    --------       ----------
  Net increase (decrease) in
   cash......................   (2,585)     (492)         --               --
  Cash at beginning of
   period....................    3,077       492          --               --
                               -------  --------    --------       ----------
  Cash at end of period......  $   492  $     --    $     --       $       --
                               =======  ========    ========       ==========


Supplemental schedule of non-
 cash activities:
  Acquisition of New
   GlobalCenter, net.........       --        --          --        1,451,432
  Assets acquired under
   capital leases............  $ 1,031  $    215    $     --       $       --

    The accompanying notes are an integral part of these combined financial statements.

                               GLOBALCENTER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) Organization and Operations

  The Board of Directors of Global Crossing Ltd. ("Global Crossing") has approved a proposal that would result in the creation of two classes of common stock intended to separately reflect the performance of its complex Web hosting, Internet Protocol network services, content distribution, systems applications and related professional services businesses, referred to below as "the GlobalCenter group," and all other businesses of Global Crossing, referred to below as "the Global Crossing group." The GlobalCenter group is a fully integrated business of Global Crossing. Global Crossing plans an initial public offering of shares of the GlobalCenter group stock (the "Offering"), all of the proceeds of which will be contributed to the GlobalCenter group. Immediately prior to the completion of that public offering, the Global Crossing group will hold an inter-group interest in the GlobalCenter group representing 100% of the equity value of the GlobalCenter group. GlobalCenter Inc. is an indirect wholly owned subsidiary of Global Crossing and owns most of the assets and liabilities of the GlobalCenter group. These combined financial statements are based on the operations, assets and liabilities of the GlobalCenter group and are not representative of any separately incorporated entity.

  GlobalCenter Inc. was acquired by Frontier Corporation ("Frontier") in February 1998. Frontier accounted for its acquisition of GlobalCenter Inc. using the pooling-of-interests method. On September 28, 1999, Global Crossing acquired Frontier. For financial reporting purposes, the merger of Global Crossing and Frontier was deemed to have occurred on September 30, 1999. Prior to this merger, the GlobalCenter group was a fully integrated business of Frontier. For periods prior to October 1, 1999, the assets and liabilities of the GlobalCenter group and the related combined results of operations and cash flows are referred to below as "Old GlobalCenter," and for periods subsequent to September 30, 1999, the assets and liabilities and the related combined results of operations and cash flows are referred to as "New GlobalCenter." In connection with Global Crossing's acquisition of Frontier, the assets and liabilities of New GlobalCenter were adjusted to their respective fair values pursuant to the purchase method of accounting. Global Crossing and Frontier are collectively referred to below as "the Parents."

  The combined financial statements of the GlobalCenter group reflect the results of operations, financial position, changes in group equity and cash flows of the GlobalCenter group as if the GlobalCenter group was a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in group equity and cash flows of the GlobalCenter group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of the GlobalCenter group should be read in conjunction with the audited consolidated financial statements of Global Crossing.

  As a fully integrated business of the Parents, the GlobalCenter group does not prepare separate financial statements in accordance with generally accepted accounting principles ("GAAP") in the normal course of operations. However, these combined financial statements were prepared in accordance with GAAP for purposes of this filing. The combined financial statements reflect certain assets, liabilities, revenues and expenses directly attributable to the GlobalCenter group as well as allocations deemed reasonable by management to present the financial position, results of operations and cash flows on a stand-alone basis. The allocation methodologies have been described within the notes to these combined financial statements. Management considers the allocation methodologies adopted to be reasonable, however, the costs of these services charged to the GlobalCenter group are not necessarily indicative of the costs that would have been incurred if the GlobalCenter group had performed these functions entirely as a standalone entity. The retained interests of Frontier and Global Crossing in Old GlobalCenter and New GlobalCenter, respectively, represents net transfers of funds to or from the GlobalCenter group and accumulated losses to date.

  Allocation and related party transaction policies adopted by Global Crossing's board of directors can be rescinded or amended at the discretion of the board of directors, without any prior approval of stockholders,

                               GLOBALCENTER GROUP
although no such changes are currently contemplated. In addition, the assets attributed to the GlobalCenter group could be subject to the liabilities of the Global Crossing group and vice versa, even if these liabilities arise from lawsuits, contracts or indebtedness that are attributed to the other party.

  The board of directors of Global Crossing approved a proposal that would result in the creation of two classes of common stock intended to reflect separately the performance of Global Crossing's complex web hosting business and all other business of Global Crossing. Global Crossing's complex web hosting business is referred to as "the GlobalCenter group," and the other businesses as the "Global Crossing group." Global Crossing plans an initial public offering of shares of GlobalCenter group stock (the "Offering"), all of the proceeds of which will be allocated to the GlobalCenter group. Immediately prior to the completion of that public offering, the Global Crossing group will hold a group interest in the GlobalCenter group which represents 100% of the equity value of the GlobalCenter group.

(2) Significant Accounting Policies

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Significant estimates made in preparing the combined financial statements include depreciation and amortization periods, the allowance for doubtful accounts and income tax valuation allowances. Actual amounts and results could differ from those estimates.

  The GlobalCenter group's operations and ability to grow may be affected by numerous factors, including changes in customer requirements, new laws, technological advances, entry of new competitors and changes in the willingness of Global Crossing and other potential lenders to finance operations. The GlobalCenter group cannot predict which, if any, of these or other factors might have a significant impact on the GlobalCenter group in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the GlobalCenter group's operations.

Property and Equipment, Net

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment, generally two to five years for network and computer equipment, four years for furniture and fixtures and seven years for leasehold improvements. Equipment acquired under capital leases is amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Property and equipment under construction is capitalized and depreciation commences when the asset is placed in service.

Goodwill and Intangibles, Net

  Costs in excess of tangible assets acquired and liabilities assumed are recorded as goodwill and intangibles. Goodwill and intangibles are amortized on a straight-line basis over seven to ten years.

Impairment of Long-lived Assets

  The GlobalCenter group periodically reviews the carrying amounts of property and equipment, intangible assets and goodwill to determine whether current events or changes in circumstances indicate that the carrying amount may not be recoverable. The GlobalCenter group recognizes an impairment in long-lived assets when the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Fair value is based on the expected future discounted cash flows to be generated from the assets. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

                               GLOBALCENTER GROUP

Fair Value of Financial Instruments

  The estimated fair value of financial instruments has been determined by the GlobalCenter group using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the GlobalCenter group could realize in a current market exchange. The carrying amounts for accounts receivable, construction in progress, accounts payable, accrued liabilities and capital leases approximate their fair value.

Comprehensive Loss

  There are no differences between the combined net loss and comprehensive loss for any period presented.

Equipment Held For Resale

  The GlobalCenter group obtains computers, computer equipment, peripherals and networking equipment from third parties and resells the equipment to its customers. Equipment that has been purchased on behalf of customers but not yet transferred to customers or installed is recorded at the lower of cost or net realizable value as equipment held for resale.

Other Current Liabilities

  Other current liabilities consist of the following:

                                             Old GlobalCenter New GlobalCenter
                                             ---------------- ----------------
                                                       December 31,
                                             ---------------------------------
                                                   1998             1999
                                             ---------------- ----------------
                                                  (Amounts in thousands)
   Accrued professional fees................      $1,250           $2,000
   Accrued benefits, compensation and re-
    lated taxes.............................       1,596            3,627
   Other....................................       2,253            2,887
                                                  ------           ------
     Total other current liabilities........      $5,099           $8,514
                                                  ======           ======

Income Taxes

  Beginning with the acquisition by Frontier Corporation of GlobalCenter Inc., GlobalCenter Inc. is included in the consolidated tax return of Global Crossing North America (formerly Frontier Corporation) for federal and state purposes. On the effective date of the Offering, Global Crossing North America, Inc. and GlobalCenter Inc. will enter into a formal tax sharing agreement that provides for a pro rata allocation of tax liabilities among members of the Global Crossing North America, Inc. consolidated group. The income tax provision for the GlobalCenter group has been calculated on a pro rata return basis taking account of the increase or decrease in the tax liability of the Global Crossing North America, Inc. consolidated group resulting from the inclusion of GlobalCenter Inc. in the Global Crossing North America, Inc. consolidated tax return.

Stock-Based Compensation

  Financial Accounting Standard Board SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") permits the use of either a fair value based method or the method defined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), to account for stock-based compensation arrangements. Companies that elect to employ the valuation method provided in APB No. 25 are required to disclose the pro forma net income (loss) that wold have resulted from the use of

                               GLOBALCENTER GROUP
the fair value based method. New GlobalCenter has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB No. 25.

Segment Reporting

  Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") establishes standards for disclosure about operating segments, products, services, geographic areas and major customers. When applying the management approach defined in SFAS No. 131, the GlobalCenter group operates in a single segment, namely the provision of complex Web hosting, Internet Protocol network services content distribution, systems applications and professional services.

Concentration of Credit Risk

  Financial instruments that potentially subject the GlobalCenter group to concentrations of credit risk consist primarily of trade receivables. The concentration of credit risk is limited due to the large number of customers comprising the GlobalCenter group's customer base.

Revenue Recognition

  Service revenues consist of fees from customers for complex Web hosting, Internet Protocol network services content distribution, systems applications and professional services. Service revenues are recognized as the service is provided. Service revenues also include fees for equipment installation. Revenues from equipment installation are recognized when equipment installation is complete.

  Equipment revenues consist of revenue derived from the resale of computers, computer peripherals and networking equipment from third parties. Equipment revenues are recognized when equipment is delivered to the customer or, if installation is required, when installation of the equipment is complete.

Cost of Service Revenues

  Cost of service revenues is comprised of telecommunications costs for the network provided by the Parents and costs for connecting to other networks and telecommunications providers. Other expenses in cost of service revenues include salaries, benefits, rent and other expenses for operation of the data centers, customer service and network engineering personnel.

Foreign Currency

  As of December 31, 1999, the functional currency of the GlobalCenter group's foreign operations is also the U.S. dollar. Foreign currency transactions are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying combined statements of operations as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions. Foreign currency gains (losses) from the GlobalCenter group's existing operations were not material in any period presented.

Recent Accounting Pronouncements

  In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which deferred SFAS No. 133's effective date to fiscal quarters of all fiscal years beginning after June 15, 2000. This statement standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial

                               GLOBALCENTER GROUP
position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. Management expects that the adoption of SFAS No. 133 will not have a material impact on New GlobalCenter's financial position, results of operations or cash flows.

Vendor Concentration

  New GlobalCenter relies primarily on Global Crossing for network services pursuant to a network services agreement. Global Crossing operates its own global network. If the Global Crossing network experiences disruption and or if our network services agreement with Global Crossing were terminated, New GlobalCenter's business, operating results and financial condition could be materially adversely affected.

(3) Related Party Transactions

Corporate Allocations

  Prior to the merger with Frontier, Old GlobalCenter maintained its own cash management function. New GlobalCenter and Old GlobalCenter utilized the central cash management systems of the Parents. The Parents provided all necessary funding for operations and capital expenditures. Such funding has been recorded as contributed capital in the accompanying combined financial statements. In addition, the Parents charged the GlobalCenter group for direct operating expenses, such as network costs and an allocated portion of corporate overhead costs. For the year ended December 31, 1997, Old GlobalCenter operated on a standalone basis and no parent allocated costs were recorded in the statement of operations.

  The following table summarizes corporate charges and allocations included in the accompanying combined financial statements.

                                        Old GlobalCenter      New GlobalCenter
                                   -------------------------- ----------------
                                                 Nine months    Three months
                                    Year ended      ended          ended
                                   December 31, September 30,   December 31,
                                       1998         1999            1999
                                   ------------ ------------- ----------------
                                             (Amounts in thousands)
   Statement of Operations cap-
    tion:
     Cost of service revenues.....    $   --       $4,722          $1,978
     General and administrative...     1,284        1,740             867
                                      ------       ------          ------
     Total corporate charges and
      allocations.................    $1,284       $6,462          $2,845
                                      ======       ======          ======

  Management believes that the allocation methodologies applied are reasonable. However, it was not practical to determine whether the allocated amounts represent amounts that would have been incurred on a stand-alone basis. Explanations of the composition and the method of allocation for the above captions are described below.

 Cost of Service

  Allocated costs within this caption include the costs of the telecommunications network provided by the Parents to the GlobalCenter group. These costs were allocated to the GlobalCenter group based upon circuit usage, rate and capacity information.

 General and Administrative

  Allocated costs within this caption include the costs of information systems services, tax return preparation and advisory services, payroll and benefits administration, purchasing and certain other accounting and administrative services. These costs were allocated based upon various methodologies including headcount, depending on the type of cost to be allocated.

                               GLOBALCENTER GROUP

Policy Statement Between the Global Crossing Group and the GlobalCenter Group

  The board of directors of Global Crossing has adopted a policy statement regarding GlobalCenter group and Global Crossing group matters. The material provisions of the policy statement are as follows:

 General Policy

  The policy statement provides that all material matters as to which the holders of Global Crossing group stock and GlobalCenter group stock may have potentially divergent interests will be resolved in a manner that the board of directors of Global Crossing or its capital stock committee determines to be in the best interests of Global Crossing, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of Global Crossing. The policy statement provides that Global Crossing will seek to manage the GlobalCenter group and the Global Crossing group in a manner designed to maximize the operations, unique assets and values of both groups, and with complementary deployments of personnel, capital and facilities.

 Exclusive Provision of Services

  The Global Crossing group will be the exclusive provider of certain services, including Internet Protocol transit services and dedicated internet access, to the GlobalCenter group. As such, the Global Crossing group will have the exclusive right to provide these services and related products and services to the GlobalCenter group. New GlobalCenter will be the exclusive provider of certain services, including complex web hosting, data center professional services and data center equipment hardware and software sales and support, to the Global Crossing group. As such, New GlobalCenter will have the exclusive right to provide these services and related products and services to the Global Crossing group.

 Network and Service Management

  A committee of three senior executives from each of the Global Crossing group and the GlobalCenter group will be formed to provide management and direction designed to fully implement the policy statement with respect to the various services to be provided by one group to the other. In particular, the network and services management committee will review and agree on data center bandwidth requirements by location and volume, review and agree on network expansion plans as required to support the data centers and establish service level targets for the data center connections and track performance against those targets.

 The terms of inter-group transactions

  All material transactions in the ordinary course of business between the Global Crossing group and the GlobalCenter group, including those described above, are intended to be on terms consistent with those that would be applicable to arm's-length dealings with unrelated third parties, taking into account a number of factors, including quality, availability, volume and pricing. In particular, the pricing for the access to its network provided by Global Crossing to the GlobalCenter group will be preferred market-based pricing, taking into account volume, term, and the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing group.

 Financing Arrangements

  Loans from the Global Crossing group or the GlobalCenter group to the other will be made at the weighted average interest rate of the consolidated indebtedness of Global Crossing and on such other terms and conditions as the board of directors of Global Crossing or its capital stock committee determines to be in the best interests of Global Crossing.

                               GLOBALCENTER GROUP

 Shared Corporate Services

  A portion of Global Crossing shared corporate services (such as human resources, legal, accounting and auditing, tax, treasury, strategic planning, investor relations and corporate technology) will be allocated to the GlobalCenter group based upon specific identification of such services used by the GlobalCenter group. Where determinations based on use alone are impracticable, other methods and criteria will be used that management believes are fair and provide a reasonable estimate of the cost attributable to the GlobalCenter group.

Tax Sharing Agreement

  On the effective date of the Offering, Global Crossing North America, Inc. and GlobalCenter Inc. will enter into a formal tax sharing agreement that provides for a pro rata allocation of tax liabilities among members of the Global Crossing North America, Inc. consolidated group.

Tanning Technology Corporation

  The Chief Executive Officer of GlobalCenter Inc. and Global Crossing is a member of the board of directors of Tanning Technology Corporation ("Tanning"). On February 1, 2000, the GlobalCenter group acquired approximately 229,000 shares of Tanning for an aggregate purchase price of $10 million based on the fair market value of Tanning's stock on that date. In addition, the GlobalCenter group and Tanning entered into a preferred marketing agreement to create, market, sell and deliver combined service offerings to customers and also entered into an additional arrangement where the GlobalCenter group has agreed to pay $10 million for consulting services to be provided by Tanning over a twelve-month period commencing in February 2000.

(4) Property and Equipment, Net

  Property and equipment consist of the following:

                                             Old GlobalCenter New GlobalCenter
                                             ---------------- ----------------
                                                       December 31,
                                             ---------------------------------
                                                   1998             1999
                                             ---------------- ----------------
                                                  (Amounts in thousands)
   Network and computer equipment...........     $13,410          $ 16,200
   Furniture and fixtures...................         307             2,143
   Leasehold improvements...................       2,179            19,757
                                                 -------          --------
                                                  15,896            38,100
   Accumulated depreciation and amortiza-
    tion....................................      (5,096)           (1,913)
                                                 -------          --------
                                                  10,800            36,187
   Construction in progress.................      19,572            79,126
                                                 -------          --------
     Total property and equipment, net......     $30,372          $115,313
                                                 =======          ========

  Included in property and equipment are assets acquired under capital lease obligations with an original cost of approximately $1.5 million. Accumulated amortization on the leased assets was approximately $0.8 million and $1.3 million at December 31, 1998 and 1999, respectively. Interest paid on capital lease obligations is not material to the combined financial statements for all periods presented.

(5) Goodwill and Intangibles, Net

  In connection with the acquisition of Frontier Corporation by Global Crossing Ltd. approximately $1.5 billion of the purchase price was determined to be the fair value of net assets, goodwill and intangibles related

                               GLOBALCENTER GROUP
to New GlobalCenter. Approximately $43.9 million was the fair value of the tangible net assets acquired and liabilities assumed of New GlobalCenter at the acquisition date. The remaining purchase price was assigned to goodwill and intangibles and related deferred tax liability. The intangibles relate to the fair value of New GlobalCenter's customer lists at the date of acquisition. Pro forma combined statements of operations information for the year ended December 31, 1999 and 1998 is not presented as Global Crossing had no material operations that would be included within the GlobalCenter Group. The amounts and estimated lives of the goodwill and intangibles are as follows:

                                           Estimated Life   December 31, 1999
                                           -------------- ----------------------
                                                          (Amounts in thousands)
   Customer lists.........................    10 years          $   78,000
   Goodwill...............................    10 years           1,407,400
                                                                ----------
                                                                 1,485,400
   Less accumulated amortization..........                         (37,135)
                                                                ----------
   Goodwill and intangibles, net..........                      $1,448,265
                                                                ==========

  In October 1997, GlobalCenter Inc. acquired Voyager Networks, Inc. ("Voyager") in a business combination accounted for as a purchase. After allocating the purchase price to the tangible and specifically identifiable intangible assets acquired and liabilities assumed, the excess purchase price of approximately $9.1 million was allocated to goodwill. The Voyager goodwill was amortized using the straight-line method over seven years until the acquisition of Frontier by Global Crossing. As of December 31, 1998, accumulated amortization related to the Voyager goodwill was approximately $1.6 million. Pro forma combined revenues and net loss before benefit for income taxes for the year ended December 31, 1997, assuming Voyager was acquired on January 1, 1997, was $10.5 million and $4.2 million, respectively.

(6) Income Taxes

  The following table shows the principal reasons for the difference between the effective income tax rate and the U.S federal statutory income tax rate:

                                                                       New
                                         Old GlobalCenter          GlobalCenter
                                   ------------------------------- ------------
                                     Year Ended       Nine Months  Three Months
                                    December 31,         Ended        Ended
                                   ----------------  September 30, December 31,
                                    1997     1998        1999          1999
                                   -------  -------  ------------- ------------
                                             (Amounts in thousands)
Federal income tax at statutory
 rate (35%)......................  $(1,300) $(5,508)    $(9,286)     $(16,470)
State and local income taxes, net
 of federal effect...............     (118)     125        (449)         (180)
Amortization of goodwill and in-
 tangibles.......................      114      453         341        12,315
Unutilized foreign equity loss-
 es..............................       --      148          65            21
Change in valuation allowance and
 other estimates.................      361       --        (361)           --
Other differences................        2       19          13             2
                                   -------  -------     -------      --------
Benefit for income taxes.........  $  (941) $(4,911)    $(9,742)     $ (4,333)
                                   =======  =======     =======      ========

                               GLOBALCENTER GROUP

  The provision for income taxes consists of the following:

                                       Old GlobalCenter         New GlobalCenter
                                  ----------------------------- ----------------
                                   Year Ended      Nine Months    Three Months
                                  December 31,        Ended          Ended
                                  --------------  September 30,   December 31,
                                  1997    1998        1999            1999
                                  -----  -------  ------------- ----------------
                                             (Amounts in thousands)
Provision for income taxes
Current:
  Federal........................ $  --  $(3,307)   $(10,126)       $(1,979)
  State and local................    --       --        (514)          (160)
                                  -----  -------    --------        -------
    Subtotal.....................    --   (3,307)    (10,640)        (2,139)
Deferred:
  Federal........................  (760)  (1,797)      1,074         (2,077)
  State and local................  (181)     193        (176)          (117)
                                  -----  -------    --------        -------
    Subtotal.....................  (941)  (1,604)        898         (2,194)
                                  -----  -------    --------        -------
Benefit for income taxes......... $(941) $(4,911)   $ (9,742)       $(4,333)
                                  =====  =======    ========        =======

  Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The following is a summary of the significant items giving rise to components of Old GlobalCenter and New GlobalCenter's deferred tax assets and liabilities.

                                               Old GlobalCenter New GlobalCenter
                                               ---------------- ----------------
                                                         December 31,
                                               ---------------------------------
                                                     1998             1999
                                               ---------------- ----------------
                                                     Assets (Liabilities)
                                               ---------------------------------
                                                    (Amounts in thousands)
Long-term deferred income tax assets (liabil-
 ities)
  Intangibles................................       $  --           $(28,530)
  Depreciation...............................          221               214
  Net operating losses.......................          515             1,412
                                                    ------          --------
                                                       736           (26,904)
  Less: Valuation allowance..................         (515)           (1,412)
                                                    ------          --------
     Net long-term deferred income tax assets
     (liabilities)...........................       $  221          $(28,316)
                                                    ======          ========
Current deferred income tax assets
  Accrued benefits and compensation..........       $  688          $    168
  Reserves and allowances....................        1,594             1,681
  Other......................................          111             1,077
                                                    ------          --------
    Total current deferred income tax
     assets..................................       $2,393          $  2,926
                                                    ======          ========

  New GlobalCenter established a valuation allowance of approximately $1.4 million as of December 31, 1999 against net operating losses. The valuation allowance relates to the uncertainty of realizing the full benefit of the net operating loss carryforwards. In evaluating the amount of valuation allowance needed, the GlobalCenter group considers the prior operating results and future plans and expectations. The utilization period of the net operating loss carryforwards and the turnaround period of other temporary differences are also

                               GLOBALCENTER GROUP
considered. The GlobalCenter group's net operating losses begin to expire in 2001. The realization of the current net deferred income tax asset is dependent on the consolidated tax group, of which the GlobalCenter group is a component, generating taxable income. Although realization is not assured, management believes it is more likely than not that the deferred income tax asset at December 31, 1999 will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of taxable income in future years are reduced.

(7) Commitments and Contingencies

Lease Commitments

  The GlobalCenter group has entered into various lease agreements for office space and data center facilities. Rent expense was $2.3 million, $3.7 million, $1.3 million and $1.0 million for the three months ended December 31, 1999, nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively. The GlobalCenter group leases certain equipment under capital lease arrangements.

  A summary of future minimum lease payments under capital and noncancelable operating lease agreements as of December 31, 1999 are as follows.

                                                      Capital      Operating
                                                       Leases        Leases
                                                     ----------   -------------
                                                     (Amounts in thousands)
   Years Ending December 31,
     2000...........................................  $     423   $      12,509
     2001...........................................        211          12,133
     2002...........................................         --          12,026
     2003...........................................         --          12,361
     2004...........................................         --          12,843
     Thereafter.....................................         --          84,354
                                                      ---------   -------------
                                                            634   $     146,226
                                                                  =============
   Less amount representing interest................        (66)
                                                      ---------
   Present value of lease payments..................        568
   Current portion of capital leases................       (374)
                                                      ---------
   Noncurrent portion of capital leases.............  $     194
                                                      =========

  It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 2000.

Other

  Management believes that there are no pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on the GlobalCenter group.

                               GLOBALCENTER GROUP

(8) Stock Option Plans

Management Stock Plan

  The board of directors and the stockholders of GlobalCenter Inc. adopted the GlobalCenter Management Stock Plan ("Management Stock Plan") in January 2000. The Management Stock Plan was approved by the Global Crossing Ltd. compensation committee on March 2, 2000 and by the Global Crossing Ltd. Board of Directors, subject to stockholder approval, on April 12, 2000. The Management Stock Plan provides for grants of stock options to purchase shares of GlobalCenter Group stock and grants of restricted shares of GlobalCenter group stock. Options granted under the Management Stock Plan may be incentive stock options or nonstatutory stock options.

  The total number of shares of GlobalCenter Inc. common stock reserved for awards shall not exceed 10% of the outstanding common stock of GlobalCenter Inc. The number of shares of such GlobalCenter group stock available for grant under the Management Stock Plan will be determined once the number of shares of the tracking stock has been determined. Also, the outstanding options at the time of such issuance of the tracking stock shall be exercisable for a percentage of shares of GlobalCenter group stock equal to the percentage of outstanding shares of GlobalCenter Inc. common stock at grant, after taking into account the value of Global Crossing inter-group interests.

  The Management Stock Plan imposes individual limits on the amount of awards that a participant can receive in any fiscal year. The Management Stock Plan is administered by the Global Crossing Ltd. compensation committee. The exercise price per share for a Management Stock Plan option will typically be the fair market value of GlobalCenter group stock on the date of grant. As of December 31, 1999, stock options to purchase 5.5% of GlobalCenter Inc. stock or GlobalCenter group stock subject to election by the employee, had been approved for grant under the Management Stock Plan. The weighted average exercise price of such options to purchase 5.5% of shares is $110 million. As of December 31, 1999, no shares of restricted stock have been awarded under the Management Stock Plan. The pro forma effect of GlobalCenter group stock options issued on the accompanying combined financial statements is not material.

2000 Stock Plan

  The board of directors of Global Crossing Ltd. approved the GlobalCenter 2000 Stock Plan ("2000 Stock Plan") subject to stockholder approval, on April 12, 2000. The 2000 Stock Plan will become effective upon the consummation of the Offering. The terms of the 2000 Stock Plan provide for grants of stock options to purchase shares of GlobalCenter group stock, stock appreciation rights and other stock-based awards. Options granted under the 2000 Stock Plan may be incentive stock options or nonstatutory stock options. The total number of shares of GlobalCenter group stock that are available for grant under the 2000 Stock Plan will be determined once the number of shares of the GlobalCenter group stock has been determined.

  The 2000 Stock Plan imposes individual limits on the amount of awards that a participant can receive in any calendar year. The 2000 Stock Plan is administered by the Global Crossing Ltd. board of directors. The exercise price per share for a 2000 Stock Plan option will typically be the fair market value of GlobalCenter group stock on the date of grant. All terms regarding each option are fixed by the board of directors in an award agreement, except that no option may have a term exceeding ten years.

Global Crossing Ltd. Stock Option Plans

  Employees of the GlobalCenter group participate in the stock option plans of Global Crossing Ltd. Global Crossing Ltd. maintains a stock option plan under which options to acquire shares may be granted to directors, officers, employees and consultants. Global Crossing Ltd. accounts for this plan under APB Opinion No. 25, under which compensation cost is recognized only to the extent that the market price at the date of grant

                               GLOBALCENTER GROUP
exceeds the exercise price. Terms and conditions of Global Crossing Ltd's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the compensation committee of Global Crossing Ltd., however, no options are exercisable more than ten years after date of grant. Certain employees of the GlobalCenter group own stock options to acquire Global Crossing Ltd. stock. As the GlobalCenter group was not part of the capital structure of Global Crossing Ltd. for the periods presented, the pro forma effect of Global Crossing Ltd. stock options held by GlobalCenter group employees in the accompanying combined financial statements is not presented. Upon effectiveness of the Offering, GlobalCenter group employees will no longer participate in Global Crossing group stock option plans.

                   GLOBAL CROSSING GROUP UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements of the Global Crossing group has been prepared to demonstrate how this group might have looked if (1) the Global Marine Systems acquisition and related financing,
(2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the offering of our 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (6) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999, (7) the offering of our 7% cumulative convertible preferred stock completed on December 15, 1999 and (8) the tracking stock proposal had been completed as of the date or at the beginning of the period presented. These pro forma financial statements do not give effect to
(a) the $350 million cash received in connection with the formation of the Asia Global Crossing joint venture, (b) the IPC and IXnet mergers or (c) the sale of 4 million shares of our 6 3/4% cumulative convertible preferred stock and 21,673,706 shares of our common stock completed on April 14, 2000.

  The pro forma statements, while helpful in illustrating the financial characteristics of the Global Crossing group, do not attempt to predict or suggest future results. The pro forma statements also do not attempt to show how the Global Crossing group would actually have performed had the GlobalCenter group been in existence throughout these periods. If the GlobalCenter group had actually been in existence in prior periods, the Global Crossing group might have performed differently. You should not rely on pro forma financial statements as an indication of the results that would have been achieved if these transactions had taken place earlier or the future results that the Global Crossing group will experience after completion of these transactions.

  You should read these unaudited pro forma condensed combined financial statements in conjunction with the historical financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings, and related Global Crossing Pro Forma Information, each of which are incorporated by reference in this proxy statement.

                        Pro Forma Global Crossing Group
              Unaudited Pro Forma Condensed Combined Balance Sheet
                            as of December 31, 1999
                                 (in thousands)

                                                                    Global
                                            Global                 Crossing
                                           Crossing    New Global  Group Pro
                                         Pro Forma(1)  Center(2)     Forma
                                         ------------  ---------- -----------
ASSETS
Current Assets:
 Cash, restricted cash and
  investments........................... $ 1,676,793   $      --  $ 1,676,793
 Accounts receivable, net...............     966,973       18,811     948,162
 Other assets and prepaid costs.........     252,767       13,694     239,073
                                         -----------   ---------- -----------
   Total Current Assets.................   2,896,533       32,505   2,864,028
Restricted cash and cash equivalents....     138,118          --      138,118
Accounts receivable.....................      52,052          --       52,052
Property and equipment, net.............   5,942,253      115,313   5,826,940
Goodwill and other intangibles, net.....   9,557,422    1,448,265   8,109,157
Investment in and advances to/from
 affiliates, net........................     862,760          --      862,760
Other assets, net.......................     661,442          --      661,442
                                         -----------   ---------- -----------
   Total Assets......................... $20,110,580   $1,596,083 $18,514,497
                                         ===========   ========== ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accrued construction costs............. $   275,361   $      --  $   275,361
 Accounts payable and accrued
  liabilities...........................     949,780       28,046     921,734
 Accrued interest and preferred
  dividends.............................      66,745          --       66,745
 Deferred revenue.......................     127,367          --      127,367
 Income taxes payable...................     140,034          --      140,034
 Current portion of long term debt......       5,496          --        5,496
 Other current liabilities..............     292,810        8,888     283,922
                                         -----------   ---------- -----------
   Total Current Liabilities............   1,857,593       36,934   1,820,659
 Long term debt.........................   5,018,544          194   5,018,350
 Deferred revenue.......................     383,287          --      383,287
 Deferred credits and other.............     796,606       28,810     767,796
                                         -----------   ---------- -----------
   Total Liabilities....................   8,056,030       65,938   7,990,092
                                         ===========   ========== ===========
MINORITY INTEREST.......................     351,338          --      351,338
MANDATORILY REDEEMABLE AND CUMULATIVE
 CONVERTIBLE PREFERRED STOCK:
 10 1/2% Mandatorily Redeemable
  Preferred Stock.......................     485,947          --      485,947
                                         -----------   ---------- -----------
 6 3/8% Cumulative Convertible
  Preferred Stock.......................   1,369,000          --    1,369,000
                                         -----------   ---------- -----------
 7% Cumulative Convertible Preferred
  Stock.................................     629,750          --      629,750
                                         -----------   ---------- -----------
SHAREHOLDERS' EQUITY:
 Common stock...........................       7,992          --        7,992
 Treasury stock.........................    (209,415)         --     (209,415)
 Other shareholders' equity.............   9,578,927    1,530,145   8,048,782
 Accumulated deficit....................    (158,989)         --     (158,989)
                                         -----------   ---------- -----------
                                           9,218,515    1,530,145   7,688,370
                                         -----------   ---------- -----------
   Total Liabilities and Shareholders'
    Equity.............................. $20,110,580   $1,596,083 $18,514,497
                                         ===========   ========== ===========

                        Pro Forma Global Crossing Group
        Unaudited Pro Forma Condensed Combined Statements of Operations

                      For the Year Ended December 31, 1999
               (in thousands, except share and per share amounts)

                                          Old GlobalCenter                  New Global Center
                                            Nine Months                       Three Months      Global
                               Global          Ended                              Ended        Crossing
                              Crossing     September 30,   Old GlobalCenter   December 31,       Group
                            Pro Forma(1)      1999(3)        Adjustments         1999(2)       Pro Forma
                            ------------  ---------------- ---------------- ----------------- -----------
  Operating Revenues......  $ 4,139,897       $ 47,179        $     --          $ 23,724      $ 4,068,994
                            -----------       --------        ---------         --------      -----------
  Operating Expenses:
   Operating, selling,
    general and
    administrative........    3,333,905         68,452              --            31,848        3,233,605
   Stock-related
    expense...............       51,306            --               --               --            51,306
   Merger Expenses........       99,119            --               --               --            99,119
   Depreciation and
    amortization..........      363,427          4,242              --             1,913          357,272
   Goodwill and
    intangibles
    amortization..........      506,928            974             (974)          37,135          358,388
                                                                111,405(4)
                            -----------       --------        ---------         --------      -----------
                              4,354,685         73,668          110,431           70,896        4,099,690
                            -----------       --------        ---------         --------      -----------
  Operating income
   (loss).................     (214,788)       (26,489)        (110,431)         (47,172)         (30,696)
  Equity in income (loss)
   of affiliates..........         (143)           --               --               --              (143)
                                                                                     --
  Minority interest.......       (1,338)           --               --               --            (1,338)
  Other income (expense):
   Interest expense.......     (495,695)           --               --               --          (495,695)
                                                                                     --
   Interest income........       76,528            --               --               --            76,528
   Other income
    (expenses)............      178,931           (44)              --               114          178,861
                            -----------       --------        ---------         --------      -----------
  Income (loss) before
   provision for income
   taxes, extraordinary
   item and cumulative
   effect of change in
   accounting principle...     (456,505)       (26,533)        (110,431)         (47,058)        (272,483)
   (Provision) benefit
    for income taxes......     (162,374)         9,742              --             4,333         (176,449)
                            -----------       --------        ---------         --------      -----------
  Income (loss) before
   extraordinary item and
   cumulative effect of
   change in accounting
   principle..............     (618,879)       (16,791)        (110,431)         (42,725)        (448,932)
   Preferred stock
    dividends.............     (201,107)           --                                --          (201,107)
                            -----------       --------        ---------         --------      -----------
  Income (loss) applicable
   to common shareholders
   before extraordinary
   item and cumulative
   effect of change in
   accounting principle...     (819,986)       (16,791)        (110,431)         (42,725)        (650,039)
   Diluted earnings
    adjustment............                         --               --               --               --
                            -----------       --------        ---------         --------      -----------
  Income (loss) applicable
   to common shareholders
   before extrarordinary
   item and cumulative
   effect of change in
   accounting principle
   (Diluted)..............  $  (819,986)      $(16,791)       $(110,431)        $(42,725)     $  (650,039)
                            ===========       ========        =========         ========      ===========
  Income (loss) per common
   share:
   Income (loss)
    applicable to common
    shareholders before
    extraordinary item
    and cumulative effect
    of change in
    accounting principle
     Basic and diluted....  $     (1.07)                                                      $     (0.85)
                            ===========                                                       ===========
   Shares used in
    computing information
    applicable to common
    shareholders
     Basic and diluted....  767,355,151                                                       767,355,151
                            ===========                                                       ===========

                        Pro Forma Global Crossing Group

      Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1) These columns represent the unaudited pro forma condensed combined financial information of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and the Hutchison Global Crossing joint venture, which we refer to as "Pro Forma Global Crossing Ltd.", which have been prepared to demonstrate how these companies or businesses might have looked if (1) the Global Marine Systems acquisition and related financing, (2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the offering of Global Crossing's 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (6) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999 and (7) the offering of Global Crossing's 7% cumulative convertible preferred stock completed on December 15, 1999 had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to (a) the $350 million in cash received in connection with the formation of the Asia Global Crossing joint venture, (b) the IPC and IXNet mergers or (c) the sale of 4 million shares of Global Crossing's 6 3/4% cumulative convertible preferred stock and 21,673,706 shares of Global Crossing's common stock completed on April 14, 2000.

(2) This column represents the historical financial position and historical results of operations of the GlobalCenter group as of and for the three months ended December 31, 1999. On September 28, 1999, Global Crossing acquired Frontier Corporation ("Frontier"). For financial reporting purposes, the merger of Global Crossing and Frontier was deemed to have occurred on September 30, 1999. In connection with the merger, the assets and liabilities of the GlobalCenter group were adjusted to their respective fair values pursuant to the purchase method of accounting.

(3) This column represents the results of operations of the GlobalCenter group for the nine months ended September 30, 1999 prior to the acquisition of Frontier by Global Crossing.

(4) This adjustment reflects the amortization expense of the excess consideration over the net assets acquired (goodwill) for the nine months ended September 30, 1999. We have preliminarily estimated the goodwill to be approximately $1.5 billion. We have tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess of those acquisition costs being attributable to goodwill. We are in the process of fully evaluating the assets acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired, and their related useful lives, may change. We currently anticipate that goodwill associated with the transaction will be amortized over a 10-year life.

                                                                         ANNEX I

              RESOLUTIONS OF GLOBAL CROSSING'S BOARD OF DIRECTORS
                     IN CONNECTION WITH THE SPECIAL MEETING

PROPOSAL NO. 1: THE TRACKING STOCK PROPOSAL

  Increase Global Crossing's authorized share capital

  RESOLVED, that, subject to shareholder approval and with effect at and from such time as the officers of the Company shall determine, the authorized share capital of the Company shall be increased from $30,020,000 to $45,200,000 by the creation of an additional 1,500,000,000 shares of Common Stock, of par value $0.01 per share;

  Establish multiple classes of Global Crossing common stock

  RESOLVED, that, subject to shareholder approval and with effect at and from such time as the officers of the Company shall determine, the authorized shares of Common Stock of the Company shall be designated into (i) 3,000,000,000 shares of a special class of Common Stock to be called "Global Crossing Group Stock" and (ii) 1,000,000,000 shares of a special class of Common Stock to be called "GlobalCenter Group Stock", in each case with the rights set out for such class of Common Stock in the Certificate of Designations which shall be attached as a Schedule to the Bye-laws of the Company (but which shall not form part of those Bye-laws), with the balance of the authorized shares of Common Stock of the Company available for designation by the Board of Directors as either Global Crossing Group Stock, GlobalCenter Group Stock or any additional class of Common Stock of the Company to be established from time to time by resolution of the Board;

  RESOLVED, that, subject to shareholder approval and with effect at and from such time as the officers of the Company shall determine, the Board be and is hereby authorized to issue from time to time for any purpose authorized shares of Common Stock of the Company, including shares of authorized Global Crossing Group Stock and GlobalCenter Group Stock;

  RESOLVED, that, subject to shareholder approval and with effect at and from such time as the officers of the Company shall determine, the Board be and is hereby authorized to (i) designate any additional class of Common Stock of the Company as determined from time to time by resolution of the Board, subject to the Company's Bye-laws as in effect at such time, and (ii) attach to the Bye-laws as a Schedule (but which Schedule shall not form part of those Bye-laws) the Certificate of Designation for any such class, which Schedule shall set out the rights of the shares of such Class;

  Designate outstanding shares of Global Crossing common stock as Global Crossing Group Stock

  RESOLVED, that, subject to shareholder approval and with effect at and from such time as the officers of the Company shall determine, each share of outstanding Global Crossing Common Stock shall be designated as a share of Global Crossing Group Stock;

PROPOSAL NOS. 2 AND 3: THE GLOBALCENTER STOCK INCENTIVE PLAN PROPOSALS

  Proposal No. 2: Adopt the GlobalCenter Management Stock Plan

  RESOLVED, that, subject to shareholder approval, the terms of the GlobalCenter Management Stock Plan be and hereby is approved and adopted and, with effect at and from such time as the officers of the Company shall
determine,    shares of GlobalCenter Group Stock be and hereby are reserved for issuance by the Board in accordance with the terms of such Plan; and

  Proposal No. 3: Adopt the GlobalCenter 2000 Stock Plan

  RESOLVED, that, subject to shareholder approval, the terms of the GlobalCenter 2000 Stock Plan be and hereby is approved and adopted and, with effect at and from such time as the officers of the Company shall determine, shares of GlobalCenter Group Stock be and hereby are reserved for issuance by the Board in accordance with the terms of such Plan.

                                                                        ANNEX II

                                                   Schedule      to the Bye-Laws
                                                         of Global Crossing Ltd.

                          CERTIFICATE OF DESIGNATIONS

                                       OF

                          GLOBAL CROSSING GROUP STOCK

                                      AND

                            GLOBALCENTER GROUP STOCK

  The terms of the authorized Global Crossing Group Stock and GlobalCenter Group Stock of Global Crossing Ltd., a company incorporated under the laws of Bermuda (the "Company"), shall be as set forth below in this Schedule to the Bye-Laws of the Company (this "Schedule").

  The number of authorized shares of Global Crossing Group Stock and of GlobalCenter Group Stock shall be as specified by the Board of Directors from time to time, so long as the number of shares in all classes of Common Stock does not exceed the total number of shares of Common Stock the Company is authorized to issue. Each share of Global Crossing Group Stock and GlobalCenter Group Stock will have a par value of $.01 per share. All shares of Global Crossing Group Stock or GlobalCenter Group Stock repurchased, converted or otherwise re-acquired by the Company shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of Global Crossing Group Stock or GlobalCenter Group Stock, respectively, and may thereafter be reissued.

  All shares of Global Crossing Group Stock and GlobalCenter Group Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to "$" or "dollars" refer to United States currency.

  Section 1. Distributions and Share Dividends.

  Subject to the prior and superior rights of the holders of any shares of preferred stock of the Company ranking prior and superior to the shares of Common Stock, distributions and share dividends may be declared and paid upon any class of Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below, as the Board of Directors may determine.

  (A) Distributions on Global Crossing Group Stock. Distributions on Global Crossing Group Stock may be declared and paid only out of the lesser of:

    (i) the funds legally available for that purpose; and

    (ii) the Global Crossing Group Available Distribution Amount.

  (B) Distributions on GlobalCenter Group Stock. Distributions on GlobalCenter Group Stock may be declared and paid only out of the lesser of:

    (i) the funds legally available for that purpose; and

    (ii) the GlobalCenter Group Available Distribution Amount.

  (C) Additional Limitations on Distributions and Share Dividends. In addition to the transactions contemplated by Section 4, the Board of Directors may only declare and pay share dividends of shares of Global Crossing Group Stock and GlobalCenter Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of Global Crossing Group Stock or GlobalCenter Group Stock) or distributions of assets (including securities) attributed to the Global Crossing Group or the GlobalCenter Group on shares of Common Stock as follows:

    (i) on shares of Global Crossing Group Stock, dividends of shares of Global Crossing Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of Global Crossing Group Stock) or distributions of assets (including securities) attributed to the Global Crossing Group;

    (ii) on shares of GlobalCenter Group Stock, dividends of shares of GlobalCenter Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of GlobalCenter Group Stock) or distributions of assets (including securities) attributed to the GlobalCenter Group;

    (iii) on shares of any class of Common Stock (other than Global Crossing Group Stock), dividends of shares of Global Crossing Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of Global Crossing Group Stock), but only if the sum of:

      (1) the number of shares of Global Crossing Group Stock to be so issued (or the number of such shares which would be issuable upon repurchase, exchange or exercise of any Convertible Securities to be so issued); and

      (2) the number of shares of Global Crossing Group Stock which are issuable upon repurchase, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Group related to the class of Common Stock on which the dividend or distribution is to be so paid is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group held by such Group;

    (iv) on shares of any class of Common Stock (other than GlobalCenter Group Stock), dividends of shares of GlobalCenter Group Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of GlobalCenter Group Stock), but only if the sum of:

      (1) the number of shares of GlobalCenter Group Stock to be so issued (or the number of such shares which would be issuable upon repurchase, exchange or exercise of any Convertible Securities to be so issued); and

      (2) the number of shares of GlobalCenter Group Stock which are issuable upon repurchase, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Group related to the class of Common Stock on which the dividend or distribution is to be so paid is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group held by such Group;

    (v) on shares of any class of Common Stock (other than Global Crossing Group Stock), distributions of assets (including securities) attributed to the Global Crossing Group, but only if the sum of:

      (1) the number or amount of such assets (including securities) to be so paid; and

      (2) the number or amount of such assets (including securities), if any, payable upon repurchase, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Group related to the class of Common Stock on which the distribution is to be so paid is equal to the product of:

      (x) the number or amount of such assets (including securities) to be paid concurrently to holders of outstanding Global Crossing Group Stock; and

      (y) a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group held by such Group and the denominator of which is equal to the number of outstanding shares of Global Crossing Group Stock; and

    (vi) on shares of any class of Common Stock (other than GlobalCenter Group Stock), distributions of assets (including securities) attributed to the GlobalCenter Group, but only if the sum of:

      (1) the number or amount of such assets (including securities) to be so paid; and

      (2) the number or amount of such assets (including securities), if any, payable upon repurchase, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Group related to the class of Common Stock on which the distribution is to be so paid is equal to the product of:

      (x) the number or amount of such assets (including securities) to be paid concurrently to holders of outstanding GlobalCenter Group Stock; and

      (y) a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group held by such Group and the denominator of which is equal to the number of outstanding shares of GlobalCenter Group Stock.

  For purposes of this Section 1(C), any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for any class of Common Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been repurchased, exchanged or exercised in full for such Convertible Securities.

  (D) Discrimination Between or Among Classes of Common Stock. The Board of Directors, subject to the provisions of this Section 1, may at any time declare and pay distributions and share dividends exclusively on Global Crossing Group Stock, exclusively on GlobalCenter Group Stock, exclusively on Additional Group Stock or on any combination thereof, in equal or unequal amounts, notwithstanding the relationship between the Available Distribution Amount with respect to any particular Group and any other Group, the amount of distributions and share dividends previously declared or paid on any series, the respective voting or liquidation rights of any series or any other factor.

  Section 2. Voting Rights.

  (A) General. Except as otherwise provided by law, by the terms of any outstanding preferred stock or by any provision of the Company's Bye-laws (including all schedules thereto) restricting the power to vote on a specified matter to other shareholders, holders of shares of Common Stock shall collectively have unlimited voting rights. Such voting rights may be allocated among one or more classes of Common Stock pursuant to the terms of such classes as fixed or as determined by the Board of Directors in a manner permitted by law. All classes of Common Stock shall vote thereon together as a single class, except as otherwise provided by law, by Section 2(B) or by a Certificate of Designations creating another class of Common Stock.

  (B) Class Votes. The affirmative vote of the majority of votes cast by the holders of shares of Global Crossing Group Stock or GlobalCenter Group Stock, as the case may be, voting as a class, in person or by proxy, at a special or annual meeting called for the purpose, or by written consent in lieu of a meeting, shall be required to do any of the following:

    (i) increase or decrease (but not below the number of shares of such class of Common Stock then outstanding) the number of authorized shares of such class of Common Stock, other than an increase in the number of authorized shares of such class of Common Stock required to effectuate a conversion of shares of one class of Common Stock into another class of Common Stock pursuant to Section 4 or a distribution to holders of Global Crossing Group Stock of all or a portion of its Inter-Group Interest in the GlobalCenter Group; or

    (ii) make any amendment to the terms of such class of Common Stock as set forth in this Certificate of Designations.

  (C) Number of Votes for Each Class of Common Stock. On each matter to be voted on by the holders of all classes of Common Stock voting together as a single class, the number of votes per share of each class shall be as follows:

    (i) each outstanding share of Global Crossing Group Stock shall have one vote;

    (ii) each outstanding share of GlobalCenter Group Stock shall have a number of votes equal to the quotient of the average Market Value of one share of GlobalCenter Group Stock during the 20-trading day period ending on the tenth trading day prior to the record date for determining the holders of stock entitled to vote, divided by the average Market Value of one share of Global Crossing Group Stock during the same period; provided that if this calculation results in the holders of GlobalCenter Group Stock holding more than 25% of the total voting power of all outstanding shares of Common Stock, the vote of each share of GlobalCenter Group Stock shall be reduced so that all of the outstanding shares of GlobalCenter Group Stock represent 25% of the total voting power of all outstanding shares of Common Stock, except where the outstanding shares of Global Crossing Group Stock have been converted into shares of GlobalCenter Group Stock, in which case the foregoing limitation on the voting power of holders of GlobalCenter Group Stock shall not apply;

    (iii) each outstanding share of any class of Additional Group Stock shall have a number of votes (including a fraction of one vote), or be not entitled to be voted with shares of other classes of Common Stock, as may be set forth in or determined pursuant to the Certificate of Designations creating such class of Additional Group Stock;

Notwithstanding the foregoing provisions of this Section 2(C), if shares of only one class of Common Stock are outstanding on the record date for determining the holders of Common Stock entitled to vote on any matter, then each share of that class shall be entitled to one vote and, if any class of Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall, for purpose of such vote, be entitled to one vote on such matter.

  Section 3. Liquidation Rights.

  (A) General. In the event of any voluntary or involuntary dissolution of the Company, after payment or provision for payment of the debts and other liabilities of the Company and after making provision for preferred stock prior and superior to Common Stock as to payments upon dissolution (regardless of the Group to which such shares of the preferred stock were attributed), the holders of Global Crossing Group Stock, GlobalCenter Group Stock and each series of Additional Group Stock then outstanding shall be entitled to receive out of the net assets, if any, of the Company remaining for distribution to holders of Common Stock (regardless of the Group to which such assets are then attributed) an amount on a per share basis in proportion to the respective liquidation units per share of such series. For purposes of this Section 3, neither the voluntary sale, lease, exchange or other disposition of all or substantially all of the property or assets of the Company or a consolidation or merger of the Company or a share exchange by the Company with one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger) or the acquiring company in such share exchange nor any transaction or event pursuant to Section 4 or transaction or event involving any series of Additional Group Stock pursuant to comparable provisions creating such series of Additional Group Stock shall be deemed a voluntary or involuntary dissolution of the Company for purposes of this
Section 3.

  (B) Liquidation Units for Each Class of Common Stock. The liquidation units for share of each class of Common Stock shall be as follows:

    (i) each share of Global Crossing Group Stock shall have one liquidation unit;

    (ii) each share of GlobalCenter Group Stock shall have   liquidation
  units; and

    (iii) each share of any class of Additional Group Stock shall have the number of liquidation units (including a fraction of one liquidation unit) as may be set forth in or determined pursuant to the Certificate of Designations creating such class of Additional Group Stock;

provided that, if the Company shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of any class of Common Stock, or declare and pay a dividend in shares of any class of Common Stock to holders of such class, the per share liquidation units of the class of Common Stock, as adjusted from time to time, shall be appropriately adjusted, as determined by the Board of Directors, so as to avoid any dilution in the aggregate, relative liquidation rights of the shares of any class of Common Stock.

  Section 4. Conversion or Repurchase of, and Special Distributions on, Global Crossing Group Stock and GlobalCenter Group Stock.

  (A) Conversion of Global Crossing Group Stock at Company's Option at Any Time or if a Tax Event Occurs. The Board of Directors may at any time declare that each outstanding share of Global Crossing Group Stock shall be converted, as of the Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), into a number of fully paid and nonassessable shares of GlobalCenter Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to the applicable percentage set forth in the following sentence of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of Global Crossing Group Stock over the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 4(H)(v) to the average Market Value of one share of GlobalCenter Group Stock or Additional Group Stock, as applicable, during the same 30-Trading Day period; provided that the Board of Directors may only declare that the Global Crossing Group Stock shall be so converted, if, as of the close of business on such fifth Trading Day, the Market Capitalization of the Global Crossing Group Stock shall be less than the Market Capitalization of the GlobalCenter Group Stock or the Additional Group Stock, as applicable. The applicable percentage referred to in the preceding sentence shall equal:

      (1) if a Tax Event has not occurred,

        (a) prior to the first anniversary of the Initial Issuance Date, 120%;

        (b) beginning on the first anniversary of the Initial Issuance Date and prior to the second anniversary of the Initial Issuance Date, 115%; and

        (c) beginning on the second anniversary of the Initial Issuance Date, 110%; or

      (2) if a Tax Event has occurred, 100%.

  (B) Repurchase of Global Crossing Group Stock for Global Crossing Subsidiary Stock. At any time at which all of the assets and liabilities attributed to the Global Crossing Group (and no other businesses, assets, properties or liabilities of the Company or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Company (each, a "Global Crossing Subsidiary"), the Board of Directors may, provided that there are funds legally available for the purpose:

    (i) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group is zero and the Global Crossing Group does not hold an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of Global Crossing Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for all of the shares of common stock of each Global Crossing Subsidiary as will be outstanding immediately following such repurchase of shares;

    (ii) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group is greater than zero and the Global Crossing Group does not hold an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of Global Crossing Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for a number of shares of common stock of each Global Crossing Subsidiary equal to the product of:

      (x) the Outstanding Interest Fraction with respect to Global Crossing Group Stock, and

      (y) the number of shares of common stock of each Global Crossing Subsidiary as will be outstanding immediately following such repurchase of shares;

    (iii) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group is zero and the Global Crossing Group holds an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of Global Crossing Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for:

      (1) all of the shares of common stock of each Global Crossing Subsidiary as will be outstanding immediately following such repurchase of shares; and

      (2) for each Group in respect of which the Global Crossing Group holds an Inter-Group Interest, the related Number of Shares Issuable with Respect to the Inter-Group Interest in each such Group held by the Global Crossing Group; or

    (iv) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest for the Global Crossing Group is greater than zero and the Global Crossing Group holds an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of Global Crossing Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with
  Section 4(H)(vi), for:

      (1) a number of shares of common stock of each Global Crossing Subsidiary equal to the product of:

        (x) the Outstanding Interest Fraction with respect to Global Crossing Group Stock; and

        (y) the number of shares of common stock of each Global Crossing Subsidiary as will be outstanding immediately following such repurchase of shares; and

      (2) for each Group in respect of which the Global Crossing Group holds an Inter-Group Interest, the related Number of Shares Issuable with Respect to the Inter-Group Interest in each such Group held by the Global Crossing Group.

The shares of common stock of each Global Crossing Subsidiary and the shares of Common Stock equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in any Group held by the Global Crossing Group to be delivered to the holders of shares of Global Crossing Group Stock on any Repurchase Date may be delivered either directly or indirectly through the delivery of shares of another Global Crossing Subsidiary that owns directly or indirectly all such shares, and such shares shall be divided among the holders of Global Crossing Group Stock pro rata in accordance with the number of shares of Global Crossing Group Stock held by each such holder on such Repurchase Date. Each share of common stock of each Global Crossing Subsidiary and share of Common Stock in respect of such Number of Shares Issuable with Respect to the Inter-Group Interest shall be, upon such delivery, fully paid and nonassessable.

  (C) Special Distributions on, and Conversion and Repurchase of, Global Crossing Group Stock if a Disposition of All or Substantially All Assets of the Global Crossing Group Occurs. (i) In the event of the Disposition, in one transaction or a series of related transactions (other than in one or a series of Excluded Transactions), by the Company and/or its subsidiaries of all or substantially all of the business, properties and assets attributed to the Global Crossing Group, the Company shall, on or prior to the 95th Trading Day after the Disposition Date, as the Board of Directors shall have determined in its sole discretion:

      (1) provided that there are funds legally available for the purpose:

        (a) subject to compliance with Section 1, pay to the holders of the shares of Global Crossing Group Stock a distribution pro rata in accordance with the number of shares of Global Crossing Group Stock held by each such holder, in cash and/or securities or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                (x) the Outstanding Interest Fraction with respect to Global
              Crossing Group Stock as of the record date for determining holders entitled to receive such distribution; and

                (y) the Fair Value as of the Disposition Date of the Net
              Proceeds of such Disposition; or

        (b) (I) subject to the last sentence of this Section 4(C)(i), if such Disposition involves all (not merely substantially all) of the business, properties and assets attributed to the Global Crossing Group, repurchase as of the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(iii)(2), all outstanding shares of Global Crossing Group Stock for cash and/or securities (other than shares of a class of Common Stock of the Company) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                (x) the Outstanding Interest Fraction with respect to Global
              Crossing Group Stock as of such Repurchase Date; and

                (y) the Fair Value as of the Disposition Date of the Net
              Proceeds of such Disposition; or

        (II) subject to the last sentence of this Section 4(C)(i), if such Disposition involves substantially all (but not all) of the business, properties and assets attributed to the Global Crossing Group, repurchase as of the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(iv)(2), the number of whole shares of Global Crossing Group Stock equal to the lesser of:

                (x) the number of shares of Global Crossing Group Stock
              outstanding; and

                (y) such number of shares of Global Crossing Group Stock as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date closest to the product of:

                   (xx) the Outstanding Interest Fraction with respect to
                 Global Crossing Group
                 Stock as of the record date for determining shares selected for repurchase; and

                   (yy) the Fair Value as of the Disposition Date of the Net
                 Proceeds of such Disposition,

      for, on a pro rata basis, cash and/or securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

      (2) declare that each outstanding share of Global Crossing Group Stock shall be converted as of the Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), for a number of fully paid and nonassessable shares of GlobalCenter Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to the applicable percentage set forth in Section 4(A) of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of Global Crossing Group Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day following the Disposition Date to the average Market Value of one share of GlobalCenter Group Stock or such Additional Group Stock during the same ten-Trading Day period.

Notwithstanding the foregoing provisions of this Section 4(C)(i), the Company shall repurchase shares of Global Crossing Group Stock as provided by Section 4(C)(i)(1)(b)(I) or (II) only if the amount to be paid to repurchase such stock is less than or equal to the Global Crossing Group Available Distribution Amount as of the Repurchase Date.

    (ii) For purposes of this Section 4(C):

      (1) as of any date, "substantially all of the business, properties and assets" attributed to the Global Crossing Group shall mean a portion of such business, properties and assets that represents at least 80% of the Fair Value of the properties and assets attributed to the Global Crossing Group as of such date;

      (2) in the case of a Disposition of the business, properties and assets attributed to the Global Crossing Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

      (3) the Board of Directors may pay any dividend or repurchase price referred to in Section 4(C)(i) in cash, securities (other than shares of a class or class of Common Stock of the Company) or other property, regardless of the form or nature of the proceeds of the Disposition.

    (iii) After the payment of any distribution or repurchase price with respect to the Global Crossing Group Stock as provided for by Section 4(C)(i)(1), the Board of Directors may declare that each share of Global Crossing Group Stock remaining outstanding shall be converted, but only as of a Conversion Date set forth in a notice delivered in accordance with
  Section 4(H)(v)(2), prior to the second anniversary of the payment of such distribution or repurchase price, into a number of fully paid and nonassessable shares of GlobalCenter Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to 110% of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of Global Crossing Group Stock during the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of such conversion required by Section 4(H)(v) to the average Market Value of one share of GlobalCenter Group Stock or such Additional Group Stock, as applicable, during the same 20-Trading Day period.

  (D) Conversion of GlobalCenter Group Stock at Company's Option at Any Time or if a Tax Event Occurs. The Board of Directors may at any time declare that each outstanding share of GlobalCenter Group Stock shall be converted, as of the Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), into a number of fully paid and nonassessable shares of Global Crossing Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to the applicable percentage set forth in the following sentence of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of GlobalCenter Group Stock over the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 4(H)(v) to the average Market Value of one share of Global Crossing Group Stock or Additional Group Stock, as applicable, during the same 30-Trading Day period; provided that the Board of Directors may only declare that the GlobalCenter Group Stock shall be so converted, if, as of the close of business on such fifth Trading Day, the Market Capitalization of the GlobalCenter Group Stock shall be less than the Market Capitalization of the Global

Crossing Group Stock or the Additional Group Stock, as applicable. The applicable percentage referred to in the preceding sentence shall equal:

      (1) if a Tax Event has not occurred,

        (a) prior to the first anniversary of the Initial Issuance Date, 120%;

        (b) beginning on the first anniversary of the Initial Issuance Date and prior to the second anniversary of the Initial Issuance Date, 115%; and

        (c) beginning on the second anniversary of the Initial Issuance Date, 110%; or

      (2) if a Tax Event has occurred, 100%.

  (E) Repurchase of GlobalCenter Group Stock for GlobalCenter Subsidiary
Stock. At any time at which all of the assets and liabilities attributed to the GlobalCenter Group (and no other businesses, assets, properties or liabilities of the Company or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Company (each, a "GlobalCenter Subsidiary"), the Board of Directors may, provided that there are funds legally available for the purpose:

    (i) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group is zero and the GlobalCenter Group does not hold an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of GlobalCenter Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for all of the shares of common stock of each GlobalCenter Subsidiary as will be outstanding immediately following such repurchase of shares;

    (ii) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group is greater than zero and the GlobalCenter Group does not hold an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of GlobalCenter Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for a number of shares of common stock of each GlobalCenter Subsidiary equal to the product of:

      (x) the Outstanding Interest Fraction with respect to GlobalCenter Group Stock, and

      (y) the number of shares of common stock of each GlobalCenter Subsidiary as will be outstanding immediately following such repurchase of shares;

    (iii) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the GlobalCenter Group is zero and the GlobalCenter Group holds an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of GlobalCenter Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(vi), for:

        (1) all of the shares of common stock of each GlobalCenter Subsidiary as will be outstanding immediately following such repurchase of shares; and

        (2) for each Group in respect of which the GlobalCenter Group holds an Inter-Group Interest, the related Number of Shares Issuable with Respect to the Inter-Group Interest in each such Group held by the GlobalCenter Group; or

    (iv) if the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest for the GlobalCenter Group is greater than zero and the GlobalCenter Group holds an Inter-Group Interest in any other Group, repurchase all of the outstanding shares of GlobalCenter Group Stock, on the Repurchase Date set forth in a notice delivered in accordance with
  Section 4(H)(vi), for:

        (1) a number of shares of common stock of each GlobalCenter Subsidiary equal to the product of:

                (x) the Outstanding Interest Fraction with respect to
              GlobalCenter Group Stock; and

                (y) the number of shares of common stock of each GlobalCenter
              Subsidiary as will be outstanding immediately following such repurchase of shares; and

        (2) for each Group in respect of which the GlobalCenter Group holds an Inter-Group Interest, the related Number of Shares Issuable with Respect to the Inter-Group Interest in each such Group held by the GlobalCenter Group.

The shares of common stock of each GlobalCenter Subsidiary and the shares of Common Stock equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in any Group held by the GlobalCenter Group to be delivered to the holders of shares of GlobalCenter Group Stock on any Repurchase Date may be delivered either directly or indirectly through the delivery of shares of another GlobalCenter Subsidiary that owns directly or indirectly all such shares, and such shares shall be divided among the holders of GlobalCenter Group Stock pro rata in accordance with the number of shares of GlobalCenter Group Stock held by each such holder on such Repurchase Date. Each share of common stock of each GlobalCenter Subsidiary and share of Common Stock in respect of such Number of Shares Issuable with Respect to the Inter-Group Interest shall be, upon such delivery, fully paid and nonassessable.

  (F) Special Distributions on, and Conversion and Repurchase of, GlobalCenter Group Stock if a Disposition of All or Substantially All Assets of the GlobalCenter Group Occurs. (i) In the event of the Disposition, in one transaction or a series of related transactions (other than in one or a series of Excluded Transactions), by the Company and/or its subsidiaries of all or substantially all of the business, properties and assets attributed to the GlobalCenter Group, the Company shall, on or prior to the 95th Trading Day after the Disposition Date, as the Board of Directors shall have determined in its sole discretion:

      (1) provided that there are funds legally available for the purpose:

        (a) subject to compliance with Section 1, pay to the holders of the shares of GlobalCenter Group Stock a distribution pro rata in accordance with the number of shares of GlobalCenter Group Stock held by each such holder, in cash and/or securities or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                (x) the Outstanding Interest Fraction with respect to
              GlobalCenter Group Stock as of the record date for determining holders entitled to receive such distribution; and

                (y) the Fair Value as of the Disposition Date of the Net
              Proceeds of such Disposition; or

        (b) (I) subject to the last sentence of this Section 4(F)(i), if such Disposition involves all (not merely substantially all) of the business, properties and assets attributed to the GlobalCenter Group, repurchase as of the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(iii)(2), all outstanding shares of GlobalCenter Group Stock in exchange for cash and/or securities (other than shares of a class or class of Common Stock of the Company) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                (x) the Outstanding Interest Fraction with respect to
              GlobalCenter Group Stock as of such Repurchase Date; and

                (y) the Fair Value as of the Disposition Date of the Net
              Proceeds of such Disposition; or

        (II) subject to the last sentence of this Section 4(F)(i), if such Disposition involves substantially all (but not all) of the business, properties and assets attributed to the GlobalCenter Group, repurchase as of the Repurchase Date set forth in a notice delivered in accordance with Section 4(H)(iv)(2), the number of whole shares of GlobalCenter Group Stock equal to the lesser of:

                (x) the number of shares of GlobalCenter Group Stock
              outstanding; and

                (y) such number of shares of GlobalCenter Group Stock as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date closest to the product of:

                   (xx) the Outstanding Interest Fraction with respect to
                 GlobalCenter Group Stock as of the record date for determining shares selected for repurchase; and

                   (yy) the Fair Value as of the Disposition Date of the Net
                 Proceeds of such Disposition,

    for, on a pro rata basis, cash and/or securities (other than shares of a class or class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

      (2) declare that each outstanding share of GlobalCenter Group Stock shall be converted as of the Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), into a number of fully paid and nonassessable shares of Global Crossing Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to the applicable percentage set forth in Section 4(D) of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of GlobalCenter Group Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day following the Disposition Date to the average Market Value of one share of Global Crossing Group Stock or such Additional Group Stock during the same ten-Trading Day period.

Notwithstanding the foregoing provisions of this Section 4(F)(i), the Company shall repurchase shares of GlobalCenter Group Stock as provided by Section 4(F)(i)(1)(b)(I) or (II) only if the amount to be paid to repurchase such stock is less than or equal to the GlobalCenter Group Available Distribution Amount as of the Repurchase Date.

    (ii) For purposes of this Section 4(F):

      (1) as of any date, "substantially all of the business, properties and assets" attributed to the GlobalCenter Group shall mean a portion of such business, properties and assets that represents at least 80% of the Fair Value of the properties and assets attributed to the GlobalCenter Group as of such date;

      (2) in the case of a Disposition of the business, properties and assets attributed to the GlobalCenter Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

      (3) the Board of Directors may pay any dividend or repurchase price referred to in Section 4(F)(i) in cash, securities (other than shares of a class or class of Common Stock of the Company) or other property, regardless of the form or nature of the proceeds of the Disposition.

    (iii) After the payment of any distribution or repurchase price with respect to the GlobalCenter Group Stock as provided for by Section 4(F)(i)(1), the Board of Directors may declare that each share of GlobalCenter Group Stock remaining outstanding shall be converted, but only as of a Conversion Date set forth in a notice delivered in accordance with Section 4(H)(v)(2), prior to the second anniversary of the payment of such distribution or repurchase price, into a number of fully paid and nonassessable shares of Global Crossing Group Stock or, if so determined by the Board of Directors, Additional Group Stock equal to 110% of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of GlobalCenter Group Stock during the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of such conversion required by Section 4(H)(v) to the average Market Value of one share of Global Crossing Group Stock or such Additional Group Stock, as applicable, during the same 20-Trading Day period.

  (G) Treatment of Convertible Securities. After any Repurchase Date or Conversion Date on which all outstanding shares of either Global Crossing Group Stock or GlobalCenter Group Stock are repurchased or converted, any share of such class of Common Stock of the Company that is to be issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Company or its Board of Directors or the holder of such Convertible Security:

    (i) in the event the shares of such class of Common Stock outstanding on such Repurchase Date were repurchased pursuant to Section 4(B), Section 4(C)(i)(1)(b), Section 4(E) or Section 4(F)(i)(1)(b), be repurchased, to the extent of funds legally available therefor, for $.01 per share in cash for each share of such class of Common Stock that otherwise would be issued upon such conversion, exchange or exercise; or

    (ii) in the event the shares of such class of Common Stock outstanding on such Conversion Date were converted into shares of another class of Common Stock pursuant to Section 4(A), Section 4(C)(i)(2), Section 4(C)(iii),
  Section 4(D), Section 4(F)(i)(2) or Section 4(F)(iii), be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Company that shares of such class of Common Stock would have received had such shares been converted and outstanding on such Conversion Date.

The provisions of the immediately preceding sentence of this Section 4(G) shall not apply to the extent that other adjustments in respect of such conversion, exchange or repurchase of a class of Common Stock are otherwise made pursuant to the provisions of such Convertible Securities.

  (H) Notice and Other Provisions. (i) Not later than the 20th Trading Day following the Disposition Date referred to in Section 4(C)(i) or Section 4(F)(i), the Company shall announce publicly by press release:

      (1) the Net Proceeds of such Disposition;

      (2) the number of shares outstanding of the class of Common Stock related to the Group subject to such Disposition;

      (3) the number of shares of such class of Common Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (4) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the class of Common Stock relating to such Group on the date of such notice.

Not earlier than the 36th Trading Day and not later than the 40th Trading Day following the Disposition Date, the Company shall announce publicly by press release which of the actions specified in Section 4(C)(i) or Section 4(F)(i), as the case may be, it has irrevocably determined to take in respect of such Disposition.

    (ii) If the Company determines to pay a dividend pursuant to Section 4(C)(i)(1)(a) or Section 4(F)(i)(1)(a), the Company shall, not later than the 40th Trading Day following the Disposition Date, cause notice to be given to each holder of shares of the class of Common Stock related to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

      (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice;

      (2) the anticipated payment date of such dividend (which shall not be more than 95 Trading Days following the Disposition Date);

      (3) the type of property to be paid as such dividend in respect of the outstanding shares of such class of Common Stock;

      (4) the Net Proceeds of such Disposition;

      (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the class of Common Stock related to such Group on the date of such notice;

      (6) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence.

    (iii) If the Company determines to undertake a repurchase pursuant to
  Section 4(C)(i)(1)(b)(I) or Section 4(F)(i)(1)(b)(I), the Company shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Repurchase Date, cause notice to be given to each holder of shares of the class of Common Stock related to the Group subject to such Disposition and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

      (1) a statement that all outstanding shares of such class of Common Stock shall be repurchased;

      (2) the Repurchase Date (which shall not be more than 95 Trading Days following the Disposition Date);

      (3) the type of property in which the repurchase price for the shares to be repurchased is to be paid;

      (4) the Net Proceeds of such Disposition;

      (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the class of Common Stock related to such Group on the date of such notice;

      (6) the place or places where certificates for such shares, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of cash and/or securities or other property;

      (7) a statement to the effect that, subject to Section 4(H)(x), dividends on shares of such class of Common Stock shall cease to be paid as of such Repurchase Date;

      (8) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (9) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such repurchase if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Repurchase Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, Section 4(G) if such holder thereafter converts, exchanges or exercises such Convertible Securities.

    (iv) If the Company determines to undertake a repurchase pursuant to
  Section 4(C)(i)(1)(b)(II) or Section 4(F)(i)(1)(b)(II), the Company shall, not later than the 40th Trading Day following the Disposition Date referred to in such Section, cause notice to be given to each holder of shares of the class of Common Stock related to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth:

      (1) a date not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice on which shares of such class of Common Stock shall be selected for repurchase;

      (2) the anticipated Repurchase Date (which shall not be more than 95 Trading Days following the Disposition Date);

      (3) the type of property in which the repurchase price for the shares to be repurchased is to be paid;

      (4) the Net Proceeds of such Disposition;

      (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the class of Common Stock related to such Group on the date of such notice;

      (6) a statement that the Company will not be required to register a transfer of any shares of such class of Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence.

      (7) the number of shares of such class of Common Stock outstanding and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for repurchase only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, Section 4(G) if such holder thereafter converts, exchanges or exercises such Convertible Securities.

Promptly following the date referred to in clause (1) of the preceding sentence, the Company shall cause a notice to be given to each holder of shares of the class of Common Stock to be repurchased setting forth:

      (1) the number of shares of such class of Common Stock held by such holder to be repurchased;

      (2) a statement that such shares shall be repurchased;

      (3) the Repurchase Date (which shall not be more than 95 Trading Days following the Disposition Date);

      (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share to be repurchased, including details as to the calculation thereof;

      (5) the place or places where certificates for such shares, properly endorsed or assigned for transfer (unless the Company shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property;

      (6) if applicable, a statement to the effect that the shares being repurchased may no longer be transferred on the transfer books of the Company after the Repurchase Date; and

      (7) a statement to the effect that, subject to Section 4(H)(x), dividends on such shares shall cease to be paid as of the Repurchase Date.

    (v) If the Company determines to convert Global Crossing Group Stock or GlobalCenter Group Stock into another class of Common Stock pursuant to
  Section 4(A), Section 4(C)(i)(2) or Section 4(C)(iii) (in the case of Global Crossing Group Stock), or Section 4(D), Section 4(F)(i)(2), Section 4(F)(iii) (in the case of GlobalCenter Group Stock), the Company shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of the class of Common Stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth:

      (1) a statement that all outstanding shares of such class of Common Stock shall be converted;

      (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 95 Trading Days following the Disposition Date);

      (3) the per share number of shares of the class of Common Stock to be received with respect to each share of such class of Common Stock, including details as to the calculation thereof;

      (4) the place or places where certificates for such shares, properly endorsed or assigned for transfer (unless the Company shall waive such requirement), are to be surrendered for delivery of certificates for shares of the class of Common Stock into which such shares are to be converted;

      (5) a statement to the effect that, subject to Section 4(H)(x), dividends on shares of such class of Common Stock shall cease to be paid as of such Conversion Date;

      (6) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of such class of Common Stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, Section 4(G) if such holder thereafter converts, exchanges or exercises such Convertible Securities.

    (vi) If the Company determines to repurchase shares of Global Crossing Group Stock pursuant to Section 4(B) or GlobalCenter Group Stock pursuant to Section 4(E), the Company shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Repurchase Date, cause notice to be given to each holder of shares of such class of Common Stock to be repurchased and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

      (1) a statement that all shares of such class of Common Stock outstanding on the Repurchase Date shall be repurchased for shares of common stock of each Global Crossing Subsidiary or GlobalCenter Subsidiary, as applicable (and, if such repurchase is pursuant to Section 4(B)(iii)(1) or Section 4(B)(iv)(1) (in the case of a repurchase of Global Crossing Group Stock) or pursuant to Section 4(E)(iii)(1) or Section 4(E)(iv)(1) (in the case of a repurchase of GlobalCenter Group Stock), shares of the class of Common Stock specified in such Sections);

      (2) the Repurchase Date;

      (3) if applicable for the class of Common Stock subject to such repurchase, the Outstanding Interest Fraction for such class of Common Stock on the date of such notice;

      (4) the place or places where certificates for such shares, properly endorsed or assigned for transfer (unless the Company shall waive such requirement), are to be surrendered for delivery of certificates for the shares of common stock to be issued in exchange therefor;

      (5) a statement to the effect that, subject to Section 4(H)(x), dividends on shares of such class of Common Stock shall cease to be paid as of such Repurchase Date;

      (6) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

      (7) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to participate in such repurchase if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Repurchase Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, Section 4(G), if such holder thereafter converts, exchanges or exercises such Convertible Securities.

    (vii) Any notice required to be given each holder of shares of Common Stock or Convertible Securities pursuant to this Section 4(H) shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Company or the Company's transfer agent or registrar on the record date fixed for such notice. Neither the failure to mail any notice required by this Section 4(H) to any particular holder of Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Common Stock or of Convertible Securities or the validity of any such repurchase or repurchase.

    (viii) If less than all of the outstanding shares of any class of Common Stock are to be repurchased pursuant to Section 4(C)(i)(1)(b)(II) or
  Section 4(F)(i)(1)(b)(II), the shares to be repurchased by the Company shall be selected from among the holders of shares of such class of Common Stock outstanding at the close of business on the record date for such repurchase on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

    (ix) The Company shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of Common Stock upon any dividend or other distribution, repurchase or conversion pursuant to this Section 4. If more than one share of a class of Common Stock shall be held at the same time by the same holder, the Company may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any dividend or other distribution, repurchase or conversion (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of any class of Common Stock, the Company shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

    (x) No adjustments in respect of dividends shall be made upon the repurchase or conversion of shares of any class of Common Stock; provided, however, that if the Repurchase Date or Conversion Date, as the case may be, with respect to shares of any class of Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such class of Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent repurchase or conversion of such shares.

    (xi) Before any holder of shares of any class of Common Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such class of Common Stock pursuant to this Section 4, such holder shall surrender (at such place as the Company shall specify) certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Company shall waive such requirement). The Company shall as soon as practicable after receipt of certificates representing such shares of Common Stock deliver to the person for whose account such shares of Common Stock were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 4(H)(ix), in each case without interest. If less than all of the shares of any class of Common Stock represented by any one certificate are to be repurchased, the Company shall issue and deliver a new certificate for the shares of such class of Common Stock not repurchased.

    (xii) From and after any applicable Repurchase Date or Conversion Date, as the case may be, all rights of a holder of shares of any class of Common Stock that were repurchased or converted shall cease except for the right, upon surrender of the certificates representing such shares of Common Stock as required by Section 4(H)(xi), to receive the certificates representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were repurchased or converted, together with any payment in respect of fractional shares contemplated by Section 4(H)(ix) and rights to dividends as provided in Section 4(H)(x), in each case without interest. No holder of a certificate that immediately prior to the applicable Repurchase Date or Conversion Date represented shares of any class of Common Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which such class of Common Stock was repurchased or converted until the surrender as required by this Section 4 of such certificate for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Company as of a record date after the Repurchase Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Repurchase Date or Conversion Date, the Company shall, however, be entitled to treat the certificates for a class of Common Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Company for which the shares of such class of Common Stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

    (xiii) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon repurchase or conversion of shares of any class of Common Stock pursuant to this Section 4. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such class of Common Stock so repurchased or converted were registered, and no such issuance or delivery shall be made unless the person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.

    (xiv) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this
  Section 4 as the Board of Directors shall determine to be appropriate.

  Section 5. Inter-Group Interest and Related Transfers Between and Among
Groups.

  (A) Changes in Inter-Group Interest. The Number of Shares Issuable with Respect to the Inter-Group Interest in any Group held by any other Group shall from time to time be:

    (i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the class of Common Stock related to the Group in which such Inter-Group Interest is held or any share dividend of shares of such class of Common Stock to holders of shares of such class of Common Stock or any reclassification of such class of Common Stock; provided that no such adjustment shall be made to the extent any such share dividend is paid to the holders of the class of Common Stock related to the Group holding such Inter-Group Interest as permitted by Section 1(C);

    (ii) decreased (but to not less than zero), if before such adjustment such number is greater than zero, by action of the Board of Directors by:

      (1) the number of shares of the class of Common Stock related to the Group in which such Inter-Group Interest is held issued or sold by the Company that, immediately prior to such issuance or sale, were included in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group;

      (2) the number of shares of such class of Common Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible
    Securities, were included in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group;

      (3) the number of shares of such class of Common Stock issued by the Company as a share dividend or in connection with any reclassification or exchange of shares, including by exchange offer, to holders of the class of Common Stock related to the Group holding such Inter-Group Interest;

      (4) the number of shares of such class of Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Company as a share dividend or in connection with any reclassification or exchange of shares, including by exchange offer, to holders of the class of Common Stock related to the Group holding such Inter-Group Interest;

      (5) the number of shares of such class of Common Stock equal to the product of (x) a fraction, the numerator of which is the number of shares of such class of Common Stock repurchased or exchanged pursuant to Section 4(C)(i)(1)(b)(II) or Section 4(F)(i)(1)(b)(II) (or any similar provision in the Certificate of Designations creating any class of Additional Group Stock) and the denominator of which is the number of shares of such class of Common Stock outstanding and (y) the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group, in each case on the record date for determining such shares selected for such repurchase; and

      (6) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (x) the aggregate Fair Value as of the date of
    (I) contribution of properties or assets (including cash) transferred from the Group in which such Inter-Group Interest is held to the Group holding such Inter-Group Interest or (II) transfer of liabilities from the Group holding such Inter-Group Interest to the Group in which such Inter-Group Interest is held, in consideration of a reduction in the Number of Shares Issuable with Respect to the Inter-Group Interest in the Group in which such Inter-Group Interest is held divided by (y) the average Market Value of one share of the class of Common Stock related to the Group in which such Inter-Group Interest is held during the period of 30 consecutive Trading Days ending on the date of such contribution or transfer;

    (iii) increased by action of the Board of Directors by:

      (1) the number of outstanding shares of the class of Common Stock related to the Group in which such Inter-Group Interest is held repurchased by the Company for consideration that is attributed as provided by the definitions of the Global Crossing Group and the GlobalCenter Group (or any similar provision in the Certificate of Designations creating any class of Additional Group Stock) to the Group holding such Inter-Group Interest;

      (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (x) the aggregate Fair Value as of the date of
    (I) contribution of properties or assets (including cash) transferred from the Group holding such Inter-Group Interest to the Group in which such Inter-Group Interest is held or (II) transfer of liabilities from the Group in which such Inter-Group Interest is held to the Group holding such Inter-Group Interest, in consideration of an increase in the Number of Shares Issuable with Respect to the Inter-Group Interest in the Group in which such Inter-Group Interest is held, divided by (y) the average Market Value of one share of the class of Common Stock related to the Group in which such Inter-Group Interest is held during the period of 30 consecutive Trading Days ending on the date of such contribution or transfer; and

      (3) the number of shares of such class of Common Stock into or for which Convertible Securities are deemed converted, exchanged or exercised pursuant to Section 5(C) (or any such similar provision); and

    (iv) increased or decreased under such other circumstances as the Board of Directors determines appropriate to reflect the economic substance of any other event or circumstance; provided that, in each case, the adjustment shall be made in a manner that is fair and equitable to holders of Common Stock and intended to reflect the relative economic ownership of one or more Groups in any other Group.

  (B) Transfers Upon Certain Distributions. (i) From and after the payment date of any distribution with respect to shares of any class of Common Stock, each Group holding an Inter-Group Interest in the Group in respect of which such class of Common Stock has been issued shall be attributed an amount of assets or properties, previously attributed to the Group in which such Inter-Group Interest is held, of the same kind as were paid in such distribution as have a Fair Value on the record date for such distribution equal to the product of:

      (1) the Fair Value on such record date of the aggregate distribution to holders of shares of such class of Common Stock; and

      (2) a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group held by the Group holding such Inter-Group Interest and the denominator of which is equal to the number of outstanding shares of the class of Common Stock related to such Group in which such Inter-Group Interest is held, in each case, in effect on the record date for such distribution;

provided that no such attribution shall be made in connection with the following transactions:

      (w) a repurchase pursuant to any provision similar to Section 4(C)(i)(1)(b)(II) or 4(F)(i)(1)(b)(II) (or any similar provision contained in the Certificate of Designations creating any class of Additional Group Stock), with respect to each of which an adjustment shall be made as provided in Section 5(B)(ii)(5);

      (x) a repurchase or conversion of such class pursuant to any provision similar to Section 4(A), Section 4(B), Section
    4(C)(i)(1)(b)(I), Section 4(C)(i)(2), Section 4(C)(iii), Section 4(D),
    Section 4(E), Section 4(F)(i)(1)(b)(I), Section 4(F)(i)(2) or Section 4(F)(iii) (or any such similar provision contained in the Certificate of Designations creating any class of Additional Group Stock);

      (y) any other distribution payable on shares of such class of Common Stock to the extent that a distribution permitted by Section 1(C) is paid on shares of the class of Common Stock related to the Group holding such Inter-Group Interest; and

      (z) a distribution payable in securities of the Company attributed to any Group in which an Inter-Group Interest is held for which provision shall be made as provided in Section 5(B)(ii).

    (ii) If the Company shall pay a distribution payable in securities of the Company that are attributed to any Group in which an Inter-Group Interest is held, each Group holding any such Inter-Group Interest shall be attributed an interest in the Group in which such Inter-Group Interest is held equivalent to the number or amount of such securities that is equal to the product of:

      (x) the number or amount of securities so distributed to holders of shares of the class of Common Stock related to the Group in which such Inter-Group Interest is held; and

      (y) a fraction, the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group held by the Group holding such Inter-Group Interest and the denominator of which is equal to the number of outstanding shares of the class of Common Stock related to such Group in which such Inter-Group Interest is held, in each case, in effect on the record date for such dividend or other distribution and, to the extent interest is or dividends are paid on the securities so distributed, each Group holding any such Inter-Group Interest shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by such Group holding such Inter-Group Interest if such securities were outstanding; provided that no such attribution shall be made in connection with the following transactions:

      (x) a repurchase pursuant to Section 4(C)(i)(1)(b)(II) or Section 4(F)(i)(1)(b)(II) (or any similar provision contained in the Certificate of Designations creating any class of Additional Group Stock), with respect to each of which an adjustment shall be made as provided in Section 5(B)(ii)(5);

      (y) a repurchase or conversion of such class pursuant to any provision similar to Section 4(A), Section 4(B), Section 4(C)(i)(1)(b)(I), Section 4(C)(i)(2), Section 4(C)(iii), Section 4(D),
    Section 4(E), Section 4(F)(i)(1)(b)(I), Section 4(F)(i)(2) or Section 4(F)(iii) (or any such similar provision contained in the Certificate of Designations creating any class of Additional Group Stock); and

      (z) any other distribution payable on shares of such class of Common Stock to the extent that a distribution permitted by Section 1(C) is paid on shares of the class of Common Stock related to the Group the class of Common Stock related to the Group holding such Inter-Group Interest.

  (C) Deemed Conversion of Certain Convertible Securities. The Company may (in addition to making an adjustment pursuant to Section 5(B)(ii)), to the extent Convertible Securities are paid as a dividend or other distribution to the holders of any class of Common Stock and at the time are convertible into or exchangeable or exercisable for shares of such class, treat such Convertible Securities as are so deemed to be held by any Group holding an Inter-Group Interest in the Group in respect of which such class of Common Stock has been issued to be deemed to be converted, exchanged or exercised, and shall do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, each Group holding such an Inter-Group Interest shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and such Group in respect of which such class of Common Stock is issued shall be attributed such properties or assets)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by each Group holding such an Inter-Group Interest were so considered converted, exchanged or exercised shall be deemed held by such Group and such Convertible Securities shall no longer be deemed to be held by such Group holding such Inter-Group Interest. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities so deemed to be held by such Group and the properties or assets, if any, to be attributed to any other Group in consideration of such conversion, exchange or exercise, if any, shall be filed in the records of the actions of the Board of Directors and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

  (D) Permitted Inter-Group Interests. Any Group may hold an Inter-Group Interest in any other Group, unless with respect to any Additional Group the Certificate of Designations creating the class of Additional Group Stock related to such Group provides otherwise; provided that no Group may hold a direct Inter-Group Interest in any other Group if, immediately after the creation of such Inter-Group Interest, such two Groups would hold Inter-Group Interests in each other.

  Section 6. Application of Common Stock Terms.

  (A) Certain Determinations by the Board of Directors. The Board of Directors shall make such determinations with respect to (a) the businesses, assets, properties and liabilities to be attributed to the Global Crossing Group and the GlobalCenter Group and, to the extent applicable, any Additional Group, (b) the application of the provisions of the Bye-laws of the Company (including all schedules attached thereto) to transactions to be engaged in by the Company and
(c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions rights of the holders of each class of Common Stock, as may be or become necessary or appropriate to the exercise of such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this Section 6. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

    (i) Upon any acquisition by the Company or its subsidiaries of any businesses, assets or properties, or any assumption of liabilities, outside of the ordinary course of business of any Group, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Global Crossing Group, the GlobalCenter Group or any Additional Group or any combination thereof and, accordingly, shall be attributed to such Group or Groups, in accordance with the definitions of the Global Crossing Group and the GlobalCenter Group in Section 7 (or any other similar provision in the Certificate of Designations creating any class of Additional Group Stock), as the case may be.

    (ii) Upon any issuance of shares of any class of Common Stock at a time when the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Group related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest (and, if more than one other Group then holds an Inter-Group Interest that comprises such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in such Group, the allocation of such reduction among such Groups).

    (iii) Upon any issuance by the Company or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of any class of Common Stock, if at the time such Convertible Securities are issued the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Group related to such class is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of such class of Common Stock pursuant thereto shall, in whole or in part, reduce such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest (and, if more than one Group then holds an Inter-Group Interest that comprises such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in such Group, the allocation of such reduction among such Groups).

    (iv) Upon any issuance of any shares of preferred stock of any series, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock in the business of one or more Groups and any other relevant factors, the shares so issued entirely to the Global Crossing Group, entirely to the GlobalCenter Group or entirely to any Additional Group, or partly to any combination of the Groups, in such proportion as the Board of Directors shall determine.

    (v) Upon any repurchase or repurchase by the Company or any subsidiary thereof of shares of preferred stock of any class or series or of other securities or debt obligations of the Company, the Board of Directors shall determine, based on the property used to repurchase or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations repurchased or repurchased shall be attributed to the Global Crossing Group, to the GlobalCenter Group or to any Additional Group, or any combination thereof, and, accordingly, how many of the shares of such series of the preferred stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

    (vi) Upon any transfer of assets or liabilities attributed to any Group to any other Group, the consideration therefor to be attributed to the transferring Group in exchange therefor, including, without limitation, cash, securities or other property of such other Group or, if permitted by
  Section 5(D), a decrease or an increase in the Number of Shares of Shares Issuable with Respect to the Inter-Group Interest in such other Group, as described in Section 5(A)(ii)(6) or Section 5(A)(iii)(2).

    (vii) In connection with the creation of any Additional Group and the issuance of Additional Group Stock in respect thereof, the Board of Directors shall determine whether any businesses, assets, properties and/or liabilities that are, prior to the creation of such Additional Group, attributed to one or more other Groups shall be contributed to such Additional Group for the attribution of such consideration as the Board of Directors shall determine, including, without limitation, cash, securities of such Additional Group or a Number of Shares issuable with Respect to the Inter-Group Interest in such Additional Group.

  (B) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 6 or any other provision contained in a Certificate of Designations related to any other class of Common Stock, at any time when there are not outstanding more than one class of Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for more than one class of Common Stock), the Company need not:

      (i) attribute any of the businesses, assets, properties or liabilities of the Company or any of its subsidiaries to the Global Crossing Group, the GlobalCenter Group or any Additional Group; or

      (ii) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Certificate of Designations or any other Certificate of Designations related to another class of Common Stock, and in such circumstances the holders of the shares of Global Crossing Group Stock, GlobalCenter Group Stock and any Additional Group Stock outstanding, as the case may be, shall (unless otherwise specifically provided by this Certificate of Designations or any other Certificate of Designations related to another class of Common Stock) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock.

  (C) Board Determinations Binding. Any determinations made in good faith by the Board of Directors of the Company under any provision of this Section 6 or otherwise in furtherance of the application of these resolutions shall be final and binding on all shareholders.

  Section 7. Certain Definitions and Rules of Interpretation.

  As used in this Article, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. For purposes of this Certificate of Designations, the Global Crossing Group Stock, when issued, shall be considered issued in respect of the Global Crossing Group and the GlobalCenter Group Stock, when issued, shall be considered issued in respect of the GlobalCenter Group. As used in this Section 7, a "contribution" or "transfer" of businesses, assets, properties or liabilities from one Group to another shall refer to the reattribution of such businesses, assets, properties or liabilities from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

  "Additional Group" shall mean, as of any date, all businesses, assets, properties and liabilities of the Company, whether at any time prior thereto part of one or more other Groups or acquired or assumed by the Company, that have been designated by the Board of Directors to comprise an additional business group of the Company in respect of which the Company shall have created and issued a class of Additional Group Stock pursuant to a Certificate of Designations adopted by the Board of Directors or by the shareholders of the Company in accordance with applicable law, and having terms that do not conflict with any of the voting powers, preferences, designations, rights, qualifications, limitations or restrictions contained in this Certificate of Designations. Additional Group Stock may be convertible into any other class of Common Stock on such terms as shall be determined by the Board of Directors.

  "Additional Group Stock" shall mean one or more additional classes of Common Stock of the Company issued from time to time in respect of any Additional Group, as provided in a Certificate of Designations adopted by the Board of Directors or by the shareholders of the Company in accordance with applicable law.

  "Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest" shall mean, with respect to any Group at any date, the sum of each of the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group held by all other Groups at such date.

  "Available Distribution Amount" shall mean, as the context requires, a reference to the Global Crossing Group Available Distribution Amount, GlobalCenter Group Available Distribution Amount or, if applicable, the available distribution amount (or comparable definition) with respect to any Additional Group Stock.

  "Board of Directors" shall mean the board of directors of the Company or a duly authorized committee thereof.

  "Common Stock" shall mean the collective reference to Global Crossing Group Stock, GlobalCenter Group Stock and, if applicable, any Additional Group Stock, and any of which may sometimes be called a class of Common Stock.

  "Conversion Date" shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of Global Crossing Group Stock into shares of GlobalCenter Group Stock or, if so determined by the Board of Directors, Additional Group Stock, as the case may be, or shares of GlobalCenter Group Stock into shares of Global Crossing Group Stock or, if so determined by the Board of Directors, Additional Group Stock, as the case may be, as shall be set forth in the notice to holders of shares of the class of Common Stock subject to conversion and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock required pursuant to
Section 4(H)(v).

  "Convertible Securities" shall mean, at any time, any securities of the Company or of any subsidiary thereof (other than shares of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

  "Disposition" shall mean a sale, transfer, assignment or other disposition (whether by merger, share exchange, sale or contribution of assets or stock or otherwise) of businesses, assets, properties or liabilities (including stock, other securities and goodwill).

  "Disposition Date" shall have the meaning specified in Section 4(C)(1) or
Section 4(F)(1), as applicable.

  "Excluded Transaction" shall mean, with respect to the Global Crossing Group or the GlobalCenter Group, as applicable:

    (i) the Disposition by the Company of all or substantially all of its businesses, properties and assets in one transaction or a series of related transactions in connection with the dissolution of the Company and the distribution of assets to shareholders as referred to in Section 3;

    (ii) the Disposition of the businesses, properties and assets of such Group as contemplated by Section 4(B) or 4(E) or otherwise to all holders of shares of the class of Common Stock related to such Group divided among such holders on a pro rata basis in accordance with the number of shares of such class of Common Stock outstanding and, to the extent that the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in such Group is greater than zero, to the Company or subsidiaries thereof, divided among such holders and the Company or subsidiaries thereof on a pro rata basis in accordance with the number of shares of such class of Common Stock outstanding and such Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the related Group;

    (iii) to any person or entity controlled (as determined by the Board of Directors) by the Company;

    (iv) in connection with a Related Business Transaction in respect of such Group; or

    (v) a Disposition conditioned upon the affirmative vote of a majority of the votes cast by the holders of the class of Common Stock related to such Group, voting as a separate class.

  "Fair Value" shall mean:

    (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least
      , the Market Value thereof (if such Market Value, as so defined, can be determined);

    (ii) in the case of equity securities or debt securities of a class or series that has not previously been Publicly Traded for a period of at
  least      or the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined in good faith by the Board of Directors;

    (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and, in the case of cash denominated in other than U.S. dollars, the face amount thereof repurchased into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

    (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors, which determination may be based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate.

Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

  "Global Crossing Group" shall mean, as of any date:

    (i) the interest of the Company or any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Company or any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed to the GlobalCenter Group or any other Group in accordance with this Certificate of Designations or any other Certificate of Designations related to another class of Common Stock;

    (ii) all businesses, assets, properties and liabilities transferred to the Global Crossing Group from the GlobalCenter Group or any other Group (other than in a transaction pursuant to clause (iv) below) pursuant to transactions in the ordinary course of business of the Global Crossing Group and the GlobalCenter Group or such other Group or otherwise as the Board of Directors may have directed;

    (iii) a proportionate undivided interest in each and every business, asset, property and liability attributed to the GlobalCenter Group or any other Group equal to the Inter-Group Interest in the GlobalCenter Group or such other Group, in each case held by the Global Crossing Group as of such date;

    (iv) all businesses, assets, properties and liabilities transferred to the Global Crossing Group from the GlobalCenter Group or any other Group in connection with an increase in the Inter-Group Interest in the Global Crossing Group held by the GlobalCenter Group or such other Group;

    (v) all businesses, assets, properties and liabilities transferred to the Global Crossing Group from the GlobalCenter Group or any other Group in connection with a decrease in the Inter-Group Interest in the GlobalCenter Group or such other Group, in each case held by the Global Crossing Group;

    (vi) the interest of the Company or any of its subsidiaries in any business, asset or property acquired and any liabilities assumed by the Company or any of its subsidiaries and attributed to the Global Crossing Group, as determined by the Board of Directors as contemplated by Section 6(A);

    (vii) any assets or properties, including securities, attributed to the Global Crossing Group pursuant to Section 5(B) or Section 5(C); and

    (viii) all net income and net losses arising in respect of the foregoing and proceeds of the Disposition thereof;

provided that from and after any permitted transfer of any businesses, assets, properties or liabilities from the Global Crossing Group to one or more other Groups, the Global Crossing Group shall no longer include such businesses, assets, properties or liabilities so contributed or transferred (other than as reflected, to the extent applicable, in respect of such a transfer by the Inter-Group Interest in such other Group or Groups held by the Global Crossing Group); and provided further that, subject to Section 6(B), in the event that shares of Global

Crossing Group Stock are converted into shares of another class of Common Stock pursuant to Section 4(A), Section 4(B)(i)(2) or Section 4(B)(iii), the businesses, assets, properties and liabilities attributed to the Global Crossing Group immediately prior to the Conversion Date shall become businesses, assets, properties and liabilities attributed to the Group related to the class of Common Stock into which Global Crossing Group Stock is converted on the Conversion Date.

  "Global Crossing Group Available Distribution Amount" shall mean, on any date, the product of:

    (i) the Outstanding Interest Fraction with respect to Global Crossing Group Stock; and

    (ii) the lesser of:

      (x) any amount in excess of the minimum amount necessary to pay debts attributed to the Global Crossing Group as they become due in the usual course of business; and

      (y) the realisable value of the assets attributed to the Global Crossing Group less the sum of the total liabilities attributed to the Global Crossing Group together with the amount of the issued share capital and share premium account attributable to the Global Crossing Group.

Notwithstanding the foregoing, and consistent with Section 6(B), at any time when there are not outstanding both:

    (i) one or more shares of Global Crossing Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Global Crossing Group Stock; and

    (ii) one or more shares of GlobalCenter Group Stock or Additional Group Stock or Convertible Securities convertible into or exchangeable or exercisable for GlobalCenter Group Stock or Additional Group Stock,

the "Available Distribution Amount," on any calculation date during such time period, with respect to the Global Crossing Group Stock, the GlobalCenter Group Stock or Additional Group Stock, as the case may be (depending on which of such class of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

  "GlobalCenter Group" shall mean, as of any date:

    (i) all businesses, assets, properties and liabilities of GlobalCenter Inc. and its subsidiaries and any assets of the foregoing as of the Initial Issuance Date (the "GlobalCenter Group Companies");

    (ii) all businesses, assets, properties and liabilities of the Company and its subsidiaries attributed by the Board of Directors to the GlobalCenter Group, whether or not such businesses, assets, properties or liabilities are or were also businesses, assets, properties and liabilities of any of the GlobalCenter Group Companies;

    (iii) all businesses, assets, properties and liabilities transferred to the GlobalCenter Group from the Global Crossing Group or any other Group (other than in a transaction pursuant to clause (v) below) pursuant to transactions in the ordinary course of business of the GlobalCenter Group and the Global Crossing Group or such other Group or otherwise as the Board of Directors may have directed;

    (iv) a proportionate undivided interest in each and every business, asset, property and liability attributed to the Global Crossing Group or any other Group equal to the Inter-Group Interest in the Global Crossing Group or such other Group, in each case held by the GlobalCenter Group as of such date;

    (v) all businesses, assets, properties and liabilities transferred to the GlobalCenter Group from the Global Crossing Group or any other Group in connection with an increase in the Inter-Group Interest in the GlobalCenter Group held by the Global Crossing Group or such other Group;

    (vi) all businesses, assets, properties and liabilities transferred to the GlobalCenter Group from the Global Crossing Group or any other Group in connection with a decrease in the Inter-Group Interest in the Global Crossing Group or such other Group, in each case held by the GlobalCenter Group;

    (vii) the interest of the Company or any of its subsidiaries in any business, asset or property acquired and any liabilities assumed by the Company or any of its subsidiaries and attributed to the GlobalCenter Group, as determined by the Board of Directors as contemplated by Section 6(A);

    (viii) any assets, or properties, including securities, attributed to the GlobalCenter Group pursuant to Section 5(B) or Section 5(C); and

    (ix) all net income and net losses arising in respect of the foregoing and proceeds of the Disposition thereof;

provided that from and after any permitted transfer of any businesses, assets, properties or liabilities from the GlobalCenter Group to one or more other Groups, the GlobalCenter Group shall no longer include such businesses, assets, properties or liabilities so contributed or transferred (other than as reflected, to the extent applicable, in respect of such a transfer by the Inter-Group Interest in such other Group or Groups held by the GlobalCenter Group); and provided further, subject to Section 6(B), that in the event the shares of GlobalCenter Group Stock are converted into shares of another class of Common Stock pursuant to Section 4(D), Section 4(E)(i)(2) or Section 4(E)(iii), the businesses, assets, properties and liabilities attributed to the GlobalCenter Group immediately prior to the Conversion Date shall become businesses, assets, properties and liabilities attributed to the Group related to the class of Common Stock into which GlobalCenter Group Stock is converted on the Conversion Date.

  "GlobalCenter Group Available Distribution Amount" shall mean, on any date the product of:

    (i) the Outstanding Interest Fraction with respect to GlobalCenter Group Stock; and

    (ii) the lesser of:

      (x) any amount in excess of the minimum amount necessary to pay debts attributed to the GlobalCenter Group as they become due in the usual course of business; and

      (y) the realisable value of the assets attributed to the GlobalCenter Group less the sum of the total liabilities attributed to the GlobalCenter Group together with the amount of the issued share capital and share premium account attributable to the GlobalCenter Group.

Notwithstanding the foregoing, and consistent with Section 6(B), at any time when there are not outstanding both:

    (i) one or more shares of GlobalCenter Group Stock or Convertible Securities convertible into or exchangeable or exercisable for GlobalCenter Group Stock; and

    (ii) one or more shares of Global Crossing Group Stock or Additional Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Global Crossing Group Stock or Additional Group Stock,

the "Available Distribution Amount," on any calculation date during such time period, with respect to the GlobalCenter Group Stock, the Global Crossing Group Stock or Additional Group Stock, as the case may be

(depending on which of such class of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

  "Group" shall mean, as of any date, the Global Crossing Group, the GlobalCenter Group or, if applicable, any Additional Group, as the case may be.

  "Initial Issuance Date" shall mean the date of first issuance of GlobalCenter Group Stock.

  "Inter-Group Interest" shall mean, as of any date with respect to any Group, the Number of Shares Issuable with Respect to the Inter-Group Interest in any other Group that are permitted to be held or held, as applicable, as of such date by such first Group.

  "Market Capitalization" shall mean, with respect to any class or series of capital stock on any date, the product of:

    (i) the Market Value of one share of such class or series of capital stock on such date; and

    (ii) the number of shares of such class or series of capital stock outstanding on such date.

  "Market Value" shall mean, with respect to a share of any class or series of capital stock of the Company on any day,

    (i) the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day; or

    (ii) in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape; or

    (iii) if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading; or

    (iv) if not listed or admitted to trading on any national securities exchange on such Trading Day, on the NASDAQ National Market; or

    (v) if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on NASDAQ National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day, as furnished by any New York Stock Exchange member firm selected from time to time by the Company; or

    (vi) if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value;

provided that, for purposes of determining the Market Value of a share of any class or series of capital stock for any period:

    (x) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (y)(2) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution; and

    (y) the "Market Value" of any share of capital stock on any day prior to:

      (1) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period; or

      (2) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock;

  shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

  "Net Proceeds" shall mean, as of any date with respect to any Disposition of any of the businesses, assets, properties and liabilities attributed to either the Global Crossing Group or the GlobalCenter Group, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for:

    (i) any taxes the Company estimates will be payable by the Company (or which the Company estimates would have been payable but for the utilization of tax benefits attributable to any other Group) in respect of such Disposition or in respect of any resulting dividend or repurchase pursuant to Section 4(C)(i)(1)(a), 4(C)(i)(1)(b), Section 4(F)(i)(1)(a) or
  4(F)(i)(1)(b);

    (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

    (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Company incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group.

For purposes of this definition, any businesses, properties and assets attributed to the Group subject to such Disposition that remain after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such businesses, properties and assets.

  "Number of Shares Issuable with Respect to the Inter-Group Interest" in any Group held by any other Group shall be the number of shares of the class of Common Stock related to the Group in which the Inter-Group Interest is held that are deemed to be held from time to time by such other Group. The Number of Shares Issuable with Respect to the Inter-Group Interest shall initially be:

    (i) with respect to the Global Crossing Group Stock, zero;

    (ii) with respect to the GlobalCenter Group Stock,   , all of which shall
  be deemed held by the Global Crossing Group; and

    (ii) with respect to any Additional Group Stock, as set forth in or pursuant to the Certificate of Designations creating such class of Additional Group Stock,

in each case as adjusted, increased or decreased from time to time pursuant to:

      (x) with respect to Global Crossing Group Stock and the GlobalCenter Group Stock, Section 5; and

      (y) with respect to any Additional Group with respect to the Number of Shares Issuable with Respect to the Inter-Group Interest in the Global Crossing Group or the GlobalCenter Group held by such Additional Group, and the Number of Shares Issuable with Respect to the Inter-Group Interest in such Additional Group held by the Global Crossing Group or the GlobalCenter Group, Section 5 and the Certificate of Designations creating such class of Additional Group Stock.

  "Outstanding Interest Fraction" shall mean, as of any date with respect to Global Crossing Group Stock, GlobalCenter Group Stock or any Additional Group Stock, as the case may be, the fraction (which may simplify to 1/1), the numerator of which shall be the number of outstanding shares of such class of Common Stock on such date and the denominator of which shall be the sum of the number of outstanding shares of such class of Common Stock on such date and the Aggregate Number of Shares Issuable with Respect to the Inter-Group Interest in the Group related to such class of Common Stock on such date. A statement setting forth the Outstanding Interest Fraction for any class of Common Stock as of the record date for the payment of any dividend or distribution on any class of Common Stock and as of the end of each fiscal quarter of the Company shall be filed by the Secretary of the Company in the records of the actions of the Board of Directors not later than ten days after such date.

  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

  "Publicly Traded" shall mean, with respect to any security:

    (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law); and

    (ii) listed for trading on the New York Stock Exchange or the America Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or quoted in the NASDAQ National Market (or any successor market system).

  "Related Business Transaction" shall mean any Disposition of all or substantially all of the businesses, assets, properties and liabilities attributed to the Global Crossing Group or the GlobalCenter Group, as the case may be, in a transaction or series of related transactions that result in the Company, one or more of its Subsidiaries or the holders of Common Stock receiving in consideration of such businesses, assets, properties and liabilities primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which:

    (i) acquires such assets or properties or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such assets or properties or controls such acquiror or successor; and

    (ii) the Board of Directors determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition.

  "Repurchase Date" shall mean the date fixed by the Board of Directors as the effective date for a repurchase of shares of any class of Common Stock, as set forth in a notice to holders thereof required pursuant to Section 4(H)(iii),
Section 4(H)(iv) or Section 4(H)(vi).

  "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company or partnership 50% or more of whose outstanding voting securities or membership or partnership interests, as the case may be, are, directly or indirectly, owned by such Person.

  "Substantially all of the business, properties and assets" shall have the meaning specified in Section 4(C)(ii) or Section 4(F)(ii), as applicable.

  "Tax Event" shall mean receipt by the Company of an opinion of tax counsel to the effect that, as a result of (a) any amendment to, clarification of, or change or proposed change in, the laws, or interpretation or application of the laws, of Bermuda or the United States or any political subdivision or taxing authority thereof or therein (including, but not limited to, the enactment of any legislation, the publication of any judicial or regulatory decision, determination or pronouncement or any announced proposed change in law by an applicable legislative committee or the chair thereof (but not including a legislative proposal by an administration until acted upon by the applicable legislative committee or chair thereof)), regardless of whether such amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving the Company, the Global Crossing Group or the GlobalCenter Group and whether or not subject to appeal, there is more than an insubstantial risk that:

    (b)(i) any issuance of Global Crossing Group Stock or GlobalCenter Group Stock would be treated for tax purposes as a sale or other taxable disposition by the Company or any of its subsidiaries of any of the assets, operations or relevant subsidiaries to which the Global Crossing Group Stock or GlobalCenter Group Stock relates;

    (ii) the issuance or existence of Global Crossing Group Stock or GlobalCenter Group Stock would subject the Company, its subsidiaries or affiliates, or any of their respective successors or shareholders, to the imposition of tax or to other adverse tax consequences that, in the reasonable discretion and good faith of the Company, are more than de minimis; or

    (iii) either Global Crossing Group Stock or GlobalCenter Group Stock is not or, at any time in the future will not be, treated for tax purposes solely as common stock of the Company.

  For purposes of rendering such an opinion, tax counsel will assume that any such legislative or administrative proposals will be adopted or enacted as proposed. For the avoidance of doubt, a tax event does not include the occurrence of any of the events listed in (a) above, if, as a result of a "grandfathering" provision, such event results in not more than an insubstantial risk that the issuance or existence of either Global Crossing group stock or GlobalCenter group stock would result in any of the consequences described in (b) above.

  "Trading Day" shall mean each weekday other than any day on which the relevant class of Common Stock of the Company is not traded on any national securities exchange or quoted on the NASDAQ National Market or otherwise in the over-the-counter market.

  Section 8. Headings. The headings of the paragraphs of this Schedule are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

  Section 9. Bye-Laws. This Schedule shall be attached to the Bye-Laws of the Company but shall not form part of such Bye-Laws.

  IN WITNESS WHEREOF, the Company has caused this Certificate of Designations
to be duly signed on its behalf on this          day of        , 2000.

                                          GLOBAL CROSSING LTD., a company
                                          incorporated under the laws of
                                          Bermuda

                                          By:
                                             ----------------------------------
                                             Name:

                                                                       ANNEX III

                           POLICY STATEMENT REGARDING
     GLOBAL CROSSING TRACKING STOCK AND GLOBALCENTER TRACKING STOCK MATTERS

1. General Policy

  It is the policy of the Board of Directors of Global Crossing Ltd. ("Global Crossing") that:

    (A) all material matters as to which the holders of Global Crossing Group Stock and GlobalCenter Group Stock may have potentially divergent interests shall be resolved in a manner that the Board of Directors or the Capital Stock Committee of the Board of Directors determines to be in the best interests of Global Crossing, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate series of Common Stock of Global Crossing; and

    (B) a process of fair dealing will govern the relationship and the means by which the terms of any material transaction between the Groups will be determined.

2. Role of Capital Stock Committee

  The Capital Stock Committee will have and exercise such powers, authority and responsibilities as the Board may delegate to such Committee, which will initially include authority to (a) interpret, make determinations under, and oversee the implementation of these policies, (b) adopt additional general policies governing the relationship between the Global Crossing Group and the GlobalCenter Group, and (c) engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties. In making determinations in connection with these policies, the members of the Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law.

3. Corporate Opportunities

  The Board of Directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the Global Crossing Group and the GlobalCenter Group, in whole or in part, in a manner it considers to be in the best interests of Global Crossing as contemplated by this Policy Statement. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either Group, it will be allocated by the Board of Directors in its business judgment or in accordance with procedures adopted by the Board of Directors from time to time to ensure that decisions will be made in the best interests of Global Crossing. Any such allocation may involve the consideration of a number of factors that the Board of Directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of a Group's business and whether a Group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability.

4. Relationships Between Groups

  Global Crossing will seek to manage the Global Crossing Group and the GlobalCenter Group in a manner designed to maximize the operations, unique assets and values of both Groups, and with complementary deployments of personnel, capital and facilities.

  (A) Exclusive Provision of Services

    (i) The Global Crossing Group will be the exclusive provider of GBLX Services to the GlobalCenter Group. As such, the Global Crossing Group will have the exclusive right to provide GBLX Services and related products and services to the GlobalCenter Group.

                                     III-1

  For purposes of the foregoing, "GBLX Services" means:

      (a) Internet Protocol transit service.

      (b) Dedicated Internet access.

      (c) Dial Internet access.

      (d) IP virtual private network.

      (e) IP exchange services--conditioned space for GBLX customers' routers for interconnection with GBLX and other provider networks.

    (ii) The GlobalCenter Group will be the exclusive provider of GCTR Services to the Global Crossing Group. As such, the GlobalCenter Group will have the exclusive right to provide GCTR Services and related products and services to the Global Crossing Group.

  For purposes of the foregoing, "GCTR Services" means:

      (a) Complex web hosting--Data Centers conditioned space and related services.

      (b) Data Center professional services--consulting, engineering, and other technology support services.

      (c) Data Center equipment hardware and software sales and support.

      (d) Value added services to support hosting and distribution, including but not limited to:

                     .  Storage-on-demand

                     .  Database

                     .  Security

                     .  Consulting services

                     .  Disaster recovery

                     .  Application hosting

                     .  Monitoring

                     .  Staging, sparing and laboratory test services

                     .  Managed services

  (B) Network and Service Management

    (i) Network and Services Management Committee.

      A committee of three senior executives from each Group will be formed to provide management and direction designed to fully implement this Policy with respect to the various services to be provided by one Group to the other (the "Network and Services Management Committee"). In

                                     III-2
    particular, the Network and Services Management Committee will (1) review and agree on data center bandwidth requirements by location and volume, (2) review and agree on network expansion plans as required to support the data centers and (3) establish service level targets for the data center connections and track performance against those targets.

    (ii) Service Level Agreement.

      Each Group will guarantee a level of service for the services it provides to the other Group that meets the standards committed to by the other Group to its customers and which have been approved by the Network and Services Management Committee.

    (iii) Monitoring.

      The GlobalCenter Group will have the right to monitor from its Data Center the related portion of the Global Crossing Internet Protocol network that the GlobalCenter Group relies upon to provide services to its customers as part of an integrated service offering. The monitoring rights will give the GlobalCenter Group the capability to view and monitor the end-to-end service in the same manner that the Global Crossing Group views the network. As determined by the Network and Services Management Committee, the GlobalCenter Group will either become one of or have the same monitoring capabilities as one of the Global Crossing network operations centers.

  (C) Terms of Inter-Group Transactions. All material transactions in the ordinary course of business between the Global Crossing Group and the GlobalCenter Group, including those described in Paragraph 4(A), are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings with unrelated third parties, taking into account a number of factors, including quality, availability, volume and pricing. In particular, the pricing for the access to its network provided by the Global Crossing Group to the GlobalCenter Group will be preferred market-based pricing, taking into account volume, term, the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing Group.

  (D) Marketing of Services. As a general matter, each Group will continue to design, develop, deploy, produce, market, sell and service their own service offerings and choose their own selected sales channels. In addition, each Group will cooperate with the other in providing the use of their respective sales channels to offer their respective services. Each Group will operate in a manner that takes into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the two Groups.

  (E) Other Transfer of Assets and Liabilities. Global Crossing may reallocate assets (including cash) and liabilities between the Global Crossing Group and the GlobalCenter Group in addition to transfers resulting from commercial transactions in the ordinary course of business of the Groups described in Paragraph 4(C). Any reallocation of assets and liabilities between the Groups not in the ordinary course of their respective businesses shall be effected by:

    (i) the reallocation by the transferee Group to the transferor Group of other assets or consideration or liabilities;

    (ii) the creation of inter-group debt owed by the transferee Group to the transferor Group;

    (iii) the reduction of inter-group debt owed by the transferor Group to the transferee Group;

    (iv) the creation of, or an increase in, an Inter-Group Interest in the transferee Group held by the transferor Group;

    (v) the reduction of an Inter-Group Interest in the transferor Group held by the transferee Group; or

    (vi) a combination of any of the foregoing,


                                     III-3
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in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor Group and, in the case of the creation of or an increase or decrease in an Inter-Group Interest, in accordance with the provisions of the Certificate of Designations. The Board of Directors will approve any creation of, or increase or decrease in, an Inter-Group Interest.

  (F) Cash Management. Global Crossing will continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of debt and the issuance and repurchase of Common Stock and preferred stock for the account of each Group.

  (G) Financing Arrangements. Loans from the Global Crossing or the GlobalCenter Group to the other Group will be made at the weighted average interest rate of the consolidated indebtedness of Global Crossing Ltd. and on such other terms and conditions as the Board of Directors or the Capital Stock Committee of the Board of Directors determines to be in the best interests of Global Crossing. Any fees incurred in connection with debt incurred for a particular Group will be allocated to the borrowing Group.

  (H) Intellectual Property. Global Crossing will manage on a centralized basis the intellectual property of Global Crossing attributed to the Groups, except that the GlobalCenter Group will manage the intellectual property attributed to it that is owned by the companies in the GlobalCenter Group.

  Each Group will have the right to use the intellectual property attributed to the other Group for appropriate business activities on appropriate terms.

  Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the Group that paid to develop the intellectual property sold or licensed. If the intellectual property being sold or licensed was jointly developed by the Groups and the Groups agree to allocate fees obtained in proportion to the development costs incurred by each Group, then any fees obtained through the sale or licensing will be so allocated. If such intellectual property was not predominantly developed by any one Group or was jointly developed by the Groups but the Groups do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through such sale or licensing will be allocated using the same general allocation as overhead expenses.

5. Dividend Policy

  Subject to the limitations set forth in the Certificate of Designations, any preferential rights of any series of preferred stock of Global Crossing, and to the limitations of applicable law, holders of shares of Global Crossing Stock or GlobalCenter Stock will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board of Directors.

  The payment of dividends on either class of Common Stock will be a business decision to be made by the Board of Directors from time to time based upon the results of operations, financial condition and capital requirements of the relevant Group and such other factors as the Board of Directors considers relevant. Payment of dividends may be restricted by loan agreements, indentures and other transactions entered into by Global Crossing from time to time. Because both Groups are expected to require significant capital commitments to finance their respective operations and fund future growth, Global Crossing does not expect to pay any dividends on either class of Common Stock for the foreseeable future.

6. Financial Reporting; Allocation Matters

  (A) Financial Reporting. Global Crossing will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated financial statements of Global Crossing and combined financial statements of each of the Global Crossing Group and the GlobalCenter Group (for so long as the related class of Common Stock is outstanding). The combined financial

                                     III-4
statements of each Group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

  (B) Shared Corporate Services. A portion of Global Crossing's shared corporate services (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning, investor relations and corporate technology) will be allocated to the Global Crossing Group and the GlobalCenter Group based upon specific identification of such services used by that Group. Where determinations based on use alone are impracticable, other methods and criteria shall be used that management believes are fair and provide a reasonable estimate of the cost attributable to the Groups.

7. GlobalCenter Inc. Board of Directors

  The board of directors of GlobalCenter Inc. shall at all times be composed of six directors nominated by the Board of Directors of Global Crossing Ltd. and five directors nominated by the Chief Executive Officer of GlobalCenter Inc. The board of directors of GlobalCenter Inc. shall have the authority to:

    (i) appoint officers of GlobalCenter Inc.;

    (ii) approve the budget of the GlobalCenter Group;

    (iii) approve any acquisitions of businesses that are attributed to the GlobalCenter Group;

    (iv) approve the incurrence of indebtedness at GlobalCenter Inc. of up to 25% of the market capitalization of GlobalCenter group stock; and

    (v) approve the issuance of capital stock of GlobalCenter Inc. or the issuance of GlobalCenter group stock by Global Crossing Ltd.

With respect to the last three items, the board of directors of GlobalCenter Inc. shall only have such authority to the extent that such actions would not have any adverse effect on Global Crossing Ltd.

8. Amendment and Modification of Policy

  This Policy Statement and any resolution implementing the provisions hereof may at any time and from time to time be amended, modified or rescinded by the Board of Directors, and the Board of Directors may adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as the Board of Directors may determine, consistent with its fiduciary duties to Global Crossing.

9. Definitions

  Capitalized terms not defined in this Policy Statement shall have the meanings set forth in the Certificate of Designations. "Certificate of Designations" means the Certificate of Designations of Global Crossing Group Stock and GlobalCenter Group Stock, as amended from time to time.

                                     III-5

                                                                        ANNEX IV

                    GLOBALCENTER INC. MANAGEMENT STOCK PLAN

                                                                         ANNEX V

                       GLOBALCENTER INC. 2000 STOCK PLAN


                                      V-1